PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-293035

Cyabra, Inc.
(f/k/a Trailblazer Holdings, Inc.)

Up to 14,042,892 Shares of Common Stock

This prospectus relates to the offer and resale from time to time of common stock, $0.0001 par value per share, of Cyabra, Inc. (“Common Stock”) issued in connection with that certain Merger Agreement, dated as of July 22, 2024 (as amended on November 11, 2024, November 6, 2025, the “Merger Agreement”), by and among Trailblazer Merger Corporation I (“Trailblazer”), Trailblazer Merger Sub, Ltd. (“Merger Sub”), Trailblazer Holdings, Inc. (“Holdings”), and Cyabra Strategy Ltd. (“Cyabra”). Upon consummation of the Business Combination described herein, Holdings was renamed Cyabra, Inc. and is also referred to in this prospectus as the “Combined Company.”

As described herein, the selling shareholders named in this prospectus or their permitted transferees (collectively, the “Selling Shareholders”), may sell from time to time up to 14,042,892 shares of Common Stock (the “Shares”). See the section of this prospectus titled “Selling Shareholders.”

We have filed a Registration Statement in connection with the Business Combination between Trailblazer and Cyabra as described in Holdings’ Registration Statement on Form S-4, initially filed with the U.S. Securities and Exchange Commission (“SEC”) on November 12, 2024, as amended, which became effective on January 20, 2026.

In connection with the business combination contemplated by the Merger Agreement, Trailblazer merged with and into Holdings with Holdings as the surviving corporation (the “Parent Merger”) and Merger Sub merged with and into Cyabra, with Cyabra as the surviving entity (the “Acquisition Merger” and, collectively with the Parent Merger and all other transactions contemplated by the Merger Agreement, the “Business Combination”) on or about the date of the closing of the Business Combination (the “Closing”).

This prospectus describes the general manner in which the Shares may be offered and sold. If necessary, the specific manner in which the Shares may be offered and sold will be described in a supplement to this prospectus.

The Selling Shareholders, or their respective transferees, pledgees, donees or other successors-in-interest, will sell the Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Shareholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Shareholders may sell their Shares hereunder following the effective date of this registration statement. We provide more information about how a Selling Shareholder may sell its Shares in the section of this prospectus titled “Plan of Distribution.”

We are registering the Shares on behalf of the Selling Shareholders, to be offered and sold by them from time to time. While we will not receive any proceeds from the sale of Shares by the Selling Shareholders in the offering described in this prospectus, we may receive up to $11.50 per share of Common Stock upon the cash exercise of the PIPE Warrants (as defined below). Upon the exercise of the PIPE Warrants for all 400,000 shares of Common Stock by payment of cash, we would receive aggregate gross proceeds of approximately $4,600,000. However, we cannot predict when and in what amounts or if any of the PIPE Warrants will be exercised, and it is possible that the PIPE Warrants may expire and never be exercised (or exercised on a cashless basis), in which case we would not receive any cash proceeds. We have agreed to bear all of the expenses incurred in connection with the registration of the Shares. The Selling Shareholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Shares.

Upon the consummation of the Business Combination, the Common Stock began trading on The Nasdaq Global Market (“Nasdaq”) under the symbol “CYAB”.

This offering will terminate on the earlier of (i) the date when all of the securities registered hereunder have been sold pursuant to this prospectus or Rule 144 under the Securities Act, and (ii) the date on which all of such securities may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions, unless we terminate it earlier.

Investing in Common Stock involves risks. You should carefully review the risks described under the heading “Risk Factors” beginning on page 8 before you invest in Common Stock.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 27, 2026.

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ABOUT THIS PROSPECTUS

This prospectus relates to the offer and resale of up to an aggregate of 14,042,892 shares of Common Stock issued in connection with the Business Combination.

You should rely only on the information contained in this prospectus and the related exhibits, and any prospectus supplement or amendment thereto, or to which we have referred you, before making your investment decision. Neither we nor the Selling Shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the shares of Common Stock offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the SEC, is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the shares of our common stock may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of shares of our common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any attachments hereto contain forward-looking statements, including statements about the anticipated benefits of the Business Combination, and the financial condition, results of operations, earnings outlook and prospects of Trailblazer and/or Cyabra, and may include statements for the period following the consummation of the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of Trailblazer and Cyabra, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those discussed and identified in public filings made with the SEC by Trailblazer and, include, but are not limited to, the following:

•        expectations regarding Cyabra’s strategies and future financial performance, including its future business plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and Cyabra’s ability to invest in growth initiatives and pursue acquisition opportunities;

•        the outcome of any legal proceedings that may be instituted against Cyabra following announcement of the Merger Agreement and the transactions contemplated therein;

•        the risk that the Business Combination disrupts Cyabra’s current operations and future plans;

•        the ability to recognize the anticipated benefits of the Business Combination;

•        unexpected costs related to the Business Combination;

•        limited liquidity and trading of Cyabra’s securities;

•        geopolitical risk and changes in applicable laws or regulations;

•        the size of the addressable markets for Cyabra’s products and services;

•        the possibility that Cyabra may be adversely affected by other economic, business, and/or competitive factors;

•        the ability to obtain and/or maintain the listing of the Common Stock on Nasdaq; and

•        operational risk.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of Trailblazer and Cyabra prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

Any financial projections in this prospectus and any attachments hereto are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Cyabra’s control. While all projections are necessarily speculative, Cyabra believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this prospectus or the attachments hereto should not be regarded as an indication that Cyabra, or its representatives, considered or consider the projections to be a reliable prediction of future events.

Annualized, pro forma, projected and estimated numbers, including as to value, are used for illustrative purpose only, are not forecasts and may not reflect actual results.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this prospectus and attributable to Cyabra or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus. Except to the extent required by applicable law or regulation, Cyabra undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus to reflect the occurrence of unanticipated events.

In addition, statements that Cyabra “believes” and similar statements reflect such party’s beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that Cyabra has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made based on such data and other similar sources and on our knowledge of the markets for our products. These data sources involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus and the registration statement of which this prospectus forms a part. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of Common Stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in Common Stock, you should read the entire prospectus carefully, including “Risk Factors” and the financial statements of Holdings and Cyabra and related notes thereto included elsewhere in this prospectus.

Unless the context otherwise requires, references in this section to “we,” “us,” or the “Company” refers to Cyabra, Inc. following the completion of the Business Combination.

The Merger Agreement

On July 22, 2024, Trailblazer entered into a Merger Agreement, by and among Trailblazer, Merger Sub, Holdings, and Cyabra.

The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, as follows:

•        (a) Trailblazer shall merge with and into Holdings and Holdings shall be the survivor of such merger and (b) Merger Sub shall merge with and into Cyabra, with Cyabra being the surviving entity, following which Merger Sub will cease to exist and Cyabra will become a wholly owned subsidiary of Holdings. In connection with the Business Combination, Holdings will be renamed “Cyabra, Inc.”

•        At the effective time of the Parent Merger, (i) each then issued and outstanding share of Trailblazer Class A Common Stock, par value $0.0001 per share (the “Trailblazer Class A Common Stock”), shall convert automatically into one share of common stock of Holdings, $0.0001 par value per share (the “Holdings Common Stock”) and (ii) each then issued and outstanding right to acquire one tenth of one share of Trailblazer Class A Common Stock upon the consummation of an initial business combination (a “Trailblazer Right” or “Right”), shall convert automatically into one right to acquire one tenth of one share of Holdings Common Stock. The one share of Trailblazer Class B Common Stock issued and outstanding will automatically be canceled at the time of the Parent Merger.

•        At the effective time of the Acquisition Merger (the “Effective Time”), (i) each Cyabra ordinary share, NIS 0.01 par value per share (the “Cyabra Ordinary Shares”) issued and outstanding immediately prior to the Effective Time, in accordance with Cyabra’s Amended and Restated Articles of Association (the “Articles of Association”), shall be converted into the right to receive a number of shares of Holdings Common Stock equal to the quotient obtained by dividing (a) the Aggregate Merger Consideration by Cyabra’s outstanding shares, on a fully-diluted basis (the “Conversion Ratio”), (ii) each Cyabra Preferred Share issued and outstanding immediately prior to the Effective Time (other than the Series B Preferred Shares of Cyabra issued to the holders upon conversion of the 2024 Convertible Notes as described below) shall be converted into the right to receive a number of shares of Holdings Common Stock equal to (A) the Conversion Ratio multiplied by (B) the number of Cyabra Ordinary Shares issuable upon conversion of such Cyabra preferred shares as of immediately prior to the Effective Time, (iii) each Cyabra Option shall be exchanged for an equivalent award under the Cyabra, Inc. 2026 Omnibus Equity Incentive Plan, as set forth in the Merger Agreement, (iv) each Cyabra Convertible Note shall be (A) treated in accordance with the terms of the relevant agreements governing such Cyabra Convertible Notes and (B) converted into Cyabra Preferred Shares or Cyabra Ordinary Shares, as applicable and (iii) each Cyabra Warrant shall be treated in accordance with the terms of the relevant agreements governing such Cyabra Warrants, provided that any Cyabra Warrants not so converted shall be assumed by Holdings. In addition, each holder of Series B Preferred Shares of Cyabra shall receive in consideration for the transfer of all of its Series B Preferred Shares of Cyabra to Holdings pursuant to the Merger Agreement (the “Preferred B Merger Consideration”), at such holder’s option, either (1) Holdings Common Stock or (2) a number of shares of Holdings Series A Preferred Stock (as defined below) equal to the quotient obtained by dividing (x) the amount obtained by multiplying (i) such holder’s Series B Preferred Shares of Cyabra and (ii) the original issue price of such Series B Preferred Shares of Cyabra by (y) 1,000. Each share of Holdings Series A Preferred Stock issued as Preferred B Merger Consideration shall (i) have a conversion price equal to the product of the conversion price of the Series B Preferred Shares of Cyabra multiplied by 1 divided by the Conversion Ratio (as defined in the Merger Agreement) and (ii) have a stated value equal to $1,000.

•        In addition to the base merger consideration, Cyabra shareholders and holders of Cyabra Options (as defined below) may also receive up to an aggregate of 3,000,000 shares of Holdings Common Stock in three equal installments (the “Earnout Shares”). The Earnout Shares will be issued to Cyabra shareholders and holders of Cyabra Options upon occurrence of certain triggering events (based on the achievement of certain price targets of Holdings Common Stock following the closing of the Business Combination (the “Closing”).

“Cyabra Options” means each option (whether vested or unvested) to purchase Cyabra Ordinary Shares or Cyabra Preferred Shares granted, and that remains outstanding under Cyabra’s 2020 Share Option Plan and its US addendum, including without limitation, any 102 Options, the 3(i) Options, Nonqualified Stock Options and Incentive Stock Options (each as defined in such plan).

“Cyabra Preferred Shares” means the Series A Preferred Shares, Series A-1 Preferred Shares, Series A-2 Preferred Shares, Series A-3 Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Series C-1 Preferred Shares of Cyabra.

•        Pursuant to the Merger Agreement, upon the closing of the Business Combination, the Cyabra Key Employees (as defined below) will receive 400,000 restricted stock units (“RSUs”) to purchase shares of Holdings Common Stock in the aggregate pursuant to the 2026 Plan (as defined below).

•        In addition, the Merger Agreement provides that Holdings will enter into subscription agreements with a certain investor (the “PIPE Investor”) providing for aggregate investments in the amount of no less than $6,000,000 in Holdings Series B Preferred Stock (as defined below) in a private placement that will close concurrently with the closing of the Business Combination (the “PIPE Investment”). Notwithstanding the foregoing, in the event that in excess of $3,500,000 remains in the trust account (the “Trust Account”) that holds the proceeds (including interest but less franchise and income taxes payable) of Trailblazer’s initial public offering (the “Trailblazer IPO”) after redemption of the Trailblazer Common Stock in connection with the Business Combination, the PIPE Investment shall be reduced by the amount by which the Trust Account exceeds $3,500,000.

•        Contemporaneously with the execution of, and as a condition and an inducement to Trailblazer and Cyabra, entering into the Merger Agreement, Alpha Capital Anstalt, a Liechtenstein Anstalt (“Alpha”), an affiliate of Trailblazer Sponsor Group, LLC, a Delaware limited liability corporation (the “Sponsor”), provided Cyabra with a loan in an aggregate amount of $3.4 million in the form of convertible promissory notes (collectively, the “2024 Convertible Notes”). Cyabra subsequently raised an additional $2.6 million (for a total of $6.0 million) from additional purchasers pursuant to the terms of the 2024 Convertible Notes.

•        In addition, upon the closing of the Business Combination, the Second Amended and Restated Promissory Note from Trailblazer to the Sponsor (as amended as of February 11, 2026) in the principal amount of $5.33 million will convert into preferred shares of Holdings with a stated value of $15.99 million. The outstanding principal balance will convert into preferred stock with a total stated value of such preferred stock equal to 300% of the outstanding principal amount as follows: (a) the first 100% of the outstanding principal balance shall automatically convert into shares of Holdings Series B Preferred Stock with an aggregate stated value equal to 100% of the outstanding principal amount, and (b) the remaining 200% of the outstanding principal balance shall automatically convert into Holdings Series C Preferred Stock (as defined below) with a total stated value equal to 200% of the outstanding principal amount, which will be classified as permanent equity.

As used herein:

“Cyabra Key Employees” means Dan Brahmy, Yossef Daar and Ido Shraga.

“Holdings Preferred Stock” means the Holdings Series A Preferred Stock, the Holdings Series B Preferred Stock and the Holdings Series C Preferred Stock.

“Holdings Series A Preferred Stock” means the Series A Convertible Preferred Stock of Holdings, $0.0001 par value per share.

“Holdings Series B Preferred Stock” means the Series B Convertible Preferred Stock of Holdings, $0.0001 par value per share.

“Holdings Series C Preferred Stock” means the Series C Convertible Preferred Stock of Holdings, $0.0001 par value per share.

The Business Combination was consummated on March 27, 2026 and the foregoing transactions were effected. Upon the closing of the Business Combination, Holdings changed its name to “Cyabra, Inc.”

Cyabra Strategy Ltd.

Cyabra is an Israeli company that was formed on July 13, 2017. Cyabra uncovers disinformation spread online. Disinformation diminishes trust, creates false or negative narratives and content and sows dissension. Creators of disinformation may be sponsored by foreign governments, competitors, or other third parties with significant resources and access to highly sophisticated generative artificial intelligence (“GenAI”) tools that generate and spread fake content. They use these tools to create bot networks and fake social media accounts to disseminate disinformation, inciting fear and anger and making us question everything we see or read. These tools make it difficult for the targets of the disinformation — whether they are corporations or public sector agencies — to detect and combat its spread. In many cases, these targets do not have the tools or expertise to effectively identify or counteract the threat. While fake accounts using enhanced AI tools appear more and more authentic, the line between real and fake is disappearing.

Cyabra combats disinformation by leveraging advanced artificial intelligence (“AI”) and machine learning (“ML”) technologies to monitor and analyze online conversations in real-time. Developed by experts in information warfare, Cyabra’s platform collects publicly available data from social media and news sites. The platform applies Cyabra’s proprietary algorithms to assess authenticity and sentiment, enabling Cyabra to identify fake accounts, uncover harmful narratives, detect GenAI text and images, and filter between real and fake profiles, helping customers protect their brand reputation and ensure the authenticity of online discourse about them. Cyabra does not compete with any of the platforms and news sites from which Cyabra collects public data and Cyabra’s collection of such public data is for intelligence purposes only from responsible actors (on behalf of government or corporate entities).

Governments around the world, including defense ministries, foreign ministries, security and intelligence agencies, rely on Cyabra’s insights to mitigate risks to democracy, public order, and national security. Cyabra’s platform has been used by law enforcement agencies throughout the world to respond to issues such as online fraud, hate speech and criminal-related activities. Cyabra’s tools are used by business customers to manage and protect their online reputation through advanced AI monitoring.

Summary Risk Factors

The Combined Company believes it is important to communicate its expectations to its securityholders. However, there may be events in the future that Combined Company is able to predict accurately or over which they have control. The section in this prospectus entitled “Risk Factors” and the other cautionary language discussed in this prospectus provide examples of certain risks, uncertainties and events that may cause actual results to differ materially from the expectations described by the Combined Company in such forward-looking statements. Set forth below is only a summary of certain principal risks associated with an investment in the Combined Company’s Common Stock. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on the business, cash flows, financial condition and results of operations of the Combined Company following consummation of the Business Combination. You should carefully consider the following discussion of risks, as well as the discussion of risks included elsewhere in this prospectus, including those described under “Risk Factors.”

•        We have a limited operating history and have incurred operating losses since our inception and anticipate that we will continue to incur losses in the foreseeable future, which could adversely impact our operations, strategy and financial performance.

•        We may be unable to raise additional capital needed to grow our business.

Risks Related to Cyabra’s Business and the Industry in Which It Operates

•        Cyabra has a history of losses, anticipates continued operating losses in the future, and may not be able to achieve or maintain profitability. If Cyabra cannot achieve or maintain profitability, shareholders could lose all or part of their investment.

•        Cyabra will require additional capital to support its business and objectives.

•        Cyabra’s business depends on renewals of its subscription contracts.

•        Cyabra faces competition, which may adversely affect its ability to add new customers, retain existing customers and grow its business.

•        If Cyabra does not accurately predict, prepare for, and respond promptly to rapidly evolving technological and market developments and successfully manage changing customer needs, its competitive position and prospects will be harmed.

•        Cyabra’s research and development may not generate revenue or yield expected benefits.

•        Conditions in Israel could adversely affect Cyabra’s business.

•        Cyabra’s business and operations have experienced significant growth in recent periods, and if it does not effectively manage any future growth or is unable to improve its systems, processes, and controls, its operating results could be adversely affected.

•        Cyabra’s business depends, in part, on sales to governmental organizations, and significant changes in the contracting or fiscal policies of such governmental organizations could have an adverse effect on Cyabra’s business and results of operations.

•        Issues in the development and use of AI, machine learning and data scraping in Cyabra’s software solution, combined with an uncertain regulatory environment, may result in reputational harm, liability, or other adverse effects to Cyabra’s business and operating results.

•        Cyabra relies on third-party data centers, such as Amazon Web Services, to host and operate its platform and any disruption of or interference with Cyabra’s use of these facilities may negatively affect its ability to maintain the performance and reliability of its platform which could cause its business to suffer.

•        Licensing of Cyabra’s software is dependent, in part, on the performance of third parties.

•        If Cyabra is unable to attract, retain, and motivate its key technical, sales, and management personnel, its business could suffer.

•        Cyabra has a limited operating history and has incurred operating losses since inception and anticipates that it will continue to incur losses in the foreseeable future, which could adversely impact operations, strategy and financial performance.

•        Cyabra may be unable to raise additional capital needed to grow its business.

Risks Related to Cyabra’s Intellectual Property

•        Failure to protect and enforce Cyabra’s proprietary technology and intellectual property rights could substantially harm its business.

•        Intellectual property disputes could result in significant costs and harm Cyabra’s business.

•        Cyabra may become subject to claims for remuneration or royalties for assigned service invention rights by its employees, which could result in litigation and adversely affect Cyabra’s business.

Risks Related to Cyabra’s Products and Technology

•        Security breaches, computer malware, computer hacking, cyberattacks and other security incidents could harm Cyabra’s business, reputation, brand and operating results.

•        Defects, errors, or vulnerabilities in Cyabra’s products or subscriptions, the failure of Cyabra’s products or subscriptions to block a virus or prevent a security breach or incident, misuse of its products, or risks of product liability claims could harm its reputation and adversely impact its operating results.

•        Cyabra’s use of open source technology could impose limitations on its ability to commercialize its software.

Risks Related to Cyabra’s Legal or Regulatory Matters

•        Cyabra is subject to complex and evolving laws, regulations, rules, standards and contractual obligations regarding data privacy and cybersecurity, which can increase the cost of doing business, compliance risks and potential liability.

•        Failure to comply with anti-bribery, anti-corruption and anti-money laundering laws as well as export control laws, import and customs laws, trade and economic sanctions laws and other laws governing Cyabra’s operations could subject it to penalties and other adverse consequences.

•        Cyabra’s business may be affected by litigation and governmental investigations.

•        Cyabra has received Israeli government grants for certain research and development activities. The terms of those grants require it to satisfy specified conditions as stipulated under the Israeli Encouragement of Research, Development and Technological Innovation in Industry Law, 5744-1984, the regulations promulgated thereunder and the IIA applicable rules and guidelines, including the terms of the specific grants received from the IIA (collectively, the “Innovation Law”).

Risks Relating to the Ownership of the Combined Company Common Stock following the Business Combination.

•        The price of the Combined Company’s common stock may be volatile.

•        The Combined Company’s management team has minimal experience managing a public company.

•        Insiders will continue to have substantial influence over the Combined Companies which could limit your ability to affect the outcome of key transactions, including a change of control.

•        Future sales, or the perception of future sales, of our common stock by us or our existing stockholders in the public market following the Closing could cause the market price for our common stock to decline.

•        The Sponsor and Trailblazer’s directors and executive officers who hold Founder Shares may receive a positive return on the Founder Shares even if Trailblazer’s public stockholders experience a negative return on their investment after consummation of the Business Combination. “Founder Shares” means the outstanding shares of Trailblazer Common Stock held by the Sponsor and Trailblazer’s directors since May 2022.

ABOUT THIS OFFERING

Issuer	Cyabra, Inc. (f/k/a Trailblazer Holdings, Inc.)
Shares of Common Stock that may be offered and sold from time to time by the Selling Shareholders named herein:	14,042,892 shares of Common Stock, including:
(A) 1,724,999 shares of Common Stock, representing Founder Shares (1 share of Class B common stock having been automatically cancelled at the closing of the Business Combination);

(B)    394,500 shares of Common Stock underlying the Private Units (“Private Units” refers to the 394,500 units sold by Trailblazer at a price of $10.00 per unit, in the Private Placement, each unit consisting of one share of Trailblazer Class A Common Stock and a right (the “Private Rights”) to receive one-tenth (1/10) of one share of Trailblazer Class A Common Stock upon the consummation of an initial business combination.);

(C) 39,450 shares of Common Stock underlying the Private Rights;
(D) 400,000 shares of Common Stock underlying the restricted stock units issued to certain Cyabra Key Employees;
(E) 3,090,271 shares of Common Stock issued to certain officers, directors and affiliates of Cyabra as merger consideration;
(F) 1,399,718 shares of Common Stock issued to Alpha, in connection with the 2024 Convertible Notes;
(G) 4,335,954 shares of Common Stock issuable upon conversion of 10,660 shares of Holdings Series C Preferred Stock to Alpha in connection with the conversion of Alpha’s promissory note;
(H) 533,000 shares of Common Stock issuable upon conversion of 5,330 shares of Holdings Series B Preferred Stock to Alpha in connection with the conversion of Alpha’s promissory note;
(I) 262,500 shares of Common Stock issued to LifeSci Capital LLC (“LifeSci”), representing the conversion into shares of an advisory fee of $1,050,000 owed to LifeSci;
(J) 262,500 shares of Common Stock issuable to Ladenburg Thalmann & Co. Inc. (“Ladenburg”), representing the conversion into shares of an advisory fee of $1,050,000 owed to Ladenburg;
(K) up to 1,200,000 shares of Common Stock issuable to the PIPE Investor upon conversion of the Holdings Series B Preferred Stock; and
(L) up to 400,000 shares of Common Stock issuable to the PIPE Investor upon exercise of the PIPE Warrants.
Shares of Trailblazer Common Stock outstanding prior to the consummation of the Business Combination:	2,242,047 shares of Trailblazer Common Stock

Shares of Holdings Common Stock outstanding after consummation of the Business Combination:

13,814,125 shares of Common Stock (assuming no exercise for cash of outstanding PIPE Warrants to purchase up to 400,000 shares of Common Stock and no Earnout Shares issued); (assuming issuance of 11,572,079 shares issued in connection wit the Business Combination); (excludes conversion of Holdings Series A, B and C Preferred Stock, the exercise of the PIPE Warrants and the issuance of the RSUs).

Use of proceeds:

We will not receive any proceeds from the sale of the shares by the Selling Shareholders. We will receive proceeds in the event that any of the PIPE Warrants are exercised at the exercise prices per share for cash which would result in gross proceeds of approximately $4,600,000 million if all such PIPE Warrants are exercised for cash. Any proceeds that we receive from the exercise of the Warrants will be used for working capital, capital expenditures, product development, and other general corporate purposes, including investments in sales and marketing in the United States and internationally. See “Use of Proceeds.”

Risk factors:

An investment in the shares of Common Stock offered under this prospectus is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section of this prospectus and other information in this prospectus for a discussion of risks. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations

Nasdaq Markets symbol:	“CYAB”

RISK FACTORS

Any investment in Common Stock involves a high degree of risk. Before deciding whether to purchase Common Stock, investors should carefully consider the risks described below. Our business, financial condition, operating results and prospects are subject to the following material risks. Additional risks and uncertainties not presently foreseeable to us may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of the Common Stock could decline, and our stockholders may lose all or part of their investment in the shares of the Common Stock. If any of these risks actually occur, our business, financial condition, results of operations or cash flow could be adversely effected. This could cause the trading price of the Common Stock to decline, resulting in a loss of all or part of your investment. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. Please also read carefully the section above entitled “Special Note Regarding Forward-Looking Statements.” References to “we,” “us,” or “our” in this section refer to the Combined Company.

Risks Related to Cyabra’s Business and the Industry in Which It Operates.

Cyabra has a history of losses, anticipates continued operating losses in the future, and may not be able to achieve or maintain profitability. If Cyabra cannot achieve or maintain profitability, shareholders could lose all or part of their investment.

Since Cyabra’s inception, it has generated substantial net losses as it has devoted its resources to the development of its technology. As of December 31, 2025, Cyabra had an accumulated deficit of approximately $47.4 million. For the years ended December 31, 2025 and December 31, 2024, Cyabra’s total comprehensive loss was 12.8 million and $15.6 million, respectively. Cyabra expects its operating losses to continue for the foreseeable future as it continues to invest in research and development and sales and marketing efforts. These efforts may be more costly than Cyabra expects, and it may not be able to generate sufficient revenue to offset its increased operating expenses. If Cyabra is unable to generate substantial revenue, it may never become profitable or be able to maintain any future profitability. If this were to occur, Cyabra’s shareholders could lose all or part of their investment.

Cyabra will require additional capital to support its business and objectives.

Until such time, if ever, as Cyabra can generate sufficient revenue to provide for its working capital needs, it expects to finance its working capital requirements through a combination of equity offerings, debt financings, collaborations, strategic alliances and marketing, distribution or licensing arrangements. To the extent that Cyabra raises additional capital through the sale of equity or convertible debt securities, the ownership interest of Cyabra’s shareholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of Cyabra’s ordinary shareholders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting Cyabra’s ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If Cyabra raises additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, it may have to relinquish valuable rights to its technologies, future revenue streams, research programs or products, or grant licenses on terms that may not be favorable to Cyabra. If Cyabra is unable to raise additional funds through equity or debt financings or other arrangements when needed, it may be required to delay, limit, reduce or terminate its research and product development or its sales and marketing efforts, or grant rights to develop and market its products that it would otherwise prefer to develop and market itself, all of which could also impact its ability to continue as a going concern. The perception that Cyabra may not be able to continue as a going concern may cause others to choose not to deal with Cyabra due to concerns about its ability to meet its contractual obligations.

Cyabra’s business depends on renewals of its subscription contracts.

Subscription revenue accounts for a majority of Cyabra’s total revenues. Sales and renewals of subscription contracts may decline and fluctuate as a result of a number of factors, including customers’ level of satisfaction with Cyabra’s product, the frequency and severity of subscription outages, Cyabra’s product uptime or latency and reductions in Cyabra’s customers’ spending levels. Existing customers have no contractual obligation to, and may not, renew their subscription contracts after the completion of their initial contract period. Additionally, Cyabra’s customers may renew their subscription agreements for shorter contract lengths or on other terms that are less economically beneficial to Cyabra. In order for Cyabra to maintain or improve its operating results, it is important that its customers renew when the terms of their contracts expire. Customer renewal rates may be affected by a number of factors, including:

•        Cyabra’s pricing or license terms and those of its competitors;

•        Cyabra’s reputation for performance and reliability;

•        new product releases by Cyabra or its competitors;

•        customer satisfaction with Cyabra’s software or support;

•        consolidation within Cyabra’s customer base;

•        availability of comparable software from Cyabra’s competitors;

•        effects of global or industry specific economic conditions;

•        Cyabra’s customers’ ability to continue their operations and spending levels; and

•        other factors, a number of which are beyond Cyabra’s control.

If Cyabra’s customers fail to renew their subscription contracts or renew on terms that are less beneficial to Cyabra, Cyabra’s renewal rates may decline or fluctuate, which may harm its business.

In addition, because Cyabra recognizes subscription revenue over the term of the relevant subscription period, which generally range from several months to three years, a decline in subscription contracts in any one fiscal quarter will not be fully or immediately reflected in revenue in that fiscal quarter but will negatively affect its revenue in future fiscal quarters.

Cyabra faces competition, which may adversely affect its ability to add new customers, retain existing customers and grow its business.

Cyabra believes the market for disinformation detection services is competitive and subject to rapid technological changes. Cyabra primarily competes with third-party service providers and, to a certain extent, the in-house capabilities of its existing and potential future customers. Cyabra’s competitors include Logically, Inc., Blackbird.AI, Alethea Group, Inc., VineSight Technology Ltd. and Pyrra Technologies Inc.

Many of Cyabra’s competitors have greater financial, technical, marketing, sales, and other resources, greater name recognition, longer operating histories, and a larger base of customers than it does. They may be able to devote greater resources to the promotion and sale of products and services than Cyabra, and they may offer lower pricing than Cyabra does. Further, they may have greater resources for research and development of new technologies, the provision of customer support, and the pursuit of acquisitions. They may also have larger and more mature intellectual property portfolios and broader and more diverse product and service offerings, which allow them to leverage their relationships based on other products or incorporate functionality into existing products to gain business in a manner that discourages users from purchasing Cyabra’s products and subscriptions. Some competitors may have broader distribution and established relationships with distribution partners and end-customers.

Conditions in Cyabra’s market could change rapidly and significantly as a result of technological advancements, partnering or acquisitions by its competitors or continuing market consolidation. Cyabra’s competitors and potential competitors may be able to develop new or disruptive technologies, products, or services and leverage new business models that are equal or superior to those of Cyabra, achieve greater market acceptance of their products and services, disrupt Cyabra’s markets, and increase sales by utilizing different distribution channels than Cyabra. In addition, new and enhanced technologies continue to increase Cyabra’s competition. To compete successfully, Cyabra must accurately anticipate technology developments and deliver innovative, relevant, and useful products, services and technologies in a timely manner. Some of Cyabra’s competitors have made or could make acquisitions of businesses that may allow them to offer more directly competitive and comprehensive solutions than they had previously offered and adapt more quickly to new technologies and end-customer needs. Cyabra’s current and potential competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their resources.

These competitive pressures in Cyabra’s market or Cyabra’s failure to compete effectively may result in price reductions, fewer orders, reduced revenue and gross margins and loss of market share. If Cyabra is unable to compete successfully, or if competing successfully requires Cyabra to take aggressive pricing or other actions, its business, financial condition, and results of operations would be adversely affected.

If Cyabra does not accurately predict, prepare for, and respond promptly to rapidly evolving technological and market developments and successfully manage changing customer needs, its competitive position and prospects will be harmed.

The market for disinformation detection services has grown quickly and continues to evolve rapidly. If Cyabra fails to accurately predict, prepare for, and respond to rapidly evolving technological and market developments and successfully manage changing customer needs in a timely manner, its business will be harmed.

Cyabra’s research and development may not generate revenue or yield expected benefits.

A key element of Cyabra’s strategy is to focus on innovation and invest in research and development to create new products and enhance its existing product offerings. Research and development projects can be technically challenging and expensive, and there may be delays between the time Cyabra incurs expenses and the time Cyabra is able to generate revenue, if any. Anticipated customer demand for any software Cyabra may develop could decrease after the development cycle has commenced, and Cyabra could be unable to avoid costs associated with the development of any such software. If Cyabra expends a significant amount of resources on research and development and its efforts do not lead to the timely introduction or improvement of software that is competitive in Cyabra’s current or future markets, it could harm Cyabra’s business. Cyabra’s development could be limited by government regulations affecting who it can hire, and what markets it can serve.

Conditions in Israel could adversely affect Cyabra’s business.

Cyabra is incorporated under the laws of the State of Israel, and many of Cyabra’s employees, including certain management members, operate from its office that is located in Tel Aviv, Israel. In addition, a substantial number of Cyabra’s officers and directors are residents of Israel. Accordingly, political, economic, and military conditions in Israel and the surrounding region may directly affect Cyabra’s business and operations. In recent years, Israel has been engaged in sporadic armed conflicts with certain armed groups in the Gaza Strip, with Hamas, an Islamist terrorist group that controls the Gaza Strip, with Hezbollah, an Islamist terrorist group that controls large portions of southern Lebanon, and with Iranian-backed military forces in Syria. In addition, Israel faces threats from more distant neighbors, and in particular, Iran, which has threatened to attack Israel and which is believed to be developing nuclear weapons.

On October 7, 2023, the “Swords of Iron” war started between Israel and the terrorist organizations in the Gaza Strip, following a surprise attack on Israel led by certain armed groups in the Gaza Strip that included massacres, terrorism and crimes against humanity. This war is concentrated in the Gaza Strip which is along the southern region of the State of Israel, whereas the Hezbollah terrorist organization located in Lebanon has also engaged in hostilities. Israel has responded to the attacks against it with airstrikes and extensive mobilization of reserves. Some of these hostilities were accompanied by missiles being fired from the Gaza Strip and Lebanon against civilian targets in various parts of Israel, including areas in which Cyabra’s employees are located, and negatively affected business conditions in Israel. In addition, Iran fired missiles and drones at Israel.

Any hostilities involving Israel, including the recent hostilities between certain armed groups in the Gaza Strip and Israel which has resulted large number of missiles being fired at Israel, including major cities, such interruptions or curtailments of trade between Israel and its trading partners, could adversely affect Cyabra’s operations and results of operations. To the extent that key employees and potential employees are called up for active duty, Cyabra’s ability to operate may be impaired.

Cyabra’s commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, Cyabra cannot assure investors that this government coverage will be maintained or that it will sufficiently cover Cyabra’s potential damages. Any losses or damages incurred by Cyabra could have a material adverse effect on its business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm Cyabra’s results of operations.

Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on Cyabra’s results of operations, financial condition or the expansion of its business. A campaign of boycotts, divestment, and sanctions has been undertaken against Israel, which could also adversely affect Cyabra’s business. Actual or perceived political instability in Israel or any negative changes in the political environment, may individually or in the aggregate adversely affect the Israeli economy and, in turn, Cyabra’s business, financial condition, results of operations, and prospects.

In addition, many Israeli citizens are obligated to perform several weeks of annual military reserve duty each year until they reach the age of 40 (or older, for reservists who are military officers or who have certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Cyabra’s operations could be disrupted by such call-ups, which may include the call-up of members of its management. Such disruption could materially adversely affect its business, prospects, financial condition, and results of operations.

In addition, in 2023, the current Israeli government pursued extensive changes with respect to Israel’s judicial system. In response to such developments, individuals, organizations and financial institutions, both within and outside of Israel, have voiced concerns that the proposed changes may negatively impact the business environment in Israel including due to reluctance of foreign investors to invest or conduct business in Israel, as well as to increased currency fluctuations, downgrades in credit rating, increased interest rates, increased volatility in securities markets, and other changes in macroeconomic conditions. Such proposed changes may also adversely affect the labor market in Israel, or lead to political instability or civil unrest. To the extent that any of these negative developments do occur, they may have an adverse effect on Cyabra’s business, Cyabra’s results of operations and Cyabra’s ability to raise additional funds and to attract or retain qualified and skilled personnel. Cyabra can give no assurance that the political, economic and security situation in Israel will not have a material adverse impact on Cyabra’s business in the future.

Cyabra’s business and operations have experienced significant growth in recent periods, and if it does not effectively manage any future growth or is unable to improve its systems, processes, and controls, its operating results could be adversely affected.

Cyabra has experienced significant growth and increased demand for its software solution over the past few years, and the number of its customers has increased. The growth and expansion of Cyabra’s business places a significant strain on its management, operational, and financial resources. To manage any future growth effectively, Cyabra must continue to improve and expand its information technology and financial infrastructure, its operating and administrative systems and controls and its ability to manage headcount, capital, and processes in an efficient manner.

Cyabra may not be able to successfully implement, scale, or manage improvements to its systems, processes, and controls in an efficient or timely manner, which could result in material disruptions of its operations and business. In addition, Cyabra’s existing systems, processes, and controls may not prevent or detect all errors, omissions, or fraud. Cyabra may also experience difficulties in managing improvements to its systems, processes, and controls, or in connection with third-party software licensed to help Cyabra with such improvements. Any future growth would add complexity to Cyabra’s organization and require effective coordination throughout its organization. Failure to manage any future growth effectively could result in increased costs, disrupt Cyabra’s existing customer relationships, reduce demand for Cyabra’s solutions, or materially harm its business performance and operating results.

International operations expose Cyabra to risks inherent in international activities.

Cyabra faces risks in doing business internationally that could adversely affect its business, including:

•        foreign exchange risk;

•        import, export and sanctions restrictions and changes in trade regulation and agreements, including increased government limitations concerning sharing technology, end use, and end users and possible foreign government retaliation;

•        sales and customer service challenges associated with operating in different countries;

•        difficulties in staffing and managing foreign operations and working with foreign partners;

•        different pricing environments, longer sales cycles, longer accounts receivable payment cycles, and collections issues;

•        the campaign of boycotts, divestment and sanctions that has been undertaken against Israel;

•        compliance challenges related to the complexity of multiple, conflicting and changing governmental laws and regulations, including the Committee on Foreign Investment in the United States (CFIUS), the Foreign Corrupt Practices Act of 1977 (FCPA), employment, ownership, trade, tax, privacy and data protection and artificial intelligence laws and regulations;

•        limitations on enforcement of intellectual property rights;

•        social and political instability in a number of countries around the world, including the recent developments in the Middle East, and also including the threat of war, terrorist attacks in the United States or in Europe, the Middle East and Africa, epidemics or civil unrest;

•        more restrictive or otherwise unfavorable government regulations affecting Israeli entities;

•        increased financial accounting and reporting burdens and complexities;

•        restrictions on the transfer of funds; and

•        unstable regional, economic and political conditions.

Cyabra’s inability to manage any of these risks successfully, or to comply with these laws and regulations, could reduce its sales, affect its development and harm its business.

Cyabra’s business depends, in part, on sales to governmental organizations, and significant changes in the contracting or fiscal policies of such governmental organizations could have an adverse effect on Cyabra’s business and results of operations.

Cyabra’s future growth depends, in part, on increasing sales to governmental organizations. Demand from governmental organizations is often unpredictable, subject to budgetary uncertainty and typically involves long sales cycles. A significant focus of Cyabra’s business has been marketing to governmental organizations, but it cannot assure Cyabra’s shareholders that Cyabra will be able to maintain or grow its revenue from governmental organizations. Governmental sales are subject to a number of challenges and risks that may adversely impact Cyabra’s business.

Sales to such governmental organizations include, but are not limited to, the following risks:

•        selling to governmental organizations can be highly competitive, expensive and time consuming, often requiring significant upfront time and expense without any assurance that such efforts will generate a sale;

•        governmental demand and payment for Cyabra’s solutions may be impacted by public sector budgetary cycles and funding authorizations, with funding reductions or delays in the governmental appropriations or procurement processes adversely affecting public sector demand for its solutions, including as a result of abrupt events such as war, incidents of terrorism, natural disasters, and public health concerns or epidemics;

•        the attitude of governmental organizations towards Cyabra as a company, Cyabra’s technology or the capabilities that Cyabra offers, may change and reduce interest in Cyabra’s service as an acceptable solution;

•        changes in the political environment, including before or after a change to the leadership within the governmental organization, can create uncertainty or changes in policy or priorities and reduce available funding for Cyabra’s services; and

•        governmental organizations routinely investigate and audit contractors’ administrative processes, and any unfavorable audit could result in the governmental organization refusing to continue to subscribe to Cyabra’s solutions, which would adversely impact its revenue and results of operations, or institute fines or civil or criminal liability if the audit were to uncover improper or illegal activities.

The occurrence of any of the foregoing risks could cause governmental organizations to delay or refrain from subscribing to Cyabra’s solutions in the future or otherwise have an adverse effect on its business.

Issues in the development and use of AI, machine learning and data scraping in Cyabra’s software solution, combined with an uncertain regulatory environment, may result in reputational harm, liability, or other adverse effects to Cyabra’s business and operating results.

Cyabra incorporates machine learning and AI technologies in its software solution and intends to continue to add and improve its existing machine learning and AI technologies. AI technologies are complex and rapidly evolving. Cyabra faces significant competition from other companies as well as an evolving and uncertain regulatory landscape in relation to these technologies and “big data.” The development and use of AI technologies by Cyabra may result in new or enhanced governmental or regulatory scrutiny, litigation, confidentiality or security risks, ethical concerns, or other complications that could adversely affect Cyabra’s business, reputation, or financial results. There are operational risks as well. For example, the algorithms that Cyabra uses may be flawed or may be based on datasets that are biased or insufficient. Similarly, any latency, disruption, or failure in Cyabra’s machine learning and AI technologies or infrastructure could result in delays or errors in Cyabra’s software solution.

Uncertainty around new and emerging AI technologies may require additional investment and increase Cyabra’s costs in the development, testing, deployment, and maintenance of machine learning models, development of new approaches and processes and development of appropriate policies, procedures, protections and safeguards, which may be costly and could impact Cyabra’s expenses. The development, marketing, and use of AI technologies presents emerging ethical and social issues, and if Cyabra enables or offers solutions that draw scrutiny or controversy due to their perceived or actual impact on customers, employees, content owners, or on society as a whole, it may experience brand or reputational harm, competitive harm, and/or legal liability.

The intellectual property ownership and license rights surrounding AI technologies, as well as data protection laws related to the use and development of AI, are currently not fully addressed by courts or regulators. The use or adoption of AI technologies in Cyabra’s software solutions may result in exposure to claims by third parties of copyright infringement or other intellectual property misappropriation, which may require Cyabra to pay compensation, license fees to third parties and/or cease use of certain content or data. The evolving legal, regulatory, and compliance framework for AI technologies may also impact Cyabra’s ability to protect its own data and intellectual property against infringing use.

Cyabra’s products and services rely to a certain extent on the usage of third party information gathering services and other automated process or other method to retrieve, index, “data mine” or “data scrape” third party websites or platforms in a manner that that the owner of such website or platform may contend that such activity violates such website’s or platform’s robot exclusion protocols, terms of service, terms of use, end-user agreement, or other contract. Such reliance may result in exposure to claims by such third parties or other persons, including data subjects and regulatory or enforcement bodies, of breach of contract, trespass, copyright infringement, intellectual property misappropriation or unfair competition, infringement of privacy rights or violation of other regulatory rules and statutes, which may require Cyabra to pay compensation, fines or other kinds of expenses, license fees to third parties, to handle legal disputes, incur reputational damage and/or cease use of certain content or data or encounter difficulties in accessing such content or data by virtue of legal mechanisms or technical measures adopted by third parties using anti-scraping technologies such as CAPTCHA systems or IP blocking.

The laws and regulations governing web scraping and data usage are evolving, and future changes to such legal framework could impose additional restrictions on our activities. Cyabra may be required to invest significant resources in adapting our practices to comply with new laws and regulations, and failure to do so could lead to penalties, fines or limitations and prohibitions which may be imposed on our business operations. Moreover, as concerns about data privacy and cybersecurity continue to rise, regulatory authorities are placing increased oversight on businesses that rely on scraping. As such, Cyabra may face investigations, audits or enforcement actions from regulators, leading to operational disruptions, fines or legal costs.

Cyabra relies on third-party data centers, such as Amazon Web Services, to host and operate its platform and any disruption of or interference with Cyabra’s use of these facilities may negatively affect its ability to maintain the performance and reliability of its platform which could cause its business to suffer.

Cyabra’s customers depend on the continuous availability of Cyabra’s platform. Cyabra currently hosts its platform and serves its customers using a mix of third-party data centers, primarily Amazon Web Services, Inc., or AWS. Consequently, Cyabra may be subject to service disruptions as well as failures to provide adequate support for reasons that are outside of its direct control. Cyabra may experience interruptions, delays and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions and capacity constraints.

The following factors, many of which are beyond Cyabra’s control, can affect the delivery, availability, and the performance of its platform:

•        the development and maintenance of the infrastructure of the internet;

•        the performance and availability of third-party providers of cloud infrastructure services, such as AWS, with the necessary speed, data capacity and security for providing reliable internet access and services;

•        decisions by the owners and operators of the data centers where Cyabra’s cloud infrastructure is deployed to terminate its contracts, discontinue its services, shut down its operations or facilities, increase its prices, change its service levels, limit its bandwidth, declare bankruptcy or prioritize the traffic of other parties;

•        physical or electronic break-ins, acts of war or terrorism, human error or interference (including by disgruntled employees, former employees or contractors) and other catastrophic events;

•        cyberattacks, including denial of service attacks, targeted at Cyabra, its data centers, or the infrastructure of the internet;

•        failure by Cyabra to maintain and update its cloud infrastructure to meet its data capacity requirements;

•        errors, defects or performance problems in Cyabra’s software, including third-party software incorporated in its software;

•        improper deployment or configuration of Cyabra’s solutions;

•        the failure of Cyabra’s redundancy systems, in the event of a service disruption at one of its data centers, to provide failover to other data centers in its data center network; and

•        the failure of Cyabra’s disaster recovery and business continuity arrangements.

The adverse effects of any service interruptions on Cyabra’s reputation, results of operations, and financial condition may be disproportionately heightened due to the nature of its business. Interruptions or failures in Cyabra’s service delivery could result in a cyberattack or other security threat to one of its customers during such periods of interruption or failure. Additionally, interruptions or failures in Cyabra’s service could affect its renewal rates, and harm its ability to attract new customers. The occurrence of any of these factors, or if Cyabra is unable to rapidly and cost-effectively fix such errors or other problems that may be identified, could damage its reputation, negatively affect its relationship with its customers or otherwise harm its business, results of operations and financial condition.

Licensing of Cyabra’s software is dependent, in part, on the performance of third parties.

Cyabra licenses its software primarily through its direct sales force. To a lesser extent, Cyabra has authorized certain resellers to market and sell its software to their customers. If these resellers are unable to successfully market Cyabra’s software, or become unstable, financially insolvent, or otherwise do not perform as Cyabra expects, Cyabra’s revenue growth from resellers could be negatively impacted.

If Cyabra is unable to attract, retain, and motivate its key technical, sales, and management personnel, its business could suffer.

Cyabra’s future success depends, in part, on its ability to continue to attract, retain, and motivate the members of its management team and other key employees. In particular, Cyabra is highly dependent on the services of its co-founders, Dan Brahmy, Yossef Daar and Ido Shraga. Cyabra relies on its leadership team in the areas of operations, security, marketing, sales, support, research and development, and general and administrative functions, and on individual contributors on its research and development team.

Competition for highly skilled personnel, particularly in software development, including in the areas of AI and machine learning, is often intense. Cyabra’s future performance depends on the continuing services and contributions of its senior management to execute on its business plan and to identify and pursue new opportunities and product innovations. If Cyabra is unable to hire, integrate, train, or retain the qualified and highly skilled personnel required to fulfill its current or future needs, its business, financial condition, and operating results could be harmed.

Risks Related to Cyabra’s Intellectual Property

Failure to protect and enforce Cyabra’s proprietary technology and intellectual property rights could substantially harm its business.

The success of Cyabra’s business depends, in part, on its ability to protect and enforce its proprietary technology and intellectual property rights. Cyabra primarily relies on its unpatented proprietary technology and trade secrets. Despite Cyabra’s efforts to protect its proprietary technology and trade secrets, unauthorized parties may attempt to misappropriate, reverse engineer or otherwise obtain and use them. The contractual provisions that Cyabra enters into with employees, consultants, partners, vendors and customers may not be sufficient to prevent unauthorized use or disclosure of its proprietary technology or trade secrets and may not provide an adequate remedy in the event of unauthorized use or disclosure of its proprietary technology or trade secrets.

Policing unauthorized use of Cyabra’s technologies, software and intellectual property is difficult, expensive and time-consuming. Cyabra may be unable to detect or determine the extent of any unauthorized use or infringement of its software, technologies or intellectual property rights.

From time to time, Cyabra may need to engage in litigation or other administrative proceedings to protect its intellectual property rights. Such litigation could result in substantial costs and diversion of resources and could negatively affect its business and revenue. If Cyabra is unable to protect and enforce its intellectual property rights, its business may be harmed.

Intellectual property disputes could result in significant costs and harm Cyabra’s business.

Intellectual property disputes may occur in the markets in which Cyabra competes. Many of Cyabra’s competitors are large companies with significant intellectual property portfolios, which they may use to assert claims of infringement, misappropriation or other violations of intellectual property rights against Cyabra or its customers. Any allegation of infringement, misappropriation or other violation of intellectual property rights by a third-party, even those without merit, could cause Cyabra to incur substantial costs defending against the claim, could distract Cyabra’s management from its business, and could cause uncertainty among its customers or prospective customers, all of which could have an adverse effect on its business or revenue.

Cyabra’s agreements may include provisions that require it to indemnify others for losses suffered or incurred as a result of its infringement of a third-party’s intellectual property rights, including certain of its customers.

An adverse outcome of a dispute or an indemnity claim may require Cyabra to:

•        pay substantial damages;

•        cease licensing Cyabra’s software or portions of it;

•        develop non-infringing technologies;

•        acquire or license non-infringing technologies; and

•        make substantial indemnification payments.

Any of the foregoing or other damages could harm Cyabra’s business, decrease its revenue, increase its expenses or negatively impact its cash flow.

Cyabra may become subject to claims for remuneration or royalties for assigned service invention rights by its employees, which could result in litigation and adversely affect Cyabra’s business.

Under the Israeli Patent Law, 5727-1967 (the “Patent Law”), inventions conceived by an employee during and as a result of his or her employment with a company are regarded as “service inventions”, which belong to the employer, absent a specific agreement between the employee and employer giving the employee service invention rights. The Patent Law also provides that if there is no agreement between an employer and an employee with respect to the employee’s right to receive compensation for such “service inventions”, the Israeli Compensation and Royalties Committee (the “Committee”), a body constituted under the Patent Law, will determine whether the employee is entitled to remuneration for service inventions developed by such employee and the scope and conditions for such remuneration. Case law clarifies that the right to receive consideration for “service inventions” can be waived by the employee and that in certain circumstances, such waiver does not necessarily have to be explicit. The Committee will examine, on a case-by-case basis, the general contractual framework between the parties, using interpretation rules of the general Israeli contract laws. Further, the Committee has not yet determined one specific formula for calculating this remuneration, but rather uses the criteria specified in the Patent Law.

Although Cyabra generally enters into assignment-of-invention agreements with its employees pursuant to which such individuals assign to it all rights to any inventions created during and as a result of their employment with Cyabra, Cyabra may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, Cyabra could be required to pay additional remuneration or royalties to its current and/or former employees, or be forced to litigate such claims, which could negatively affect its business.

Risks Related to Cyabra’s Products and Technology

Security breaches, computer malware, computer hacking, cyberattacks and other security incidents could harm Cyabra’s business, reputation, brand and operating results.

Security incidents have become more prevalent across industries and may occur on Cyabra’s systems. Security incidents may be caused by, or result in but are not limited to, security breaches, computer malware or malicious software, computer hacking, cyberattacks on Cyabra’s information systems, unauthorized access to confidential information, denial of service attacks, security system control failures in its own systems or from vendors Cyabra uses, email phishing, software vulnerabilities, social engineering, sabotage and drive-by downloads. Such security incidents, whether intentional or otherwise, may result from actions of hackers, criminals, nation states, vendors, employees or customers.

Cyabra is a highly automated business which relies on its network infrastructure and enterprise applications, third-party providers of cloud-based services, internal technology systems and website for development, marketing, operational, support and sales activities. A disruption or failure of these systems or in those of Cyabra’s external service providers, in the event of a major storm, earthquake, fire, telecommunications failure, cyberattack, government intervention, terrorist attack or other catastrophic event could cause system interruptions, reputational harm, delays in Cyabra’s product development and loss of critical data and could materially and adversely affect its ability to operate its business.

Cyabra also relies on the social media platforms and news sites to extract public data that helps Cyabra analyze patterns typical of fake profiles spreading harmful narratives, tracking the source and spread of information to measure its reach and impact. A disruption to the social media platforms and new sites could cause service disruptions, reputational harm and delays in the provision of Cyabra’s products and services to its customer base.

Cyabra may experience disruptions, data loss, outages and other performance problems on its systems due to service attacks, unauthorized access or other security related incidents. Any security breach or loss of system control caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss, modification or corruption of data, software, hardware or other computer equipment and the inadvertent transmission of computer malware could harm Cyabra’s business. A cybersecurity incident may occur on Cyabra’s systems, or third-party systems upon which it relies, which could disrupt Cyabra materially in the future.

In addition, some of Cyabra’s software may store and transmit customers’ confidential business information in its facilities and on its equipment, networks, corporate systems and in the cloud. Security incidents could expose Cyabra to litigation, remediation costs, increased costs for security measures, loss of revenue, damage to its reputation and potential liability. Cyabra’s customer data, corporate systems, and security measures may be compromised due to the actions of outside parties, employee error, malfeasance, third-party software, capacity constraints, a combination of these or otherwise and, as a result, an unauthorized party may obtain access to its data or its customers’ data. Outside parties may attempt to fraudulently induce Cyabra’s employees to disclose sensitive information in order to gain access to Cyabra’s customers’ data or Cyabra’s information. Cyabra must continuously examine and modify its security controls and business policies to address new threats, the use of new devices and technologies, and these efforts may be costly or distracting.

Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently or may be designed to remain dormant until a predetermined event and often are not recognized until launched against a target, Cyabra may be unable to anticipate these techniques or implement sufficient control measures to defend against these techniques. Though it is difficult to determine what harm may directly result from any specific incident or breach, any failure to maintain confidentiality, availability, integrity, performance and reliability of Cyabra’s systems and infrastructure may harm its reputation and its ability to retain existing customers and attract new customers. If an actual or perceived security incident occurs, the market perception of the effectiveness of Cyabra’s security controls could be harmed, its brand and reputation could be damaged, it could lose customers, and it could suffer financial exposure due to such events or in connection with remediation efforts, investigation costs, regulatory fines and changed security control, system architecture and system protection measures.

Defects, errors, or vulnerabilities in Cyabra’s products or subscriptions, the failure of Cyabra’s products or subscriptions to block a virus or prevent a security breach or incident, misuse of its products, or risks of product liability claims could harm its reputation and adversely impact its operating results.

Because Cyabra’s products and subscriptions are complex, they have contained and may contain design or manufacturing defects or errors that are not detected until after their commercial release and deployment by our end-customers. For example, from time to time, certain of Cyabra’s end-customers have reported defects in Cyabra’s products related to performance, scalability, and compatibility. Additionally, defects may cause Cyabra’s products or subscriptions to be vulnerable to security attacks, cause them to fail to help secure networks, or temporarily interrupt end-customers’ networking traffic. Because the techniques used by computer hackers to access or sabotage networks change frequently and generally are not recognized until launched against a target, Cyabra may be unable to anticipate these techniques and provide a solution in time to protect its end-customers’ networks. In addition, due to the Russian invasion of Ukraine, there could be a significant increase in Russian cyberattacks against Cyabra. Furthermore, defects or errors in Cyabra’s subscription updates or its products could result in a failure to effectively update end-customers’ hardware and cloud-based products. Cyabra’s data centers and networks may experience technical failures and downtime or may fail to meet the increased requirements of a growing installed end-customer base, any of which could temporarily or permanently expose its end-customers’ networks, leaving their networks unprotected against the latest security threats. Moreover, Cyabra’s products must interoperate with its end-customers’ existing infrastructure, which often have varied specifications, utilize multiple protocol standards, deploy products from multiple vendors, and contain multiple generations of products that have been added over time. As a result, when problems occur in a network, it may be difficult to identify the sources of these problems.

The occurrence of any such problem in Cyabra’s products and subscriptions, whether real or perceived, could result in:

•        expenditure of significant financial and product development resources in efforts to analyze, correct, eliminate, or work-around errors or defects or to address and eliminate vulnerabilities and in providing financial concessions;

•        loss of existing or potential end-customers or channel partners;

•        delayed or lost revenue;

•        delay or failure to attain market acceptance;

•        diversion of Cyabra’s resources;

•        loss of competitive position;

•        an increase in warranty claims compared with Cyabra’s historical experience, or an increased cost of servicing warranty claims, either of which would adversely affect Cyabra’s gross margins; and breach of contract claims or related liabilities, regulatory inquiries, investigations, or other proceedings, each of which may be costly and harm Cyabra’s reputation.

Further, Cyabra’s products and subscriptions may be misused by end-customers or third parties that obtain access to its products and subscriptions. For example, Cyabra’s products and subscriptions could be used to censor private access to certain information on the Internet. Such use of Cyabra’s products and subscriptions for censorship could result in negative press coverage and negatively affect Cyabra’s reputation.

The limitation of liability provisions in Cyabra’s standard terms and conditions of sale may not fully or effectively protect it from claims as a result of federal, state, or local laws or ordinances, or unfavorable judicial decisions in the United States or other countries. The sale and support of Cyabra’s products and subscriptions also entails the risk of product liability claims. Although Cyabra may be indemnified by its third-party manufacturers for product liability claims arising out of manufacturing defects, because it controls the design of its products and subscriptions, it may not be indemnified for product liability claims arising out of design defects. While Cyabra maintains insurance coverage for certain types of losses, its insurance coverage may not adequately cover any claim asserted against it, if at all. In addition, even claims that ultimately are unsuccessful could result in Cyabra’s expenditure of funds in litigation, divert management’s time and other resources, and harm its reputation.

In addition, Cyabra’s classifications of application type, virus, spyware, vulnerability exploits, data, or URL categories may falsely detect, report, and act on applications, content, or threats that do not actually exist. This risk is heightened by the inclusion of a “heuristics” feature in Cyabra’s products and subscriptions, which attempts to identify applications and other threats not based on any known signatures but based on characteristics or anomalies which indicate that a particular item may be a threat. These false positives may impair the perceived reliability of Cyabra’s products and subscriptions and may therefore adversely impact market acceptance of Cyabra’s products and subscriptions and could result in damage to its reputation, negative publicity, loss of channel partners, end-customers and sales, increased costs to remedy any problem, and costly litigation.

Cyabra’s use of open source technology could impose limitations on its ability to commercialize its software.

Cyabra uses open source software in some of its software and expects to continue to use open source software in the future. Although Cyabra monitors its use of open source software to avoid subjecting its software to conditions to which it does not intend to be subject, it may face allegations from others alleging ownership of, or seeking to enforce the terms of, an open source license, including by demanding release of the open source software, derivative works, or its proprietary source code that was developed using such software. These allegations could also result in litigation. There is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on Cyabra’s ability to commercialize its software. In such an event, Cyabra may be required to seek licenses from third parties to continue commercially offering its software, to make its proprietary code generally available in source code form, to re-engineer its software or to discontinue the sale of its software if re-engineering could not be accomplished on a timely basis, any of which could adversely affect its business and revenue.

The use of open source software subjects Cyabra to a number of other risks and challenges. Open source software is subject to further development or modification by anyone. Others may develop such software to be competitive with or no longer useful by Cyabra. It is also possible for competitors to develop their own solutions using open source software, potentially reducing the demand for Cyabra’s software. If Cyabra is unable to successfully address these challenges, its business and operating results may be adversely affected, and its development costs may increase.

Risks Related to Cyabra’s Legal or Regulatory Matters

Cyabra is subject to complex and evolving laws, regulations, rules, standards and contractual obligations regarding data privacy and cybersecurity, which can increase the cost of doing business, compliance risks and potential liability.

In the ordinary course of Cyabra’s business, Cyabra collects, uses, transfers, stores, maintains and otherwise processes certain sensitive and other personal information regarding its employees, and contact information of its customers and service providers, and public data available on the social media platforms and news sites, which may include certain sensitive and other personal information, which is subject to complex and evolving laws, regulations, rules, standards and contractual obligations regarding data privacy and cybersecurity. Ensuring that Cyabra’s collection, use, transfer, storage, maintenance and other processing of personal information complies with applicable laws, regulations, rules, standards and contractual obligations regarding data privacy and cybersecurity in relevant jurisdictions can increase operating costs, impact the development of new systems, and reduce operational efficiency. Global legislation, enforcement, and policy activity in this area is rapidly expanding and creating a complex regulatory compliance environment. Any actual or perceived mishandling or misuse of the personal information by Cyabra or a third party with which Cyabra is affiliated, including payrolls providers and other service providers that have access to sensitive and other personal information, could result in litigation, regulatory fines, penalties or other sanctions, damage to Cyabra’s reputation, disruption of its business activities, and significantly increased business and cybersecurity costs or costs related to defending legal claims.

Internationally, many jurisdictions have established data privacy and cybersecurity legal frameworks with which Cyabra may need to comply. For example, the EU has adopted the General Data Protection Regulation (“GDPR”), which requires covered businesses to comply with rules regarding the processing of personal data, including its use, protection and the ability of persons whose personal data is processed to access, to correct or delete personal data about themselves. Failure to meet GDPR requirements could result in penalties of up to 4% of annual worldwide turnover or EUR 20 million (UK£17.5 million) (whichever is the greater). Additionally, the U.K. General Data Protection Regulation (“U.K. GDPR”) (i.e., a version of the GDPR as implemented into U.K. law) went into effect following Brexit. While the GDPR and the U.K. GDPR are substantially the same, going forward there is increasing risk for divergence in application, interpretation and enforcement of the data privacy and cybersecurity laws and regulations as between the EU and the United Kingdom, which may result in greater operational burdens, costs and compliance risks. Additionally, the GDPR and the U.K. GDPR include certain limitations and stringent obligations with respect to the transfer of personal data from the EU and the United Kingdom to third countries (including the United States), and the mechanisms to comply with such obligations are also in considerable flux and may lead to greater operational burdens, costs and compliance risks. Loss of Cyabra’s ability to transfer personal data from the E.U. and/or U.K. may require Cyabra to increase its data processing capabilities in those jurisdictions at significant expense. There are substantial fines and penalties associated with infringement of the GDPR.

In addition, in Israel, the Privacy Protection Law, 5741-1981, and the regulations enacted thereunder, including without limitation the Privacy Protection Regulations (Data Security), 5777-2017 (“Data Security Regulations”), as well as guidelines issued by the Israeli Privacy Protection Authority (collectively, the “PPL”), impose obligations and restrictions with respect to the manner certain personal data is processed, maintained, transferred, disclosed, accessed and secured. Failure to comply with certain provisions of the PPL may expose Cyabra to administrative fines, civil claims (including class actions) and in certain cases criminal liability. In addition, breaches of the PPL discovered by the Israeli Privacy Protection Authority’s inspection unit may be published on the Israeli Privacy Protection Authority’s website and are often reported in the media, which may result in negative publicity. An amendment to the Privacy Protection Law, 5741-1981, which was recently published and will come into effect in August 2025, aims to strengthen privacy protection in Israel by aligning Israeli law with similar regulations worldwide, particularly the GDPR, redefining key terms, establishing a new obligation to appoint a data protection officer in certain cases, and significantly expanding the enforcement powers and tools available to the Privacy Protection Authority and courts, with the aim of creating effective enforcement mechanisms and deterrence against non-compliance with the law and applicable security regulations. The Israeli Privacy Protection Authority may initiate certain administrative inspection proceedings, from time to time, without any suspicion of any particular breach of the PPL, as it has done in the past with respect to many Israeli companies in various business sectors. In addition, to the extent that any administrative supervision procedure is initiated by the Israeli Privacy Protection Authority and reveals certain irregularities with respect to Cyabra’s compliance with the PPL, in addition to Cyabra’s exposure to administrative fines, civil claims (including class actions) and in certain cases criminal liability, Cyabra may also need to take certain remedial actions to rectify such irregularities, which may increase Cyabra’s costs.

Cyabra is also subject to the rules and regulations promulgated under the authority of the Federal Trade Commission, which regulates unfair or deceptive acts or practices, including with respect to data privacy and cybersecurity. Moreover, the United States Congress has recently considered, and is currently considering, various proposals for more comprehensive data privacy and cybersecurity legislation, to which Cyabra may be subject if passed. Data privacy and cybersecurity are also areas of increasing state legislative focus and Cyabra is, or may in the future become, subject to various state laws and regulations regarding data privacy and cybersecurity. For example, the California Consumer Protection Act of 2018 (the “CCPA”), which became effective on January 1, 2020, applies to for-profit businesses that conduct business in California and meet certain revenue or data collection thresholds. The CCPA gives California residents certain rights with respect to personal information collected about them. Further, effective in most material respects starting on January 1, 2023, the California Privacy Rights Act (“CPRA”) (which was passed via a ballot initiative as part of the November 2020 election) significantly modified the CCPA, including by expanding California residents’ rights with respect to certain sensitive personal information. Other states where Cyabra does business, or may in the future do business, or from which Cyabra otherwise collects, or may in the future otherwise collect, personal information of residents have adopted or are considering adopting similar laws. Laws in all 50 U.S. states generally require businesses to provide notice under certain circumstances to consumers whose personal information has been disclosed as a result of a data breach. It remains unclear how the regulators, courts or commercial parties will interpret these state laws, and compliance with various regulations may be difficult and increase Cyabra’s costs of maintaining regulatory compliance. These state laws are not consistent, as certain state laws and regulations may be more stringent, broader in scope, or offer greater individual rights, with respect to personal information than international, federal or other state laws and regulations, and such laws and regulations may differ from each other, which may complicate compliance efforts and increase compliance costs. The interpretation and application of international, federal and state laws and regulations relating to data privacy and cybersecurity are often uncertain and fluid and may be interpreted and applied in a manner that is inconsistent with Cyabra’s data practices. Cyabra may also from time to time be subject to, or face assertions that it is subject to, additional obligations relating to personal information by contract or due to assertions that self-regulatory obligations or industry standards apply to its business practices.

Further, while Cyabra strives to publish and prominently display privacy policies that are accurate, comprehensive, and compliant with applicable laws, regulations, rules and industry standards, Cyabra cannot ensure that its privacy policies and other statements regarding its practices will be sufficient to protect it from claims, proceedings, liability or adverse publicity relating to data privacy or cybersecurity. Although Cyabra endeavors to comply with its privacy policies, it may at times fail to do so or be alleged to have failed to do so. The publication of Cyabra’s privacy policies and other documentation that provide promises and assurances about privacy and cybersecurity can subject Cyabra to potential federal or state action if they are found to be deceptive, unfair, or misrepresentative of Cyabra’s actual practices. Although Cyabra devotes significant resources to its cybersecurity programs and has implemented commercially reasonable security measures to protect its systems and to prevent, detect and respond to cybersecurity incidents, as these security threats continue to evolve, Cyabra may be required to devote additional resources to protect, prevent, detect and respond against system disruptions and security breaches. There can be no assurance that Cyabra’s efforts to mitigate these risks will prevent these threats.

Any failure or perceived or inadvertent failure by Cyabra to comply with its privacy policies, or existing or new laws, regulations, rules, standards or contractual obligations, or any compromise of security that results in unauthorized access to, or unauthorized loss, destruction, use, modification, acquisition, disclosure, release or transfer of personal information, may result in substantial costs, time and other resources, orders to stop or modify the alleged non-compliant activity, proceedings or actions against Cyabra by governmental entities or others, legal liability, audits, regulatory inquiries, governmental investigations, enforcement actions, claims, fines, judgments, awards, penalties, sanctions and costly litigation (including class actions). Any of the foregoing could harm Cyabra’s reputation, distract its management and technical personnel, increase its costs of doing business, adversely affect the demand for its systems, and ultimately result in the imposition of liability, any of which could have a material adverse effect on its business, financial condition and results of operations.

Failure to comply with anti-bribery, anti-corruption and anti-money laundering laws as well as export control laws, import and customs laws, trade and economic sanctions laws and other laws governing Cyabra’s operations could subject it to penalties and other adverse consequences.

Cyabra is subject to anti-bribery, anti-corruption and anti-money laundering laws and regulations including the U.S. Foreign Corrupt Practices Act (“FCPA”), the Israeli Penal Law 5737-1977 (“Penal Law”) and other anti-corruption, anti-bribery, and anti-money laundering laws in the jurisdictions in which Cyabra does business from time to time, both domestic and abroad. These laws generally prohibit Cyabra and its employees from improperly influencing government officials in order to obtain or retain business, direct business to any person or gain any improper advantage. The FCPA, the Penal Code and similar applicable anti-bribery and anti-corruption laws also prohibit Cyabra’s third-party business partners, representatives and agents from engaging in corruption and bribery. Cyabra and its third-party business partners, representatives and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. Cyabra may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries, Cyabra’s employees, representatives, contractors, channel partners and agents, even if Cyabra does not explicitly authorize such activities. These laws also require that Cyabra keeps accurate books and records and maintains internal controls and compliance procedures designed to prevent any such actions.

Cyabra is also subject to other laws and regulations governing international operations, including regulations administered by the governments of the U.S. and Israel, and authorities in the European Union, including applicable export control regulations, economic sanctions and embargoes on certain countries and persons, anti-money laundering laws, import and customs requirements and currency exchange regulations, collectively referred to as the Trade Control laws.

Any violation of the FCPA, the Penal Code or other applicable anti-bribery, anti-corruption laws and anti-money laundering laws including Trade Control laws could result in whistleblower complaints, adverse media coverage, investigations, imposition of significant legal fees, loss of export privileges, severe criminal or civil sanctions or suspension or debarment from government contracts, substantial diversion of management’s attention, drop in stock price or overall adverse consequences to Cyabra’s business, all of which may have an adverse effect on Cyabra’s reputation, business, financial condition, and results of operations.

Cyabra’s business may be affected by litigation and governmental investigations.

Cyabra may from time to time receive inquiries and subpoenas and other types of information requests from governmental authorities and others and it may become subject to claims and other actions related to its business activities. While the ultimate outcome of investigations, inquiries, information requests and legal proceedings is difficult to predict, defense of litigation claims can be expensive, time-consuming, and distracting, and adverse resolutions or settlements of those matters may result in, among other things, modification of Cyabra’s business practices, costs and significant payments, any of which could have a material adverse effect on its business, financial condition, results of operations and prospects.

Cyabra has received Israeli government grants for certain research and development activities. The terms of those grants require it to satisfy specified conditions as stipulated under the Innovation Law).

Cyabra received government grants from the Israeli Innovation Authority, also known as the IIA, formerly known as the Office of the Chief Scientist of the Ministry of Economy and Industry, or the OCS, for certain of its research and development activities. When a company develops know-how, technology or products using grants from the IIA, it is subject to certain requirements and restrictions imposed under the Innovation Law which, inter alia, restrict such company’s ability to perform or outsource manufacturing outside of Israel, grant licenses for R&D purposes or otherwise transfer inside and outside of Israel the know-how resulting, directly or indirectly, in whole or in part, in accordance with or as a result of, research and development activities made according to IIA programs, as well as any rights associated with such know-how (including later developments, which derive from, are based on, or constitute improvements or modifications of such know-how) (collectively, the “IIA Funded Know-How”).

Amongst other things, the discretionary approval of an IIA committee would be required for any transfer or license for R&D purposes to third parties inside or outside of Israel of IIA Funded Know-How and/or for the transfer outside of Israel of manufacturing or manufacturing rights with respect to IIA-funded products. Cyabra may not receive those approvals in the future.

Further, such transfer or license for R&D purposes of IIA Funded Know-How outside of Israel may require payment to the IIA of amounts which are calculated in accordance with certain formulas included in the IIA’s rules.

Therefore, the net consideration available to Cyabra’s shareholders in certain transactions (such as a merger or similar change of control transaction) involving the transfer outside of Israel of IIA Funded Know-How, or in transactions involving the licensing of IIA Funded Know-How for R&D purposes to a non-Israeli entity, may be reduced by any amounts that Cyabra may be required to pay to the IIA.

Furthermore, under the Innovation Law, IIA funded companies are required to pay the IIA royalties at rates which are determined under the IIA’s rules and guidelines from any income deriving from products (and related know-how and services) developed (in all or in part), directly or indirectly, as a result of, an IIA approved program or deriving therefrom, up to the aggregate amount of the total grants received by the IIA, plus Annual Interest for a File (as such term is defined in the IIA’s rules and guidelines). Under the terms of the grants received, Cyabra is required to pay royalties of 3% from any income deriving from IIA funded products and related know-how and services, up to the aggregate amount of the total grants received by the IIA, plus Annual Interest for a File (as such term is defined in the IIA’s rules and guidelines). As of December 15, 2025, the total grants that Cyabra received from the IIA, amount to approximately $719 thousand and paid the IIA royalties in an amount of approximately $322 thousand. Therefore, Cyabra’s theoretical debt towards the IIA as of December 15, 2025 is in an amount of approximately $527 thousand (including the accumulated interest to date). The restrictions under the Innovation Law continue to apply even after payment of the full amount of royalties payable pursuant to the grants.

If Cyabra fails to satisfy certain conditions of the Innovation Law, it may be required to refund the amounts of the grants previously received, together with interest and penalties, and may become subject to criminal charges and financial sanctions. In addition, the government of the State of Israel may from time-to-time audit sales of products which it claims incorporate IIA Funded Know-How and this may lead to additional royalties being payable on additional product candidates and may subject such products to the IIA’s restrictions and obligations. It shall be noted however that the government of the State of Israel does not own intellectual property rights in technology developed using the IIA funding. For more information regarding such restrictions please see “Information About Cyabra — Research and Development.”

Risks Related to the Business Combination

Unless the context otherwise requires, all references in this subsection to (i) “we,” “us,” or “Trailblazer” refer to Trailblazer prior to the consummation of the Business Combination, (ii) “Combined Company” is to Trailblazer and its subsidiaries after consummation of the Business Combination, and (iii) “Cyabra” is to Cyabra prior to the consummation of the Business Combination.

The Combined Company’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Cyabra. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

Cyabra’s ability to successfully operate the business following the closing of the Business Combination is dependent upon the efforts of certain key personnel of Cyabra. Following the closing, certain of the key personnel of Cyabra who will become the management of the Combined Company may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause the Combined Company to have to expend time and resources helping them become familiar with such requirements.

Cyabra has incurred significant transaction and transition costs in connection with the Business Combination.

Cyabra has incurred significant, non-recurring costs in connection with the Business Combination and the Combined Company’s operation as a public company following the consummation of the Business Combination. Cyabra has also incurred additional costs to retain key employees. Certain transaction expenses incurred in connection with the Business Combination, including legal, accounting, consulting, investment banking and other fees, expenses and costs, were paid by the Combined Company upon consummation of the Business Combination.

After consummation of the Business Combination, we may be exposed to unknown or contingent liabilities and may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our share price, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to Cyabra has identified all material issues or risks associated with Cyabra, its business or the industry in which it operates, or that factors outside of Cyabra’s and our control will not later arise. Furthermore, even if our due diligence has identified certain issues or risks, unexpected issues and risks may arise and previously identified issues and risks may materialize in a manner that is not consistent with our preliminary risk analysis. As a result, we may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. If any of these issues or risks materialize, it could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or the Combined Company. Additionally, we have no indemnification rights against Cyabra under the Merger Agreement and substantially all of the merger consideration was delivered at the Closing.

Accordingly, any Trailblazer stockholders or unit holders who choose to remain stockholders of the Combined Company following the Business Combination could suffer a reduction in the value of their shares, rights and units. Such stockholders or unit holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement relating to the Business Combination contained an actionable material misstatement or material omission.

The historical financial data for Cyabra and unaudited pro forma financial information included elsewhere in this prospectus may not be indicative of what the Combined Company’s actual financial position or results of operations would have been.

The historical financial data for Cyabra included in this prospectus do not reflect the financial condition, results of operations or cash flows it would have achieved as a standalone the Combined Company during the periods presented or those that the Combined Company will achieve in the future. This is primarily the result of the following factors: (i) the Combined Company will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) the Combined Company’s capital structure will be different from that reflected in Cyabra’s historical financial statements. The Combined Company’s financial condition and future results of operations could be materially different from amounts reflected in its and Cyabra’s historical financial statements included elsewhere in this prospectus, so it may be difficult for investors to compare the Combined Company’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited pro forma financial information in this prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, Trailblazer being treated as the “acquired” company for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of Cyabra on the Closing Date and the number of Trailblazer common stock that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of the Combined Company’s future operating or financial performance. The Combined Company’s actual financial condition and results of operations may vary materially from pro forma results of operations and balance sheet contained elsewhere in this prospectus, including as a result of such assumptions not being accurate. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.

We will incur increased costs as a result of operating as a public company, and the Combined Company’s management will be required to devote substantial time to new compliance and investor relations initiatives.

As a public company, the Combined Company will incur significant legal, accounting and other expenses that Cyabra did not previously incur. The Combined Company will be subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act, as well as rules subsequently adopted by the SEC and Nasdaq to implement provisions of the Sarbanes-Oxley Act, require, among other things, that a public company establish and maintain effective disclosure and financial controls. As a result, the Combined Company will incur significant legal, accounting and other expenses that Tempo did not previously incur. The Combined Company’s entire management team and many of its other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage its transition into a public company.

Further, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC has adopted additional rules and regulations in these areas, such as mandatory “say on pay” voting requirements that will apply to the Combined Company when the Combined Company ceases to be an emerging growth company. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which the Combined Company operates its business in ways it cannot currently anticipate.

The Combined Company expects the rules and regulations applicable to public companies to substantially increase the Combined Company’s legal and financial compliance costs and to make some activities more time consuming and costly. If these requirements divert the attention of the Combined Company’s management and personnel from other business concerns, they could have a material adverse effect on the Combined Company’s business, financial condition and results of operations. The increased costs will decrease the Combined Company’s net income or increase the Combined Company’s net loss, and may require the Combined Company to reduce costs in other areas of the Combined Company’s business or increase the prices of the Combined Company’s services. For example, the Combined Company expects these rules and regulations to make it more difficult and more expensive for the Combined Company to obtain director and officer liability insurance, and the Combined Company may be required to incur substantial costs to maintain the same or similar coverage. The Combined Company cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for the Combined Company to attract and retain qualified persons to serve on its board of directors, board committees or as executive officers.

Anti-takeover provisions in the Certificate of Incorporation of the Combined Company and bylaws (the “Bylaws”), as well as provisions in Delaware law, might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our shares.

The Certificate of Incorporation of the Combined Company and the Bylaws, as well as Delaware law, contain provisions that could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by our Board of Directors. The corporate governance documents of the Combined Company will include provisions:

•        limitations on convening special stockholder meetings, which could make it difficult for our stockholders to adopt desired governance changes;

•        a forum selection clause, which means certain litigation against us can only be brought in Delaware;

•        the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders; and

•        advance notice procedures, which apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

These provisions, alone or together, could delay hostile takeovers and changes in control or changes in our management.

The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our Common Stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that our stockholders could receive a premium for their Common Stock in an acquisition.

Risks Relating to the Ownership of the Common Stock following the Business Combination

The price of the Common Stock may be volatile.

In addition, following the Business Combination, fluctuations in the price of the Combined Company’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the stock of Cyabra and trading in the shares of Trailblazer securities has not been active. Accordingly, the valuation ascribed to the Combined Company in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of the Combined Company’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and the Combined Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of the Combined Company’s securities may include:

•        actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•        changes in the market’s expectations about the Combined Company’s operating results;

•        success of competitors;

•        operating results failing to meet the expectations of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning the Combined Company or the industry in which the Combined Company operates in general;

•        operating and stock price performance of other companies that investors deem comparable to the Combined Company;

•        ability to market new and enhanced products and services on a timely basis;

•        changes in laws and regulations affecting our business;

•        commencement of, or involvement in, litigation involving the Combined Company;

•        changes in the Combined Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of the Combined Company’s common stock available for public sale;

•        any major change in the Combined Company’s board or management;

•        sales of substantial amounts of the Combined Company’s common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, changes in interest rates, changes in fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq specifically, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which it was acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to the Combined Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Following the Business Combination, a portion of the Combined Company’s total outstanding shares will be restricted from immediate resale but may be sold into the market shortly thereafter. This could cause the market price of Combined Company Common Stock to drop significantly, even if the Combined Company’s business is doing well.

In connection with the Business Combination, certain of Trailblazer’s and Cyabra’s stockholders, including certain officers and directors, will enter into lock-up agreements with the Combined Company, restricting the transfer of Combined Company Common Stock, any shares of Combined Company Common Stock issuable upon the exercise or settlement, as applicable, of Replacement Options held by such persons immediately after the Effective Time, and any other securities convertible into or exercisable or exchangeable for Combined Company Common Stock held by such persons immediately after the Effective Time, from and after the Closing. The remaining stockholders not subject to a lock-up agreement may sell a substantial number of shares of Combined Company Common Stock in the public market at any time. If the Combined Company’s stockholders sell, or the market perceives that the Combined Company’s stockholders intend to sell, substantial amounts of Combined Company Common Stock in the public market following the Business Combination, the market price of Combined Company Common Stock could decline significantly.

Additionally, certain stockholders of the Combined Company will have rights, subject to some conditions, to require the Combined Company to file one or more registration statements covering their shares or to include such shares in registration statements that the Combined Company may file for itself or other stockholders. These shares and their resales, once registered, could be freely sold in the public market. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of Combined Company Common Stock could decline.

Future resales of common stock after the consummation of the Business Combination may cause the market price of the Combined Company’s securities to drop significantly, even if the Combined Company’s business is doing well.

Following consummation of the Business Combination and subject to certain exceptions, the Sponsor, Trailblazer’s directors, and Cyabra will be contractually restricted from selling or transferring most of their shares of the Combined Company’s common stock. The aforementioned stockholders will have trading restrictions beginning at Closing and ending six months after the Closing with respect Trailblazer’s Initial Stockholders and nine months after the Closing with respect to Cyabra equity holders. Following the expiration of such lockups, the stockholders will not be restricted from selling shares of the Combined Company common stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of the Combined Company common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could have the effect of increasing the volatility in the market price for the Combined Company Common Stock or the market price of the Combined Company common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Upon completion of the Business Combination, the stockholders subject to the lock-up will collectively beneficially own approximately 18% of the outstanding shares of the Combined Company common stock, assuming that no public stockholders redeem their Trailblazer Public Shares in connection with the Business Combination. Assuming redemption of all Trailblazer Public Shares in connection with the Business Combination, the ownership of the stockholders subject to the lock-up would rise to 100.0% of the outstanding shares of the Combined Company’s common stock. For further information regarding the assumptions for the calculation of pro forma beneficial ownership of the Combined Company following the consummation of the Business Combination, see the section title “Security Ownership of Certain Beneficial Owners and Management of Trailblazer and the Combined Company.”

The Combined Company may issue additional shares of Combined Company Common Stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.

The Combined Company may issue additional shares of Combined Company Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, raising additional capital, future acquisitions, repayment of outstanding indebtedness, or awards under the Cyabra, Inc. 2026 Omnibus Equity Incentive Plan (“2026 Plan”), without stockholder approval, in a number of circumstances. The Combined Company may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by the investors in the Business Combination, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which the additional shares or securities convertible or exchangeable into public shares, will be sold in future transactions may be higher or lower than the price per share paid by investors during the Business Combination.

The Combined Company’s management team has minimal experience managing a public company.

Members of the Combined Company management team have minimal experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. The Combined Company management team may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors.

The Combined Company’s business and operations could be negatively affected if it becomes subject to any securities litigation or stockholder activism, which could cause the Combined Company to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Stockholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of Combined Company Common Stock or other reasons may in the future cause it to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management’s and board of directors’ attention and resources from the Combined Company’s business. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to the Combined Company’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, the Combined Company may be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.

The Combined Company will be deemed to be an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, the Combined Company’s Common Stock may be less attractive to investors.

The Combined Company will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act, as of the closing of the Business Combination. As such, the Combined Company will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including, but not limited to, (a) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (b) reduced disclosure obligations regarding executive compensation in the Combined Company’s periodic reports and proxy statements and (c) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, the Combined Company’s stockholders may not have access to certain information they may deem important. The Combined Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of shares of Combined Company Common Stock that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2028, which is the last day of the fiscal year following the fifth anniversary of the date of the first sale of Trailblazer Common Stock in the IPO. We cannot predict whether investors will find the Combined Company’s securities less attractive because it will rely on these exemptions. If some investors find the Combined Company’s securities less attractive as a result of its reliance on these exemptions, the trading prices of the Combined Company’s securities may be lower than they otherwise would be, there may be a less active trading market for the Combined Company’s securities and the trading prices of the Combined Company’s securities may be more volatile.

As an emerging growth company, the Combined Company may also take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to obtain an assessment of the effectiveness of our internal controls over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our shares of common stock less attractive because we will rely on these exemptions. If some investors find our shares of common stock less attractive as a result, there may be a less active market for our shares of common stock and our share price may be more volatile.

The Combined Company will also be deemed a smaller reporting company, and even if the Combined Company no longer qualifies as an “emerging growth company”, any decision on the Combined Company’s part to comply only with certain reduced disclosure and governance requirements applicable to smaller reporting companies could make the Combined Company’s Common Stock less attractive to investors.

In addition to qualifying as an “emerging growth company”, the Combined Company will be deemed a “smaller reporting company” under the federal securities laws. For as long as the Combined Company continues to be a smaller reporting company, it may choose to take advantage of exemptions from various reporting requirements applicable to public companies that are not available to companies that are not smaller reporting companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced financial disclosure obligations and reduced disclosure obligations regarding executive compensation in the Combined Company’s periodic reports and proxy statements. The Combined Company will continue to be a smaller reporting company as long it has a public float (determined as of the end of its second fiscal quarter) of less than $250 million or has annual revenues of less than $100 million as of the last fiscal year for which it has audited financial statements and a public float of less than $700 million. We cannot predict whether investors will find the Combined Company’s securities less attractive because it will rely on these exemptions. If some investors find the Combined Company’s securities less attractive as a result of its reliance on these exemptions, the trading prices of the Combined Company’s securities may be lower than they otherwise would be, there may be a less active trading market for the Combined Company’s securities and the trading prices of the Combined Company’s securities may be more volatile.

If we fail to maintain proper and effective internal controls over financial reporting, our ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of the Combined Company’s common stock may decline.

Effective internal controls over financial reporting are necessary for the Combined Company to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause the Combined Company to fail to meet its reporting obligations. In addition, any testing by the Combined Company conducted in connection with Section 404 of the Sarbanes-Oxley Act (“Section 404”) or any subsequent testing by the Combined Company’s independent registered public accounting firm, may reveal deficiencies in the Combined Company’s internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to the Combined Company’s financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in the Combined Company’s reported financial information, which could have a negative effect on the trading price of the Combined Company’s stock.

For as long as the Combined Company is an emerging growth company, its independent registered public accounting firm will not be required to attest to the effectiveness of its internal controls over financial reporting pursuant to Section 404. An independent assessment of the effectiveness of the Combined Company’s internal controls over financial reporting could detect problems that the Combined Company’s management’s assessment might not detect. Undetected material weaknesses in the Combined Company’s internal controls over financial reporting could lead to restatements of the Combined Company’s consolidated financial statements and require the Combined Company to incur the expense of remediation.

If the Combined Company is not able to comply with the requirements of Section 404 in a timely manner or it is unable to maintain proper and effective internal controls over financial reporting may not be able to produce timely and accurate consolidated financial statements. As a result, the Combined Company’s investors could lose confidence in its reported financial information, the market price of the Combined Company’s stock could decline and the Combined Company could be subject to sanctions or investigations by the SEC or other regulatory authorities.

The Combined Company may not be able to comply with the continued listing standards of Nasdaq, which could limit investors’ ability to make transactions in the Combined Company’s securities and subject the Combined Company to additional trading restrictions.

We cannot assure you that we will be able to continue to meet all continued listing requirements of Nasdaq. In that case, the Combined Company could face significant material adverse consequences, including:

•        becoming delisted from Nasdaq;

•        a limited availability of market quotations for the Combined Company’s securities;

•        reduced liquidity for the Combined Company’s securities;

•        a determination that the Combined Company common stock is a “penny stock” which will require brokers trading in the Combined Company common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Combined Company’s securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.”

If the Combined Company’s securities were not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities.

If securities analysts do not publish research or reports about us, or if they issue unfavorable commentary about us or our industry or downgrade our common stock, the price of our common stock could decline.

The trading market for our common stock will depend in part on the research and reports that third-party securities analysts publish about us and the industries in which we operate. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of us, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover us change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst that may cover us ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our securities to decline. Moreover, if one or more of the analysts who cover us downgrades our common stock, or if our reporting results do not meet their expectations, the market price of our common stock could decline.

An active market for the Combined Company’s securities may not develop, which would adversely affect the liquidity and price of the Combined Company’s securities.

The price of the Combined Company’s securities may vary significantly due to factors specific to the Combined Company as well as to general market or economic conditions. Furthermore, an active trading market for the Combined Company’s securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

Insiders will continue to have substantial influence over the Combined Company’s after the Closing, which could limit your ability to affect the outcome of key transactions, including a change of control.

Upon the Closing, the Combined Company’s executive officers, directors, and their affiliates beneficially own approximately 19.9% of the Combined Company Common Stock outstanding.

As a result, these stockholders, if they act together, will be able to influence the Combined Company’s management and affairs and all matters requiring stockholder approval, including the election of directors, amendments of the Combined Company’s organizational documents, and approval of significant corporate transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing, or deterring a change in control of the Combined Company and might affect the market price of the Combined Company Common Stock.

Following the consummation of the Business Combination, the Combined Company is a holding company and our only significant asset is our ownership interest in Cyabra and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on the Combined Company’s common stock or satisfy the Combined Company’s other financial obligations, including taxes.

Following consummation of the Business Combination, the Combined Company is a holding company with no material assets other than its ownership of Cyabra. As a result, the Combined Company will have no independent means of generating revenue or cash flow. The Combined Company’s ability to pay taxes and pay dividends will depend on the financial results and cash flows of Cyabra and its subsidiaries and the distributions it receives from Cyabra. Deterioration in the financial condition, earnings or cash flow of Cyabra and its subsidiaries for any reason could limit or impair Cyabra’s ability to pay such distributions. Additionally, to the extent that the Combined Company needs funds and Cyabra and/or any of its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or Cyabra is otherwise unable to provide such funds, it could materially adversely affect the Combined Company’s liquidity and financial condition.

Dividends on the Combined Company common stock, if any, will be paid at the discretion of the Combined Company Board of Directors (the “Combined Company Board”), which will consider, among other things, the Combined Company’s business, operating results, financial condition, current and expected cash needs, plans for expansion and any legal or contractual limitations on its ability to pay such dividends. Financing arrangements may include restrictive covenants that restrict the Combined Company’s ability to pay dividends or make other distributions to its stockholders. In addition, the Combined Company is generally prohibited under Delaware law from making a distribution to stockholders to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of the Combined Company (with certain exceptions) exceed the fair value of its assets. If Cyabra does not have sufficient funds to make distributions, the Combined Company’s ability to declare and pay cash dividends may also be restricted or impaired.

Future sales, or the perception of future sales, of our common stock by us or our existing stockholders in the public market following the Closing could cause the market price for our common stock to decline.

The sale of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Following the consummation of the Business Combination, we have on a fully diluted basis a total of 22,352,450 shares of common stock outstanding (excluding up to 3,000,000 Earnout Shares), including (i) 10,600,000 shares issued to the holders of shares of Cyabra capital stock (including shares underlying Cyabra Options and Cyabra Warrants), (ii) 400,000 Restricted Stock Units issued to Cyabra Key Employees, (ii) 812,547 shares held by Trailblazer’s public stockholders (including shares underlying Public Rights), and (iii) 2,158,949 shares held by the Sponsor (which includes the Founder Shares and the Private Units).

Upon the expiration or waiver of the lock-ups described above, shares held by certain of our stockholders will be eligible for resale, subject to, in the case of certain stockholders, volume, manner of sale and other limitations under Rule 144. As restrictions on resale end, the market price of shares of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.

The Certificate of Incorporation of the Combined Company provides that the Court of Chancery of the State of Delaware is the sole and exclusive forum for substantially all disputes between us and our stockholders and federal district courts will be the sole and exclusive forum for Securities Act claims, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

The Certificate of Incorporation of the Combined Company provides that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of fiduciary duty owed by any of our current or former directors, officers, or other employees to us or to our stockholders; (iii) any action asserting a claim arising pursuant to the DGCL, the Certificate of Incorporation or the Bylaws or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware; or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware, provided that the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or to any claim for which the federal courts have exclusive jurisdiction. Our Certificate of Incorporation further provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts are the sole and exclusive forum for the resolution of any complaint asserting a right under the Securities Act, subject to a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Further, the choice of forum provisions may result in increased costs for a stockholder to bring a claim. Alternatively, if a court were to find the choice of forum provisions contained in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Provisions in the Certificate of Incorporation and Bylaws of the Combined Company regarding exculpation and indemnification of our directors and officers may result in substantial expenditures by us and may discourage lawsuits against our directors and officers.

The Certificate of Incorporation and Bylaws of the Combined Company, to the maximum extent permissible under Delaware law, eliminates the personal liability of our directors and officers to us and our stockholders for damages for breach of fiduciary duty. These provisions may discourage us, or our stockholders through derivative litigation, from bringing a lawsuit against any of our current or former directors or officers for any breaches of their fiduciary duties, even if such legal actions, if successful, might benefit us or our stockholders. In addition, the Certificate of Incorporation and Bylaws provides that we will, to the fullest extent permitted by Delaware law, indemnify our directors and officers for costs or damages incurred by them in connection with any threatened, pending, or completed action, suit, or proceeding brought against them by reason of their positions as directors and officers. Although we expect to purchase directors’ and officers’ insurance, these indemnification obligations could result in our incurring substantial expenditures to cover the cost of settlement or damage awards against our directors or officers.

The Selling Shareholders may choose to sell the Shares and/or PIPE Warrant Shares at prices below the current market price.

The Selling Shareholders are not restricted as to the prices at which they may sell or otherwise dispose of the Shares and/or Warrant Shares covered by this prospectus. Sales or other dispositions of the Shares and/or PIPE Warrant Shares below the then-current market prices could adversely affect the market price of the Combined Company’s Common Stock.

Neither we nor the Selling Shareholders have authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus. We may receive media coverage regarding our Company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. Neither we nor the Selling Shareholders have authorized any other party to provide you with information concerning us or this offering, and recipients should not rely on this information.

SELLING SHAREHOLDERS

The Shares being offered by the Selling Shareholders are those previously issued to the Selling Shareholders in connection with the consummation of the Business Combination, including shares of Common Stock to be issued upon exercise of the PIPE Warrants. We are registering the Shares in order to permit the Selling Shareholders to offer the Shares for resale from time to time. Except for (x) the ownership of the Shares, as applicable, (y) service as executive officers and/or directors of the Combined Company or Trailblazer, Holdings or the Sponsor, and (z) as described under “Certain Relationships and Related Party Transactions,” the Selling Shareholders have not had any material relationship with us within the past three years.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the Shares by each of the Selling Shareholders. The number of Shares owned and the percentage of beneficial ownership and voting control of Cyabra after this offering set forth in these columns are based on 13,814,178 shares of Common Stock outstanding as of March 27, 2026.

Because the officers and directors of the Combined Company that are Selling Shareholders may offer all or some of the Shares pursuant to this offering, we cannot estimate the number of shares of Common Stock that will be held by the Selling Shareholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, all of the shares of Common Stock covered by this prospectus will be sold by the Selling Shareholders and that the Selling Shareholders do not acquire beneficial ownership of any additional shares.

The second column lists the number of shares of the Common Stock beneficially owned by each Selling Shareholder, based on its ownership of the shares of Common Stock, as of March 27, 2026.

The third column lists the number of shares of Common Stock being offered by this prospectus by each of the Selling Shareholders.

The fourth column lists the number of shares of Common Stock owned by each of the Selling Shareholders following the sale of the maximum number of shares of Common Stock listed in the third column by such Selling Shareholders.

The Selling Shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder(1)	Number of Shares of Common Stock Owned Prior to the Offering	Maximum Number of Shares of Common Stock To Be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After the Offering	Percent of Common Stock After Offering
Trailblazer Sponsor Group, LLC(2)	2,158,949	2,158,949	—	—
Dan Brahmy(3)	711,477	711,477	—	—
Ido Shraga(4)	710,477	710,477	—	—
Yossef Daar(5)	710,477	710,477	—	—
Michael Pompeo(6)	101,058	101,058	—	—
Sonny Vu(7)	45,372	45,372	—	—
Josette Sheeran(8)	144,369	144,369	—	—
Michael Madon(9)	14,437	14,437	—	—
Yael Sandler(10)	101,058	101,058	—	—
Emmanuel Heymann(11)	54,138	54,138	—	—
Dmitry Shafranovich(12)	122,429	122,429	—	—
Summus Venture Capital(13)	489,722	489,722	—	—
FF Alabaster LLC(14)	285,256	285,256	—	—

Name of Selling Shareholder(1)	Number of Shares of Common Stock Owned Prior to the Offering	Maximum Number of Shares of Common Stock To Be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After the Offering	Percent of Common Stock After Offering
Alpha Capital Anstalt(15)	7,468,672	7,468,672	—	—
LifeSci Capital LLC(16)	262,500	262,500	—	—
Ladenburg Thalmann & Co. Inc.(17)	262,500	262,500	—	—
Rainforest Partners LLC(18)	200,000	200,000	—	—
The Hewlett Fund LP(19)	200,000	200,000	—	—

____________

(1)      Unless otherwise indicated the business address of the holder is 510 Madison Avenue, Suite 1401, New York, NY 10022.

(2)      Trailblazer Sponsor Group, LLC, the Sponsor, is the record holder of the shares reported herein. Joseph Hammer, is a manager of the Sponsor. Consequently, he may be deemed the beneficial owner of the shares held by the sponsor and has voting and dispositive control over such securities. Each of Trailblazer’s officers and directors disclaims beneficial ownership of any shares other than to the extent he or she may have a pecuniary interest therein, directly or indirectly. The business address of each of these entities and individuals is at 510 Madison Avenue, Suite 1401, New York, NY 10022.

(3)      Mr. Brahmy will serve as Chief Executive Officer and a director of the Combined Company upon the Closing of the Business Combination.

(4)      Mr. Shraga will serve as Chief Technology Officer of the Combined Company upon the Closing of the Business Combination.

(5)      Mr. Daar will serve as Chief Product Officer and a director of the Combined Company upon the Closing of the Business Combination.

(6)      Mr. Pompeo will serve as a director of the Combined Company upon the Closing of the Business Combination.

(7)      Mr. Vu will serve as a director of the Combined Company upon the Closing of the Business Combination.

(8)      Ms. Sheeran will serve as a director of the Combined Company upon the Closing of the Business Combination.

(9)      Mr. Madon will serve as a director of the Combined Company upon the Closing of the Business Combination.

(10)    Ms. Sandler will serve as Chief Financial Officer of the Combined Company upon the Closing of the Business Combination.

(11)    Mr. Heymann will serve as Chief Revenue Officer of the Combined Company upon the Closing of the Business Combination.

(12)    Mr. Shafranovich served as a director of the board of Cyabra and will not serve as a director of the Combined Company upon the Closing of the Business Combination.

(13)    Summus Venture Capital is controlled by Mr. Shafranovich, who served as a director of the board of Cyabra and will not serve as a director of the Combined Company upon the Closing of the Business Combination.

(14)    FF Alabaster LLC is controlled by Mr. Vu who will serve as a director of the Combined Company upon the Closing of the Business Combination.

(15)    The business address of Alpha Capital Anstalt is Altenbach 8, FL-9490 Vaduz, Liechtenstein. All securities held by Alpha that are convertible or exercisable into common stock are subject to the Beneficial Ownership Limitation, which limits Alpha from converting or exercising such securities in the event the conversion or exercise will result in Alpha owning more than 9.99% of the issued and outstanding common stock.

(16)    The business address of LifeSci Capital LLC is 1700 Broadway 40th Floor, New York, NY 10019.

(17)    The business address of Ladenburg Thalmann & Co. Inc. is 4400 Biscayne Boulevard, 12th Floor, Miami, Florida 33137.

(18)    Mark Weinberger is the managing member of Rainforest Partners LLC, and has sole voting and investment power over the securities held by Rainforest Partners LLC. The address for Rain Forest Partners LLC is 850 East 26th Street, Brooklyn, NY 11210.

(19)    Martin Chopp has voting and investment control over the securities held by The Hewlett Fund LP. The address for The Hewlett Fund LP is 100 Merrick Road, Suite 400W, Rockville Centre, NY 11570.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

The Selling Shareholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of the shares of Common Stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock covered by this prospectus and any prospectus supplement. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

We will receive proceeds in the event that any of the PIPE Warrants are exercised at the exercise prices per share for cash which would result in gross proceeds of approximately $4,600,000 if all such PIPE Warrants are exercised for cash. Any proceeds that we receive from the exercise of the PIPE Warrants will be used for working capital, capital expenditures, product development, and other general corporate purposes, including investments in sales and marketing in the United States and internationally.

We cannot predict when or if the PIPE Warrants will be exercised, and it is possible that the PIPE Warrants may expire and never be exercised. The PIPE Warrants, for so long as they are held by the Sponsor and certain permitted transferees, may be exercised on a “cashless basis”. As a result, we may never receive meaningful, or any, cash proceeds from the exercise of the PIPE Warrants, and we cannot plan on any specific uses of any proceeds we may receive beyond the purposes described herein.

See “Plan of Distribution” elsewhere in this prospectus for more information.

DIVIDEND POLICY

We have never declared or paid any dividends on the Combined Company’s Common Stock. We currently intend to retain all available funds and any future earnings for the operation and expansion of our business and, therefore, we do not anticipate declaring or paying dividends in the foreseeable future. The payment of dividends will be at the discretion of our Board and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payment of dividends present in our future debt agreements, and other factors that our Board may deem relevant.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination and related transactions and presents the combination of the financial information of Trailblazer, Cyabra and Holdings, as adjusted to give effect to the terms of the Merger Agreement and other ancillary agreements.

Trailblazer is a blank check company incorporated in Delaware on November 12, 2021. Trailblazer was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. As of December 31, 2025 there was approximately $4.0 million held in the Trust Account.

Cyabra protects companies and the public sector by exposing malicious actors, disinformation, bot networks, and GenAI content, disrupting online threats and mitigating against fake campaigns.

Holdings is a wholly owned subsidiary of Trailblazer and will act as the publicly-traded holding company of its subsidiaries — including Cyabra — after the closing of the Business Combination. Since Holdings is a wholly owned subsidiary of Trailblazer, its financial statements are consolidated within the financial statements of Trailblazer and are not separately shown in the accompanying pro forma financial statements. Holdings, as a stand-alone entity is a holding company with limited transactions.

Trailblazer Merger Sub, Ltd., an Israeli company (“Merger Sub”) is a wholly owned subsidiary of Trailblazer and was formed for the sole purpose of the Business Combination.

The Unaudited Condensed Combined Pro Forma Financial Statements

The following unaudited pro forma condensed combined balance sheet as of December 31, 2025 combines the historical audited consolidated balance sheet of Trailblazer as of December 31, 2025 with the historical audited consolidated balance sheet of Cyabra as of December 31, 2025, with such adjustments as are necessary to properly understand Holdings’ financial position and results of operations upon consummation of the Business Combination and related transactions — all in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, SEC Release No. 33-10786 ”Amendments to Financial Disclosures About Acquired and Disposed Businesses” (collectively, the “Pro Forma Adjustments”) — giving effect to the Business Combination as if it had been consummated as of December 31, 2025.

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2025 combine the historical audited consolidated statements of operations of Trailblazer for the year ended December 31, 2025 with the historical audited consolidated statements of operations of Cyabra for the year ended December 31, 2025, subject to the Pro Forma Adjustments, giving effect to the Business Combination as if it had been consummated on January 1, 2025, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination included in the Pro Forma Adjustments taken place on the dates indicated, nor are they indicative of the future results of operations or financial position of Holdings. The Pro Forma Adjustments are based on currently available information and certain assumptions and estimates that Holdings believes are reasonable under the circumstances. Management performed a comprehensive review of the accounting policies between Cyabra and Trailblazer. Management is not aware of any significant accounting policy differences and has therefore not made any adjustments to the pro forma condensed combined financial information related to any potential differences.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with:

•        The accompanying notes to the unaudited pro forma condensed combined financial information.

•        The historical audited consolidated financial statements of Trailblazer as of and for the year ended December 31, 2025, and the related notes included elsewhere in this registration statement.

•        The historical audited consolidated financial statements of Cyabra as of and for the year ended December 31, 2025, and the related notes included elsewhere in this registration statement.

•        The sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Trailblazer,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cyabra” and the other financial information relating to Trailblazer and Cyabra included elsewhere in this registration statement.

•        Factors detailed under the section entitled “Risk Factors” elsewhere in this registration statement.

The Business Combination is accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Under this method of accounting, Cyabra is treated as the accounting acquirer and Trailblazer is treated as the “acquired” company for financial reporting purposes. Cyabra has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Cyabra’s existing stockholders will have the greatest voting interest in the Combined Company;

•        The directors nominated by Cyabra will represent the majority of the Combined Company Board (six out of seven of the initial directors will be nominated by Cyabra);

•        Cyabra’s senior management will comprise the senior management of Holdings following the Closing of the Business Combination;

•        Cyabra’s operations will comprise the ongoing operations of the Combined Company; and

Under the reverse recapitalization accounting method, the Business Combination is deemed to be the equivalent of a capital transaction in which Cyabra has issued shares for the net assets of Trailblazer. The net assets of Trailblazer are stated at fair value, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are of Cyabra.

Description of the Business Combination

On July 22, 2024, Trailblazer, Cyabra, Holdings and Merger Sub entered into the Merger Agreement. Pursuant to the Merger Agreement, among other things, (a) Trailblazer will merge with and into Holdings with Holdings being the survivor of the merger and (b) Merger Sub will merge with and into Cyabra, with Cyabra being the surviving entity, following which Merger Sub will cease to exist, and Cyabra will become a wholly owned subsidiary of Holdings.

At the effective time of the Parent Merger, by virtue of the Parent Merger (i) each then issued and outstanding share of Trailblazer Class A Common Stock shall convert automatically into one share of common stock of Holdings and (ii) each then issued and outstanding Trailblazer Right shall convert automatically into one right to acquire one tenth of one share of Holdings Common Stock.

Upon the effectiveness of the Acquisition Merger, each issued and outstanding Cyabra Ordinary Share issued and outstanding immediately prior to the effective time, will be converted into the right to receive a number of shares of Holdings Common Stock equal to the Conversion Ratio. Each Cyabra Preferred Share (other than the Series B Preferred Shares of Cyabra issued to the holders upon conversion of the 2024 Convertible Notes as described below) will convert into the right to receive a number of shares of Holdings Common Stock equal to (i) the Conversion Ratio multiplied by (ii) the number of Cyabra Ordinary Shares issuable upon conversion of such Cyabra Preferred Share.

Each holder of Series B Preferred Shares shall receive in consideration for the Preferred B Merger Consideration, at such holder’s option, either (1) Holdings Common Stock or (2) a number of shares of Holdings Series A Preferred Stock equal to the quotient obtained by dividing (x) the amount obtained by multiplying (i) such holder’s Series B Preferred Shares and (ii) the original issue price of such Series B Preferred Shares by (y) 1,000. Each share of Holdings Series A Preferred Stock issued as Preferred B Merger Consideration shall (i) have a conversion price equal to the product of the conversion price of the Series B Preferred Shares multiplied by 1 divided by the Conversion Ratio (as defined in the Merger Agreement) and (ii) have a stated value equal to $1,000.

The Converted Stock Options shall be exercisable into such number of shares of Holdings Common Stock (rounded up to the nearest whole share), determined by multiplying the number of Cyabra Ordinary Shares subject to such Cyabra Option by the Conversion Ratio, at an exercise price per share of Holdings Common Stock (rounded down to the nearest whole cent) equal to (A) the exercise price per share of Cyabra Ordinary Shares of such Cyabra Option divided by (B) the Conversion Ratio. Each outstanding Cyabra Warrant shall be treated in accordance with the terms of the relevant agreements governing such Cyabra Warrants, and Cyabra Warrants not converted, shall be assumed by Holdings.

The 2024 Convertible Notes

Contemporaneously with the execution of, and as a condition and an inducement to Trailblazer and Cyabra, entering into the Merger Agreement, Alpha Capital Anstalt, a Liechtenstein Anstalt (“Alpha”) an affiliate of the Sponsor provided Cyabra a loan in an aggregate amount of $3.4 million in the form of convertible promissory notes (collectively, the “2024 Convertible Notes”). Cyabra subsequently raised an additional $2.6 million (for a total of $6.0 million) from additional purchasers pursuant to the terms of the 2024 Convertible Notes. The conversion features of the 2024 Convertible Notes held by the Sponsor’s affiliate are the same as those held by any other holder of 2024 Convertible Notes.

2025 Note

On February 28, 2025, Alpha provided Cyabra with the 2025 Note in an aggregate amount of $1.0 million. The 2025 Note bears no interest and was originally due upon the earlier to occur of (i) April 30, 2025 and (ii) one calendar day prior to the consummation of the Business Combination. Upon an event of default, which includes the Company’s failure to pay the principal amount when due and payable, Alpha Capital Anstalt can elect to exchange such promissory note for a convertible note that is identical to the 2024 Convertible Notes. Commencing 5 days after the occurrence of an event of default that results in the acceleration of the promissory note, interest shall accrue at a rate of 12% per annum or such lower maximum amount of interest permitted to be charged under applicable law. On December 11, 2025, the 2025 Note was amended such that the terms of the 2024 Convertible Notes would apply to the 2025 Note.

2025 Bridge Notes

On July 16, 2025, August 7, 2025 and August 22, 2025, Alpha provided Cyabra with the 2025 Bridge Notes in the aggregate amount of $2.5 million. The 2025 Bridge Notes become due upon the demand of Alpha, but if not so demanded, will mature upon the consummation of the PIPE Investment. Upon the closing of the PIPE Investment, the 2025 Bridge Notes will automatically be exchanged for shares of Holdings Series B Preferred Stock in the PIPE Investment.

2025 Promissory Notes

On October 1, 2025, October 6, 2025, November 6, 2025 and November 20, 2025, Alpha provided Cyabra with the 2025 Promissory Notes in the aggregate amount of $1.8 million. The 2025 Promissory Notes become due upon the earlier of (i) the date of the consummation of the Business Combination or (ii) March 30, 2026. Cyabra shall prepay the 2025 Promissory Notes with 50% of all gross revenue of Cyabra or proceeds of any financing net of any reseller or broker fees, within ten (10) business days of receipt of any such funds, until the 2025 Promissory Notes have been repaid in full.

On December 29, 2025, Alpha provided Cyabra with a loan in the aggregate amount of $400 thousand in the form of a promissory note (the “December 2025 Promissory Note”). The December 2025 Promissory Note became due on January 12, 2026. Cyabra shall prepay the December 2025 Promissory Note with 50% of all gross revenue of Cyabra or proceeds of any financing net of any reseller or broker fees, within ten (10) business days of receipt of any such funds, until the December 2025 Promissory Note has been repaid in full.

On January 8, 2026, Alpha provided Cyabra with a loan in the aggregate amount of $200 thousand in the form of a promissory note (the “January 2026 Promissory Note”). The January 2026 Promissory Note becomes due upon the earlier of (i) the date of the consummation of the Business Combination or (ii) January 22, 2026. Cyabra shall prepay the January 2026 Promissory Note with 50% of all gross revenue of Cyabra or proceeds of any financing net of any reseller or broker fees, within ten (10) business days of receipt of any such funds, until the January 2026 Promissory Note has been repaid in full.

On February 5, 2026, Alpha provided Cyabra with a loan in the aggregate amount of $1.0 million in the form of a promissory note (the “February 2026 Promissory Note”). The February 2026 Promissory Note becomes due upon the earlier of (i) the date of the consummation of the Business Combination or (ii) February 18, 2026. Cyabra shall prepay the February 2026 Promissory Note with 50% of all gross revenue of Cyabra or proceeds of any financing net of any reseller or broker fees, within ten (10) business days of receipt of any such funds, until the February 2026 Promissory Note has been repaid in full.

On March 9, 2026, Alpha provided Cyabra with a loan in the aggregate amount of $450 thousand in the form of a promissory note (the “March 2026 Promissory Note”). The March 2026 Promissory Note becomes due upon the earlier of (i) the date of the consummation of the Business Combination or (ii) March 19, 2026. Cyabra shall prepay the March 2026 Promissory Note with 50% of all gross revenue of Cyabra or proceeds of any financing net of any reseller or broker fees, within ten (10) business days of receipt of any such funds, until the March 2026 Promissory Note has been repaid in full.

On March 13, 2026, Alpha provided Cyabra with a loan in the aggregate amount of $350 thousand in the form of a promissory note (the “March 2026 Second Promissory Note”). The March 2026 Second Promissory Note becomes due upon the earlier of (i) the date of the consummation of the Business Combination or (ii) March 27, 2026. Cyabra shall prepay the March 2026 Second Promissory Note with 50% of all gross revenue of Cyabra or proceeds of any financing net of any reseller or broker fees, within ten (10) business days of receipt of any such funds, until the March 2026 Second Promissory Note has been repaid in full.

PIPE

The Merger Agreement provides that Holdings will enter into subscription agreements (“Subscription Agreements”) with certain investors (“PIPE Investors”) providing for aggregate investments in the amount of no less than $6,000,000 in Holdings Series B Preferred Stock in a private placement that will close concurrently with the Closing known as the “PIPE Investment.”

Notwithstanding the foregoing, in the event that in excess of $3,500,000 remains in the Trust Account after redemption of the Trailblazer Class A Common Stock in connection with the Business Combination, the PIPE Investment shall be reduced by the amount by which the Trust Account exceeds $3,500,000.

In the Subscription Agreements, Holdings will agree to sell, and the PIPE Investors, severally and not jointly, will agree to purchase, up to an aggregate of $6,000,000 of (A) shares of Holdings Series B Preferred Stock with an aggregate Stated Value for each PIPE Investor equal to such investor’s subscription amount, and (B) a PIPE Warrant. The PIPE Warrants will be immediately exercisable and have a term of exercise equal to one year from the date of issuance.

For purposes of the PIPE Investment:

“Conversion Shares” means the shares of Holdings Common Stock issuable upon conversion of the Holdings Series B Preferred Stock;

“Conversion Price” means $10.00 (subject to adjustment for stock dividends, stock splits, certain subsequent sales of options, common stock or Common Stock Equivalents); and

“Stated Value” means $1,000 per share of the Holdings Series B Preferred Stock.

See “Description of the Combined Company’s Securities — Preferred Stock — Series B Preferred Stock,” below for a description of the terms of the Holdings Series B Preferred Stock and “Description of the Combined Company’s Securities — PIPE Warrants,” below for a description of the terms of the PIPE Warrants.

The PIPE Subscription Agreements were executed and delivered on December 18, 2025. Since the PIPE Investment is a condition to the closing of the Business Combination, it is reflected as an adjustment to the pro forma financial statements.

On February 5, 2026, Holdings entered into additional subscription agreements with certain investors (the “2026 PIPE Investors”) providing for an additional $2.0 million private placement investment in Holdings Series B Preferred Stock and warrants (the “Additional PIPE Investment”). The Additional PIPE Investment was entered into with the 2026 PIPE Investors on substantially the same terms as the previously disclosed $6.0 million PIPE Investment. As a result of the Additional PIPE Investment, the total committed PIPE financing has been increased to $8.0 million.

Earnout

Pursuant to the Merger Agreement, the Cyabra shareholders may receive an earnout payment following the Closing of the Business Combination of up to 3,000,000 shares of Holdings Common Stock (the “Earnout Shares”) subject to certain share price achievement triggers as follows:

•        If the last sale price of Holdings Common Stock on Nasdaq is greater than $15.00 for twenty (20) consecutive trading days within any thirty (30)-trading day period during the period commencing six months after Closing of the Business Combination and until December 31, 2026, the Cyabra shareholders may receive an earnout payment of 1,000,000 shares of Holdings Common Stock.

•        If the last sale price of Holdings Common Stock on Nasdaq is greater than $20.00 for twenty (20) consecutive trading days within any thirty (30)-trading day period during the period commencing six months after Closing of the Business Combination and until December 31, 2027, the Cyabra shareholders may receive an earnout payment of 1,000,000 shares of Holdings Common Stock.

•        If the last sale price of Holdings Common Stock on Nasdaq is greater than $25.00 for twenty (20) consecutive trading days within any thirty (30)-trading day period during the period commencing six months after Closing of the Business Combination and until December 31, 2029, the Cyabra shareholders may receive an earnout payment of 1,000,000 shares of Holdings Common Stock.

The Earnout Shares form a portion of the consideration to be received by the Cyabra shareholders and holders of Cyabra Options in connection with the Business Combination. Applying ASC 815-40, the Company concluded that the Earnout Shares are considered indexed to the Combined Company’s own stock and meets the conditions for equity classification, and thus should be presented within equity.

At the Closing Date, it is not probable that the earnout conditions will be achieved. Thus, the issuance of the Earnout Shares are not accounted for in the pro forma financial statements.

Share Grant to Key Employees

Pursuant to the Merger Agreement, upon the Closing, the Cyabra Key Employees will receive 400,000 restricted stock units (“RSUs”) to purchase shares of Holdings Common Stock in the aggregate pursuant to the 2026 Plan.

Consideration

The aggregate consideration for the Business Combination will be payable in the form of shares of Holdings Common Stock, Earnout Shares, RSUs, Holdings warrants and Converted Stock Options to purchase Holdings Common Stock. The following summarizes the aggregated value of the Business Combination consideration:

Common Stock, warrants and Converted Stock Options at Closing(1)	14,000,000
Cyabra warrants assumed by Holdings	(49,977)
Converted Stock Options	(1,153,439)
RSUs issued to Key Employees	(400,000)
Earnout Shares	(3,000,000)
Holdings Common Stock transferred at Closing(2)(3)	9,396,584
Value per share(4)	$10.00
Total share consideration	$93,965,840

____________

(1)      The number in the table above includes approximately 4,603,416 shares of Holdings Common Stock underlying the 3,000,000 Earnout Shares, 400,000 RSUs, 49,977 Holdings warrants and 1,153,439 Converted Stock Options to purchase Holdings Common Stock that do not represent legally outstanding shares of Holdings Common Stock at Closing.

(2)      The number in the table above includes approximately 2,223,255 shares of Holdings Common Stock representing (i) 1,357,300 shares of Holdings Common Stock issued to Alpha, an affiliate of the Sponsor, (ii) 42,418 shares issuable to Alpha, representing the as-converted basis of 150 shares of Holdings Series A Preferred Stock, and (iii) 823,537 shares issued to other investors, representing the as-converted basis of 2,912 shares of Holdings Series A Preferred Stock, in connection with the 2024 Convertible Notes. The shares of Holdings Preferred Stock are included in the common stock ownership table because the holders have the right to acquire beneficial ownership of the common stock within 60 days through the conversion of the Preferred Stock.

(3)      The number in the table above includes 400,000 RSUs to purchase shares of Holdings Common Stock issued to Cyabra’s Key Employees upon Closing pursuant to the 2026 Plan.

(4)      Share consideration is calculated using a $10.00 reference price. Actual total share consideration will be dependent on the value of Holdings Common Stock at closing.

The following table reconciles the 10,600,000 Merger Consideration shares to be issued at Closing to the 9,396,584 Holdings Common Stock transferred at Closing:

Merger consideration shares	10,600,000
RSUs issued to Cyabra’s Key Employees	400,000
Cyabra warrants assumed by Holdings	(49,977)
Converted Stock Options	(1,153,439)
RUSs issued to Key Employees	(400,000)
Holdings Common Stock transferred at Closing	9,396,584

Ownership

The following table summarizes the unaudited pro forma ownership of Holdings Common Stock that would have been outstanding as of December 31, 2025, on a fully diluted basis, after giving effect to the Business Combination, assuming no Holdings warrants have been exercised.

	Based on Actual Redemption (Shares)	Percentage of Outstanding Shares
Cyabra – shares of Holdings Common Stock transferred at Closing(1)(2)	11,776,745	46.5%
Trailblazer Public Shareholders	812,547	3.2%
Shares held by Sponsor	2,158,949	8.5%
Shares held by Alpha, Sponsor affiliate(3)	1,357,300	5.4%
Shares issued to third party advisors	2,312,000	9.1%
Preferred Stock held by Sponsor, Alpha (Sponsor’s affiliate) and others(4)	5,734,909	22.6%
Preferred Stock and Warrants held by PIPE Investors	1,200,000	4.7%
Pro Forma common stock outstanding on December 31, 2025	25,352,450	100%

____________

(1)      The number of outstanding shares in the table above includes approximately 4,603,416 shares of Holdings Common Stock underlying the 3,000,000 Earnout Shares, 49,977 Holdings warrants, and 1,153,439 Converted Stock Options to purchase Holdings Common Stock that do not represent legally outstanding shares of Holdings Common Stock at Closing.

(2)      The number of outstanding shares in the table above includes 400,000 RSUs to purchase shares of Holdings Common Stock issued to Cyabra’s Key Employees upon Closing pursuant to the 2026 Plan.

(3)      The number of outstanding shares in the table above includes approximately 1,357,300 shares of Holdings Common Stock issued to Alpha, an affiliate of the Sponsor in connection with the 2024 Convertible Notes.

(4)      The number of outstanding shares in the table above includes approximately (i) 42,418 shares of Holdings Common Stock representing the as-converted basis of 150 shares of Holdings Series A Preferred Stock, issued to Alpha, in connection with the 2024 Convertible Notes, (ii) 823,537 shares of Holdings Common Stock representing the as-converted basis of 2,912 shares of Holdings Series A Preferred Stock, issued to other investors, in connection with the 2024 Convertible Notes, and (iii) 4,335,954 shares of Holdings Common Stock representing the as-converted basis of 4,335,954 shares of Holdings Series C Preferred Stock and 533,000 shares of Holdings Common Stock representing the as-converted basis of 533,000 shares of Holdings Series B Preferred Stock issued to the Sponsor in connection with the conversion of the Sponsor’s promissory note. The shares of Holdings Preferred Stock are included in the common stock ownership table because the holders have the right to acquire beneficial ownership of the common stock within 60 days through the conversion of the Preferred Stock.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2025, and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 are based on the historical financial statements of Trailblazer and Cyabra. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2025

	Cyabra (Historical)	Trailblazer (Historical)		Transaction Accounting Adjustments			Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$294,000		$85,353		$2,650,000	A	$4,091,571
					(672,280)	C
					1,512,227	K
					(1,200,000)	M
					(147,875)	P
					1,903,146	R
					437,000	S
					(770,000)	T
Restricted cash	22,000		121,181		—		143,181
Accounts receivable	269,000		—		—		269,000
Other current assets	152,000		—		—		152,000
Prepaid expenses	—		6,150		—		6,150
Total current assets	737,000		212,684		3,712,218		4,661,902
Non-current assets
Operating right-of-use asset	575,000		—		—		575,000
Property and equipment, net	146,000		—		—		146,000
Prepaid expenses – long-term	—		125,000		—		125,000
Marketable securities held in Trust Account	—		3,973,290		(1,512,227)	K	—
					34,946	H
					(2,519,023)	U
					23,014	J

Total non-current assets	721,000		4,098,290		(3,973,290)		846,000
Total assets	$1,458,000		$4,310,974		$(261,072)		$5,507,902

LIABILITIES
Current liabilities
Bank overdraft	$—	$		$			$—
Trade accounts payable	1,775,000		—		(1,326,939)	C	448,061
Accounts payable and accrued expenses	—		2,162,452		(1,617,059)	C	545,393
Current maturities of long-term loans	5,768,000		—		(5,350,000)	A	1,579,519
					(91,000)	P
					1,981,519	R
					(729,000)	T
Operating lease liability	380,000		—		—		380,000
Deferred revenues	2,816,000		—		—		2,816,000
Other current liabilities	1,868,000		—		(306,709)	C	3,661,291
					1,050,000	G
					1,050,000	Q
Convertible notes	12,869,000		—		(12,869,000)	L	—
Current liability with respect to warrants	—		—		1,091,000	A	1,091,000
Promissory note – related party	—		11,007,174		34,946	H	—
					437,000	S
					(11,479,120)	O
Excise tax payable	—		912,593		—		912,593
Income taxes payable	—		85,968		—		85,968
Total current liabilities	25,476,000		14,168,187		(28,124,362)		11,519,825

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)
AS OF DECEMBER 31, 2025

	Cyabra (Historical)	Trailblazer (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Non-current liabilities
Operating lease liability	268,000	—	—		268,000
Long-term deferred revenues	115,000	—	—		115,000
Liability with respect to warrants	370,000	—	(370,000)	V	—
Deferred underwriting fee payable	—	2,070,000	(2,070,000)	B	—
Total non-current liabilities	753,000	2,070,000	(2,440,000)		383,000
Total liabilities	26,229,000	16,238,187	(30,564,362)		11,902,825

Redeemable convertible preferred shares	15,268,000	—	(15,268,000)	D	—

Trailblazer Class A common stock subject to possible redemption	—	4,013,703	(1,512,227)	F	—
			34,946	H
			(40,413)	I
			(2,519,023)	U
			23,014	J

SHAREHOLDERS’ DEFICIT
Cyabra Ordinary shares	2,000	—	(2,000)	D	—
Series A Preferred stock	—	—	87	L	87
Series B Preferred stock	—	—	80	A	133
			53	O
Series C Preferred stock	—	—	434	O	434
Class A common stock	—	212	21	B	1,211
			30	C
			717	D
			12	F
			10	G
			136	L
			73	N
Class B common stock	—	—	—		—
Additional paid-in capital	7,332,000	—	6,908,920	A	49,708,586
			2,069,979	B
			2,858,746	C
			15,269,283	D
			(16,009,884)	E
			1,512,215	F
			1,049,990	G
			12,868,778	L
			4,000,000	M
			(73)	N
			11,478,633	O
			370,000	V

Accumulated deficit	(47,373,000)	(15,941,128)	(280,349)	C	(56,105,374)
			16,009,884	E
			(2,100,000)	G
			(34,946)	H
			40,413	I
			(5,200,000)	M
			(56,875)	P
			(1,050,000)	Q
			(78,373)	R
			(41,000)	T
Total shareholders’ deficit	(40,039,000)	(15,940,916)	49,584,993		(6,394,923)
Total shareholders’ deficit and liabilities	$1,458,000	$4,310,974	$(261,072)		$5,507,902

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATION
FOR THE YEAR ENDED DECEMBER 31, 2025

	Cyabra (Historical)	Trailblazer (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenues	$5,707,000	$—	$—		$5,707,000
Cost of revenues	(866,000)	—	—		(866,000)
Gross profit	4,841,000	—	—		4,841,000

Operating costs and expenses
Research and development	(6,894,000)	—	(3,466,667)	AA	(10,360,667)
Sales and marketing	(5,696,000)	—	—		(5,696,000)
General and administrative	(4,221,000)	(2,564,363)	(1,733,333)	AA	(8,799,045)
			(280,349)	BB
Operating loss	(11,970,000)	(2,564,363)	(5,480,349)		(20,014,712)

Financial (expense) income	(828,000)	943,846	(149,000)	CC	(829,000)
			148,000	DD
			(943,846)	EE
Loss on debt extinguishment of promissory note	—	(6,222,973)			(6,222,973)
Gain on change in fair value of promissory note	—	(217,470)	217,470	GG	—
Loss before income tax expense	(12,798,000)	(8,060,960)	(6,207,725)		(27,066,685)

Income tax expense	(21,000)	(229,187)	229,187	FF	(21,000)
Net loss	$(12,819,000)	$(8,290,147)	$(5,978,538)		$(27,087,685)

Basic and diluted net loss per share	$(18.12)
Basic and diluted weighted average number of shares outstanding	745,257
Basic and diluted net loss per share, Class A common stock subject to possible redemption		$(2.08)
Basic and diluted weighted average shares outstanding, Class A common stock		3,976,169
Basic and diluted net loss per share, Class B common stock		$—
Basic and diluted weighted average shares outstanding, Class B common stock		1
Pro forma weighted average number of shares outstanding – basic and diluted					13,814,125
Pro forma loss per share – basic and diluted					$(1.96)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2025, and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2025 are based on the historical financial statements of Trailblazer and Cyabra. The transaction accounting adjustments for the Business Combination consist of those necessary to account for the Business Combination.

The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of December 31, 2025, assumes that the Business Combination occurred on December 31, 2025. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 presents pro forma effect to the Business Combination as if it had been completed on January 1, 2025, the earliest period presented.

The unaudited pro forma condensed combined balance sheet as of December 31, 2025, has been prepared using, and should be read in conjunction with, the following:

•        Trailblazer’s audited consolidated balance sheet as of December 31, 2025 and the related notes for the year ended December 31, 2025, included elsewhere in registration statement; and

•        Cyabra’s audited consolidated balance sheet as of December 31, 2025, and the related notes for the year ended December 31, 2025 included elsewhere in this registration statement.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, has been prepared using, and should be read in conjunction with, the following:

•        Trailblazer’s audited consolidated statement of operations for the year ended December 31, 2025, and the related notes included elsewhere in registration statement; and

•        Cyabra’s audited consolidated statements of operations for the year ended December 31, 2025, and the related notes included elsewhere in this registration statement.

The historical financial information has been adjusted to reflect the Pro Forma Adjustments giving effect to the Business Combination and related transactions as described in more detail below.

The Pro Forma Adjustments reflecting the consummation of the Business Combination and certain other transactions as described in more detail below are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The Pro Forma Adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Trailblazer believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Pro Forma Adjustments based on information available to management at this time and that the Pro Forma Adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination and related transactions as described in more detail below. Trailblazer and Cyabra have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

2. Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Surviving Corporation. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are expected to have a continuing impact on the results of the Surviving Corporation.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 ”Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Trailblazer has elected not to present Management’s Adjustments and is only presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to transaction accounting adjustments that reflect the accounting for the transaction under US GAAP. Cyabra and Trailblazer have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of Holdings shares outstanding, assuming the Business Combination occurred on January 1, 2025.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2025, are as follows:

A.     Reflects an $8.0 million PIPE investment at the Closing of the Business Combination, comprised of $2.65 million of cash proceeds and $5.35 million of Cyabra loans cancelled and exchanged for participation in the PIPE Investment.

B.      Reflects the issuance of 207,000 shares of common stock, valued at $10.00 per share, to LifeSci in settlement of deferred underwriting commissions upon the Closing of the Business Combination.

C.     Reflects the preliminary estimated transaction costs expected to be incurred by Trailblazer and Cyabra of approximately $6.32 million as part of the Business Combination.

Of the estimated $2.89 million Trailblazer transaction costs, $1.20 million of fees have been paid and $1.62 million have been accrued as of the pro forma balance sheet date. The remaining amount of $0.07 million is reflected as an adjustment to accumulated deficit. Included in the total $2.89 million of transaction costs are 1.0 million Loeb Shares issued to legal counsel in settlement of estimated legal expenses of approximately $1.50 million.

Of the estimated $3.43 million Cyabra transaction costs, $1.47 million of fees have been paid, $1.63 million have been accrued as of the pro forma balance sheet date, $0.21 million is reflected as an adjustment to accumulated deficit and the remaining amount of $0.12 million is included as an adjustment to additional paid-in capital. Included in the total $3.43 million of transaction costs are 1.0 million Lowenstein Shares issued to legal counsel in settlement of estimated legal expenses of approximately $1.49 million. To the extent the total fee obligation due to each of Loeb and Lowenstein is not fully paid from the net proceeds received by such firms from any sales of Loeb Shares or Lowenstein Shares, as applicable, Holdings and Cyabra shall be jointly and severally liable for the remainder of such fees.

In addition, the remaining portion of the 2.0 million shares of Holdings Common Stock issued to such legal advisors, shall be surrendered by each such legal advisor if such legal fees are wholly satisfied from any sales of such shares.

D.     Reflects the conversion of Cyabra’s Ordinary Shares, Preferred Stock, and certain Warrants into Holding’s Common Stock at the Closing of the Business Combination.

E.      Represents the elimination of Trailblazer’s historical accumulated losses after recording the transaction costs to be incurred by Trailblazer as described in (C) above, the borrowings to fund the extension payments into the Trust Account subsequent to December 31, 2025 as described in (H) below, and the adjustment for interest withdrawn from the Trust Account to pay tax obligations subsequent to December 31, 2025 as described in (I) below.

F.      Reflects the reclassification of 122,547 Trailblazer shares in the aggregate amount of $1.5 million, or approximately $12.34 per share to permanent equity at the closing of the Business Combination.

G.     Reflects the advisory agreement entered into in October 2025 with LifesSci whereby Cyabra has agreed to (A) the issuance of Cyabra Ordinary Shares which will convert into 105,000 shares of Holdings Common Stock at the closing of the Business Combination and (B) an Advisory Fee of $1,050,000. The Advisory Fee will convert into shares of Holdings Common Stock ninety (90) days after the closing of the Business Combination (collectively, the “Advisor Shares”). The Advisor Shares were valued at $10.00 per share.

H.     Reflects borrowings from the Sponsor in order to fund extension payments into the Trust Account, subsequent to December 31, 2025.

I.       Reflects an adjustment for interest withdrawn from the Trust Account subsequent to December 31, 2025 to pay for tax obligations.

J.       Reflects an adjustment for interest earned in the Trust Account subsequent to December 31, 2025.

K.     Reflects the liquidation and reclassification of $1.5 million of funds held in the Trust Account to cash and bank balances that becomes available following the Business Combination.

L.      Reflects the conversion of the 2024 Convertible Notes in the aggregate principal amount of $7.0 million entered into by Cyabra in anticipation of the Closing of the Business Combination. The 2024 Convertible Notes are measured at fair value in the amount of $12.9 million. The adjustment represents the automatic conversion of the total cash amount of $7.0 million under the 2024 Convertible Notes into 1,357,300 shares of Holdings Common Stock issues to Alpha, 42,418 shares of Series A Preferred Stock issued to Alpha and 823,537 shares of Series A Preferred Stock issued to other investors upon the Closing of the Business Combination, at its fair value as of December 31, 2025 and will be classified as permanent equity.

M.     Reflects the one-time transaction bonus in the amount of $1.2 million payable in cash and $4 million payable in RSUs to the Key Employees upon the Closing of the Business Combination. The RSUs will be fully vested as of the closing of the Business Combination, however the shares will not be issued as of the closing of the Business Combination. Accordingly, the Company will recognize the full compensation expense at the closing of the Business Combination with a corresponding credit to additional paid-in capital until such time as the shares are issued. For purposes of these pro forma financial statements, it was assumed that the grant date fair value of the 400,000 RSUs granted to Key Employees was $10.00 per share.

N.     Reflects the conversion 7,294,500 rights into 729,450 shares of Class A common stock upon the closing of the Business Combination.

O.     To record the conversion of the related party promissory note into preferred stock upon consummation of the Business Combination. The outstanding principal balance will convert into preferred stock with a total stated value of such preferred stock equal to 300% of the outstanding principal amount as follows: (a) the first 100% of the outstanding principal balance shall automatically convert into shares of Series B preferred stock with an aggregate stated value equal to 100% of the outstanding principal amount, and (b) the remaining 200% of the outstanding principal balance shall automatically convert into Series C preferred stock with a total stated value equal to 200% of the outstanding principal amount, which will be classified as permanent equity.

P.       Reflects the cash payment of accrued interest at the closing of the Business Combination resulting from the cancellation and exchange of $2.5 million of working capital loans issued to Cyabra. These loans will be cancelled and exchanged for participation in the PIPE Investment, as noted in Entry (A) above.

Q.     Reflects the agreement entered into in October 2025 with Ladenburg, whereby Cyabra has agreed to pay Ladenburg an advisory fee of $1,050,000. The advisory fee will be paid in shares of Holdings Common Stock ninety (90) days after the closing of the Business Combination.

R.     During January, February and March 2026, Alpha entered into short-term promissory notes with Cyabra pursuant to which Alpha loaned Cyabra an aggregate of $2.0 million for working capital purposes. In connection with the closing of the Business Combination, $0.65 million of the promissory notes will be cancelled and exchanged for participation in the PIPE Investment and $1.35 million will remain outstanding post Business Combination.

S.      Reflects additional borrowings under the related party promissory note with the Sponsor, subsequent to December 31, 2025 (see Entry (O) above).

T.      Reflects payment of Cyabra working capital loans, inclusive of accrued interest, due to be repaid at the closing of the Business Combination.

U.      Reflects the redemption of 210,269 Trailblazer shares for a cash payment of $2.5 million, or $11.98 per share, in connection with the vote to approve the consummation of the Business Combination.

V.      Reflects the reclassification of the warrant liability on outstanding Cyabra warrants to equity at the closing of the Business Combination.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, are as follows:

AA.  Reflects the one-time transaction bonus in the amount of $1.2 million payable in cash and $4 million payable in RSUs to Key Employees upon the Closing of the Business Combination.

BB.   Reflects the estimated transaction costs of approximately $0.28 million as if the Business Combination was consummated on January 1, 2025.

CC.   Reflects the elimination of the change in fair value of the SAFE during 2025 because this financing expense would not be incurred if the Business Combination was consummated on January 1, 2025.

DD.   Reflects the elimination of the change in fair value of the 2024 Convertible Notes during 2025 because this financing expense would not be incurred if the Business Combination was consummated on January 1, 2025.

EE.   Reflects elimination of interest income on the Trust Account.

FF.    Reflects the elimination of income tax expense related to interest income held in the Trust Account because this income tax expense would not be incurred if the Business Combination was consummated on January 1, 2025.

GG.  Reflects the elimination of the change in fair value of the related party promissory note with the Sponsor because this change in fair value would not be incurred if the Business Combination was consummated on January 1, 2025 and the note was converted on such date.

4. Loss per Share

Net loss per share is calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2025. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared with the actual redemptions:

Year ended December 31, 2025
Pro forma net loss	$(27,087,685)
Pro forma weighted average shares outstanding of common stock(1)(2)	13,814,125
Pro forma net loss per share (basic and diluted)	$(1.96)
Pro forma weighted average shares outstanding – basic and diluted
Trailblazer Public Shareholders	812,547
Sponsor	2,158,949
Alpha, Sponsor affiliate	1,357,300
Cyabra shareholders	7,173,329
Third party shares	2,312,000
13,814,125

____________

(1)      The pro forma basic and diluted weighted average shares outstanding of common stock exclude (i) 42,418 shares of Holdings Series A Preferred Stock issued to Alpha in connection with the 2024 Convertible Notes, (ii) 823,537 shares of Holdings Series A Preferred Stock issued to other investors in connection with the 2024 Convertible Notes, (iii) 4,335,954 shares of Holdings Series C Preferred Stock and 533,000 shares of Holdings Series B Preferred Stock issued to the Sponsor in connection with the conversion of the Sponsor’s promissory note and (iv) 800,000 shares of Holdings Series B Preferred Stock issued in connection with the PIPE Investment, as these are not deemed a loss participating security and their effect is antidilutive. If the holders were to choose to convert their Preferred Stock into Holdings common stock, the pro forma net loss per share (basic and diluted) for the year ended December 31, 2025 would be $(1.33).

(2)      The above calculation excludes the effects of approximately 5,003,416 shares of Holdings Common Stock underlying the 49,977 Holdings warrants, 400,000 RSUs, 400,000 PIPE Warrants, 3,000,000 Earnout Shares and 1,153,439 Converted Stock Options from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of shares of common stock outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders of the combined entity is the same.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF TRAILBLAZER

The following discussion and analysis of Trailblazer’s financial condition and results of operations should be read in conjunction with Trailblazer’s audited financial statements and the notes related thereto which are included in this prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and elsewhere in this prospectus. Trailblazer Holdings, Inc. (“Holdings”), which was incorporated on July 16, 2024, is the new ultimate parent company. Holdings has engaged in no business activities to date and has no assets or liabilities of any kind, other than those incident to its formation. Management’s discussion and analysis of financial condition and results of operations of Holdings are omitted because it has no assets, no operations, and its liabilities are limited to certain expense items that are not material. The historical audited financial statements of Holdings as of December 31, 2025 and for the period from July 16, 2024 (inception) through December 31, 2024, and the related notes are included elsewhere in this prospectus.

Overview

We are a blank check company formed under the laws of the State of Delaware on November 12, 2021 for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. We intend to effectuate our initial business combination using cash from the proceeds of our initial public offering (the “Initial Public Offering”) and the private placement of the Private Units, the proceeds of the sale of our shares in connection with our initial business combination (pursuant to forward purchase agreements or backstop agreements we may enter into following the consummation of the Initial Public Offering or otherwise), shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing.

The issuance of additional shares in connection with an initial business combination:

•        may significantly dilute the equity interest of our investors who would not have pre-emption rights in respect of any such issuance;

•        may subordinate the rights of holders of shares of common stock if we issue shares of preferred stock with rights senior to those afforded to our shares of common stock;

•        could cause a change in control if a substantial number of shares of our common stock is issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

•        may have the effect of delaying or preventing a change of control of us by diluting the stock ownership or voting rights of a person seeking to obtain control of us; and

•        may adversely affect prevailing market prices for our common stock, rights and/or warrants.

Similarly, if we issue debt securities or otherwise incur significant debt, it could result in:

•        default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•        acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•        our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•        our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•        using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock if declared, our ability to pay expenses, make capital expenditures and acquisitions, and fund other general corporate purposes;

•        limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•        increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

•        limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, and execution of our strategy; and

•        other purposes and other disadvantages compared to our competitors who have less debt.

We expect to continue to incur significant costs in the pursuit of our initial business combination plans. We cannot assure you that our plans to raise capital or to complete our initial business combination will be successful.

Recent Developments

Business Combination

On July 22, 2024, Trailblazer entered into a merger agreement, by and among Trailblazer, Trailblazer Merger Sub, Ltd., an Israeli company and a direct, wholly owned subsidiary of Trailblazer (“Merger Sub”), Trailblazer Holdings, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Trailblazer (“Holdings”), and Cyabra Strategy Ltd., a private company organized in Israel (“Cyabra”) (as amended on November 11, 2024 and on November 6, 2025 and as it may be further amended and/or restated from time to time, the “Merger Agreement”).

The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, (a) Trailblazer shall merge with and into Holdings and Holdings shall be the survivor of such merger (the “Parent Merger” and all references to Trailblazer subsequent to the Parent Merger shall be intended to refer to Holdings as the survivor of the Parent Merger) and (b) Merger Sub shall merge with and into Cyabra, with Cyabra being the surviving entity (the “Acquisition Merger” and, together with the Parent Merger and all other transactions contemplated by the Merger Agreement, the “Business Combination”), following which Merger Sub will cease to exist and Cyabra will become a wholly owned subsidiary of Holdings (the “Surviving Corporation”). In connection with the Business Combination, Holdings (at such stage, referred to herein as the “Combined Company”) will be renamed “Cyabra, Inc.”

At the effective time of the Parent Merger, (i) each then issued and outstanding share of Trailblazer Class A Common Stock, par value $0.0001 per share (the “Trailblazer Class A Common Stock”), shall convert automatically into one share of common stock of Holdings, $0.0001 par value per share (the “Holdings Common Stock”) and (ii) each then issued and outstanding right to acquire one tenth of one share of Trailblazer Class A Common Stock upon the consummation of an initial business combination (a “Trailblazer Right” or “Right”), shall convert automatically into one right to acquire one tenth of one share of Holdings Common Stock. The one share of Trailblazer Class B Common Stock issued and outstanding will automatically be canceled at the time of the Parent Merger.

At the effective time of the Acquisition Merger (the “Effective Time”), (i) each Cyabra ordinary share, NIS 0.01 par value per share (the “Cyabra Ordinary Shares”) issued and outstanding immediately prior to the Effective Time, in accordance with Cyabra’s Amended and Restated Articles of Association (the “Articles of Association”), shall be converted into the right to receive a number of shares of Holdings Common Stock equal to the quotient obtained by dividing (a) the Aggregate Merger Consideration by Cyabra’s outstanding shares, on a fully-diluted basis (the “Conversion Ratio”), (ii) each Cyabra Preferred Share issued and outstanding immediately prior to the Effective Time (other than the Series B Preferred Shares of Cyabra issued to the holders upon conversion of the 2024 Convertible Notes as described below) shall be converted into the right to receive a number of shares of Holdings Common Stock equal to (A) the Conversion Ratio multiplied by (B) the number of Cyabra Ordinary Shares issuable upon conversion of such Cyabra preferred shares as of immediately prior to the Effective Time, (iii) each Cyabra Option shall be exchanged for an equivalent award under the Cyabra, Inc. 2025 Omnibus Equity Incentive Plan, as set forth in the Merger Agreement, (iv) each Cyabra Convertible Note shall be (A) treated in accordance with the terms of the relevant agreements governing such Cyabra Convertible Notes and (B) converted into Cyabra Preferred Shares or Cyabra Ordinary Shares, as applicable and (iii) each Cyabra Warrant shall be treated in accordance with the terms of the relevant agreements governing such Cyabra Warrants, provided that any Cyabra Warrants not so converted shall be assumed by Holdings. In addition, each holder of Series B Preferred Shares of Cyabra shall receive in consideration for the transfer of all of its Series B Preferred Shares of Cyabra to Holdings pursuant to the Merger Agreement (the “Preferred B Merger Consideration”), at such holder’s option, either (1) Holdings Common Stock or (2) a number of shares of Holdings Preferred Stock (as defined below) equal to the quotient obtained by dividing (x) the amount obtained by multiplying (i) such holder’s Series B Preferred Shares of Cyabra and (ii) the original issue price of such Series B Preferred Shares of Cyabra by (y) 1,000. Each share of Holdings Preferred Stock issued as Preferred B Merger Consideration shall (i) have a conversion price equal to the product of the conversion price of the Series B Preferred Shares of Cyabra multiplied by 1 divided by the Conversion Ratio (as defined in the Merger Agreement) and (ii) have a stated value equal to $1,000.

In addition to the base merger consideration, Cyabra shareholders and holders of Cyabra Options may also receive up to an aggregate of 3,000,000 shares of Holdings Common Stock in three equal installments (the “Earnout Shares”). The Earnout Shares will be issued to Cyabra shareholders and holders of Cyabra Options upon occurrence of certain triggering events (based on the achievement of certain price targets of Holdings Common Stock following the closing of the Business Combination (the “Closing”).

Pursuant to the Merger Agreement, upon the closing of the Business Combination, the Cyabra Key Employees (as defined below) will receive 400,000 restricted stock units (“RSUs”) to purchase shares of Holdings Common Stock in the aggregate pursuant to the 2026 Plan (as defined below).

In addition, the Merger Agreement provides that Trailblazer will enter into subscription agreements with certain investors providing for aggregate investments in the amount of no less than $6,000,000 in Holdings Common Stock in a private placement that will close concurrently with the closing of the Business Combination (the “PIPE Investment”). Notwithstanding the foregoing, in the event that in excess of $3,500,000 remains in the Trust Account (defined below) after redemption of the Trailblazer Common Stock in connection with the Business Combination, the PIPE Investment shall be reduced by the amount by which the Trust Account exceeds $3,500,000.

Contemporaneously with the execution of, and as a condition and an inducement to Trailblazer and Cyabra, entering into the Merger Agreement, Alpha Capital Anstalt, a Liechtenstein Anstalt (“Alpha”), an affiliate of Trailblazer Sponsor Group, LLC, a Delaware limited liability corporation (the “Sponsor”), provided Cyabra with a loan in an aggregate amount of $3.4 million in the form of convertible promissory notes (collectively, the “2024 Convertible Notes”). Cyabra subsequently raised an additional $2.6 million (for a total of $6.0 million) from additional purchasers pursuant to the terms of the 2024 Convertible Notes. On February 28, 2025, Alpha provided Cyabra with a loan in an aggregate amount of $1.0 million in the form of a promissory note (the “2025 Note”). The 2025 Note bears no interest and is due upon the earlier to occur of (i) April 30, 2025 and (ii) one calendar day prior to the consummation of the Business Combination.

Upon the closing of the Business Combination, subject to approval by Trailblazer’s stockholders and other customary closing conditions, Holdings will change its name to “Cyabra, Inc.” and is expected to list on The Nasdaq Stock Market, LLC (“Nasdaq”).

PIPE Investments

On December 18, 2025, Holdings entered into subscription agreements with certain PIPE investors (the “2025 PIPE Investors”) providing for aggregate investments in the amount of no less than $6,000,000 in Holdings Series B Preferred Stock in a private placement that will close concurrently with the closing of the Business Combination (the “PIPE Investment”).

In the event that in excess of $3,500,000 remains in the Trust Account after redemption of the Company’s common stock in connection with the Business Combination, the PIPE Investment shall be reduced by the amount by which the Trust Account exceeds $3,500,000.

On November 6, 2025, the parties thereto entered into an amendment to the Merger Agreement (the “Amendment to the Merger Agreement”) in order to, among other things: (i) amend the provision related to the PIPE Investment to reflect that the 2025 PIPE Investors will receive Holdings Series B Preferred Stock and not Holdings Common Stock; (ii) amend the Base Purchase Price from $70,000,000 to $106,000,000; (iii) amend the First Calculation Period (as defined in the Merger Agreement) from December 31, 2025 to December 31, 2026; and (iv) amend the Outside Date to February 1, 2026.

On February 5, 2026, Holdings entered into additional subscription agreements with certain investors (the “2026 PIPE Investors”) providing for an additional $2.0 million private placement investment in Holdings Series B Preferred Stock and warrants (the “Additional PIPE Investment”). The Additional PIPE Investment was entered into with the 2026 PIPE Investors on substantially the same terms as the previously disclosed $6.0 million PIPE Investment. As a result of the Additional PIPE Investment, the total committed PIPE financing has been increased to $8.0 million.

The Extension of the Completion Window

On February 29, 2024, the board of directors approved the exercise by the Company of the automatic extension of the time the Company has to complete a business combination by an additional three months from March 31, 2024 to June 30, 2024. On June 25, 2024, the board of directors approved the exercise by the Company of the automatic extension of the time the Company has to complete a business combination by an additional three months from June 30, 2024 to September 30, 2024. Pursuant to the terms of the Company’s Amended and Restated Certificate of Incorporation and the trust agreement entered into between the Company and Continental Stock Transfer & Trust Company in connection with the Initial Public Offering, in order for the time available for the Company to consummate a Business Combination to be extended, the Sponsor or its affiliates or designees, upon five days’ advance notice prior to the applicable deadline, must deposit into the trust account $690,000 in full, (or $0.10 per share) for each extension, on or prior to the date of the applicable deadline.

As approved by its stockholders at the annual meeting (the “Annual Meeting”) of stockholders held on September 26, 2024, the Company filed an amendment to its Amended and Restated Certificate of Incorporation (the “Charter”) with the Delaware Secretary of State on September 27, 2024 (the “Charter Amendment”), and also amended its investment management trust agreement, to (a) modify the terms and extend the date (the “Termination Date”) by which the Company has to consummate a business combination by allowing the Company, through resolution of the board of directors without another stockholder vote, to elect to extend the Termination Date by one month each time from September 30, 2024 to September 30, 2025 (the “Combination Period”), or such earlier date as determined by the Board in its sole discretion, unless the closing of a business combination shall have occurred prior thereto; and (b) to remove the provision which permitted the withdrawal of $100,000 from the trust account of the Company in order to pay dissolution expenses. For each monthly extension approved by the Board, the monthly payment required to be deposited into the Company’s Trust Account to extend the Termination Date by one month should be the lesser of (i) $0.035 for each outstanding share of Public Stock after giving effect to the redemption, and (ii) $100,000.

In connection with the stockholders’ vote at the Annual Meeting, 4,520,384 shares were tendered for redemption.

On October 9, 2024, $49,774,936, or approximately $11.01 redemption price per share, was withdrawn from the Trust Account to pay the redeeming holders and the 4,520,384 shares of the Company’s Class A common stock that were redeemed were cancelled.

As approved by its stockholders at the Annual Meeting of stockholders held on September 29, 2025, the Company filed an amendment to its Charter with the Delaware Secretary of State on September 30, 2025, to modify the terms and extend the Termination Date by which the Company has to consummate a business combination by allowing the Company, through resolution of the board of directors without another stockholder vote, to elect to extend the Termination Date by one month each time from September 30, 2025 to March 30, 2026, or such earlier date as determined by the Board in its sole discretion, unless the closing of a business combination shall have occurred prior thereto. For each monthly extension approved by the Board, the monthly payment required to be deposited into the Company’s Trust Account to extend the Termination Date by one month should be $0.035 for each outstanding share of Public Stock after giving effect to the redemption. In addition, in connection with stockholders Annual Meeting held on September 29, 2025, the stockholders approved the amendment of the Company’s investment management trust agreement, allowing the Company to extend the date by which the Company must consummate a Business Combination up to six times, each such extension for an additional one month period, until March 30, 2026.

In connection with the stockholders’ vote at the Annual Meeting held on September 29, 2025, 2,046,800 shares were tendered for redemption.

On October 22, 2025, $23,950,427, or approximately $11.70 redemption price per share, was withdrawn from the Trust Account to pay the redeeming holders and the 2,046,800 shares of the Company’s Class A common stock that were redeemed were cancelled.

Through December 31, 2025, the Sponsor deposited a total of $2,414,384 (the “Extension Payment”) into the Company’s Trust Account in order to extend the date by which the Company has to consummate a business combination from March 31, 2024 to December 31, 2025.

On January 5, 2026, the Sponsor deposited $11,649 into the Company’s Trust Account to extend the Termination Date from December 31, 2025 to January 31, 2026.

On February 3, 2026, the Sponsor deposited $11,649 into the Company’s Trust Account to extend the Termination Date from January 31, 2026 to February 28, 2026.

On March 2, 2026, the Sponsor deposited $11,649 into the Company’s Trust Account to extend the Termination Date from February 28, 2026 to March 30, 2026.

The Extension Payment was loaned as a draw down pursuant to a non-interest bearing unsecured promissory note the Company issued to the Sponsor on May 17, 2022, pursuant to which the Company was able borrow up to an aggregate principal amount of $300,000 (the “Note”). On January 20, 2023, the maximum amount available under the Note was amended and increased to $400,000. As of March 31, 2023, both the Company and the Sponsor mutually agreed to extend the maturity date of the original Note. On March 27, 2024, the maximum amount available under the Note was, further, amended and increased to $1,090,000. On June 25, 2024, the maximum amount available under the Note was further amended and increased to $1,780,000. On September 16, 2024, the maximum amount available under the Note was further amended and increased to $1,980,000. On September 30, 2024, the maximum amount available under the Note was further amended and increased to $2,280,000. On November 29, 2024, the maximum amount available under the Note was further amended and increased to $2,780,000. On February 21, 2025, the maximum amount available under the Note was further amended and increased to $3,530,000.

On March 24, 2025, the Promissory Note was further amended and restated in its entirety, in order to provide, among other things, (1) that the maturity date of the Promissory Note is May 31, 2025; provided, however, that if Trailblazer completes an initial business combination, the Promissory Note shall be extended for an additional eighteen (18) months from the closing of the initial business combination, (2) for certain post-business combination transaction participation rights for the Sponsor as well as most favored nation rights for the Sponsor with respect to certain post business combination transactions and (3) for equal monthly payments of $125,000 due commencing on the first business day of the calendar month following the month in which Trailblazer closes its initial business combination. On May 29, 2025, the Note was further amended, pursuant to which (i) the maximum amount available to borrow under the Note was further increased by an additional $500,000 to $4,030,000 and (ii) the maturity date of the Note was amended to be the earlier of July 30, 2025 or the closing of the Company’s initial business combination. As of December 31, 2025 and 2024, there was $0 and $2,529,445, respectively, outstanding under the Promissory Note. The Promissory Note was extinguished on July 29, 2025 through the issuance of the second amended and restated promissory note agreement (as described below).

On July 29, 2025, the Company entered into a Second Amended and Restated Promissory Note with the Sponsor, pursuant to which (i) the maturity date of the Note was amended to be the later of September 15, 2025 or the closing of the Company’s initial business combination and (ii) the outstanding principal balance of the Note will be converted into preferred stock of the Corporation at the closing of the initial business Combination with a stated value equal to 200% of the outstanding principal amount. The Company assessed whether the issuance of the Second Amended and Restated Promissory Note constituted a debt modification or extinguishment and determined that the old note was extinguished and replaced with a new instrument. Accordingly, the original debt (Promissory Note — Related Party) was derecognized and the new instrument was recognized at fair value, with the resulting loss on debt extinguishment recorded in earnings. The Company established the initial fair value of the new instrument as of July 29, 2025, using a calculation prepared by a third party valuation team which takes into consideration market assumptions which are disclosed in the Notes to Consolidated Financial Statements.

As of September 16, 2025, the cash payment option of the promissory note has expired, and the settlement of the promissory note is through issuance of new class of preferred stock, an embedded forward settlement contract, if a business combination occurs. On September 30, 2025, the Company entered into an amendment to the Second Amended and Restated Promissory Note with the Sponsor, pursuant to which the amount of the Note was further increased by $300,000 to $4,330,000 subject to the same settlement terms. On November 24, 2025, the Company entered into an amendment to the Second Amended and Restated Promissory Note with the Sponsor, pursuant to which the amount of the Note was further increased by $250,000 to $4,580,000.

On December 4, 2025, the Company entered into an amendment to the Second Amended and Restated Promissory note with the Sponsor, which still provides that in the event that the Company completes an initial Business Combination, all of the outstanding principal balance will convert into new classes of preferred stock of the Company or its successor with a total stated value of such preferred stock equal to 300% (100% Series B + 200% Series C) of the outstanding principal amount. Should the Business Combination not occur, the Convertible Promissory Note and Forward Settlement Contract would remain outstanding.

As of January 14, 2026, the Company entered into a fourth amendment (the “Fourth Amendment to Second Amended and Restated Note”) to the Second Amended and Restated Note pursuant to which the amount of the Note was increased by $250,000 to $4,830,000.

As of February 11, 2026, the Company entered into a fifth amendment to the Second Amended and Restated Note, pursuant to which the amount of the Note was increased by $500,000 to $5,330,000.

For the year ended December 31, 2025, the Company recorded an extinguishment loss of $6,222,973, which is the difference between the carrying amount of the note of $3,741,731 and fair value of the instrument of $9,964,704, and change in fair value charge of $217,470, which are presented in the consolidated statements of operations. As of December 31, 2025, the Convertible Forward Settlement Contract has a fair value of $11,007,174.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities for the period November 12, 2021 (inception) through December 31, 2025 were organizational activities, those necessary to prepare for the Initial Public Offering, described below, and identifying a target company for a Business Combination. We do not expect to generate any operating revenues until after the completion of our Business Combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the year ended December 31, 2025, we had a net loss of $8,290,147, which consists of general and administrative expenses of $2,564,563, loss on debt extinguishment of promissory note of $6,222,973, loss on change in fair value of promissory note and forward settlement provision $217,470, and provision for income taxes of $229,187, offset by interest earned on marketable securities held in Trust Account of $943,846.

For the year ended December 31, 2024, we had a net income of $277,658, which consists of interest earned on marketable securities held in Trust Account of $3,296,420, offset by the operating costs of $ $2,293,333, and provision for income taxes of $725,429.

Liquidity, Capital Resources and Going Concern

As of December 31, 2025, we had $85,353 in our operating bank account available for working capital needs, while restricted cash available to pay for the Company’s franchise and income taxes is $121,181. All remaining cash was held in the trust account and is generally unavailable for our use prior to an initial business combination.

On March 31, 2023, the Company consummated the IPO of 6,000,000 units (the “Units”). Each Unit consisted of one share of Class A common stock, $0.0001 par value (“Common Stock”) and one right (“Right”) to receive one-tenth (1/10) of one share of Common Stock upon the consummation of an initial business combination. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $60,000,000. The Company granted the underwriters a 45-day option to purchase up to 900,000 additional Units to cover over-allotments, if any, which the underwriters exercised in full simultaneously with the consummation of the IPO. The total aggregate issuance by the Company of 6,900,000 Units at a price of $10.00 per unit resulted in a total gross proceeds of $69,000,000.

Simultaneously with the closing of the IPO, the Company consummated the Private Placement with the Sponsor 394,500 units (the “Private Units”), generating total proceeds of $3,945,000. The Private Units are identical to the Units sold in the IPO. The Sponsor agreed not to transfer, assign or sell any of the Private Units or underlying securities (except in limited circumstances, as described in the registration statement) until the completion of the Company’s initial business combination. The holders of the Private Units were granted certain demand and piggyback registration rights in connection with the purchase of the Private Units. The Private Units were issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as the transaction did not involve a public offering.

As of March 31, 2023, a total of $70,380,000 of the net proceeds from the IPO and the Private Placement was deposited in a trust account established for the benefit of the Company’s public stockholders. Except with respect to interest earned on the funds held in the trust account that may be released to us to pay our tax obligations (if any) and $100,000 of interest for our dissolution expenses, the proceeds from this offering and the sale of the Private Units will not be released from the trust account (1) to us, until the completion of the initial business combination, or (2) to our public stockholders, until the earliest of (a) the completion of our initial business combination, and then only in connection with those Class A common stock that stockholders properly elect to redeem, subject to the limitations, (b) the redemption of any public shares properly submitted in connection with a stockholder vote to amend our amended and restated certificate of incorporation (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within eighteen (18) months from the closing of this offering or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, and (c) the redemption of our public shares if we are unable to complete our initial business combination within eighteen (18) months from the closing of this offering, subject to applicable law. Public stockholders who redeem their Class A common stock in connection with a stockholder vote described in clause (b) in the preceding sentence shall not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination within eighteen (18) months from the closing of this offering, subject to applicable law. The proceeds deposited in the trust account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public stockholders.

On February 29, 2024, the board of directors approved the exercise by the Company of the automatic extension of the time the Company has to complete a business combination by an additional three months from March 31, 2024 to June 30, 2024. On June 25, 2024, the board of directors approved the exercise by the Company of the automatic extension of the time the Company has to complete a business combination by an additional three months from June 30, 2024 to September 30, 2024. Pursuant to the terms of the Company’s Amended and Restated Certificate of Incorporation and the trust agreement entered into between the Company and Continental Stock Transfer & Trust Company in connection with the Initial Public Offering, in order for the time available for the Company to consummate a Business Combination to be extended, the Sponsor or its affiliates or designees, upon five days’ advance notice prior to the applicable deadline, must deposit into the trust account $690,000 in full, (or $0.10 per share) for each extension, on or prior to the date of the applicable deadline.

As approved by its stockholders at the annual meeting (the “Annual Meeting”) of stockholders held on September 26, 2024, the Company filed an amendment to its Amended and Restated Certificate of Incorporation (the “Charter”) with the Delaware Secretary of State on September 27, 2024 (the “Charter Amendment”), and also amended its investment management trust agreement, to (a) modify the terms and extend the date (the “Termination Date”) by which the Company has to consummate a business combination by allowing the Company, through resolution of the board of directors without another stockholder vote, to elect to extend the Termination Date by one month each time from September 30, 2024 to September 30, 2025 (the “Combination Period”), or such earlier date as determined by the Board in its sole discretion, unless the closing of a business combination shall have occurred prior thereto; and (b) to remove the provision which permitted the withdrawal of $100,000 from the trust account of the Company in order to pay dissolution expenses. For each monthly extension approved by the Board, the monthly payment required to be deposited into the Company’s Trust Account to extend the Termination Date by one month should be the lesser of (i) $0.035 for each outstanding share of Public Stock after giving effect to the redemption, and (ii) $100,000.

In connection with the stockholders’ vote at the Annual Meeting, 4,520,384 shares were tendered for redemption.

On October 9, 2024, $49,774,936, or approximately $11.01 redemption price per share, was withdrawn from the Trust Account to pay the redeeming holders and the 4,520,384 shares of the Company’s Class A common stock that were redeemed were cancelled.

As approved by its stockholders at the Annual Meeting of stockholders held on September 29, 2025, the Company filed an amendment to its Charter with the Delaware Secretary of State on September 30, 2025, to modify the terms and extend the Termination Date by which the Company has to consummate a business combination by allowing the Company, through resolution of the board of directors without another stockholder vote, to elect to extend the Termination Date by one month each time from September 30, 2025 to March 30, 2026, or such earlier date as determined by the Board in its sole discretion, unless the closing of a business combination shall have occurred prior thereto. For each monthly extension approved by the Board, the monthly payment required to be deposited into the Company’s Trust Account to extend the Termination Date by one month should be $0.035 for each outstanding share of Public Stock after giving effect to the redemption. In addition, in connection with stockholders Annual Meeting held on September 29, 2025, the stockholders approved the amendment of the Company’s investment management trust agreement, allowing the Company to extend the date by which the Company must consummate a Business Combination up to six times, each such extension for an additional one month period, until March 30, 2026.

In connection with the stockholders’ vote at the Annual Meeting held on September 29, 2025, 2,046,800 shares were tendered for redemption.

On October 22, 2025, $23,950,427, or approximately $11.70 redemption price per share, was withdrawn from the Trust Account to pay the redeeming holders and the 2,046,800 shares of the Company’s Class A common stock that were redeemed were cancelled.

Through December 31, 2025, the Sponsor deposited a total of $2,414,384 (the “Extension Payment”) into the Company’s Trust Account in order to extend the date by which the Company has to consummate a business combination from March 31, 2024 to December 31, 2025.

On January 5, 2026, the Sponsor deposited $11,649 into the Company’s Trust Account to extend the Termination Date from December 31, 2025 to January 31, 2026.

On February 3, 2026, the Sponsor deposited $11,649 into the Company’s Trust Account to extend the Termination Date from January 31, 2026 to February 28, 2026.

On March 2, 2026, the Sponsor deposited $11,649 into the Company’s Trust Account to extend the Termination Date from February 28, 2026 to March 30, 2026.

The Extension Payment was loaned as a draw down pursuant to a non-interest bearing unsecured promissory note the Company issued to the Sponsor on May 17, 2022, pursuant to which the Company was able borrow up to an aggregate principal amount of $300,000 (the “Note”). On January 20, 2023, the maximum amount available under the Note was amended and increased to $400,000. As of March 31, 2023, both the Company and the Sponsor mutually agreed to extend the maturity date of the original Note. On March 27, 2024, the maximum amount available under the Note was, further, amended and increased to $1,090,000. On June 25, 2024, the maximum amount available under the Note was further amended and increased to $1,780,000. On September 16, 2024, the maximum amount available under the Note was further amended and increased to $1,980,000. On September 30, 2024, the maximum amount available under the Note was further amended and increased to $2,280,000. On November 29, 2024, the maximum amount available under the Note was further amended and increased to $2,780,000. On February 21, 2025, the maximum amount available under the Note was further amended and increased to $3,530,000.

On March 24, 2025, the Promissory Note was further amended and restated in its entirety, in order to provide, among other things, (1) that the maturity date of the Promissory Note is May 31, 2025; provided, however, that if Trailblazer completes an initial business combination, the Promissory Note shall be extended for an additional eighteen (18) months from the closing of the initial business combination, (2) for certain post-business combination transaction participation rights for the Sponsor as well as most favored nation rights for the Sponsor with respect to certain post business combination transactions and (3) for equal monthly payments of $125,000 due commencing on the first business day of the calendar month following the month in which Trailblazer closes its initial business combination. On May 29, 2025, the Note was further amended, pursuant to which (i) the maximum amount available to borrow under the Note was further increased by an additional $500,000 to $4,030,000 and (ii) the maturity date of the Note was amended to be the earlier of July 30, 2025 or the closing of the Company’s initial business combination. As of December 31, 2025 and 2024, there was $0 and $2,529,445, respectively, outstanding under the Promissory Note. The Promissory Note was extinguished on July 29, 2025 through the issuance of the second amended and restated promissory note agreement (as described below).

On July 29, 2025, the Company entered into a Second Amended and Restated Promissory Note with the Sponsor, pursuant to which (i) the maturity date of the Note was amended to be the later of September 15, 2025 or the closing of the Company’s initial business combination and (ii) the outstanding principal balance of the Note will be converted into preferred stock of the Corporation at the closing of the initial business Combination with a stated value equal to 200% of the outstanding principal amount. The Company assessed whether the issuance of the Second Amended and Restated Promissory Note constituted a debt modification or extinguishment and determined that the old note was extinguished and replaced with a new instrument. Accordingly, the original debt (Promissory Note — Related Party) was derecognized and the new instrument was recognized at fair value, with the resulting loss on debt extinguishment recorded in earnings. The Company established the initial fair value of the new instrument as of July 29, 2025, using a calculation prepared by a third party valuation team which takes into consideration market assumptions which are disclosed in the Notes to Consolidated Financial Statements.

As of September 16, 2025, the cash payment option of the promissory note has expired, and the settlement of the promissory note is through issuance of new class of preferred stock, an embedded forward settlement contract, if a business combination occurs. On September 30, 2025, the Company entered into an amendment to the Second Amended and Restated Promissory Note with the Sponsor, pursuant to which the amount of the Note was further increased by $300,000 to $4,330,000 subject to the same settlement terms. On November 24, 2025, the Company entered into an amendment to the Second Amended and Restated Promissory Note with the Sponsor, pursuant to which the amount of the Note was further increased by $250,000 to $4,580,000.

On December 4, 2025, the Company entered into an amendment to the Second Amended and Restated Promissory note with the Sponsor, which still provides that in the event that the Company completes an initial Business Combination, all of the outstanding principal balance will convert into new classes of preferred stock of the Company or its successor with a total stated value of such preferred stock equal to 300% (100% Series B + 200% Series C) of the outstanding principal amount. Should the Business Combination not occur, the Convertible Promissory Note and Forward Settlement Contract would remain outstanding.

As of January 14, 2026, the Company entered into a fourth amendment (the “Fourth Amendment to Second Amended and Restated Note”) to the Second Amended and Restated Note pursuant to which the amount of the Note was increased by $250,000 to $4,830,000.

As of February 11, 2026, the Company entered into a fifth amendment to the Second Amended and Restated Note, pursuant to which the amount of the Note was increased by $500,000 to $5,330,000.

For the year ended December 31, 2025, the Company recorded an extinguishment loss of $6,222,973, which is the difference between the carrying amount of the note of $3,741,731 and fair value of the instrument of $9,964,704, and change in fair value charge of $217,470, which are presented in the consolidated statements of operations. As of December 31, 2025, the Convertible Forward Settlement Contract has a fair value of $11,007,174.

We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less income taxes payable), to complete our Business Combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we would repay such loaned amounts. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such Working Capital Loans (as defined below) may be convertible into Units of the post-business combination entity at a price of $10.00 per unit. The Units would be identical to the Private Units. As of December 31, 2025 and 2024, there was no amount outstanding under the Working Capital Loan.

We will need to raise additional capital through loans or additional investments from our Sponsor, stockholders, officers, directors, or third parties. Our officers, directors and Sponsor may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all.

In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company currently lacks the liquidity it needs to sustain operations for a reasonable period of time, which is considered to be at least one year from the date that the financial statements are issued as it expects to continue to incur significant costs in pursuit of its acquisition plans. In addition, the Company has until March 30, 2026 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by March 30, 2026, there will be a mandatory liquidation and subsequent dissolution. Management has determined that mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution and the liquidity issue raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date the financial statements are issued. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after March 30, 2026. The Company intends to complete a Business Combination with Cyabra before the mandatory liquidation date. The Company is within 12 months of its mandatory liquidation date as of the time of filing of this Annual Report on Form 10-K.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of December 31, 2025.

Contractual Obligations

Promissory Notes — Related Party

On May 17, 2022, we issued a non-interest bearing unsecured promissory note to the Sponsor, pursuant to which we may borrow up to an aggregate principal amount of $300,000 (the “Note”). On January 20, 2023, the maximum amount available under the Note was further increased to $400,000. As of March 31, 2023, both we and the Sponsor mutually agreed to extend the maturity date of the original Note. On November 21, 2023, the Note was further amended to permit us to pay certain expenses of the Sponsor which would reduce the principal balance of the Note by the same amount. On March 27, 2024, the maximum amount available under the Note was further amended and increased to $1,090,000. On June 25, 2024, the maximum amount available under the Note was further amended and increased to $1,780,000. On September 16, 2024, the maximum amount available under the Note was further amended and increased to $1,980,000. On September 30, 2024, the maximum amount available under the Note was further amended and increased to $2,280,000. On November 29, 2024, the maximum amount available under the Note was further amended and increased to $2,780,000. On February 21, 2025, the maximum amount available under the Note was further amended and increased to $3,530,000.

On March 24, 2025, the Promissory Note was further amended and restated in its entirety, in order to provide, among other things, (1) that the maturity date of the Promissory Note is May 31, 2025; provided, however, that if Trailblazer completes an initial business combination, the Promissory Note shall be extended for an additional eighteen (18) months from the closing of the initial business combination, (2) for certain post-business combination transaction participation rights for the Sponsor as well as most favored nation rights for the Sponsor with respect to certain post business combination transactions and (3) for equal monthly payments of $125,000 due commencing on the first business day of the calendar month following the month in which Trailblazer closes its initial business combination. On May 29, 2025, the Note was further amended, pursuant to which (i) the maximum amount available to borrow under the Note was further increased by an additional $500,000 to $4,030,000 and (ii) the maturity date of the Note was amended to be the earlier of July 30, 2025 or the closing of the Company’s initial business combination. As of December 31, 2025 and 2024, there was $0 and $2,529,445, respectively, outstanding under the Promissory Note. The Promissory Note was extinguished on July 29, 2025 through the issuance of the second amended and restated promissory note agreement (as described below).

On July 29, 2025, the Company entered into a Second Amended and Restated Promissory Note with the Sponsor, pursuant to which (i) the maturity date of the Note was amended to be the later of September 15, 2025 or the closing of the Company’s initial business combination and (ii) the outstanding principal balance of the Note will be converted into preferred stock of the Corporation at the closing of the initial business Combination with a stated value equal to 200% of the outstanding principal amount. The Company assessed whether the issuance of the Second Amended and Restated Promissory Note constituted a debt modification or extinguishment and determined that the old note was extinguished and replaced with a new instrument. Accordingly, the original debt (Promissory Note — Related Party) was derecognized and the new instrument was recognized at fair value, with the resulting loss on debt extinguishment recorded in earnings. The Company established the initial fair value of the new instrument as of July 29, 2025, using a calculation prepared by a third party valuation team which takes into consideration market assumptions which are disclosed in the Notes to Consolidated Financial Statements.

As of September 16, 2025, the cash payment option of the promissory note has expired, and the settlement of the promissory note is through issuance of new class of preferred stock, an embedded forward settlement contract, if a business combination occurs. On September 30, 2025, the Company entered into an amendment to the Second Amended and Restated Promissory Note with the Sponsor, pursuant to which the amount of the Note was further increased by $300,000 to $4,330,000 subject to the same settlement terms. On November 24, 2025, the Company entered into an amendment to the Second Amended and Restated Promissory Note with the Sponsor, pursuant to which the amount of the Note was further increased by $250,000 to $4,580,000.

On December 4, 2025, the Company entered into an amendment to the Second Amended and Restated Promissory note with the Sponsor, which still provides that in the event that the Company completes an initial Business Combination, all of the outstanding principal balance will convert into new classes of preferred stock of the Company or its successor with a total stated value of such preferred stock equal to 300% (100% Series B + 200% Series C) of the outstanding principal amount. Should the Business Combination not occur, the Convertible Promissory Note and Forward Settlement Contract would remain outstanding.

As of January 14, 2026, the Company entered into a fourth amendment (the “Fourth Amendment to Second Amended and Restated Note”) to the Second Amended and Restated Note pursuant to which the amount of the Note was increased by $250,000 to $4,830,000.

As of February 11, 2026, the Company entered into a fifth amendment to the Second Amended and Restated Note, pursuant to which the amount of the Note was increased by $500,000 to $5,330,000.

For the year ended December 31, 2025, the Company recorded an extinguishment loss of $6,222,973, which is the difference between the carrying amount of the note of $3,741,731 and fair value of the instrument of $9,964,704, and change in fair value charge of $217,470, which are presented in the consolidated statements of operations. As of December 31, 2025, the Convertible Forward Settlement Contract has a fair value of $11,007,174.

Registration and Stockholder’s Rights

Pursuant to a registration rights agreement entered into on March 28, 2023, the holders of the founder shares, Placement Units and any unit that may be issued upon conversion of the Working Capital Loans (and any underlying shares of Class A common stock) are entitled to registration rights pursuant to a registration rights agreement requiring the Company to register such securities for resale (in the case of the founder shares, only after conversion to shares of our Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement will provide that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

On March 28, 2023, in connection with the Initial Public Offering, we entered into an underwriting agreement with LifeSci Capital LLC and Ladenburg Thalmann & Co. Inc., as representative of the underwriters named therein.

The underwriters were entitled to a cash underwriting discount of $0.15 per Unit, or $1,035,000 in the aggregate, which was paid upon the closing of the Initial Public Offering. In addition, $0.30 per Unit sold in the Initial Public Offering, or $2,070,000 in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that we complete an initial business combination, subject to the terms of the underwriting agreement.

On October 28, 2025, the Company and the Underwriters entered into an agreement pursuant to which the parties have agreed that, in lieu of a cash payment, the Company will pay the underwriters 207,000 of the PubCo Shares as payment for deferred underwriting commissions.

Advisory Agreement

Pursuant to the advisory agreement entered into in September 2022 with LifeSci Capital LLC (“LifeSci”), further amended in March 2023, upon the consummation of the initial business combination, we have agreed to pay LifeSci equal to one and one half (1.5%) percent of the total consideration paid in connection with the initial business combination in the form of equity interests in the entity that survives any such business combination in exchange for the provision by the underwriters of certain services relating to the initial business combination.

For the purposes of this section, “total consideration” means the total market value of, without duplication, all cash, securities, or other property paid or transferred at the closing of such transaction by the target’s stockholders or to be paid or transferred in the future to the target’s stockholders with respect to such transaction (other than payments of interest or dividends and any contingent or earnout consideration based upon future performance of the combined companies, however characterized), including, without limitation, to the extent applicable, any net value paid in respect of (i) the assets of the target and (ii) the capital stock of the target (and the spread value of any “in the money” securities convertible into options, warrants or other rights to acquire such capital stock), after giving effect to the assumption, retirement or defeasance, directly or indirectly (by operation of law or otherwise), of any long-term liabilities of the target or repayment of indebtedness, including, without limitation, indebtedness secured by the assets of the target, capital leases or preferred stock obligations; provided, that for the avoidance of doubt, any funds in the trust account (as may be applicable in the case of a Transaction) or financing proceeds raised in connection with the closing of the transaction (including by way of an offering, the compensation to underwriters for which is provided for below), in either case, that are not paid to the target’s stockholders as consideration in the transaction will not be included as part of the Total Consideration.

For purposes of this section, the market value of any publicly traded common stock, whether already outstanding or newly-issued, will be equal to the greater of: (i) the value of such common stock issued to the target upon the closing of a transaction at a price equal to $10.00 per share; and (ii) the dollar volume-weighted average price (VWAP) for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) for the first five (5) trading days following the consummation of the transaction.

Additionally, we agreed to reimburse the underwriters for all out-of-pocket documented costs and expenses (including fees and expenses of counsel) incurred by the underwriters in connection with provision of such services, up to $50,000 in the aggregate, and, upon the consummation of the initial business combination, to reimburse the underwriters for any such expenses incurred in excess of $50,000. On October 28, 2025, the Company, the Sponsor, and LifeSci entered into an amendment to the Advisory Agreement pursuant to which LifeSci agreed to waive its advisory fee.

LifeSci Advisory Agreement

On October 28, 2025, Holdings entered into an advisory agreement with Cybra and LifeSci pursuant to which LifeSci will provide certain financial advisory and investment banking services to Cyabra. In connection with such engagement, LifeSci will receive a retainer fee of ordinary shares of Cyabra which will convert into 105,000 PubCo Shares upon the closing of the Business Combination and an advisory fee of $1,050,000 paid in PubCo Shares 90 days after the closing of the Business Combination.

Ladenburg Advisory Agreement

On October 28, 2025, Holdings entered into an advisory agreement with Cyabra and Ladenburg pursuant to which Ladenburg will provide financial advisory and investment banking services to Cyabra. In connection with such engagement, Ladenburg will receive an advisory fee of $1,050,000 paid in PubCo Shares 90 days after the closing of the Business Combination.

Investment Management Trust Agreement

On March 28, 2023, in connection with the Initial Public Offering, we entered into an agreement with Continental Stock Transfer & Trust Company (“Trustee”). The Trustee agreed to manage, supervise and administer the Trust Account subject to the terms and conditions set forth in the agreement and in a timely manner, upon the written instruction of the Company, invest and reinvest the Property in United States government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, having a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended (or any successor rule), which invest only in direct U.S. government treasury obligations, as determined by us; the Trustee may not invest in any other securities or assets, it being understood that the Trust Account will earn no interest while account funds are uninvested awaiting our instructions hereunder; and while account funds are invested or uninvested, the Trustee may earn bank credits or other consideration. We agreed to give all instructions to the Trustee in writing, signed by the Chairman of the Board, Chief

Executive Officer, Chief Financial Officer or Secretary. In addition, the Trustee shall be entitled to rely on, and shall be protected in relying on, any verbal or telephonic advice or instruction which it, in good faith and with reasonable care, believes to be given by any one of the persons authorized to give written instructions, provided that we shall promptly confirm such instructions in writing. We will Pay the Trustee the fees set forth in the agreement, including an initial acceptance fee, annual administration fee, and transaction processing fee which fees shall be subject to modification by the parties from time to time.

In connection with the Annual Meeting held on September 26, 2024, the Company amended its investment management trust agreement, dated as of March 28, 2023, by and between the Company and Continental Stock Transfer & Trust Company, to allow the Company to extend the date by which the Company must consummate a business combination up to twelve times, each such extension for an additional one month period, until December 31, 2025 and to remove the provision in permitting the withdrawal of $100,000 of dissolution expenses from the trust account of the Company.

In connection with stockholders Annual Meeting held on September 29, 2025, the stockholders approved the amendment of the Company’s investment management trust agreement, allowing the Company to extend the date by which the Company must consummate a Business Combination up to six times, each such extension for an additional one month period, until March 30, 2026.

Critical Accounting Estimates

Certain of our accounting policies require that management apply significant judgments in defining the appropriate assumptions integral to financial estimates. On an ongoing basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that our financial statements are presented fairly and in accordance with U.S. GAAP. Judgments are based on historical experience, terms of existing contracts, industry trends and information available from outside sources, as appropriate. Some of the more significant estimates are in connection with determining the fair value of the stock-based compensation and the derivative financial instruments at the time of the initial public offering. However, by their nature, judgments are subject to an inherent degree of uncertainty, and, therefore, actual results could differ from our estimates. We have identified the following critical accounting estimates as of December 31, 2025.

Derivative Financial Instruments

We evaluate financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the condensed statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative assets and liabilities are classified in the condensed consolidated balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instruments could be required within 12 months of the balance sheet date.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature.

Fair Value Measurements

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

Recent Accounting Standards

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company had adopted the ASU 2023-09 on January 1, 2025, prospectively, and it did not have a material effect on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our consolidated financial statements.

JOBS Act

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We adopted ASU 2016-13 on January 1, 2023, and we are electing to delay the adoption of other new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our Initial Public Offering or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT CYABRA

Overview

Cyabra uncovers disinformation spread online. Disinformation diminishes trust, creates false or negative narratives and content and sows dissension. Creators of disinformation may be sponsored by foreign governments, competitors, or other third parties with significant resources and access to highly sophisticated generative artificial intelligence (“GenAI”) tools that generate and spread fake content. They use these tools to create bot networks and fake social media accounts to disseminate disinformation, inciting fear, anger and distrust and making us question everything we see or read. These tools make it difficult for the targets of the disinformation — whether they are corporations or public sector agencies — to detect and combat its spread. In many cases, these targets do not have the tools or expertise to effectively identify or counteract the threat. As fake accounts using enhanced AI tools appear more and more authentic, the line between real and fake is disappearing.

Cyabra combats disinformation by leveraging advanced artificial intelligence (“AI”) and machine learning (“ML”) technologies to monitor and analyze online conversations in real-time. Developed by experts in information warfare, Cyabra’s platform collects publicly available data from social media and news sites. The platform applies Cyabra’s proprietary algorithms to assess authenticity and sentiment, enabling Cyabra to identify fake accounts, uncover harmful narratives, detect GenAI text and images, and filter between real and fake profiles, helping customers protect their brand reputation and ensure the authenticity of online discourse about them. Cyabra does not compete with any of the platforms and news sites from which Cyabra collects public data and Cyabra’s collection of such public data is for intelligence purposes only from responsible actors (on behalf of government or corporate entities).

The Disinformation Problem

Disinformation has become a significant concern in the digital landscape. “Disinformation” refers to the intentional dissemination of false information to mislead and manipulate public opinion. Disinformation influences what we buy, how we think and for whom we vote. Disinformation tactics are diverse, including misleading advertisements, government propaganda, doctored images, forged documents, internet scams, fake websites, and manipulated online entries, all aiming to discredit individuals or ideas, to manipulate public opinion and to cause mistrust, social unrest and other harm.

AI-driven tools and techniques are being exploited by threat actors to create and spread disinformation at an unprecedented scale. The rise of GenAI has enabled the creation of highly convincing fake accounts and content, making it more difficult for manual detection methods to keep pace. AI-generated bots and deepfakes can mimic human behavior with remarkable accuracy, flooding social media platforms with false and misleading information and eroding public trust. As the spread of falsified information and societal manipulation intensifies, elections in major democracies are at heightened risk. In recent years, the manipulation of information has become more sophisticated, blending orchestrated actions with organic interactions and making it challenging to distinguish between genuine and manipulated content. Unwitting individuals often contribute to the spread of false narratives, complicating efforts to maintain the integrity of online spaces.

According to the “Global Risks Report 2024” published by the World Economic Forum (the “WEF Report”), misinformation and disinformation are the biggest short-term risks facing the world’s economies. According to the WEF Report, risks of AI-driven misinformation and disinformation are among the dominant risks and the WEF Report predicted that the nexus between falsified information and societal unrest will be a central focus amid elections in several major economies over the next two years.

At a March 2024 Security & Risk Management Summit, Gartner, Inc. (“Gartner”) estimated that by 2028 enterprise spend on battling disinformation will surpass $500 billion. Gartner recommended, among other things, that chief information security officers invest in tools and techniques to combat the spread of highly effective, mass-customized disinformation and misinformation.

Cyabra’s Solution

Cyabra combats disinformation by leveraging advanced AI and ML technologies to monitor and analyze online conversations in real-time to uncover the fake profiles, harmful narratives, and GenAI content that is central to disinformation campaigns. Developed by experts in information warfare, Cyabra’s platform collects publicly available data from social media and news sites. The platform applies Cyabra’s proprietary algorithms to assess authenticity and sentiment, enabling Cyabra to identify disinformation and filter between real and fake profiles, aiding corporations to protect against brand disinformation and public sector agencies to identify online threats to protect elections and online discourse.

Cyabra’s technology uses ML to detect disinformation tactics, such as automated programs used to quickly spread false information across social media platforms, making it appear more popular or credible than it actually is, reinforce false narratives, simulate engagement with content, such as comments, likes, or shares, giving the impression of widespread discussion and interest, manipulating trending topics, pushing misleading narratives to a wider audience, drowning out opposing viewpoints and artificially inflating the appearance of support for a particular narrative or to create the illusion of consensus.

Cyabra analyzes patterns typical of fake profiles spreading harmful narratives, tracking the source and spread of information to measure its reach and impact. This comprehensive approach enables customers to understand narratives, discover trends, and identify attempts to influence public opinion, safeguarding public trust and maintaining the integrity of online spaces against long-established disinformation threats as well as newer AI-driven harms.

To determine the authenticity of a social media account in real-time, Cyabra’s technology is built on semi-supervised ML algorithms. There are hundreds of behavioral parameters that Cyabra’s proprietary algorithms examine and then present as a binary answer with a confidence score to show how the platform determined whether an account was authentic or fake. Cyabra validates every model it implements in its solution. The validation process includes the preparation of a labeled dataset, often referred to as a “golden dataset.” Cyabra puts significant effort into creating this dataset, which is used to evaluate the performance of Cyabra’s detection algorithms. To build the dataset, Cyabra extracts data from its platform and prepares detailed instructions for data analysts who label the data. The golden dataset is then used to assess model performance using metrics such as recall, precision and F1-score. Those performance matrices confirm the accuracy of the models. The continuous process of the comparison is based on comparing the labeled data set versus the results of the model. Then, if the comparison yields differentiation, Cyabra continues to train the model until it reaches the best performance possible.

Generative models have the potential to “hallucinate,” a term used to describe the generation of content that is plausible-sounding but not grounded in factual reality. This occurs because generative models, while attempting to provide comprehensive responses, may fill in gaps or extrapolate from incomplete or ambiguous data, leading to the production of information that does not correspond to the truth. Cyabra’s solution focuses on classification models which do not generate new content. They instead operate within the confines of the categories defined by their training data. For instance, when presented with an object, a classification model might categorize it as “fruit” or “vegetable” based on its attributes. Consequently, hallucinations do not occur in classification models. If presented with an input outside of their training scope, they may respond with uncertainty or a default classification, but they do not invent new categories or information.

A table showing some of the behavioral parameters analyzed by Cyabra to determine authenticity is presented below:

Few Interactions
Low Quality Profile
Extreme Post Volume
Multi-Language Posting
Multiple Languages
Repeated Posts
High Post Rate
Lacking Original Content
Bot-Like Amplification
New User Abnormal Behavior
Low Quality Interactions
Abnormal Follow Behavior

Cyabra offers its technology solution primarily on a software as a service (SaaS) subscription basis under which customers purchase a subscription to access Cyabra’s suite of tools through a website. Subscriptions are non-refundable and generally have terms ranging from several months to three years. These customers receive access to the website through a secure connection. Certain customers, particularly governmental agencies, may want or need to host Cyabra’s application on their own server network. Where appropriate, Cyabra will sell licenses which have a term of two to three years to such customers under which the customers have the ability to install the application locally. Other potential customers may want to access Cyabra’s tools for a limited purpose or for a limited period of time, such as for tracking the reaction of customers to a promotion or a change in the user’s business practices. Other potential users wish to sample the utility of Cyabra’s solution before committing to a long-term subscription. For these customers, Cyabra provides Managed Services, under which a customer pays fees for a report or a package of several reports prepared by Cyabra directly based on agreed-upon criteria using its own in-house resources. The Cyabra platform is the same for all clients, irrespective of industry.

Cyabra’s proprietary tools have been employed by commercial businesses and public sector agencies for a number of use cases, including the following:

National Security

Governments around the world face growing security challenges, including influence operations, the spread of disinformation, online extremism and digital manipulation campaigns. Cyabra’s platform is capable of detecting emerging threats in real-time, enabling customers to plan and implement swift and effective responses to potential dangers. By analyzing vast amounts of data, Cyabra helps governments identify threats, safeguard public safety and maintain national security in the following ways:

•        Proactive Threat Detection:    Cyabra helps government agencies uncover coordinated information campaigns online aimed at destabilizing public trust in institutions. By detecting bot activity, coordinated troll networks or fake accounts, Cyabra provides critical insights into actors attempting to exploit social media for malicious purposes.

•        Enhanced Crisis Response:    During emergencies, such as natural disasters, public health crises or geopolitical conflicts, Cyabra enables governments to monitor real-time narratives online, helping them detect harmful misinformation and disinformation that could hinder response efforts or endanger citizens.

•        Strengthened Strategic Planning:    Insights from Cyabra’s analytics inform policy decisions and public communication strategies, ensuring governments stay ahead of emerging threats in the information environment.

Governments around the world, including defense ministries, foreign ministries, security and intelligence agencies, rely on Cyabra’s insights to mitigate risks to democracy, public order, and national security.

Election Security

Cyabra believes the digital landscape has made elections a prime target for disinformation campaigns, voter manipulation and foreign influence. Cyabra’s tools can uncover individuals and communities that are engaging in foreign influence operations or manipulating online conversations to sway public opinion. Cyabra supports government agencies, election commissions, and regulatory bodies in their efforts to maintain fair, transparent and secure elections in the following ways:

•        Disinformation and Narrative Analysis:    Cyabra detects and maps the spread of false or misleading information online that may be designed to suppress voter turnout, incite unrest, or delegitimize election results. By identifying harmful narratives early, election oversight bodies can counteract their impact and restore public trust in the electoral process.

•        Bot and Troll Network Detection:    Cyabra’s technology identifies the presence of automated bot networks or coordinated troll farms that amplify divisive content and manipulate public opinion during election cycles. These insights help governments respond to threats efficiently.

•        Safeguarding Public Discourse:    By monitoring online platforms, Cyabra identifies fake accounts or entities posing as legitimate campaign voices, which may mislead voters or spread polarizing content. Government agencies can use this intelligence to act to address these threats.

Cyabra has been used to monitor election interference in multiple countries, including national, regional, and local elections. Cyabra’s insights play a vital role in ensuring that digital ecosystems remain a safe space for voters to engage in free and fair electoral processes.

Public Safety

Cyabra’s tools are used by law enforcement customers to detect and monitor harmful or illegal online activity, such as gang activities, illegal drug trades, and cyber predators. Cyabra enables law enforcement customers to detect, monitor and respond to online threats effectively in the following ways:

•        Identifying Online Criminal Networks:    Cyabra’s AI can map out relationships between malicious actors online, exposing the infrastructure of digital operations. Law enforcement agencies use this intelligence to disrupt these activities and build legal cases.

•        Monitoring and Countering Extremist Content:    Law enforcement agencies use Cyabra’s platform to detect radicalization efforts, recruitment campaigns and violent extremist propaganda online. This capability is crucial in preventing online ecosystems from being exploited to incite real-world harm.

•        Real-Time Harm Prevention:    By providing real-time monitoring of social media platforms, Cyabra enables law enforcement to address immediate threats such as planned riots, coordinated hate speech campaigns or the dissemination of illicit content.

•        Evidence Generation for Prosecution:    Cyabra’s detailed data analysis provides law enforcement with actionable insights and digital evidence to support legal actions, thereby enhancing case-building efforts and prosecutions.

Cyabra’s platform has been used by law enforcement agencies throughout the world to respond to issues such as online fraud, hate speech and criminal-related activities. By providing actionable intelligence, Cyabra’s ability to generate actionable insights in real time enhances the ability of the public sector to respond to modern security challenges.

Brand Protection

Cyabra’s tools are used by business customers to manage and protect their online reputation through advanced AI monitoring. Cyabra enables businesses to continuously monitor their brand presence and analyze online conversations to gain actionable insights that inform decision-making. Cyabra offers real-time, always-on, alerts to detect shifts in sentiment or conversation, informing customers of potential threats to their brands and reputations, including emerging PR crises.

Customer Growth and Loyalty

Cyabra’s tools are used by business customers to assist in driving consumer growth and loyalty through in-depth consumer insights and competitive analysis. Cyabra enables businesses to obtain a better understanding of customer thoughts and feelings, helping businesses identify emerging trends relevant to their products or company.

Customers, Sales and Marketing

Cyabra’s customers include commercial businesses and public sector agencies.

Cyabra offers its technology solution primarily on a software as a service (SaaS) subscription basis under which customers purchase a subscription to access Cyabra’s suite of tools through a website hosted by a third-party service provider. Subscriptions are non-refundable and generally have terms ranging from several months to three years. These customers receive access to the website through a secure connection. SaaS customers do not have the contractual right to access or take possession of the software. Certain customers, particularly governmental agencies, may want or need to host Cyabra’s application on their own server network. Where appropriate, Cyabra will sell licenses which have a term of two to three years to such customers under which the customers take possession of the software and install the application locally. Other potential customers may want to access Cyabra’s tools for a limited purpose or for a limited period of time, such as for tracking the reaction of customers to a promotion or a change in the user’s business practices. Other potential users wish to sample the utility of Cyabra’s solution before committing to a long-term subscription. For these customers, Cyabra provides Managed Services, under which a customer pays fees for a report or a package of reports prepared by Cyabra directly based on agreed-upon criteria using its own in-house resources.

Cyabra believes its tools are easy to understand and use without extensive training. However, Cyabra provides new customers with initial training resources and provides all customers with access to ongoing customer support. Maintenance includes, but is not limited to, the following:

•        Updates regarding feature enhancements and performance improvements:    Cyabra introduces new features or improves existing ones based on user feedback or technological advancements by, for example, optimizing data processing algorithms, improving sentiment analysis capabilities, updating location credentials, improving data visualization, improving application programming interface (“API”) integrations, refining keyword recognition, enhancing pattern recognition for suspicious activities or integrating advanced machine learning models for better anomaly detection.

•        Updates and upgrades regarding compatibility:    These updates and upgrades ensure compatibility with operating systems, browsers or changes in social media or third parties’ APIs, and ensure that Cyabra’s application continues to function seamlessly as technology evolves. Cyabra’s platform utilizes APIs provided by social media platforms to access data as well as other third parties’ APIs for certain of its analytic capabilities. These APIs allow the platform to retrieve posts, comments, user profiles and other relevant information from these social media platforms in a structured and authorized manner. Further, these allow for the full platform analytic capabilities as certain third parties’ features and analytic capabilities are integrated into Cyabra’s platform through APIs. Updates to APIs include changes in data structure, rate limits or authentication methods, all of which may crucially affect how effectively the Platform can retrieve and analyze data. This may also include adding support for new APIs or expanding coverage to include emerging social networks. As third parties and social media platforms update their APIs, Cyabra’s platform needs to stay updated to enable its analytic capabilities to work effectively across all relevant platforms. Updates related to the social media platforms (such as API) are provided within few hours from when the social media platform update has occurred

•        Updates to social media platforms:    Social media platforms like Facebook, X, Instagram, LinkedIn, and others, are regularly updated. The frequency of updates can range from several times per month to a few times per year, depending on the platform’s size, user base and strategic goals. These updates to social media platforms can significantly impact Cyabra’s capabilities for analyzing and retrieving data.

These software updates assure that the Cyabra platform remains functional and ensure seamless and effective scanning and analytics capabilities without compromising on completeness and accuracy. The updates also improve the platform’s data collection, detection and analytics capabilities, enhance security features and address vulnerabilities related to monitoring and mitigating threats on social media platforms. These maintenance services are provided in every subscription and license contract and there is no option for the customers to not purchase such services.

Cyabra has a 13-person sales and marketing team engaged in direct outreach to potential customers, channel enablement, customer support and sales management and marketing activities. In addition to its direct sales effort, Cyabra also has a network of resellers and partners who are authorized to include Cyabra’s tools as part of a larger suite of products and services marketed to their customers.

Competition

Cyabra believes that the escalating threat of disinformation is fueling rapid growth in the detection services market, as both public and private sectors increasingly seek protection against AI-powered deception campaigns. Cyabra operates in a dynamic field with emerging competitors which include Logically, Inc., Blackbird.AI, Alethea Group, Inc., VineSight Technology Ltd. and Pyrra Technologies Inc, which predominately focus on narrative analysis. Cyabra believes that its competitive advantage is that it not only uncovers narratives but also identifies the sources including bots and GenAI content. Additionally, Cyabra has partners in various sectors, including social listening companies, PR agencies, deep/dark web experts, system integrators and threat intelligence providers, enhancing its capabilities and solutions to customers.

Many of Cyabra’s competitors have greater financial, technical, marketing, sales, and other resources, greater name recognition, longer operating histories, and a larger base of customers than it does. They may be able to devote greater resources to the promotion and sale of products and services than Cyabra can, and they may offer lower pricing than Cyabra does.

Research and Development

A significant part of Cyabra’s business strategy is the development of new service offerings, improvements to its existing offerings, and the enhancement of its support of existing customers. Cyabra believes that developing and expanding product functionality is critical to its success.

Cyabra has received grants from the IIA, for certain of Cyabra’s research and development activities, pursuant to the Innovation Law, and may receive additional grants in the future.

Grants received from the IIA

Generally, under the Innovation Law, companies that receive IIA grants for research and development programs which are approved by the Research Committee of the IIA (“Approved Programs”) are required to pay the IIA royalties at rates which are determined under the IIA’s rules and guidelines from any income deriving from products (and related know-how and services) developed (in all or in part), directly or indirectly, as a result of an Approved Program, up to the aggregate amount of the total grants received, pursuant to a grant application under an Approved Program from the IIA, plus annual interest and are subject to certain requirements and restrictions under the Innovation Law as detailed below, which generally must continue to be complied with even following full repayment of all amounts payable to the IIA in royalties.

Cyabra received grants from the IIA for certain projects and may receive additional grants in the future. Under the terms of the grants received, Cyabra is required to pay royalties of 3% from any income deriving from IIA funded products and related know-how and services, up to the aggregate amount of the total grants received by the IIA, plus annual interest. As of December 15, 2025 Cyabra had received grants from the IIA in an amount of approximately $719 thousand and paid the IIA royalties in an amount of approximately $322 thousand. Therefore, Cyabra’s theoretical debt towards the IIA as of December 15, 2025 is approximately $527 thousand (including the accumulated interest to date).

By virtue of the grants from the IIA, Cyabra is also subject to certain restrictions under the Innovation Law. These restrictions may impair Cyabra’s ability to perform or outsource manufacturing activities outside of Israel, grant licenses for R&D purposes or otherwise transfer inside and outside of Israel the IIA Funded Know-How.

Below is a description of the main obligations and restrictions imposed on a recipient of IIA grants (“Recipient Company”) under the Innovation Law with respect to the use of its IIA Funded Know-How, in addition to the royalty payment obligation detailed above:

•        Reporting Obligations.    The Recipient Company is subject to certain reporting obligations (such as, periodic reports regarding the progress of the research and development activities under the Approved Program and related research expenses and regarding the scope of sales of the Recipient Company’s products). In addition, any direct change in control of a Recipient Company must be notified to the IIA. In the event that a non-Israeli entity or a non-Israeli citizen or resident person becomes an “Interested Party” (as such term is defined in the Israeli Securities Law, 5728-1968) in the Recipient Company, notification to the IIA is required, accompanied by a written undertaking (in the form available on the IIA’s website) by such party to be bound by the Innovation Law and by the terms of the Approved Program;

•        Local Manufacturing Obligation.    Products developed using the IIA grants must, as a general matter, be manufactured in Israel. The transfer of manufacturing capacity outside of Israel in a manner that exceeds the manufacturing capacity that was declared in the Recipient Company’s original IIA grant application is subject to prior written approval from the IIA (except for the transfer of less than 10% of the manufacturing capacity in the aggregate, which event requires only a notice to the IIA, which shall be provided in writing prior to the transfer of such manufacturing rights abroad, while the IIA has a right to deny such transfer within 30 days following the receipt of such notice). In general, the transfer of manufacturing capacity outside of Israel may be subject to an increase in the royalties’ cap (inter alia, depending on the manufacturing volume that is performed outside of Israel) and such transfer will be subject to payment of royalties in an accelerated rate.

•        IIA Funded Know-How transfer limitation.    Under the IIA’s rules and guidelines, a Recipient Company is prohibited from transferring the IIA Funded Know-How outside of Israel except with the approval of the IIA Research Committee and in certain circumstances, subject to certain payments to the IIA calculated according to formulas provided under the IIA’s rules and guidelines (which are capped to amounts specified under such rules and guidelines, generally up to six times the grants received plus an annual interest; the “Redemption Fee”). For calculating the Redemption Fee which shall be paid to the IIA in the event of a transfer of IIA Funded Know-How outside of Israel, inter alia, the following factors will be taken into account: the scope of the IIA support received, the royalties that have already been paid to the IIA, the amount of time that has lapsed since the Recipient Company has finalized the IIA Approved Program, the sale price and the form of transaction. A transfer for the purpose of the Innovation Law and the IIA’s rules means an actual sale of the IIA-Funded Know-How or any other transaction which in essence constitutes a transfer of such know-how (such as providing an exclusive license to a foreign entity for R&D purposes, which precludes the Recipient Company from further using such IIA Funded Know-How). A mere license solely to market products resulting from the IIA Funded Know-How would not be deemed a transfer for the purpose of the Innovation Law and the IIA’s rules. Upon payment of the Redemption Fee, the IIA Funded Know-How and the manufacturing rights of the products developed using such IIA funding cease to be subject to the Innovation Law and the IIA’s rules.

•        Subject to the IIA’s prior approval, a Recipient Company may transfer IIA Funded Know-How to another Israeli company, provided that the acquiring company assumes all of the Recipient Company’s responsibilities towards the IIA. Such transfer will not be subject to the payment of the Redemption Fee; however, the income from such transaction will generally be subject to the obligation to pay royalties to the IIA (other than in specific circumstances that will be examined by the IIA, mainly when the transfer is between related entities).

•        IIA Funded Know-How license limitation.    The grant to a foreign entity of a right to use the IIA Funded Know-How for R&D purposes (which does not entirely prevent the Recipient Company from using the Funded Know-How) is subject to the obtainment of the IIA’s prior approval. This approval is subject to payment to the IIA in accordance with the formulas stipulated in the IIA’s rules (which distinguish between the manner of the payment for such license grant, i.e., one-time payment or payment in installments), and such payment shall be no less than the amount of the IIA grants received (plus annual interest) and no more than the cap stated in the IIA’s rules and will generally be due only upon the receipt of the license fee from the licensee.

The IIA’s rules also include a mechanism with respect to the grant of a license by a Recipient Company (which is part of a multinational corporation) to its group entities to use its IIA Funded Know-How. Such license is subject to the IIA’s prior approval and to the payment of 5% royalties from the income deriving from such license, with the cap of the royalties increasing to 150% of the grant amount in lieu of the Redemption Fee. Such mechanism includes certain requirements which must be met in order to be able to enjoy such lower royalty payment.

•        Imposition of Liens Over IIA Funded Know-How.    The Recipient Company is required to receive an IIA approval for every transaction involving the grant of liens over IIA Funded Know-How (i.e., for both the imposing and the realization of the liens). This obligation refers to fixed charges as well as to floating charges. In addition, to the extent that the transaction involves a foreign pledgee, the pledgee must execute an undertaking (in the form available on the IIA’s website) to comply with the Innovation Law in the event of realization of the lien.

•        Public Offering of Securities.    A Recipient Company who wishes to offer its securities to the public (in Israel or abroad), must notify the IIA regarding the expected public offering and receive the IIA approval.

Intellectual Property

Cyabra does not have any patented products. Cyabra relies on a combination of trade secrets, contractual protections, such as assignment and confidentiality agreements, and technical measures to establish and protect its intellectual property rights. Cyabra implements measures designed to control access to and use of our proprietary technology and other confidential information through the use of internal and external controls, including contractual protections with employees, contractors, customers, and partners, and our software is protected by U.S. and international intellectual property laws. Cyabra’s policy is to require employees and independent contractors to sign agreements assigning to Cyabra any inventions, trade secrets, works of authorship, developments, and other processes generated by them during and as a result of their engagement with Cyabra and agreeing to maintain in confidence Cyabra’s confidential information. In addition, Cyabra generally enters into confidentiality agreements with its vendors and customers who receive access to its confidential and proprietary information.

Government Regulation

Consumer Protection and Data Privacy

Cyabra conducts marketing activities that are subject to consumer protection laws in jurisdictions in which Cyabra operates. For example, the United States and European Union are increasingly regulating certain activities on the internet and online commerce, including the use of information retrieved from or transmitted over the internet and user-generated content, are increasingly focused on ensuring user privacy and information security and limiting behavioral targeting and online advertising, and are imposing new or additional rules regarding the taxation of internet products and services, the quality of products and services as well as the liability for third-party activities. Moreover, the applicability to the internet of existing laws governing issues such as intellectual property ownership and infringement is uncertain and evolving.

In particular, Cyabra is subject to an evolving set of data privacy laws. In the ordinary course of its business, Cyabra may process a significant amount of personal information and other regulated information from users of its products, employees and other third parties. Accordingly, Cyabra is, or may become, subject to numerous privacy and data protection obligations, including local and foreign laws, regulations, guidance, and industry standards related to privacy and data protection. Such obligations may include, without limitation, the Data Security Regulations, the Federal Trade Commission Act, the Children’s Online Privacy Protection Act of 1998, the CCPA, the CPRA, the European Union’s General Data Protection Regulation 2016/679 (“E.U. GDPR”), the U.K. GDPR, and the ePrivacy Directive.

The PPL, CCPA, CPRA, E.U. GDPR and U.K. GDPR are examples of the increasingly stringent and evolving regulatory frameworks related to personal data processing that may increase Cyabra’s compliance obligations and exposure for any noncompliance.

For example, in Israel, the PPL and the Data Security Regulations, impose obligations with respect to the manner in which personal data is processed, maintained, transferred, disclosed, accessed and secured. Failure to comply with certain provisions under the Data Security Regulations may expose Cyabra to administrative fines, civil claims (including class actions) and in certain cases criminal liability. An amendment to the Privacy Protection Law, 5741-1981, which was recently enacted and will become effective in August 2025, aims to strengthen privacy protection in Israel by aligning Israeli law with similar regulations worldwide, particularly the European Union’s General Data Protection Regulation (GDPR), by redefining key terms, establishing a new obligation to appoint a data protection officer in certain cases, and significantly expanding the enforcement powers and tools available to the Privacy Protection Authority and courts, with the aim of creating effective enforcement mechanisms and deterrence against non-compliance with the law and applicable security regulations.

In addition, the CCPA, if applicable to Cyabra, imposes obligations on covered businesses to provide specific disclosures related to a business’s collection, use, and disclosure of personal data and to respond to certain requests from California residents related to their personal data (for example, requests to know of the business’s personal data processing activities, to delete the individual’s personal data, and to opt out of certain personal data disclosures). Also, the CCPA provides for civil penalties and a private right of action for certain data breaches. In recent years numerous states in the US have enacted or are in the process of enacting state-level data privacy laws and regulations governing the collection, use, and other processing of state residents’ personal data. It remains unclear how the regulators, courts or commercial parties will interpret these state laws, and compliance with various regulations may be difficult and increase Cyabra’s costs of maintaining regulatory compliance. These state laws are not consistent, as certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to sensitive and personal information than federal, international or other state laws, and such laws may differ from each other, which may complicate compliance efforts. Cyabra may also from time to time be subject to, or face assertions that Cyabra is subject to, additional obligations relating to personal information by contract or due to assertions that self-regulatory obligations or industry standards apply to Cyabra’s business practices.

The GDPR applies to any company established in the European Economic Area (“EEA”) and to companies established outside the EEA that process personal data in connection with the offering of goods or services to data subjects in the EEA or the monitoring of the behavior of data subjects in the EEA. These obligations may include limiting personal data processing to only what is necessary for specified, explicit, and legitimate purposes; increasing transparency obligations to data subjects; limiting the collection and retention of personal data; increasing rights for data subjects; requiring the implementation and maintenance of technical and organizational safeguards for personal data; and mandating notice of certain personal data breaches to the relevant supervisory authority(ies) and affected individuals. There are also a number of legislative proposals pending before the U.S. Congress, various state legislative bodies and foreign governments concerning content regulation and data protection that could affect Cyabra.

Employment

Cyabra is also subject to laws governing its relationship with employees, including laws governing wages and hours, benefits, immigration and workplace safety and health.

Other Regulation

Cyabra’s business is subject to various other laws and regulations, involving matters such as income tax and other taxes, consumer protection, online messaging, advertising and marketing, laws governing bribery and other corrupt business activities, and regulations aimed at preventing money laundering or prohibiting business activities with specified countries or persons. As the company expands into additional markets, it will be subject to additional laws and regulations.

The regulatory environment in each market is often complex, evolving and can be subject to significant change. Some relevant laws and regulations are inconsistent, ambiguous and could be interpreted by regulators and courts in ways that could adversely affect Cyabra’s business, results of operations, and financial condition. For additional information regarding the laws and regulations that affect Cyabra’s business, see the section titled “Risk Factors” in this prospectus.

Employees

As of December 15, 2025, Cyabra had 53 full-time employees and 2 part-time employees. Substantially all of Cyabra’s employees are based in Tel Aviv, Israel and the United States. None of Cyabra’s employees are represented by a labor union or covered by a collective bargaining agreement.

Properties

Cyabra’s corporate headquarters are located in Tel Aviv, Israel, where it leases approximately 5,500 square feet of office space. The lease expires on October 31, 2026. Cyabra also occupies office space in New York, with a monthly rent fee of approximately $11,000 for 2,546 SF, pursuant to a lease agreement which expires on April 30, 2027. Cyabra believes its current offices are sufficient to meet its needs. Cyabra may seek to negotiate new leases or evaluate additional or alternate space to accommodate operations. Cyabra believes that appropriate alternative space is readily available on commercially reasonable terms.

Legal Proceedings

Cyabra is not currently subject to any material legal proceedings. However, it may from time to time become a party to various legal proceedings arising in the ordinary course of its business.

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMBINED COMPANY

Upon the consummation of the Business Combination, the business and affairs of the Combined Company are managed by or under the direction of the Combined Company Board, which has seven (7) members. The following table sets forth the names and ages (as of December 15, 2025) of the individuals that serve as the executive officers and directors of the Combined Company following the Business Combination:

Name	Age*	Position
Executive Officers
Dan Brahmy	34	Chief Executive Officer and Class III Director
Yossef Daar	40	Chief Product Officer and Class III Director
Ido Shraga	33	Chief Technology Officer
Emmanuel Heymann	38	Chief Revenue Officer
Yael Sandler	39	Chief Financial Officer
Non-Employee Directors
Michael Pompeo	61	Class I Director
Sonny Vu	52	Class II Director
Michael Madon	53	Class II Director
James Flanagan	65	Class I Director
Josette Sheeran	71	Class III Director

Executive Officers

Dan Brahmy co-founded Cyabra in July 2017 and has since served as its Chief Executive Officer. Mr. Brahmy has also served on the Cyabra Board since Cyabra’s inception. Prior to founding Cyabra, he was a strategy consultant at Deloitte Digital. Mr. Brahmy received a B.A. in Marketing from Reichman University (IDC) in 2015.

Yossef Daar co-founded Cyabra in July 2017 and has since served as its Chief Product Officer. Mr. Daar has also served on the Cyabra Board since Cyabra’s inception. Prior to founding Cyabra, he was chief research officer at a business intelligence agency, and he also held several managerial positions in the Israeli Military Intelligence. Mr. Daar received a B.Sc. in Biology and Jewish Philosophy from Bar Ilan University in 2015.

Ido Shraga co-founded Cyabra in July 2017 and has since served as its Chief Technology Officer. Mr. Shraga previously served on the Cyabra Board from July 2017 until September 2021. Prior to founding Cyabra, Mr. Shraga was chief technology officer at a business intelligence agency, and he also held several cyber engineering positions in the Israeli Defense Forces.

Emmanuel Heymann has served as Cyabra’s Senior Vice President of Revenue from January 2023 until August 2024 and has since then served as Cyabra’s Chief Revenue Officer. Prior to joining Cyabra, Mr. Heymann held various sales team management roles at Similarweb Ltd. (NYSE: SMWB) (“Similarweb”) from August 2013 to November 2022. At Similarweb, Mr. Heymann focused on scaling certain go-to-market teams in order to maximize commercial potentials and revenue streams. He received a B.A. in Government Diplomacy and Strategy from Reichman University in 2009 and an M.Sc. from the London School of Economics and Political Science in 2009.

Yael Sandler has served as Cyabra’s Chief Financial Officer since July 2024. Prior to joining Cyabra, Ms. Sandler was the Chief Financial Officer of Nano Dimension Ltd (Nasdaq: NNDM) (“Nano”) from May 2015 to March 2024, where she formulated Nano’s financial strategy and supervised all financial activities, including both internal and external functions. During her tenure at Nano, the company scaled from 20 employees in one location to approximately 600 employees in numerous locations such as the U.S., Germany, Australia and Switzerland. Also during Ms. Sandler’s tenure, Nano consummated its initial public offering and became publicly traded on Nasdaq. Ms. Sandler received a B.A. in Accounting and Economics from the Hebrew University of Jerusalem in 2011, and an MBT in Business Tax from The College of Management in 2014.

Non-Employee Directors

Michael Pompeo has served on the Cyabra Board since January 2024. Prior to joining the Cyabra Board, from April 2018 through January 2021, Mr. Pompeo served as the United States Secretary of State. Mr. Pompeo has extensive knowledge and experience in both business and global affairs. He has been the Executive Chairman of

Impact Investments LLC, a U.S.-based strategic and financial advisory and investment firm since 2023 and has been a Partner at Niobrara Capital Partners, a U.S.-based private equity firm, since July 2024. Mr. Pompeo has been the Managing Member of Kansas CNQ, LLC, a private consulting business, since February 2021. He currently sits on the board of directors of Simpler Postage, Inc. (d/b/a EasyPost), a U.S. shipping logistics services company, which he joined in 2021. Mr. Pompeo has also served as a director of Veon Ltd., a multinational telecommunications company, since May 2024, and its subsidiary Kyivstar JSC, a Ukrainian telecommunications company, since November 2023. Mr. Pompeo has served on the board of directors of USA Rare Earths LLC, a U.S. critical materials supplier, since 2023. He received a B.S. in Engineering from the United States Military Academy in 1986 and a Juris Doctor from the Harvard University School of Law in 1994.

Sonny Vu has served on the Cyabra Board since November 2021. Prior to joining Cyabra, Mr. Vu co-founded Impact Biosystems, Inc., a wellness and fitness hardware and software developer, and served as a director on its board until October 2022. He also served as Chief Executive Officer of Arevo, Inc., a software developer, from January 2020 until February 2023. Mr. Vu co-founded Elemental Machines, Inc., a custom hardware and software solutions company, in October 2014, and served as a director on its board until September 2023. Mr. Vu co-founded Alabaster, a venture capital firm focused on the science and technology fields, in January 2018. He received a B.S. and B.A. in Mathematics and Linguistics from the University of Illinois, Urbana-Champaign in 1995 and studied linguistics at the Massachusetts Institute of Technology from 1996 to 2000.

Michael Madon is joining the Combined Company Board in connection with the Closing and has served as a board advisor to Cyabra since January 2022. Mr. Madon is a recognized expert in the fields of cybersecurity, behavioral analytics, secure manufacturing, and financial intelligence, a successful entrepreneur who has founded, led, and exited several companies, and retired as an officer and technology scout for the US Army. Since March 2024, Mr. Madon has served as Chief Revenue Officer of ABCorp, Inc., overseeing all go-to-market operations for the secure printing and additive manufacturing solutions provider, which operates at the intersection of fintech, healthcare, identity management, transportation, and omnichannel content. Additionally, he was the co-founder of Pretaa, Inc., a behavioral analytics software company dedicated to combating drug addiction by leveraging wearable technology and AI/ML algorithms to provide proactive support and lasting recovery solutions, and served as its CEO from November 2020 to November 2023. Prior to that, from July 2018 to November 2020, Mr. Madon served as the SVP and GM of Email, Security Awareness, and Threat Intelligence Products at Mimecast Ltd., a global cybersecurity and email management company. Prior to that, from October 2016 to November 2018, he was the CEO and co-founder of Ataata, a security awareness training and behavioral risk management platform that helped its customers combat security breaches caused by employee mistakes. Additionally, since May 2022, Mr. Madon has served as an Operating Advisor for TZP Group, a private equity firm focused on investing in lower-middle market technology & business services and consumer products. He also served as a Professional Advisor for the Martin Trust Center for MIT Entrepreneurship, a center dedicated to advancing innovation-driven entrepreneurship through mentorship, education, and real-world experience, since January 2020. Mr. Madon has served as a Board Advisor for the Foundation for Defense of Democracies — Center on Cyber and Technology Innovation, a non-partisan think tank focused on national security and foreign policy where he has contributed cyber and technology insights since December 2016. He served as an Innovation Working Group Member for the Secretary of Energy Advisory Board, where he advised on U.S. energy policies, research initiatives, and associated national security issues from June 2019 to January 2022. He also served as a board member and finance committee member of the National Cyber Security Alliance, a non-profit that builds public/private partnerships for broad-reaching cybersecurity education and awareness, from October 2019 to October 2021. Mr. Madon served as a Deputy Assistant Secretary in the U.S. Department of the Treasury’s Office of Intelligence and Analysis from 2009 to 2014 and retired as a Lieutenant Colonel in the U.S. Army Reserve, where he served in Airborne, Mechanized, Military Intelligence, and the 75th Innovation Command. Mr. Madon received a B.A. in English from the School of Arts and Sciences, Cornell University, in 1994, an M.I.A. in Security Policy from the School of International and Public Affairs, Columbia University in 2001, and an M.B.A. in Marketing from The Wharton School, University of Pennsylvania in 2014.

James Flanagan is joining the Combined Company Board in connection with the Closing. Mr. Flanagan served in various roles over the last 39 years at PricewaterhouseCoopers LLP, most recently as Chief Operating Officer, US Managing Partner & Vice Chairman from July 2016 to July 2021. He received a B.A. in Accounting from Long Island University in 1982.

Josette Sheeran is joining the Combined Company Board in connection with the Closing. Ms. Sheeran has served as the CEO of Firefly Global Group, a geopolitical and business consulting firm supporting founders and accelerating new technologies which enhance national security, since December 2023. She has also served on the board of Capital Group, which manages more than $2.5 trillion in global investments, since December 2016. Ms. Sheeran serves on the boards of Vestergaard International, which has delivered high tech nets to prevent deaths from malaria, and Lifestraw, a pioneer in safe water access and filtration, since 2019. She has also served as a director of Sceye, the world’s first stationary stratospheric vessel, since April, 2024. Ms. Sheeran has served as a Trustee of the Business Council for International Understanding since October 2024 and of the McCain Institute for International Leadership since February 2021. She served as President of Canoo Technologies, Inc. (NASDAQ: GOEV) from July 2021 to September 2024 and as a Director on its board from December 2020 to February 2024. Ms. Sheeran has been twice unanimously confirmed as a U.S. Ambassador, including leading economic, energy, technology, agriculture and transportation negotiations for Secretary of State Condoleezza Rice. She served as UN Special Envoy, leading a successful effort to end a cholera epidemic in Haiti from July 2017 to February 2021. Ms. Sheeran also served as the President and CEO of the Asia Society, a global Rockefeller institution focused on policy, sustainability, conflict resolution, culture, and education, from June 2013 to February 2021. She has served as a Professor of Practice at Arizona State University since February 2021. Ms. Sheeran received a B.A. in Communication and Journalism from the University of Colorado in 1976 and studied as a Fisher Fellow at the Harvard University Kennedy School in 2013.

Family Relationships

There are no family relationships among any of the individuals expected to serve as the Combined Company’s directors and executive officers.

Election of Officers

Each executive officer will serve at the discretion of the Combined Company Board and will hold office until his or her successor is duly appointed or until his or her earlier resignation or removal.

Board Composition

The business and affairs of the Combined Company is managed under the direction of the Combined Company Board. The Combined Company Board consists of seven directors. Each director will continue to serve as a director until the election and qualification of his or her successor or until his or her earlier death, resignation or removal. The authorized number of directors may be changed by resolution of the Combined Company Board. Vacancies on the Combined Company Board can be filled by resolution of the Combined Company Board.

The Combined Company’s Certificate of Incorporation provides that the Combined Company Board will be divided into three classes, each serving staggered, three-year terms. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. The Combined Company Board will be designated as follows:

•        The Class I directors are Michael Pompeo and James Flanagan, and their terms will expire at the annual meeting of stockholders to be held in 2026;

•        The Class II directors are Michael Madon and Sonny Vu, and their terms will expire at the annual meeting of stockholders to be held in 2027; and

•        The Class III directors are Josette Sheeran, Yossef Daar and Dan Brahmy, and their terms will expire at the annual meeting of stockholders to be held in 2028.

Any additional directorships resulting from an increase in the authorized number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our authorized number of directors.

The division of the Combined Company Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control. See “Description of the Combined Company’s Securities — Anti-Takeover Provisions of Delaware Law.”

Role of Board in Risk Oversight

The Combined Company Board has extensive involvement in the oversight of risk management related to the Combined Company and its business and will accomplish this oversight through the regular reporting to the board of directors by the audit committee. The audit committee represents the board of directors by periodically reviewing the Combined Company’s accounting, reporting, and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls, and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, and information technology functions, the audit committee reviews and discusses all significant areas of the Combined Company’s business and summarize for the board of directors all areas of risk and the appropriate mitigating factors. In addition, the Combined Company Board receives periodic detailed operating performance reviews from management.

Board Committees

Upon the completion of the Business Combination, the standing committees of the Combined Company Board will consist of an audit committee and a compensation committee. The Combined Company Board may from time to time establish other committees.

The Combined Company’s chief executive officer and other executive officers will regularly report to the non-executive directors and the audit and the compensation committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of the Combined Company Board will provide appropriate risk oversight of the Combined Company’s activities.

Audit Committee

Upon the completion of the Business Combination, the Combined Company has an audit committee, consisting of Sonny Vu, Michael Madon and James Flanagan, who serves as the chairperson. Each member of the audit committee qualifies as an independent director under the Nasdaq Listing Rules and the independence requirements of Rule 10A-3 under the Exchange Act. Following the Business Combination, the Combined Company Board will determine which member of its audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of the Nasdaq.

The purpose of the audit committee is to prepare the audit committee report required by the SEC to be included in the Combined Company’s prospectus and to assist the board of directors in overseeing and monitoring (1) the quality and integrity of the financial statements, (2) compliance with legal and regulatory requirements, (3) the post-combination company’s independent registered public accounting firm’s qualifications and independence, (4) the performance of the Combined Company’s internal audit function, if any, and (5) the performance of the Combined Company’s independent registered public accounting firm.

The Combined Company Board adopted a written charter for the audit committee, which is available on the Combined Company’s website.

Compensation Committee

The Combined Company has a compensation committee, consisting of James Flanagan, Michael Pompeo and Sonny Vu, who serve as the chairperson. Each member of the compensation committee qualifies as an independent director under the Nasdaq Listing Rules The purpose of the compensation committee is to assist the board of directors in discharging its responsibilities relating to (1) setting the Combined Company’s compensation program and compensation of its executive officers and directors, (2) monitoring the Combined Company’s incentive and equity-based compensation plans and (3) preparing the compensation committee report required to be included in the Combined Company’s prospectus under the rules and regulations of the SEC, if applicable.

The Combined Company Board adopted a written charter for the compensation committee, which is available on the Combined Company’s website.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Sonny Vu, Michael Madon, and James Flanagan. Each member of the nominating and corporate governance committee qualifies as an independent director under the Nasdaq Listing Rules. The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of the board. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance and reporting and making recommendations to the board of directors concerning corporate governance matters.

Code of Business Conduct

The Combined Company adopted a new code of business conduct that applies to all of its directors, officers, and employees, including its principal executive officer, principal financial officer, and principal accounting officer, which is available on the Combined Company’s website. The Combined Company’s code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. The Combined Company will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its Internet website.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between the Combined Company Board or compensation committee and the Combined Company Board or compensation committee of any other entity, nor has any interlocking relationship existed in the past. None of the members of our compensation committee has at any time during the prior three years been one of our officers or employees.

Independence of the Board of Directors

Nasdaq rules generally require that independent directors must comprise a majority of a listed company’s board of directors. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, we have determined that Sonny Vu, Michael Madon, James Flanagan, and Michael Pompeo representing four (4) of the Combined Company’s seven (7) directors, are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the Nasdaq.

Compensation of Directors and Officers

Overview of Executive Compensation Program

Following the closing of the Business Combination, decisions with respect to the compensation of our executive officers, including our named executive officers, are made by the compensation committee of our board of directors. The following discussion is based on the present expectations as to the compensation of our named executive officers and directors following the Business Combination. The actual compensation of our named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.

Compensation for our executive officers has the following components: base salary, cash bonus opportunities, equity compensation, employee benefits, executive perquisites and severance benefits. Base salaries, employee benefits, executive perquisites and severance benefits is designed to attract and retain senior management talent. We also use annual cash bonuses and equity awards to promote performance-based pay that aligns the interests of our named executive officers with the long-term interests of our equity-owners and to enhance executive retention.

Annual Bonuses

We expect that we will use annual cash incentive bonuses for the named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to our performance. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers.

Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the NEOs.

Stock-Based Awards

We expect to use stock-based awards in future years to promote our interest by providing our executive officers with the opportunity to acquire equity interests as an incentive for their remaining in our service and aligning the executive officers’ interests with those of our equity holders.

Other Compensation

We expect to continue to offer various employee benefit plans currently offered by Cyabra (or similar plans). We may also provide our named executive officers with perquisites and personal benefits that are not generally available to all employees.

Director Compensation

Following the Business Combination, our non-employee directors receive varying levels of compensation for their services as directors and members of committees of our board of directors. We determine director compensation in accordance with industry practice and standards.

Compensation of Executive Officers and Directors of Cyabra

This section discusses the material components of the executive compensation program for Cyabra’s executive officers who are named in the “Summary Compensation Table” below. In 2025, Cyabra’s “named executive officers” and their positions were as follows:

•        Dan Brahmy — Chief Executive Officer

•        Emmanuel Heymann — Chief Revenue Officer

•        Yael Sandler — Chief Financial Officer

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that the Combined Company adopts may differ materially from the currently planned programs summarized in this discussion.

Mr. Brahmy, Mr. Heymann and Ms. Sandler continue to serve as executive officers of the Combined Company following the consummation of the Business Combination.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2025 and December 31, 2024:

Name & Principal Position	Year	Salary ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Dan Brahmy	2025	332,990	21,810	19,450	(3)	374,251
Chief Executive Officer	2024	154,861	188,578	37,544	(3)	380,983
Emmanuel Heymann	2025	394,598	1,725	26,494	(3)	512,817
Chief Revenue Officer	2024	344,651	5,149	34,030		383,772
Yael Sandler	2025	261,520	547,496	72,186	(3)	881,202
Chief Financial Officer	2024	118,854	—	18,626	(3)	137,480

____________

(1)      The amounts set forth below for each executive officer represent the payments that were made in U.S. dollars or in New Israel Shekels (“NIS”), which and have been translated to U.S. dollars according to the average exchange rate on the applicable period.

(2)      Amounts represent the aggregate fair value of such awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). The fair value of the option awarded is determined based on the price of the Cyabra Ordinary Shares on the date of grant. This amount does not correspond to the actual value that may be recognized by the individuals listed in the table above upon the vesting and subsequent exercise of the underlying shares. For more information regarding the assumptions used in this calculation, see Note 9 to Cyabra’s audited financial statements included in this prospectus.

(3)      Consists of payments, contributions and/or allocations for social benefits, as well as expenses for car allowance.

Employment Agreements

Dan Brahmy

On January 19, 2018, Cyabra entered into an employment agreement with Mr. Dan Brahmy setting forth the terms and conditions of his employment to serve as Cyabra’s Chief Executive Officer. The employment agreement provides for an initial monthly salary of NIS 9,000, which has increased over time to the current monthly salary of NIS 47,000, effective November 13, 2023. The employment agreement also provides for reimbursement of business travel and pre-approved business expenses. Mr. Brahmy is also entitled to benefits provided to similarly situated executive officers/other full-time employees, including pension, advanced study fund and severance amounts according to Israeli law.

Either party may terminate the agreement by providing 30 days’ prior written notice. During this notice period, Mr. Brahmy will continue to render his services unless otherwise instructed by Cyabra. Cyabra may terminate this employment agreement with immediate effect for cause, as defined in this employment agreement. In such event, Mr. Brahmy will not be entitled to receive any compensation during the notice period.

As part of the employment agreement, Mr. Brahmy entered into a Confidentiality, Non-Compete, Proprietary Information and Inventions Assignment Undertaking with Cyabra, pursuant to which Mr. Brahmy is bound by non-compete and non-solicitation provisions for a period of twelve (12) months following the later of (i) the termination of engagement with Cyabra, or (ii) the transfer and/or disposition of all his shares in Cyabra. This undertaking also contains customary provisions regarding confidentiality of information and assignment of inventions.

On February 10, 2025, Cyabra Strategy Inc. entered into an offer letter with Mr. Brahmy setting forth the terms and conditions of his employment to serve as the Chief Executive Officer of Cyabra Strategy Inc. and to cease to be an employee of Cyabra, effective February 17, 2025. The offer letter provides for an annual salary of $301,000 and an annual bonus of $40,000. Mr. Brahmy will be entitled to receive a one-time bonus in the amount of $400,000 upon the Closing. Mr. Brahmy’s employment with Cyabra Strategy Inc. will be at-will and either party may terminate the agreement at any time, with our without notice.

As part of the offer letter, Mr. Brahmy entered into a Confidentiality, Non-Competition, Non-Solicitation and Assignment of Inventions Agreement with Cyabra Strategy Inc., pursuant to which Mr. Brahmy is bound by non-compete and non-solicitation provisions for a period of twelve (12) months following the period in which he is employed by any Related Company, as defined in the offer letter. This undertaking also contains customary provisions regarding confidentiality of information and assignment of inventions.

Emmanuel Heymann

On December 29, 2022, Cyabra entered into an offer letter with Mr. Heymann setting forth the terms and conditions of his employment to serve as Cyabra’s Vice President, Revenue, effective January 1, 2023 (the “Effective Date”). The offer letter, as amended on August 15, 2024, provides for an annual salary of $276,000, effective September 1, 2024. In addition, as promptly as practicable after the Effective Date and subject to the approval of the Cyabra Board, Mr. Heymann received a stock option to purchase up to 7,000 Cyabra Ordinary Shares at an exercise price equal to the fair market value of the Cyabra Ordinary Shares as of the date of the grant. The option vests over 46 months as follows: 25% of the shares subject to the option vested on October 17, 2023 (the “First Vesting Date”) and the remaining 75% of the shares subject to the option will vest in thirty-six (36) equal monthly installments on the last day of each month following the First Vesting Date. On January 8, 2025, Mr. Heymann received a stock option to purchase up to 8,000 Cyabra Ordinary Shares at an exercise price equal to the fair market value of the Cyabra Ordinary

Shares as of the date of the grant. The option vests over three years as follows: (i) 16.7% of the options vested on June 30, 2025; (ii) 10% of the remaining options will vest in equal portions each quarter for 10 quarters, such that all options will vest on December 31, 2027. Mr. Heymann is also entitled to participate in Cyabra’s sales commission plan. Pursuant to the offer letter, Mr. Heymann’s employment with Cyabra will be at-will.

Under the offer letter, Mr. Heymann agreed to provide Cyabra with two weeks advance written notice of his resignation if prior to the one-year anniversary of the Effective Date, and four weeks advance written notice if he resigns after the one-year anniversary of the Effective Date. Cyabra agrees to provide Mr. Heymann with two weeks advance written notice if Cyabra terminates his employment without Cause (as defined in the 2020 Plan) prior to the one-year anniversary of the Effective Date, and four weeks advance written notice if Cyabra terminates his employment without Cause after the one-year anniversary of the Effective Date.

As part of the offer letter, Mr. Heymann entered into a Confidentiality, Non-Competition, Non-Solicitation and Assignment of Inventions Agreement with Cyabra, pursuant to which he is bound by non-compete and non-solicitation provisions for a period of twelve (12) months following the period in which he is employed by any Related Company, as defined in the offer letter. This undertaking also contains customary provisions regarding confidentiality of information and assignment of inventions.

Yael Sandler

On June 18, 2024, Cyabra entered into an employment agreement with Ms. Yael Sandler setting forth the terms and conditions of her employment to serve as Cyabra’s Chief Financial Officer. This employment agreement provides, for a monthly salary of NIS 70,000. The employment agreement also provides for reimbursement of business travel and pre-approved business expenses. Ms. Sandler is also entitled to benefits provided to similarly situated executive officers/other full-time employees, including pension, an allowance for meal expenses, advanced study fund and severance amounts according to Israeli law. Additionally, Ms. Sandler is entitled to receive a leased car.

On January 8, 2025, Ms. Sandler received a stock option to purchase up to 28,000 Cyabra Ordinary Shares at an exercise price of USD 0.57. The option vests over four years as follows: (i) 25% of the options vested on July 1, 2025; (ii) 1/12% of the remaining options will vest in equal portions each quarter for 12 quarters, such that all options will vest on July 1, 2028.

Either party may terminate the agreement by providing 60 days’ prior written notice. During this notice period, Ms. Sandler will continue to render her services unless otherwise instructed by Cyabra. Cyabra may terminate this employment agreement with immediate effect for cause, as defined in this employment agreement. In such event, Ms. Sandler will not be entitled to receive any compensation during the notice period.

As part of the employment agreement, Ms. Sandler entered into a Confidentiality, Non-Compete, Proprietary Information and Inventions Assignment Undertaking with Cyabra, pursuant to which Ms. Sandler is bound by non-compete and non-solicitation provisions for a period of twelve (12) months following the later of (i) the termination of engagement with Cyabra, or (ii) the transfer and/or disposition of all her shares in Cyabra. This undertaking also contains customary provisions regarding confidentiality of information and assignment of inventions.

Cyabra, Inc. 2026 Omnibus Equity Incentive Plan

General

On January 8, 2026, the Trailblazer Board adopted the 2026 Plan. The 2026 Plan became effective upon Closing of the Business Combination.

The general purpose of the 2026 Plan is to provide a means whereby eligible employees, officers, non-employee directors and other individual service providers of the Combined Company may develop a sense of proprietorship and personal involvement in Trailblazer’s development and financial success, and to encourage them to devote their best efforts to the Combined Company’s business, thereby advancing the Combined Company’s interests and the interests of its stockholders. By means of the 2026 Plan, we seek to retain the services of such eligible persons and to provide incentives for such persons to exert maximum efforts for the success of the Combined Company’s and its subsidiaries.

Description of the 2026 Plan

Types of Awards.    The 2026 Plan permits various ways for eligible individuals to acquire Common Stock, including through the grant of stock options (including incentive stock options (“ISOs”) that are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)), stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance shares, performance units, incentive bonuses and other types of cash-based and stock-based awards authorized under the 2026 Plan. These award types are described in further detail below. The 2026 Plan also authorizes the grant of awards that qualify for special tax treatment under Israeli law. Further information regarding these awards is described below under the heading “Israeli Sub-plan”. The various types of options and other awards that may be granted under the 2026 Plan are referred to as “Awards”.

Administration.    In general, the 2026 Plan will be administered by a committee of the Combined Company Board delegated with the authority to administer the 2026 Plan (the “Committee”). However, the Combined Company Board may serve as the Committee with respect to any matter concerning the 2026 Plan. Except with respect to “Replacement Options” discussed below, the Committee will determine the persons to whom Awards may be granted. The Committee may also establish rules and regulations for the administration of the 2026 Plan and amendments or modifications of outstanding Awards. Subject to applicable law and the 2026 Plan, the Committee may delegate authority to officers, directors, or a greater than 10% stockholder of the Combined Company (“Reporting Persons”), to make Awards to eligible persons who are not Reporting Persons. In addition, the Committee may delegate administrative functions of the 2026 Plan to Reporting Persons, as well as employees of the Combined Company.

No Awards may be made under the 2026 Plan on or after January 8, 2036 (the “expiration date”), but the 2026 Plan will continue thereafter while Awards granted prior to the expiration date remain outstanding.

Eligibility.    Awards may be granted to employees, officers, directors, consultants, advisors and other individual service providers of the Combined Company and its subsidiaries, including any person who the Committee determines is a prospective employee, officer, director, consultant, advisor or other individual service provider of the Combined Company or any of its subsidiaries. The Combined Company and its subsidiaries have approximately 64 employees, including five executive officers and four non-employee directors.

Shares Subject to the 2026 Plan.    The aggregate number of shares of Common Stock available for issuance in connection with Awards granted under the 2026 Plan (other than Replacement Options as described below) will be 15% of the issued and outstanding shares of Common Stock immediately after giving effect to the consummation of the Business Combination (the “initial share reserve”). ISOs may be granted under the 2026 Plan with respect to up to 1,400,000 shares of Common Stock authorized for issuance under the 2026 Plan; provided that the number of shares available for grant as ISOs at any time will not exceed the initial share reserve as increased for evergreen shares (discussed below) and any shares that become available for grants of Awards again as described in the following paragraph. The aggregate number of shares of Common Stock available for issuance under the 2026 Plan will automatically increase on the first day of each fiscal year of the Combined Company following the Closing of the Business Combination, and on the first day of each fiscal year of the Combined Company thereafter until the expiration date, by a number of shares of Common Stock (“evergreen shares”) equal to the lesser of: (i) 5.0% of the outstanding shares of all classes of the Common Stock as of the last day of the immediately preceding fiscal year or (ii) such other number of shares (which may be zero) as the Combined Company Board may determine. Evergreen shares may not be issued pursuant to the exercise of ISOs. Shares of Combined Company Common Stock issued under the 2026 Plan may be either authorized but unissued shares or shares held in the Combined Company’s treasury.

The number of shares reserved under the 2026 Plan will be depleted on the date of the grant of an Award (other than Replacement Options) by the maximum number of shares, if any, with respect to which such Award is granted. An Award that may be settled solely in cash shall not cause any depletion of the 2026 Plan’s share reserve. In general, if an Award granted under the 2026 Plan (other than a Replacement Option) lapses, expires, terminates or is cancelled without the issuance of shares under the Award, or if shares are under an Award are forfeited due to a failure to satisfy vesting or other conditions, then such shares will again be available for issuance under the 2026 Plan. Shares of Common Stock that otherwise would have been issued upon the exercise of a stock option or SAR or in payment with respect to any other form of Award (other than a Replacement Option), but are surrendered in payment or partial payment of the exercise price and/or withholding taxes, will no longer be counted against the 2026 Plan’s share reserve and may again be made subject to Awards under the 2026 Plan.

Pursuant to the Merger Agreement, effective upon the Closing of the Business Combination, options (“Replacement Options”) were issued under the 2026 Plan in substitution of stock options granted under the Cyabra Strategy Ltd. 2020 Share Option Plan (the “2020 Plan”) that were outstanding as of the Closing of the Business Combination (“Legacy Options”). The number of shares of Common Stock subject to Replacement Options and the other terms and conditions of each Replacement Option, including the exercise price or grant price, will be determined by the Committee in accordance with the terms of the Merger Agreement. Shares of Common Stock subject to Replacement Options will neither deplete nor replenish the initial share reserve or any evergreen shares.

Director Award Limit.    No non-employee director of the Combined Company Board may receive Awards in any calendar year having an accounting value in excess of $500,000 (inclusive of any cash awards to the non-employee director for such year that are not made pursuant to the 2026 Plan); except that such limit is increased to $1,000,000 for the initial year of a non-employee director’s term.

Adjustments.    The number of shares of Common Stock authorized for issuance under the 2026 Plan and the foregoing share limitations and director Award limits are subject to customary adjustments for stock splits, stock dividends, similar transactions or any other change affecting the Common Stock.

Terms and Conditions of Options.    Options granted under the 2026 Plan may be either ISOs or “nonqualified stock options” that do not meet the requirements of Section 422 of the Code. The Committee will determine the exercise price of options granted under the 2026 Plan. The exercise price of stock options generally may not be less than the fair market value per share of the Common Stock on the date of grant (or 110% of fair market value in the case of ISOs granted to a ten-percent stockholder). The exercise price of a nonqualified stock option may be less than the fair market value per share of the Common Stock on the date of grant if the option is exempt from the requirements of Section 409A of the Code. In addition, the exercise price of options granted pursuant to the Israeli subplan will be determined by the Committee in accordance with the terms of the Israeli subplan and applicable Israeli law. Further, the exercise price of Replacement Options will be determined in accordance with the Merger Agreement.

No option may be exercisable for more than ten years (five years in the case of an ISO granted to a ten-percent stockholder) from the date of grant. Options granted under the 2026 Plan will be exercisable at such time or times as the Committee prescribes at the time of grant. No employee may receive ISOs that first become exercisable in any calendar year in an amount exceeding $100,000.

The Committee may, in its discretion, permit a holder of a nonqualified stock option to exercise the option before it has otherwise become exercisable, in which case the shares of Common Stock issued to the recipient will continue to be subject to the vesting requirements that applied to the nonqualified stock option before exercise.

Generally, the option price may be paid by certified or bank check. However, the Committee may permit other methods of payment, including (a) in the form of shares of Common Stock that have been held for such period of time as the Committee may deem appropriate, valued at fair market value of such shares on the date of exercise, (b) by surrendering to the Combined Company shares of Common Stock otherwise receivable on exercise of the option, (c) by a cashless exercise program implemented by the Committee, (d) subject to the approval of the Committee, by a full recourse, interest bearing promissory note having such terms as the Committee may, in its sole discretion, permit and/or (e) by such other method as may be approved by the Committee and set forth in an individual award agreement.

No option may be transferred other than by will or by the laws of descent and distribution, and during a recipient’s lifetime an option may be exercised only by the recipient. However, the Committee may permit the holder of an option, SAR or other award to transfer the option, right or other award to immediate family members, a family trust for estate planning purposes or by gift to charitable institutions. The Committee will determine the extent to which a holder of a stock option may exercise the option following termination of service with us.

Stock Appreciation Rights.    The Committee will generally determine all terms and conditions of each SAR. The exercise price per share of a SAR will not be less than 100% of the fair market value of a share of Combined Company Common Stock on the date of grant. The maximum term of any SAR granted under the 2026 Plan is ten years from the date of grant. Generally, each SAR will entitle a participant upon exercise to an amount equal to the excess of the fair market value of a share of Common Stock on the exercise date over the exercise price, multiplied by the number of shares of Common Stock covered by the SAR. Payment may be made in shares of Common Stock, in cash, or partly in shares of Common Stock and partly in cash, all as determined by the Committee.

Restricted Stock and Restricted Stock Units.    The Committee will generally determine all terms and conditions of each restricted stock award and/or restricted stock unit award under the 2026 Plan. Restricted stock awards consist of shares of Common Stock that are transferred to a recipient, with or without consideration, subject to restrictions that may result in forfeiture if specified conditions are not satisfied. Restricted stock units confer the right to receive shares of Common Stock, cash, or a combination of shares of Common Stock and cash, at a future date upon or following the attainment of certain conditions specified by the Committee. Dividends or distributions with respect to restricted stock may be paid to the holder of the shares as and when dividends are paid to stockholders or at the time that the restricted stock vests, as determined by the Committee. If any dividends or distributions are paid in shares of Common Stock before the restricted stock vests, such shares will be subject to the same restrictions as the underlying restricted stock. Dividend equivalent amounts may be paid with respect to restricted stock units, in the discretion of the Committee, either immediately to the holder of the restricted stock unit or subject to the same vesting restrictions as the restricted stock units to which they relate. Unless the Committee determines otherwise, holders of restricted stock will have the right to vote the shares.

Performance Shares and Performance Units.    Performance share awards and performance unit awards under the 2026 Plan, respectively, are restricted stock awards and restricted stock unit awards that may be earned or become vested subject to the achievement of such performance goals as the Committee deems appropriate.

Incentive Bonuses.    The Committee may grant incentive bonus awards under the 2026 Plan from time to time. The terms of incentive bonus awards will be set forth in award agreements having such terms and conditions as the Committee determines, including performance goals and the amount of payment based on achievement of such goals. Incentive bonus awards are payable in cash and/or shares of Common Stock.

Other Stock-Based and Cash-Based Awards.    The Committee may award other types of equity-based or cash-based awards under the 2026 Plan, including the grant or offer for sale of shares of Common Stock that do not have vesting requirements and the right to receive one or more cash payments subject to satisfaction of such conditions as the Committee may impose.

Effect of Certain Corporate Transactions.    The Committee may, at the time of the grant of an Award, provide for the effect of a “change in control” (as defined in the 2026 Plan) on any Award, including (i) accelerating or extending the time periods for exercising, vesting in, or realizing gain from any Award, (ii) eliminating or modifying the performance or other conditions of an Award, (iii) providing for the cash settlement of an Award for an equivalent cash value, as determined by the Committee, or (iv) such other modification or adjustment to an Award as the Committee deems appropriate. The Committee may, in its sole and absolute discretion and without the need for the consent of any recipient of an Award, also take one or more of the following actions contingent upon the occurrence of a change in control: (a) cause any or all outstanding options and SARs to become immediately exercisable, in whole or in part; (b) cause any other Awards to become non-forfeitable, in whole or in part; (c) cancel any option or SAR in exchange for a substitute option; (d) cancel any Award of restricted stock, restricted stock units, performance shares or performance units in exchange for a similar award of the capital stock of any successor corporation; (e) redeem any restricted stock for cash and/or other substitute consideration with a value equal to the fair market value of an unrestricted share of Common Stock on the date of the change in control; (f) terminate any Award for cash and/or property equal to the amount, if any, that would have been attained upon the exercise of such Award or realization of the holder’s rights as of the date of the occurrence of the change in control, but if the change in control consideration with respect to any option or SAR does not exceed its exercise price, the option or SAR may be canceled without payment of any consideration; or (g) take any other action necessary or appropriate to carry out the terms of any definitive agreement controlling the terms and conditions of the change in control.

Amendment of Plan.    The Combined Company Board may at any time amend the 2026 Plan in such manner as the Combined Company Board may deem advisable or in the best interests of the Combined Company, except that any amendment that requires stockholder approval to comply with any applicable law, regulation, or stock exchange rule will be subject to stockholder approval, and stockholder approval will be required for any amendment to the 2026 Plan that (i) increases the number of shares of Common Stock available for issuance under the 2026 Plan, or (ii) changes the persons or class of persons eligible to receive Awards.

Amendment, Modification, Cancellation and Disgorgement of Awards.    Subject to exceptions specified in the 2026 Plan, the Committee may terminate or cause a recipient to forfeit an Award, and require the recipient to disgorge any gains attributable to an Award, if the recipient engages in any action constituting, as determined by the Committee in its discretion, cause for termination or a breach of a material policy, any award agreement or any other agreement concerning noncompetition, nonsolicitation, confidentiality, trade secrets, intellectual property, nondisparagement or similar obligations. All awards, and any shares issued or cash paid pursuant to an Award, are also subject to any applicable recoupment or clawback policy adopted by the Combined Company or any recoupment or similar requirement contained in applicable law, regulation or the listing requirements of the exchange or system on which the Common Stock is principally traded.

Israeli Sub-plan.    The 2026 Plan includes the Israeli subplan which provides for the grant of awards pursuant to the Israeli Income Tax Ordinance (New Version), 1961, as amended (the “Israeli Tax Ordinance”), including awards granted pursuant to (i) Section 102 of the Israeli Tax Ordinance to the Combined Company’s Israeli tax-resident employees and officers (as defined by the Israeli Tax Ordinance) who are not controlling shareholders and (ii) Section 3(i) of the Israeli Tax Ordinance to Combined Company’s Israeli tax-resident consultants, advisors, service providers or controlling shareholders. The 2026 Plan and the Sub-Plan provide, subject to applicable law, that Awards granted under the Subplan may only be granted to eligible persons who are subject to taxation in Israel.

Awards.    For Israeli tax-resident controlling shareholders and non-employee consultants, advisors or service providers who are granted options or other equity awards under the 2026 Plan and Israeli subplan pursuant to Section 3(i) of the Israeli Tax Ordinance, the tax event is triggered upon the exercise of the option/award into shares (whether or not such shares are sold) and the taxable income is calculated as the difference between the fair market value of the shares upon exercise and the exercise price of the option/award. The difference is taxed as ‘ordinary income’ in accordance with the grantee’s marginal tax rate (up to 50% in 2024 for individuals including a 3% excess tax, plus national insurance and health tax payments (if applicable), which can add up to an approximately 62% maximum tax rate). Then when the underlying shares are sold (if relevant), the gain derived by the grantee shall be subject to tax at capital gains rates.

Section 102 of the Israeli Tax Ordinance allows Israeli tax-resident employees and officers who are not controlling shareholders to receive favorable tax treatment for compensation in the form of options or other equity awards under the 2026 Plan and Israeli subplan. Section 102 includes two alternatives for tax treatment involving the issuance of options or other equity awards to a Section 102 trustee (“Trustee”) for the benefit of the grantees and also includes an additional alternative for the issuance of options or other equity awards directly to the grantee. The most favorable tax treatment for the grantee, pursuant to Sections 102(b)(2) and 102(b)(3)of the Ordinance, permits the issuance to a Trustee under the “Capital Gains Track”, provided that such awards are in compliance with all requirements of the Capital Gains Track, including but not limited to the requirement that the options/awards and/or shares received pursuant to such awards are deposited with and held in trust on the grantee’s behalf for a minimum period of 24 months commencing on the date on which the awards are granted by the company (“Lock-Up Period”). If the awards are held in trust by the Trustee until the end of the Lock-Up Period and the other Capital Gains Track requirements are met, then upon sale of the underlying shares, the grantee shall be subject to tax on the proceeds received by the grantee (less exercise price (if any)) at a capital gains rate of 25%. No national insurance or health tax shall be due on the amount of the proceeds.

However, if the granting company is a public company or is listed for trading on any stock exchange within a period of 90 days from the date of grant, any difference between the exercise price of the option/award (if any) and the average closing price of the granting company’s shares at the 30 trading days preceding the grant date (when the company is already listed on a stock exchange) or 30 trading days following the listing of the company, as applicable (the “Immediate Benefit”), shall be taxed as ordinary income at the grantee’s marginal tax rate. In addition, national insurance tax and health tax shall be imposed on such Immediate Benefit. In addition to the taxation of the Immediate Benefit which shall be triggered upon the sale or transfer of the shares from trust, the grantee shall be taxed at capital gain rates for the portion of the gain greater than the Immediate Benefit, assuming all conditions of Section 102 of the Israeli Tax Ordinance are fulfilled.

Post-Business Combination Executive Compensation

Following the completion of the Business Combination, the Combined Company intends to develop an executive compensation program that is designed to align compensation with the Combined Company’s business objectives, while enabling the Combined Company to attract, motivate and retain individuals who contribute to the long-term success of the Combined Company. Decisions on the executive compensation program will be made by the compensation committee of the Combined Company Board.

Stock Issuance

In addition, upon the Closing, Dan Brahmy, Ido Shraga and Yossef Daar received an aggregate of 400,000 restricted stock units (“RSUs”) to purchase shares of Common Stock pursuant to the 2026 Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information about outstanding equity awards granted to our named executive officers that remain outstanding as of December 31, 2025:

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Dan Brahmy
Chief Executive Officer	November 13, 2023(1)	11,676	—	NIS 0.01	November 13, 2033
Emmanuel Heymann	February 19, 2023(2)	5,395	1,605	USD 3.62	February 19, 2033
Chief Revenue Officer	January 8, 2025(3)	2,002	5,998	USD 27.19	January 8, 2035
Yael Sandler	January 8, 2025(4)	8,750	19,250	USD 0.57	January 8, 2035
Chief Financial Officer

____________

(1)      This option award is fully vested

(2)      This option award vests over 46 months as follows: 25% of the shares subject to the option vested on the First Vesting Date and the remaining 75% of the shares subject to the option will vest in thirty-six (36) equal monthly installments on the last day of each month following the First Vesting Date.

(3)      This option award vests over three years as follows: (i) 16.7% of the options vested on June 30, 2025; (ii) 10% of the remaining options will vest in equal portions each quarter for 10 quarters, such that all options will vest on December 31, 2027.

(4)      This option award vests over four years as follows: (i) 25% of the options vested on July 1, 2025; (ii) 1/12% of the remaining options will vest in equal portions each quarter for 12 quarters, such that all options will vest on July 1, 2028.

Director Compensation

Cyabra has not historically maintained a formal non-employee director compensation program but has granted equity awards under the Cyabra Strategy Ltd. 2020 Share Option Plan to certain of its non-employee directors as it has deemed appropriate.

The following table sets forth information regarding compensation for each of our non-employee directors during our fiscal year ended December 31, 2025.

Name	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Matityahu Shafranovich	0	0	0	0	0
Sonny Xuan Vu	0	0	0	0	0
Michael Pompeo(2)	55,737	0	0	0	55,737

____________

(1)      Amounts represent the aggregate fair value of such awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). The fair value of the option awarded is determined based on the price of the Cyabra Ordinary Shares on the date of grant. This amount does not correspond to the actual value that may be recognized by the individuals listed in the table above upon the vesting and subsequent exercise of the underlying shares. For more information regarding the assumptions used in this calculation, see Note 9 to Cyabra’s audited financial statements included in this prospectus.

(2)      No compensation paid to the director for the year ended December 31, 2025.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF CYABRA

The following discussion and analysis of Cyabra’s financial condition and results of operations should be read in conjunction with Cyabra’s consolidated financial statements and the notes related thereto which are included elsewhere in this prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and elsewhere in this prospectus.

Overview

Cyabra. is an Israeli company that was formed on July 13, 2017. Cyabra uncovers disinformation spread online. Disinformation diminishes trust, creates false or negative narratives and content and sows dissension. Creators of disinformation may be sponsored by foreign governments, competitors, or other third parties with significant resources and access to highly sophisticated generative artificial intelligence (“GenAI”) tools that generate and spread fake content. They use these tools to create bot networks and fake social media accounts to disseminate disinformation, inciting fear, anger and distrust and making us question everything we see or read. These tools make it difficult for the targets of the disinformation — whether they are corporations or public sector agencies — to detect and combat its spread. In many cases, these targets do not have the tools or expertise to effectively identify or counteract the threat. As fake accounts using enhanced AI tools appear more and more authentic, the line between real and fake is disappearing.

Components of Operating Results

Revenue

Cyabra offers its technology solution primarily on a software as a service (SaaS) subscription basis under which customers purchase a subscription to access Cyabra’s suite of tools through a website hosted by a third-party service provider. Subscriptions are non-refundable and generally have terms ranging from several months to three years. These customers receive access to the website through a secure connection. Certain customers, particularly governmental agencies, may want or need to host Cyabra’s application on their own server network. Where appropriate, Cyabra will sell licenses to such customers, which have a term of two to three years, under which the customers have the ability to install the application locally. Other potential customers may want to access Cyabra’s tools for a limited purpose or for a limited period of time, such as for tracking the reaction of customers to a promotion or a change in the user’s business practices. Other potential users wish to sample the utility of Cyabra’s solution before committing to a long-term subscription. For these customers, Cyabra provides Managed Services, under which a customer pays fees for a report or a package of several reports prepared by Cyabra directly based on agreed-upon criteria using its own in-house resources. Cyabra recognizes revenue from its SaaS and on-premises services ratably over the period in which the services are rendered. Cyabra’s customers usually pay for the services in advance for the duration of the subscription or license which is recorded as deferred revenue and amortized ratably over the term of the subscription or license. Revenues relating to Managed Services are recognized at the point in time at which the deliverable is transferred to the customer.

Cyabra began offering its application to customers in 2022 and to date has generated limited revenues. Consequently, Cyabra has funded its operations principally through the issuance of Ordinary and Preferred Shares. Cyabra’s ability to generate significant revenues and achieve profitability depends on its ability to successfully continue to develop and commercialize its applications. As of September 30, 2025, Cyabra had an accumulated deficit of approximately $43.1 million. Cyabra expects to incur significant expenses and operating losses in the future as it grows its business and continues to develop and commercialize its applications. Furthermore, Cyabra expects to incur additional costs associated with operating as a public company. Cyabra will need to generate significant revenues to achieve profitability and may never do so.

Cost of Revenues

Cost of revenues consists primarily of costs of servers and royalties paid to the IIA. Cyabra expects its cost of revenues to increase as its business grows and it continues to develop and commercialize its applications.

Operating Expenses

Cyabra’s current operating expenses consist of three components — research and development expenses, sales and marketing expenses, and general and administrative expenses.

Research and Development Expenses

Cyabra’s research and development expenses consist of salaries and related personnel expenses, share-based payments expenses, software and storage expenses, consultants, rental fees, and other related research and development expenses. Cyabra expenses research and development costs as incurred.

Sales and Marketing Expenses

Sales and marketing expenses consist of salaries and related expenses, share-based payments expenses, consultants, travel expenses, and other related sales and marketing expenses. Cyabra expects that sales and marketing expenses will increase in the future as Cyabra increases its commercialization efforts.

General and Administrative Expenses

General and administrative expenses consist of salaries and related expenses, share-based payments expenses, professional services, travel expenses, and other general and administrative expenses. Cyabra expects that general and administrative expenses will increase in the future as Cyabra increases its general and administrative headcount to support the commercialization of its products. Cyabra also expects to incur increased expenses associated with being a public company, including costs of accounting, audit, legal, regulatory and tax compliance services, directors and officers insurance, and investor and public relations costs.

Finance Expense and Income

Finance expense and income mainly consist of interest expenses, revaluation of financial liabilities, bank fees, and exchange rate differences.

Select Performance Metrics

Cyabra uses ARR (annualized recurring revenues) as a performance metric in managing its business. Cyabra defines ARR as of a specific date as the annualized recurring revenue of signed term-based contracts from all customers with a term of at least 12 months. ARR is calculated by dividing the total contract value of each signed contract with a term of at least 12 months by the number of years in the term. ARR represents the annualized contract value for all contractually binding term-based contracts at the end of a period. Management uses ARR to understand customer trends and the overall health of Cyabra business, helping it to formulate strategic business decisions.

ARR is not defined in GAAP and is not derived from a GAAP measure. ARR should be viewed independently of revenue and deferred revenue and is not intended to be combined with or to replace either of those items. ARR is not a forecast and the active contracts at the end of a reporting period used in calculating ARR may or may not be extended or renewed by our customers.

The metrics Cyabra uses to evaluate its business are periodically reviewed and revised to reflect changes in its business. Because Cyabra commenced offering its application in 2022, is still developing and implementing its commercial business strategy and is at an early stage of its commercial operations, it does not believe that metrics related to customer retention or renewals are reliable metrics on which to measure its performance and management does not use such metrics to manage Cyabra’s business. Such metrics may become relevant once Cyabra has a longer history of performance.

Critical Accounting Policies

Cyabra’s consolidated financial statements are prepared according to U.S. GAAP, assuming Cyabra will continue as a going concern.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Information about assumptions made by Cyabra with respect to the future and other reasons for uncertainty with respect to estimates that have a significant risk of resulting in a material adjustment to carrying amounts of assets and liabilities in the next financial year are included in Cyabra’s financial statements and accompanying notes.

Results of Operations

Comparison of the year ended December 31, 2025 to the year ended December 31, 2024

The following table summarizes Cyabra Strategy Ltd.’s (“Cyabra”) results of operations for the year ended December 31, 2025 and 2024:

	Year Ended December 31,
	2025	2024
	USD Thousands	USD Thousands
Revenues	5,707	4,155
Cost of revenues	866	782
Gross profit	4,841	3,373
Operating costs and expenses
Research and development expenses	6,894	4,653
Sales and marketing expenses	5,696	3,316
General and administrative expenses	4,221	4,602
Total operating loss	11,970	9,198
Financing expenses, net	828	6,398
Loss before taxes on income	(12,798)	(15,596)
Taxes on Income	21	14
Net loss for the year	(12,819)	(15,610)

Revenues

Revenues for the year ended December 31, 2025 were approximately $5.7 million, an increase of approximately $1.6 million, or 37%, compared to approximately $4.2 million for the year ended December 31, 2024. New customers using Cyabra’s products that joined during 2025 contributed approximately $1.3 million to the revenues for the year ended December 31, 2025, in addition to increased revenues recognition from existing customers, which was partially offset by customers that did not renew their contracts in 2025.

ARR

Cyabra’s ARR was approximately $6.1 million as of December 31, 2025, compared to approximately $6.1 million as of December 31, 2024. While Cyabra’s revenues grew by 37% year-over-year, its ARR remained flat at approximately $6.1 million. While revenue is recognized over the full term of a customer contract, reflecting the cumulative value of historical and current engagements throughout the fiscal year, ARR is a point-in-time snapshot of the annualized value of active contracts with a term of at least 1 year as of December 31, 2025. Consequently, although Cyabra recognized increased revenue from existing and new customers during 2025, the timing of high-value renewals that shifted into early 2026 prevented a corresponding increase in Cyabra’s year-end ARR. The year-end ARR level was primarily influenced by the timing of several high-value contract renewals and expansions that did not finalize prior to the December 31 measurement date. A limited number of high-volume engagements concluded during 2025, and certain renewals and new agreements shifted into early 2026 due to extended procurement timelines and administrative approval processes, particularly within Cyabra’s public sector vertical. During 2025, Cyabra observed a temporary lengthening of sales cycles in this sector as a result of heightened budgetary review and procurement procedures. These factors primarily reflect contract timing and procurement dynamics rather than attrition of customer relationships. The affected opportunities remain active within Cyabra’s late-stage pipeline, and management continues active engagement with these customers.

Cost of Revenues

Cost of revenues for the year ended December 31, 2025 was approximately $0.9 million, an increase of approximately $0.01 million, or 11%, compared to approximately $0.8 million for the year ended December 31, 2024. The similar level in cost of revenues, although the revenues were higher, was primarily due to improved servers costs efficiencies.

Gross Profit

Gross profit for the year ended December 31, 2025 was approximately $4.8 million, an increase of approximately $1.5 million, or 44%, compared to approximately $3.4 million for the year ended December 31, 2024. The increase resulted from an increase in our revenues and improved servers costs efficiencies.

Research and Development Expenses

Research and development expenses for the year ended December 31, 2025 were approximately $6.9 million, an increase of approximately $2.2 million, or 48%, compared to approximately $4.7 million for the year ended December 31, 2024. The increase resulted primarily from an increase in payroll and related personnel expense due to the expansion of Cyabra’s research and development team.

Sales and Marketing Expenses

Sales and marketing expenses for the year ended December 31, 2025 were approximately $5.7 million, an increase of approximately $2.4 million, or 72%, compared to approximately $3.3 million for the year ended December 31, 2024. The increase resulted primarily from an increase in payroll and related expenses due to an increase in headcount in the sales and marketing teams. Cyabra expects that sales and marketing expenses will continue to increase in future periods as it continues to add headcount and expand its sales and marketing efforts.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2025 were approximately $4.2 million, a decrease of approximately $0.4 million, or 8%, compared to approximately $4.6 million for the year ended December 31, 2024. The decrease resulted primarily from a decrease in professional services expenses. Cyabra expects that general and administrative expenses will increase in future periods as a result of becoming a publicly traded company.

Operating Loss

Operating loss for the year ended December 31, 2025 was approximately $12.0 million, an increase of approximately $2.8 million, or 30%, compared to approximately $9.2 million for the year ended December 31, 2024, primarily as a result of the factors described above.

Finance Expense and Income

Finance expenses for the year ended December 31, 2025 was approximately $0.8 million, a decrease of approximately $5.6 million, or 87% in the finance expenses, compared to finance expenses of approximately $6.4 million for the year ended December 31, 2024. The decrease resulted primarily from a decrease in expenses from revaluation of financial liabilities measured at fair value.

Total Loss

Total loss for the year ended December 31, 2025 was approximately $12.8 million, a decrease of approximately $2.8 million, or 18%, compared to approximately $15.6 million for the year ended December 31, 2024, primarily as a result of the factors described above.

Liquidity and Capital Resources

Since our inception through December 31, 2025, we have funded our operations principally with issuance of Ordinary and Preferred Shares, as well as receipt of loans. As of December 31, 2025, our cash and cash balance was $0.3 million.

The table below present our cash flows for the years ended December 31, 2025 and December 31, 2024:

	Year ended December 31, 2025	Year ended December 31, 2024
	USD Thousands	USD Thousands
Operating Activities	(8,144)	(5,196)
Investing Activities	(54)	(85)
Financing Activities	7,597	5,702
Net increase (decrease) in cash	(601)	421

Operating Activities

Net cash used in operating activities was approximately $8.1 million during the year ended December 31, 2025, compared to approximately $5.2 million during the year ended December 31, 2024. The increase resulted primarily from an increase in the net loss after effect of non-cash adjustments such as share based payments and revaluation of financial liabilities accounted at fair value.

Investing Activities

Net cash used in investing activities was approximately $0.05 million during the year ended December 31, 2025, compared to approximately $0.08 million during the year ended December 31, 2024. The decrease resulted primarily from a decrease in purchase of fixed assets.

Financing Activities

Net cash provided by financing activities was approximately $7.6 million during the year ended December 31, 2025, compared to approximately $5.7 million during the year ended December 31, 2024. The increase resulted primarily from receipt of loans and issuance of preferred shares, net during the year ended December 31, 2025.

Liquidity and Capital Resources

Cyabra will need to raise additional capital to support its operations until such time, if any, as it is able to generate sufficient cash to fund its working capital requirements. Cyabra may not be able to obtain additional financing on acceptable terms, or at all. To the extent that Cyabra raises additional capital through the future sale of equity or debt, the ownership interest of its shareholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of Cyabra’s existing shareholders. If Cyabra raises additional funds through partnerships or strategic alliances in the future, it may have to relinquish valuable rights to its technologies, future revenue streams or products or grant licenses on terms that may not be favorable to Cyabra.

If Cyabra is unable to raise additional funds when needed, Cyabra may be required to delay, limit, reduce or terminate its product development or future commercialization efforts.

In connection with Cyabra’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that Cyabra currently lacks the liquidity it needs to sustain operations for a reasonable period of time, which is considered to be at least one year from the date that the financial statements are issued as it expects to continue to incur significant costs. There are no assurances however, that Cyabra will be successful in obtaining the level of financing needed for its operations. If Cyabra is unsuccessful in commercializing its products and securing sufficient funding, it may need to reduce activities, curtail, or even cease operations. The consolidated financial statements do not include any adjustments relating to the carrying amounts and classification of assets, liabilities, and reported expenses that might be necessary should Cyabra be unable to continue as a going concern.

Off-Balance Sheet Arrangements

Cyabra did not have any off-balance sheet arrangements as of December 31, 2025.

Comparison of the year ended December 31, 2024 to the year ended December 31, 2023

The following table summarizes Cyabra’s results of operations for the years ended December 31, 2024 and 2023:

	Year Ended December 31,
	2024	2023
	USD Thousands	USD Thousands
Revenues	4,155	1,922
Cost of revenues	782	603
Gross profit	3,373	1,319
Operating costs and expenses
Research and development expenses	4,653	3,593
Sales and marketing expenses	3,316	2,738
General and administrative expenses	4,602	929
Total operating loss	(9,198)	(5,941)
Financing expenses, net	6,398	604
Loss before taxes on income	(15,596)	(6,545)
Taxes on Income	14	5
Net loss for the year	(15,610)	(6,550)

Revenues

Revenues for the year ended December 31, 2024 were approximately $4,155 thousands, an increase of approximately $2,233 thousands, or 116%, compared to approximately $1,922 thousands for the year ended December 31, 2023. New customers using Cyabra’s products contributed approximately $1.9 million to the revenues for the year ended December 31, 2024, which was partially offset by customers that did not renew their contracts in 2024.

ARR

Cyabra’s ARR was approximately $6.1 million as of December 31, 2024, compared to approximately $3.5 million as of December 31, 2023, an increase of approximately $2.6 million, or 74%. The growth in ARR was driven by an increase of approximately $3.3 million from new customers, which was partially offset by the loss of existing customers.

Cost of Revenues

Cost of revenues for the year ended December 31, 2024 was approximately $782 thousands, an increase of approximately $179 thousands, or 30%, compared to approximately $603 thousands, for the year ended December 31, 2023. The increase in cost of revenue was primarily due to a higher level of commercial activity.

Gross Profit

Gross profit for the year ended December 31, 2024 was approximately $3,373 thousands, an increase of approximately $2,054 thousands, or 156%, compared to approximately $1,319 thousands for the year ended December 31, 2023. The increase resulted from an increase in our revenues and improved servers efficiencies.

Research and Development Expenses

Research and development expenses for the year ended December 31, 2024 were approximately $4,653 thousands, an increase of approximately $1,060 thousands, or 30%, compared to approximately $3,593 thousands for the year ended December 31, 2023. The increase resulted primarily from increased payroll and related personnel due to the expansion of Cyabra’s research and development team. Cyabra expects that research and development expenses will continue to increase in future periods as it adds functionality to its solutions and provides updates.

Sales and Marketing Expenses

Sales and marketing expenses for the year ended December 31, 2024 were approximately $3,316 thousands, an increase of approximately $578 thousands, or 21%, compared to approximately $2,738 thousands for the year ended December 31, 2023. The increase resulted primarily from increased payroll and related expenses due to an increase in headcount in the sales and marketing teams. Cyabra expects that sales and marketing expenses will continue to increase in future periods as it continues to add headcount and expand its sales and marketing efforts.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2024 were approximately $4,602 thousands, an increase of approximately $3,673 thousands, or 395%, compared to approximately $929 thousands for the year ended December 31, 2023. The increase resulted primarily from an increase in professional services expenses as a result of the Business Combination, as well as an increase in payroll and related expenses. Cyabra expects that general and administrative expenses will continue to increase in future periods as a result of becoming a publicly traded company.

Operating Loss

Operating loss for the year ended December 31, 2024 was approximately $9,198 thousands, an increase of approximately $3,257 thousands, or 55%, compared to approximately $5,941 thousands for the year ended December 31, 2023, primarily as a result of the factors described above.

Finance Expense and Income

Finance expense for the year ended December 31, 2024 was approximately $6,398 thousands, an increase of approximately $5,794 thousands, or 959%, compared to approximately $604 thousands for the year ended December 31, 2023. The change resulted primarily from an increase in expenses from revaluation of financial liabilities measured at fair value.

Total Loss

Total loss for the year ended December 31, 2024 was approximately $15,610 thousands, an increase of approximately $9,060 thousands, or 138%, compared to approximately $6,550 thousands for the year ended December 31, 2023, primarily as a result of the factors described above.

The tables below present our cash flows for the year ended December 31, 2024 and December 31, 2023:

	Year ended December 31, 2024	Year ended December 31, 2023
	USD thousands	USD thousands
Operating Activities	(5,196)	(4,443)
Investing Activities	(85)	(18)
Financing Activities	5,702	3,228
Net increase (decrease) in cash	421	(1,233)

Operating Activities

Net cash used in operating activities was approximately $5,196 thousands during the year ended December 31, 2024, compared to approximately $4,443 thousands during the year ended December 31, 2023. The increase resulted primarily from an increase in the net loss.

Investing Activities

Net cash used in investing activities was approximately $85 thousands during the year ended December 31, 2024, compared to approximately $18 thousands during the year ended December 31, 2023. The increase resulted primarily from an increase in purchases of property and equipment.

Financing Activities

Net cash provided by financing activities was approximately $5,702 thousands during the year ended December 31, 2024, compared to approximately $3,228 thousands during the year ended December 31, 2023. The increase resulted primarily from the issuance of convertible notes and SAFEs in 2024, partially offset by the repayment of a loan.

Liquidity and Capital Resources

Cyabra will need to raise additional capital to support its operations until such time, if any, as it is able to generate sufficient cash to fund its working capital requirements. Cyabra may not be able to obtain additional financing on acceptable terms, or at all. To the extent that Cyabra raises additional capital through the future sale of equity or debt, the ownership interest of its shareholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of Cyabra’s existing shareholders. If Cyabra raises additional funds through partnerships or strategic alliances in the future, it may have to relinquish valuable rights to its technologies, future revenue streams or products or grant licenses on terms that may not be favorable to Cyabra.

If Cyabra is unable to raise additional funds when needed, Cyabra may be required to delay, limit, reduce or terminate its product development or future commercialization efforts.

In connection with Cyabra’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that Cyabra currently lacks the liquidity it needs to sustain operations for a reasonable period of time, which is considered to be at least one year from the date that the financial statements are issued as it expects to continue to incur significant costs. There are no assurances however, that Cyabra will be successful in obtaining the level of financing needed for its operations. If Cyabra is unsuccessful in commercializing its products and securing sufficient funding, it may need to reduce activities, curtail, or even cease operations. The consolidated financial statements do not include any adjustments relating to the carrying amounts and classification of assets, liabilities, and reported expenses that might be necessary should Cyabra be unable to continue as a going concern.

Off-Balance Sheet Arrangements

Cyabra did not have any off-balance sheet arrangements as of September 30, 2025.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF THE COMBINED COMPANY

The following table sets forth information regarding the beneficial ownership of the Combined Company as of March 17, 2026 by:

•        each person known by the Combined Company who is the beneficial owner of more than 5% of the outstanding Combined Company Common Stock;

•        each person who is an executive officer or a director of the Combined Company; and

•        all of the executive officers and directors of the Combined Company as a group upon consummation of the Business Combination.

Except as otherwise noted herein, the number and percentage of Combined Company Common Stock beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any Combined Company Common Stock as to which the holder has sole or shared voting power or investment power and also Combined Company Common Stock which the holder has the right to acquire within 60 days of through the exercise of any option, warrant or any other right. The expected beneficial ownership percentages set forth in the table below have been determined based on the following:

Name of Beneficial Owner	Number of Shares	% of Combined Company Common Stock(1)
5% or Greater Shareholders
OurCrowd(2)	1,267,230	9.17%
Trailblazer Sponsor Group, LLC(3)	2,158,949	15.63%

Directors and Executive Officers
Dan Brahmy(4)	711,477	5.15%
Ido Shraga(5)	710,477	5.14%
Yossef Daar(6)	710,477	5.14%
Michael Pompeo(7)	101,058	*
Sonny Vu(8)	330,627	2.39%
Josette Sheeran(9)	144,369	1.05%
Michael Madon(10)	14,437	*
Yael Sandler(11)	101,058	*
Emmanuel Heymann(12)	54,138	*
James Flanagan	—	—
All executive officers and directors as a group (ten persons)	2,878,742	20.8%

____________

*        Less than one percent.

(1)      Assumes (i) no conversion of the Series A Holdings Preferred Stock , Series B Holdings Preferred Stock and Series C Holdings Preferred Stock, (ii) no additional Cyabra Ordinary Shares will be issued prior to the closing of the Business Combination and (iii) that none of the holders set forth in the table above have purchased or purchases (A) shares of Trailblazer Class A Common Stock or (B) shares of Holdings Common Stock prior to or after the Business Combination.

(2)      Consists of shares held by OurCrowd (Investment in Cyab) L.P., OurCrowd International Investment III, L.P., OurCrowd 50 II, L.P., OurCrowd 50 III-QP, L.P., OurCrowd 50 III, L.P., OurCrowd GP Investment Fund, L.P., OurCrowd Nominee Limited and OurCrowd Participation Capital, L.P. (the “OC Entities”). OurCrowd General Partner Limited (“OC General Partner”) is the ultimate controlling general partner of OC Entities. OC General Partner has delegated its power to direct OC Entities, including to vote and dispose of the shares, by decision of the OurCrowd General Partner Investment Committee. OurCrowd General Partner Investment Committee decisions are made by a quorum of voting members. The business address of OC General Partner is 28 Derech Hebron, Jerusalem 9354214 Israel. Information provided by OurCrowd Entities on October 6, 2024.

(3)      Joseph Hammer, our Chairman, is a manager of the Sponsor. Consequently, he may be deemed the beneficial owner of the shares held by our sponsor and has voting and dispositive control over such securities.

(4)      Includes (i) 494,923 shares of Holdings Common Stock held directly by Mr. Brahmy, (ii) 174,413 shares of Holdings Common Stock held by IBI Trust Management in trust for Mr. Brahmy, and (iii) 42,141 shares of Holdings Common Stock underlying Replacement Options.

(5)      Includes (i) 493,923 shares of Holdings Common Stock held directly by Mr. Shraga and (ii) 216,554 shares of Holdings Common Stock held by IBI Trust Management in trust for Mr. Shraga.

(6)      Includes (i) 493,923 shares of Holdings Common Stock held directly by Mr. Daar and (ii) 216,554 shares of Holdings Common Stock held IBI Trust Management in trust for Mr. Daar.

(7)      Consists of Holdings Common Stock underlying Replacement Options.

(8)      Includes (i) 27,325 shares of Holdings Common Stock held directly by Mr. Vu, (ii) 18,046 shares of Holdings Common Stock underlying Replacement Options and (iii) 285,256 shares of Holdings Common Stock held by FF Alabaster LLC upon which Mr. Vu has voting and dispositive control.

(9)      Consists of Holdings Common Stock underlying Replacement Options.

(10)    Consists of Holdings Common Stock underlying Replacement Options.

(11)    Consists of Holdings Common Stock underlying Replacement Options.

(12)    Consists of Holdings Common Stock underlying Replacement Options.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions — Trailblazer

Founder Shares

On May 17, 2022, the Sponsor purchased 1,940,625 shares (the “Founder Shares”) of Trailblazer Class B Common Stock for an aggregate price of $25,000. On September 23, 2022, the Company and the Sponsor entered into a share exchange agreement pursuant to which the Sponsor exchanged 1,940,624 Founder Shares for 1,940,624 shares of Trailblazer Class A Common Stock. As a result of the share exchange, the Founder Shares consisted of 1,940,624 shares of Trailblazer Class A Common Stock and one share of Trailblazer Class B Common Stock. On January 20, 2023, the Sponsor forfeited for no consideration and the Company canceled 215,625 of such Founder Shares, resulting in 1,724,999 Founder Shares remaining outstanding of Trailblazer Class A Common Stock and one share of Trailblazer Class B Common Stock. The one share of Trailblazer Class B Common Stock issued and outstanding will automatically be canceled at the time of the Parent Merger. The holder of the one share of Trailblazer Class B Common Stock will have the right to elect all of the directors prior to the Business Combination and the holders of the shares of Trailblazer Class A Common Stock will not be entitled to vote on the election of directors during such time.

On March 28, 2023, the Chief Financial Officer of the Company and three directors (the “subscribers”) entered into subscription agreements with the Sponsor for an interest in the Sponsor company for their own investment purposes. The interest is backed by the Trailblazer Class A Common Stock owned by the Company as of March 28, 2023, the date of issuance. As such, the subscribers will participate in the profits or losses of the Sponsor company though date of liquidation. The subscription into interests of the Trailblazer Class A Common Stock Founder Shares to the Company’s management and directors is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The 47,500 Trailblazer Class A Common Stock which support the subscription interests of management and the directors has a fair value of $207,087 or $4.36 per share, which has been recorded as stock-based compensation. The fair value was determined using a Monte Carlo Model with a volatility of 7.2%, risk-free rate of 3.97% and a stock price of $9.89 as of the valuation date of March 28, 2023. These interests are not subject to performance conditions and as such stock-based compensation of $207,087 was recorded on the statement of operations.

On November 10, 2023, the Company reimbursed its officers an aggregate amount of $3,545 for the out-of-pocket expenses paid by officers in connection with meeting a prospective target.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (1) one year after the completion of a business combination or (B) subsequent to a business combination, (x) if the last reported sale price of the Trailblazer Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after a business combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On May 17, 2022, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”) as amended on January 20, 2023 and as further amended as of March 31, 2023, pursuant to which the Company may borrow up to an aggregate principal amount of $400,000 (as amended). The Promissory Note is non-interest bearing and is payable on the earlier of (i) the close of the Company’s initial business combination or (ii) September 30, 2024 (except as provided below). On November 21, 2023, the Promissory Note was further amended to permit the Company to pay certain expenses of the Sponsor which would reduce the principal balance of the Promissory Note by the same amount. On March 27, 2024, the maximum amount available under the Promissory Note was further amended and increased to $1,090,000. On June 25, 2024, the maximum amount available under the Promissory Note was further amended and increased to $1,780,000. On September 16, 2024, the maximum amount available under the Promissory Note was further amended and increased to $1,980,000 and the term of the Promissory Note was extended to December 31, 2024. On September 30, 2024, the maximum amount available under the Promissory Note was further amended and increased by $2,280,000.

On November 29, 2024, the Company entered into an amendment of the Promissory Note, pursuant to which the maximum amount available to borrow under the Promissory Note was further increased by an additional $500,000 to $2,780,000. As of December 31, 2024 and December 31, 2023, there was $2,529,445 and $321,585, respectively, outstanding under the Promissory Note. On February 21, 2025, the Company entered into an amendment of the Note, pursuant to which the maximum amount available to borrow under the Note was further increased by an additional $750,000 to $3,530,000 and the maturity date of the Note was amended to be the earlier of May 31, 2025 or the closing of the Company’s initial business combination. On March 24, 2025, the Note was amended and restated in its entirety, in order to provide, among other things, (1) that the maturity date of the Note is May 31, 2025; provided, however, that if Trailblazer completes an initial business combination, the Note shall be extended for an additional eighteen (18) months from the closing of the initial business combination, (2) for certain post-business combination transaction participation rights for the Sponsor as well as most favored nation rights for the Sponsor with respect to certain post business combination transactions and (3) for equal monthly payments of $125,000 due commencing on the first business day of the calendar month following the month in which Trailblazer closes its initial business combination.

On May 29, 2025, the Note was further amended, pursuant to which (i) the maximum amount available to borrow under the Note was further increased by an additional $500,000 to $4,030,000 and (ii) the maturity date of the Note was amended to be the earlier of July 30, 2025 or the closing of the Company’s initial business combination. As of June 30, 2025 and December 31, 2024, there was $3,741,731 and $2,529,445, respectively, outstanding under the Promissory Note.

On July 29, 2025, the Company entered into a second amended and restated promissory note with the Sponsor, pursuant to which (i) the maturity date of the Note was amended to be the later of September 15, 2025 or the closing of the Company’s initial business combination and (ii) the outstanding principal balance of the Note will be converted into preferred stock of the Corporation at the closing of the initial business Combination.

As of September 30, 2025, the Company entered into an amendment to the Second Amended and Restated Promissory Note (the “Note”) with Trailblazer Sponsor Group, LLC, pursuant to which the amount of the Note was increased by $300,000 to $4,330,000.

As of November 24, 2025, Trailblazer entered into another amendment to the Note, pursuant to which the amount of the Note was increased by $250,000 to $4,580,000.

On December 4, 2025 the parties thereto entered into another amendment (the “Amendment”) to the Second Amended and Restated Promissory Note. The purpose of the Amendment was, among other things, to provide that principal balance of the note shall be payable on the later of September 15, 2025 or the closing of Trailblazer’s initial business combination; provided, however that in the event that Trailblazer completes an initial business combination, all of the outstanding principal balance will convert into new classes of preferred stock of Trailblazer or its successor with a total stated value of such preferred stock equal to 300% of the outstanding principal amount, as detailed in the Amendment.

As of January 14, 2026, the Company entered into another amendment to the Second Amended and Restated Promissory Note, pursuant to which the amount of such note was increased by $250,000 to $4,830,000.

As of February 4, 2026, the Company funded the extension of the Termination Date that had previously been approved by the Board by depositing $11,649 into the Trust Account, thereby extending the time available to the Company to consummate its initial business combination from January 31, 2026 to February 28, 2026.

As of February 11, 2026, the Company entered into a fifth amendment to the Second Amended and Restated Note, pursuant to which the amount of the Note was increased by $500,000 to $5,330,000.

As of March 2, 2026, the Company funded the extension of the Termination Date that had previously been approved by the Board by depositing $11,649 into the Trust Account, thereby extending the time available to the Company to consummate its initial business combination from February 28, 2026 to March 30, 2026.

Related Party Loans

In order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a business combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units of the Combined Company at a price of $10.00 per unit. The units would be identical to the Private Units. As of June 30, 2025 and December 31, 2024, there was no amount outstanding under the Working Capital Loan.

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by the board of directors (or the audit committee). Related party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director, or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict-of-interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

We also require each of our directors and executive officers to annually complete a director’s and officer’s questionnaire that elicits information about related-party transactions.

These procedures are intended to determine whether any such related-party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee, or officer.

In no event will our insiders, or any of the members of our management team be paid any finder’s fee, consulting fee or other similar compensation prior to, or for any services they render in order to effect the consummation of our initial business combination (regardless of the type of transaction that it is), although out-of-pocket expenses, loans made to the company, and other costs incurred in connection with the pursuit, initiation, and final consummation of the initial business combination may be repaid in connection therewith.

Registration Rights

The holders of the Founder Shares, Private Units (including the underlying securities contained therein) and Units (including the underlying securities contained therein) that may be issued upon conversion of working capital loans, are entitled to registration rights pursuant to a registration rights agreement signed in connection with the IPO, requiring us to register such securities for resale (in the case of the founder shares, only after conversion to our Trailblazer Class A Common Stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. We will bear the expenses incurred in connection with the filing of any such registration statements.

Limitation on Liability and Indemnification of Directors and Officers

The Current Charter provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors.

The Current Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. In such a scenario we will purchase a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these provisions. We believe that these provisions as well as the insurance and the indemnity agreements are necessary so as to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Related Party Transactions — Cyabra

Transactions with OurCrowd

Cyabra is party to various agreements with OurCrowd General Partner, L.P. and its affiliates, or “OurCrowd”, which as of December 14, 2025 beneficially owned approximately 17.79% of Cyabra’s issued and outstanding share capital, as follows:

OurCrowd’s SPA Side Letter

On April 24, 2023, Cyabra and OurCrowd entered into a Side Letter in connection with Cyabra’s Series A-2 financing round (the “SPA Side Letter”).

Pursuant to the SPA Side Letter, Cyabra agreed to reserve a proposed investment of up to US$1,500,000 (the “SPA Target Amount”) in Cyabra for OurCrowd, until the later of (i) sixty (60) days from the date in which the term sheet concerning the Series A-2 financing round was executed, or (ii) the final closing of the proposed investment, as such period may be extended by mutual written consent of the parties. The SPA Side Letter provided that if the proposed investment is not consummated within this timeframe, Cyabra would reserve the SPA Target Amount for OurCrowd to invest in any of its financings that close within six (6) months of the date of the SPA Side Letter’s; provided however that if a liquidation event (as defined in the Articles of Association) occurs prior to the completion of the proposed investment, Cyabra shall notify OurCrowd of such liquidation event, and OurCrowd may, within thirty (30) days from such notification, purchase the most senior class of shares of Cyabra, in an amount up to the SPA Target Amount. Cyabra granted to OurCrowd the right to post certain information about Cyabra on its online platform, accessible only to registered accredited investors, in connection with OurCrowd’s process of raising capital to meet the SPA Target Amount.

Series A-2 Preferred Share Purchase Agreement and Related Transactions

On June 4, 2023, Cyabra, OurCrowd and additional investors entered into the Series A-2 Preferred Share Purchase Agreement (the “2023 SPA”) pursuant to which (i) OurCrowd purchased 86,224 Series A-2 Preferred Shares, nominal value NIS 0.01 each of Cyabra, at a per share price of US $16.2485, and (ii) OurCrowd’s SAFEs (as defined below) converted into 111,140 Series A-3 Preferred Shares, nominal value NIS 0.01 each of Cyabra, at a price per share of US $12.9988.

Concurrently with the execution of the 2023 SPA, Cyabra, OurCrowd and such additional investors (collectively, the “Rights Holders”) entered into an Amended and Restated Investors’ Rights Agreement (the “Amended IRA”). Pursuant to the Amended IRA, each Rights Holder is entitled to certain customary financial information rights so long as such Rights Holder holds at least 4% of Cyabra’s share capital on a fully diluted basis. In addition, the Amended IRA requires Cyabra to (i) provide OurCrowd with a financial performance report and an updated capitalization table on a quarterly basis and (ii) participate in business update calls with OurCrowd at the end of each calendar quarter. If Cyabra fails to meet these obligations, OurCrowd may, at its sole discretion, engage a third party to gather such information at Cyabra’s expense. These information rights will terminate once Cyabra completes its initial public offering of ordinary shares under a registration statement declared effective by the SEC.

Pursuant to the Amended IRA and subject to certain limitations, Cyabra granted to the holders of Cyabra Ordinary Shares and preferred shares (“Holders”) the following registration rights: (i) if, during the period beginning six (6) months after the closing of an initial public offering of ordinary shares under a registration statement declared effective by the SEC and continuing until the fifth anniversary thereof (the “Registration Period”), Cyabra proposes to register its securities for its own account or for the account of other security holders solely for cash and on a form that would also permit the registration of the Cyabra Ordinary Shares held by the Holders from time to time (“Registrable Securities”), it must allow the Holders to include in such registration all of the Registrable Securities requested by the Holders to participate in such registration; (ii) during the Registration Period, Holders holding a majority of the Registrable Securities (assuming the conversion of all of Cyabra’s securities convertible into registrable securities) may request the registration of all or any portion of their Registrable Securities for trading on any securities exchange or market system on which the Cyabra Ordinary Shares are then traded, provided that such demand is for a registration statement of shares in a reasonably estimated minimum amount of $5,000,000; and (iii) during the Registration Period, any Holder may request Cyabra to effect a registration on Form F-3, including any related qualification or compliance, with respect to Registrable Securities, so long as the aggregate net proceeds from the sale of such securities are at least $1,000,000. Holders may not sell, dispose of, or otherwise transfer any Registrable Securities or related rights for 180 days after the final prospectus for an underwritten public offering, unless they have obtained the prior written consent of the managing underwriter of such public offering.

OurCrowd’s SAFE Side Letter

On February 21, 2022, Cyabra and OurCrowd entered into a Side Letter in connection with OurCrowd’s proposed investment of up to $1,500,000 (the “SAFE Target Amount”) in Cyabra through a Simple Agreement for Future Equity (the “SAFE Side Letter”).

Pursuant to the SAFE Side Letter, Cyabra agreed that until sixty (60) days after OurCrowd’s informational webinar on its website following the launch of the proposed investment, Cyabra would reserve the SAFE Target Amount for OurCrowd; provided however that if the proposed investment is not consummated within this timeframe, Cyabra agreed to reserve the SAFE Target Amount for OurCrowd to invest in any of Cyabra’s financings within six (6) months of the date of the SAFE Side Letter; and provided further that if a liquidation event occurs before the proposed investment is completed, OurCrowd may, within thirty (30) days, purchase the most senior class of shares for up to the SAFE Target Amount. In the process of obtaining the SAFE Target Amount, Cyabra allowed OurCrowd to post certain information about Cyabra on its online platform, accessible only to registered accredited investors, and both parties committed to expedite marketing efforts to support OurCrowd’s raise of the SAFE Target Amount.

The SAFE Side Letter also provided that Cyabra must obtain OurCrowd’s written consent for any transactions with investors introduced through OurCrowd’s platform. Furthermore, Cyabra undertook to provide OurCrowd with a financial performance report on a quarterly basis and to participate in business update calls with OurCrowd at the end of each calendar quarter. OurCrowd retained the right to share certain financial and business data about Cyabra with accredited investors who have invested in Cyabra. The SAFE Side Letter also required that Cyabra must refer to OurCrowd as an investor in all press releases when naming investors.

Simple Agreement for Future Equity

On May 16, 2022, Cyabra entered into two separate Simple Agreement for Future Equity Agreements with OurCrowd Participation Capital, L.P. and OurCrowd Nominee Limited, securing an aggregated amount of approximately $1.5 million (the “OurCrowd SAFEs”). The OurCrowd SAFEs provide the investors with the right to automatically receive a certain number of ordinary shares or a series of preferred shares, upon the occurrence of certain events.

In the event of a transaction or series of transactions with the principal purpose of raising capital in which Cyabra issues and sells preferred shares for consideration of at least US$3,000,000 (excluding the amount raised pursuant to the OurCrowd SAFEs), the investors are entitled to receive a number of shares equal to the greater of (i) the applicable investment amount divided by 80% of the price per share paid in such equity financing or (ii) the investment amount divided by a price per share equal to $40,000,000 divided by the number of Cyabra’s outstanding shares calculated on a partially diluted basis as described in the OurCrowd SAFEs (the “SAFE Price”).

In the event of a transaction or series of transactions with the principal purpose of raising of capital, in which Cyabra issues and sells preferred shares for consideration of less than US$3,000,000, the investors may (but are not obligated), elect upon prior notice to Cyabra to convert the entire then outstanding investment amount into the shares and/or securities issued and sold at the closing of such non-qualified equity financing, on terms substantially similar to the terms described in the preceding paragraph.

Pursuant to the terms of the OurCrowd’s SAFEs, upon a change of control event or an initial public offering, the investors, at their option, may either (i) receive a cash payment equal to the investment amount or (ii) automatically receive, immediately prior to the closing of such event, a number of ordinary shares calculated based on the price per share equal to the fair market value of the ordinary shares at the time of such event, as determined by reference to the purchase price payable in connection with such event, multiplied by 80%; or based on the SAFE Price, whichever results in a greater number of shares. In the event there are not sufficient funds to pay the investors and other SAFE holders in full, all available funds will be distributed with equal priority and pro rata among the investors and other SAFE holders based on their investment amounts.

In the event of a dissolution event, the investors are entitled to receive an amount equal to the investment amount due and payable immediately prior to the occurrence of the dissolution event.

Services Agreement — Josette Sheeran

On November 1, 2024, Cyabra entered into a Services Agreement with Firefly Global Group (“Firefly”) and Ms. Sheeran, acting on behalf of Firefly (the “Services Agreement”). Ms. Sheeran is the chief executive officer of Firefly and will be joining the Combined Company Board in connection with the Closing.

Under the Services Agreement, Firefly agreed to introduce to Cyabra customers who may be interested in entering into commercial agreements with Cyabra and, as consideration, Cyabra (i) granted to Ms. Sheeran an option to purchase 40,000 Cyabra Ordinary Shares with an exercise price of $27.19 pursuant to the 2020 Plan, (ii) agreed to pay Ms. Sheeran a monthly retainer payment of $4,000 and (iii) agreed to pay a commission of 10% of the gross revenues of such commercial agreements.

DESCRIPTION OF THE COMBINED COMPANY’S SECURITIES

The following summary of certain provisions of the Combined Company’s capital stock does not purport to be complete and is subject to the Certificate of Incorporation, the Bylaws, and the provisions of applicable law.

Certificate of Incorporation

General

The Certificate of Incorporation authorizes the issuance of 160,000,000 shares of capital stock, par value $0.0001 per share, of the Combined Company, consisting of:

•        150,000,000 shares of Common Stock and

•        10,000,000 shares of preferred stock.

The following summary describes all material provisions of the capital stock of the Combined Company. We urge you to read the Certificate of Incorporation and the Bylaws.

Common Stock

The Certificate of Incorporation provides the following with respect to the rights, powers, preferences and privileges of the Common Stock.

Voting rights.    Each holder of Common Stock is entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

Dividend Rights.    Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of Common Stock will be entitled to receive ratably such dividends, if any, as may be declared from time to time on Common Stock having dividend rights by our board of directors out of funds legally available therefor.

Rights upon liquidation.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Combined Company’s affairs, the holders of Common Stock will be entitled to share ratably in all assets remaining after payment of the Combined Company’s debts and other liabilities, subject to pari passu and prior distribution rights of preferred stock or any class or series of stock having a preference over the Common Stock, then outstanding, if any.

Other rights.    The holders of Common Stock will have no preemptive or conversion rights or other subscription rights. There will be no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of holders of the Common Stock will be subject to those of the holders of any shares of the preferred stock the Combined Company may issue in the future.

Preferred Stock

The Combined Company Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and the number of shares constituting any series or the designation of any series, all to the fullest extent now or hereafter permitted by the DGCL. The issuance of Combined Company preferred stock could have the effect of decreasing the trading price of Combined Company Common Stock, restricting dividends on the capital stock of Combined Company, diluting the voting power of Combined Company Common Stock, impairing the liquidation rights of the capital stock of Combined Company, or delaying or preventing a change in control of the Combined Company.

Series A Convertible Preferred Stock.

The Combined Company filed a Series A Convertible Preferred Stock Certificate of Designation (“Series A Certificate of Designation”) with the Secretary of State of the State of Delaware designating shares of Holdings Series A Preferred Stock. The following is a summary of the principal terms of the Holdings Series A Preferred Stock as set forth in the Series A Certificate of Designation. The Form of Series A Certificate of Designation is attached an exhibit to the registration statement of which this prospectus forms a part. The summary below is not intended to be complete and is qualified in its entirety by reference to such exhibit.

Dividends

The holders of Holdings Series A Preferred Stock will be entitled to dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on shares of Combined Company Common Stock, when and if actually paid.

Voting Rights

The holders of Holdings Series A Preferred Stock will vote together with the holders of Combined Company Common Stock on an as-converted basis, provided, that the number of votes allowed to a holder of Holdings Series A Preferred Stock may not exceed the beneficial ownership limitation described herein.

As long as any shares of Holdings Series A Preferred Stock are outstanding, the Combined Company may not, without the approval of a majority of the then outstanding shares of Holdings Series A Preferred Stock, amend the Series A Certificate of Designation, the Certificate of Incorporation or other charter documents if such amendment would increase or decrease the aggregate number of authorized shares of Holdings Series A Preferred Stock, increase or decrease the par value of the shares of Holdings Series A Preferred Stock or alter or change the powers, preferences, or special rights of the shares of Holdings Series A Preferred Stock so as to affect them adversely.

Liquidation

Upon any liquidation, dissolution or winding-up of the Combined Company, whether voluntary or involuntary, the then holders of the Holdings Series A Preferred Stock are entitled to receive out of the assets available for distribution to stockholders of the Combined Company an amount equal to the stated value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon, prior and in preference to the Combined Company Common Stock and all other Combined Company Common Stock equivalents (other than those securities which are explicitly senior).

Conversion

The Holdings Series A Preferred Stock is convertible into Combined Company Common Stock at any time at a conversion price of $10.00, subject to adjustment for (i) customary adjustments for stock dividends, stock splits, reclassifications and other similar events and (ii) price-based anti-dilution adjustment, on a “full ratchet” basis, in the event of any issuances of Common Company Common Stock, or securities convertible, exercisable or exchangeable for, Combined Company Common Stock at a price below the then-applicable conversion price (subject to a floor price equal to the greater of (i) $0.10 and (ii) 20% of the closing bid price of the Combined Company Common Stock on the date prior to the Closing.).

Beneficial Ownership Limitation

The Holdings Series A Preferred Stock cannot be converted to Combined Company Common Stock if the holder and its affiliates would beneficially own more than 9.99% of the outstanding Combined Company Common Stock. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to the Combined Company, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Preemptive Rights

No holders of Holdings Series A Preferred Stock will, as holders of Holdings Series A Preferred Stock, have any preemptive rights to purchase or subscribe for Combined Company Common Stock or any of our other securities.

Redemption

The shares of Series Holdings A Preferred Stock are not redeemable by the Combined Company.

Transfer Restrictions

A holder of Holdings Series A Preferred Stock may only sell, transfer or otherwise dispose of its shares of Series A Preferred Stock to an affiliate of the holder.

Trading Market

There will be no established trading market for any of the Holdings Series A Preferred Stock, and we do not expect a market to develop. We do not intend to apply for a listing for any of the Holdings Series A Preferred Stock on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Holdings Series A Preferred Stock will be limited.

Series B Convertible Preferred Stock

The Combined Company filed a Series B Convertible Preferred Stock Certificate of Designation (“Series B Certificate of Designation”) with the Secretary of State of the State of Delaware designating shares of Holdings Series B Preferred Stock. The following is a summary of the principal terms of the Holdings Series B Preferred Stock as set forth in the Series B Certificate of Designation. The Form of Series B Certificate of Designation is attached an exhibit to the registration statement of which this prospectus forms a part.

The summary below is not intended to be complete and is qualified in its entirety by reference to such exhibit.

Dividends

The holders of Holdings Series B Preferred Stock will be entitled to dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on shares of Combined Company Common Stock, when and if actually paid.

Voting Rights

The holders of Holdings Series B Preferred Stock will have no voting rights. As long as any shares of Holdings Series B Preferred Stock are outstanding, the Combined Company may not, without the approval of a majority of the then outstanding shares of Holdings Series B Preferred Stock, amend the Series B Certificate of Designation, the Certificate of Incorporation or other charter documents if such amendment would increase or decrease the aggregate number of authorized shares of Holdings Series B Preferred Stock, increase or decrease the par value of the shares of Holdings Series B Preferred Stock or alter or change the powers, preferences, or special rights of the shares of Holdings Series B Preferred Stock so as to affect them adversely.

Liquidation

Upon any liquidation, dissolution or winding-up of the Combined Company, whether voluntary or involuntary, the then holders of the Holdings Series B Preferred Stock are entitled to receive out of the assets available for distribution to stockholders of the Combined Company an amount equal to the stated value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon, prior and in preference to the Combined Company Common Stock and all other Combined Company Common Stock equivalents (other than those securities which are explicitly senior).

Conversion

Each share of Holdings Series B Preferred Stock will be convertible, at any time and from time to time from and after its issuance date at the option of the holder, into that number of shares of Combined Company Common Stock (subject to the Beneficial Ownership Limitation (as defined below) determined by dividing the Stated Value of such share of Holdings Series B Preferred Stock by the Conversion Price.

In addition, any time that the Combined Company grants, issues, or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities, or other property pro rata to the record holders of any class of shares of Combined Company Common Stock (the “Purchase Rights”), then the Holdings Series B Preferred Stock holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that the holder could have acquired if the holder had held the number of shares of Combined Company Common Stock acquirable upon complete conversion of such holder’s Holdings Series B Preferred Stock (without regard to any limitations on exercise hereof, including, without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance, or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Combined Company Common Stock are to be determined for the grant, issue, or sale of such Purchase Rights (provided, however, to the extent that the holder’s right to participate in any such Purchase Right would result in the holder exceeding the Beneficial Ownership Limitation, then the holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Combined Company Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the holder until such time, if ever, as its right thereto would not result in the holder exceeding the Beneficial Ownership Limitation).

For purposes of the Holdings Series B Preferred Stock:

“Conversion Price” means $10.00 (subject to adjustment for stock dividends, stock splits, certain subsequent sales of options, common stock or Common Stock Equivalents); and

“Stated Value” means $1,000 per share of Holdings Series B Preferred Stock.

Beneficial Ownership Limitation

The Holdings Series B Preferred Stock cannot be converted to Combined Company Common Stock if the holder and its affiliates would beneficially own more than 9.99% of the outstanding Combined Company Common Stock. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to the Combined Company, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Preemptive Rights

No holders of Holdings Series B Preferred Stock will, as holders of Holdings Series B Preferred Stock, have any preemptive rights to purchase or subscribe for Combined Company Common Stock or any of our other securities.

Redemption

The shares of Holdings Series B Preferred Stock are not redeemable by the Combined Company.

Transfer Restrictions

A holder of Holdings Series B Preferred Stock may only sell, transfer or otherwise dispose of its shares of Holdings Series B Preferred Stock to an affiliate of the holder.

Trading Market

There will be no established trading market for any of the Holdings Series B Preferred Stock, and we do not expect a market to develop. We do not intend to apply for a listing for any of the Holdings Series B Preferred Stock on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Holdings Series B Preferred Stock will be limited.

Series C Convertible Preferred Stock

The Combined Company filed a Series C Convertible Preferred Stock Certificate of Designation (“Series C Certificate of Designation”) with the Secretary of State of the State of Delaware designating shares of Holdings Series C Preferred Stock. The following is a summary of the principal terms of the Holdings Series C Preferred Stock as set forth in the Series C Certificate of Designation. The Form of Series C Certificate of Designation is attached an exhibit to the registration statement of which this prospectus forms a part.

The summary below is not intended to be complete and is qualified in its entirety by reference to such exhibit.

Dividends

The holders of Holdings Series C Preferred Stock will be entitled to dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on shares of Combined Company Common Stock, when and if actually paid.

Voting Rights

The holders of Holdings Series C Preferred Stock will have no voting rights. As long as any shares of Holdings Series C Preferred Stock are outstanding, the Combined Company may not, without the approval of a majority of the then outstanding shares of Holdings Series C Preferred Stock, amend the Series C Certificate of Designation, the Certificate of Incorporation or other charter documents if such amendment would increase or decrease the aggregate number of authorized shares of Holdings Series C Preferred Stock, increase or decrease the par value of the shares of Holdings Series C Preferred Stock or alter or change the powers, preferences, or special rights of the shares of Holdings Series C Preferred Stock so as to affect them adversely.

Liquidation

Upon any liquidation, dissolution or winding-up of the Combined Company, whether voluntary or involuntary, the then holders of the Holdings Series C Preferred Stock are entitled to receive out of the assets available for distribution to stockholders of the Combined Company an amount equal to the stated value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon, prior and in preference to the Combined Company Common Stock and all other Combined Company Common Stock equivalents (other than those securities which are explicitly senior).

Conversion

Each share of Holdings Series C Preferred Stock will be convertible, at any time and from time to time from and after its issuance date at the option of the holder, into that number of shares of Combined Company Common Stock (subject to the Beneficial Ownership Limitation (as defined below) determined by dividing the Stated Value of such share of Holdings Series C Preferred Stock by the Conversion Price.

In addition, any time that the Combined Company grants, issues, or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities, or other property pro rata to the record holders of any class of shares of Combined Company Common Stock (the “Purchase Rights”), then the Holdings Series C Preferred Stock holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that the holder could have acquired if the holder had held the number of shares of Combined Company Common Stock acquirable upon complete conversion of such holder’s Holdings Series C Preferred Stock (without regard to any limitations on exercise hereof, including, without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance, or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Combined Company Common Stock are to be determined for the grant, issue, or sale of such Purchase Rights (provided, however, to the extent that the holder’s right to participate in any such Purchase Right would result in the holder exceeding the Beneficial Ownership Limitation, then the holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Combined Company Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the holder until such time, if ever, as its right thereto would not result in the holder exceeding the Beneficial Ownership Limitation).

For purposes of the Holdings Series C Preferred Stock:

“Conversion Price” means $10.00 (subject to adjustment for stock dividends, stock splits, certain subsequent sales of options, common stock or Common Stock Equivalents); and

“Stated Value” means $1,000 per share of Holdings Series C Preferred Stock.

Beneficial Ownership Limitation

The Holdings Series C Preferred Stock cannot be converted to Combined Company Common Stock if the holder and its affiliates would beneficially own more than 9.99% of the outstanding Combined Company Common Stock. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to the Combined Company, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Preemptive Rights

No holders of Holdings Series C Preferred Stock will, as holders of Holdings Series C Preferred Stock, have any preemptive rights to purchase or subscribe for Combined Company Common Stock or any of our other securities.

Redemption

The shares of Holdings Series C Preferred Stock are not redeemable by the Combined Company.

Transfer Restrictions

A holder of Holdings Series C Preferred Stock may only sell, transfer or otherwise dispose of its shares of Holdings Series C Preferred Stock to an affiliate of the holder.

Trading Market

There will be no established trading market for any of the Holdings Series C Preferred Stock, and we do not expect a market to develop. We do not intend to apply for a listing for any of the Holdings Series C Preferred Stock on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Holdings Series C Preferred Stock will be limited.

PIPE Warrants

In connection with the PIPE Investment, Holdings will issue the warrants to the PIPE Investors (the “PIPE Warrants”). Each PIPE Warrant will entitle the holder to purchase shares of Holdings Common Stock upon the terms summarized below.

Each PIPE Warrant will entitle the holder to purchase shares of Holdings Common Stock (the “PIPE Warrant Shares”) at an exercise price of $11.50 per share, subject to adjustment (as described below). The PIPE Warrants will be exercisable at any time beginning on the initial exercise date and will expire at 5:00 p.m. (New York City time) on the one-year anniversary of the initial exercise date, unless earlier terminated in accordance with their terms.

The PIPE Warrants may be exercised by delivery of a fully executed notice of exercise and payment of the exercise price, either in cash or, in certain limited circumstances, on a “cashless” basis. No fractional shares will be issued upon exercise.

The number of PIPE Warrant Shares issuable upon exercise of a PIPE Warrant and the exercise price thereof are subject to customary adjustments in the event of stock dividends, stock splits, reverse stock splits, combinations, reclassifications or other transactions outlined in the PIPE Warrants. For a period ending eighteen (18) months from the initial exercise date, the exercise price of the PIPE Warrants will also be subject to adjust for certain issuances of Holdings Common Stock or Common Stock Equivalents at an effective price per share below the then current exercise price, subject to a floor price of 20% of the Nasdaq Minimum Price on the Closing Date, with exceptions for exempt issuances.

The PIPE Warrants will contain a beneficial ownership limitation. A holder may not exercise PIPE Warrants if the exercise of such PIPE Warrants would result in the holder beneficially owning more than 9.99% of the outstanding shares of the Holdings Common Stock. Upon notice to us, a holder may increase or decrease this limitation, subject to a maximum cap of 9.99%.

In the event of a merger, consolidation, sale of substantially all of our assets, or other fundamental transaction, the holders of PIPE Warrants will be entitled to receive upon exercise, the same consideration that a holder of Holdings Common Stock would receive if the PIPE Warrant had been exercised immediately prior to such transaction. Any successor entity will be required to assume our obligations under the PIPE Warrants.

Holders of PIPE Warrants will not have any rights of a stockholder until shares are issued upon exercise.

In connection with the PIPE Investment, Holdings entered into a registration rights agreement with the PIPE Investors pursuant to which Holdings agreed to file a registration statement to register the resale of the shares of Holdings Common Stock issuable upon conversion of the Holdings Series B Preferred Stock and upon exercise of the PIPE Warrants (the “Registrable Securities”).

Holdings is required to file with the SEC a registration statement (the “Registration Statement”) covering the resale of all Registrable Securities within 30 calendar days following the closing of the PIPE Investment (the “Filing Deadline”). Holdings is required to use commercially reasonable efforts to have the Registration Statement declared effective by the SEC within 60 days following the Filing Deadline (or within 90 days if the Registration Statement is reviewed by the SEC). Holdings must keep the Registration Statement continuously effective until the earlier of (i) the date when all Registrable Securities have been sold or (ii) the date when all Registrable Securities may be sold without restriction under Rule 144 of the Securities Act. If the SEC limits the number of shares that may be registered under the Registration Statement, Holdings may reduce the number of Registrable Securities to be included, on a pro rata basis among the PIPE Investors. If Holdings files another registration statement under the Securities Act covering equity securities, Holdings is required to offer each PIPE Investor the opportunity to include its Registrable Securities in that registration, subject to customary underwriter limits.

Anti-Takeover Provisions of Delaware Law

Provisions of the DGCL and our Certificate of Incorporation could make it more difficult to acquire the Combined Company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Combined Company to first negotiate with the board of directors. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of the Combined Company Board to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of us that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price of the common stock.

In addition, our Certificate of Incorporation provides for certain other provisions that may have an anti-takeover effect:

•        no cumulative voting with respect to the election of directors;

•        the Combined Company Board is empowered to elect a director to fill a vacancy created by the expansion of the Combined Company Board or the resignation, death, or removal of a director in certain circumstances.

•        directors may only be removed from the Combined Company Board for cause.

•        the Combined Company Board will be classified into three classes of directors and, as a result, a person could gain control of the Combined Company Board by successfully engaging in a proxy contest at two or more annual meetings;

•        a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•        a prohibition on stockholders calling a special meeting and the requirement that a meeting of stockholders may only be called by the Chairperson of the Combined Company Board, the Chief Executive Officer, or the President, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

•        our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The Combined Company Board is entitled, without further stockholder approval, to designate one or more series of preferred stock and the associated voting rights, preferences and privileges of such series of preferred stock. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Forum Selection Clause

Our Bylaws will include a forum selection clause. Our Bylaws will provide that, subject to limited exceptions, the Court of Chancery of the State of Delaware and federal court within the State of Delaware will be exclusive forums for any:

•        derivative action or proceeding brought on the Combined Company’s behalf;

•        action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, or stockholder of the Combined Company to the Combined Company or the Combined Company’s stockholders;

•        action asserting a claim against the Combined Company or any director, officer, stockholder, employee or agent of the Combined Company arising pursuant to any provision of the DGCL, our charter or bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware:

•        action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws; or

•        other action asserting a claim against the Combined Company or any current or former director, officer, or stockholder of the Combined Company that is governed by the internal affairs doctrine.

This choice of forum provision does not apply to actions brought to enforce a duty or liability created by the Exchange Act or any other claim for which federal courts have exclusive jurisdiction. Furthermore, in accordance with the Bylaws, unless the Combined Company consents in writing to the selection of an alternative forum, the federal district courts of the United States will be, to the fullest extent permitted by law, the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The Combined Company intends for this provision to apply to any complaints asserting a cause of action under the Securities Act despite the fact that Section 22 of the Securities Act creates concurrent jurisdiction for the federal and state courts over all actions brought to enforce any duty or liability created by the Securities Act or the rules and regulations promulgated thereunder.

Limitations on Liability and Indemnification of Officers and Directors

The Certificate of Incorporation contains provisions that limit the liability of the Combined Company’s current and former directors and officers for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•        any breach of his duty of loyalty to us or our stockholders;

•        acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law;

•        unlawful payments of dividends or unlawful stock repurchases or redemptions; and

•        any transaction from which the director derived an improper personal benefit.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Stockholder Registration Rights

The Merger Agreement contemplates that, at the Closing, Holdings, the Sponsor and certain former shareholders of Cyabra (collectively, the “Holders”) will enter into the Registration Rights Agreement, pursuant to which Holdings will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain Holdings Common Shares that are held by the Holders from time to time.

The Registration Rights Agreement will terminate on the earlier of (a) the five year anniversary of the date of the Registration Rights Agreement or (b) the date as of which (i) all of the Registrable Securities (as defined herein) have been sold pursuant to a registration statement or (ii) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale and without compliance with public reporting requirements.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our Revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of the Combined Company Board at such time. In addition, the Combined Company Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Transfer Agent

The Transfer Agent and registrar for the Combined Company’s common stock will be Continental. We have agreed to indemnify Continental in its roles as Transfer Agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

PLAN OF DISTRIBUTION

The Selling Shareholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any trading market, stock exchange or other trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling securities:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        settlement of short sales;

•        in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        a combination of any such methods of sale; or

•        any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities covered hereby, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in tum engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in tum may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are requesting that each Selling Shareholder inform us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. We will pay certain fees and expenses incurred by us incident to the registration of the securities.

Because the Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We are requesting that each Selling Shareholder confirm that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Shareholder.

We intend to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and are informing the Selling Shareholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

Loeb & Loeb LLP will pass upon the validity of the securities offered hereby.

EXPERTS

The financial statements of Trailblazer Holdings, Inc. as of December 31, 2025 and for the year ended December 31, 2025 have been audited by CBIZ CPAs P.C., an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Trailblazer Holdings, Inc. to continue as going concern as described in Note 1 to the financial statements), appearing elsewhere in this prospectus and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

The financial statements of Trailblazer Holdings Inc as of December 31, 2024, and for the period from July 16, 2024 (inception) through December 31, 2024 have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Trailblazer Holdings, Inc. to continue as going concern as described in Note 1 to the financial statements), appearing elsewhere in this prospectus and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

The financial statements of Trailblazer Merger Corporation I as of December 31, 2025 and for the year ended December 31, 2025 have been audited by by CBIZ CPAs P.C., an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Trailblazer Merger Corporation I to continue as going concern as described in Note 1 to the financial statements), appearing elsewhere in this prospectus and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

The financial statements of Trailblazer Merger Corporation I as of December 31, 2024, and for the year ended December 31, 2024 have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Trailblazer Merger Corporation I to continue as going concern as described in Note 1 to the financial statements), appearing elsewhere in this prospectus and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

The consolidated financial statements of Cyabra Strategy Ltd. as of December 31, 2025 and 2024 and for each of the years in the two-year period ended December 31, 2025, have been included herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2025 consolidated financial statements contains an explanatory paragraph that states that the Company’s significant losses and negative cash flows from operations and accumulated deficit raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-1 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and its exhibits.

Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

You can read our electronic SEC filings, including such registration statement, on the internet at the SEC’s website at www.sec.gov. If you would like additional copies of this prospectus or if you have questions about this prospectus, you should contact the Combined Company by telephone or in writing: Dan Brahmy, 510 Madison Avenue, Suite 1401, New York, NY 10022; Telephone: (212) 586-8224.

INDEX TO FINANCIAL STATEMENTS

TRAILBLAZER FINANCIAL STATEMENTS

TRAILBLAZER HOLDINGS, INC. FINANCIAL STATEMENTS

CYABRA FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Trailblazer Merger Corporation I

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Trailblazer Merger Corporation I (the “Company”) as of December 31, 2025, the related consolidated statements of operations, stockholders’ deficit and cash flows for the year ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, based on our audit, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the year ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company is a Special Purpose Acquisition Company that was formed for the purpose of completing a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities on or before March 30, 2026. The Company entered into a definitive merger agreement with a business combination target on July 22, 2024, which was amended on November 11, 2024 and November 6, 2025; however, the completion of this transaction is subject to certain closing conditions. There is no assurance that the Company will satisfy the required closing conditions, raise the additional capital it needs to fund its operations, and complete the transaction prior to March 30, 2026, if at all. The Company also has no approved plan in place to extend the business combination deadline and fund operations for any period of time after March 30, 2026, in the event that it is unable to complete a business combination by that date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ CBIZ CPAs P.C.

CBIZ CPAs P.C.

We have served as the Company’s auditor since 2022 (such date takes into account the acquisition of the attest business of Marcum llp by CBIZ CPAs P.C. effective November 1, 2024).

New York, NY
March 9, 2026

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Trailblazer Merger Corporation I

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Trailblazer Merger Corporation I (the “Company”) as of December 31, 2024, the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, based on our audit, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the consolidated financial statements, the Company is a Special Purpose Acquisition Company that was formed for the purpose of completing a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities on or before March 31, 2025, or by resolution of its Board of Directors and if requested by the Sponsor, to extend the business combination deadline by one month each time from March 31, 2025 to September 30, 2025. The Company entered into a definitive merger agreement with a business combination target on July 22, 2024, which was amended on November 11, 2024; however, the completion of this transaction is subject to the approval of the Company’s stockholders among other conditions. There is no assurance that the Company will obtain the necessary approvals, satisfy the required closing conditions, raise the additional capital it needs to fund its operations, and complete the transaction prior to March 31, 2025, if at all. The Company also has no approved plan in place to extend the business combination deadline and fund operations for any period of time after March 31, 2025, in the event that it is unable to complete a business combination by that date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor from 2022 to 2025.

New York, NY
March 25, 2025

TRAILBLAZER MERGER CORPORATION I
CONSOLIDATED BALANCE SHEETS

	December 31, 2025	December 31, 2024
Assets
Current assets
Cash	$85,353	$63,829
Cash – restricted	121,181	802,993
Prepaid expenses	6,150	34,834
Total current assets	212,684	901,656
Prepaid insurance	125,000	—
Marketable securities held in Trust Account	3,973,290	26,832,298
Total Assets	$4,310,974	$27,733,954

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable and accrued expenses	$2,162,452	$1,189,196
Income taxes payable	85,968	894,699
Excise tax payable	912,593	497,749
Promissory note – related party	—	2,529,445
Convertible promissory note and forward settlement contract – related party	11,007,174	—
Total current liabilities	14,168,187	5,111,089
Deferred underwriting fee payable	2,070,000	2,070,000
Total Liabilities	16,238,187	7,181,089

Commitments and Contingencies (Note 6)
Class A common stock subject to possible redemption, 332,816 and 2,379,616 shares at redemption value at $11.76 and $11.19 per share as of December 31, 2025 and December 31, 2024, respectively	4,013,703	26,634,152

Stockholders’ Deficit
Preferred Stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized: 2,119,499 issued and outstanding (excluding 332,816 and 2,379,616 shares subject to possible redemption) as of December 31, 2025 and December 31, 2024, respectively	212	212
Class B common stock, $0.0001 par value; 5,000,000 shares authorized; 1 share issued and outstanding as of December 31, 2025 and December 31, 2024	—	—
Additional paid-in capital	—	—
Accumulated deficit	(15,941,128)	(6,081,499)
Total Stockholders’ Deficit	(15,940,916)	(6,081,287)
Total Liabilities and Stockholders’ Deficit	$4,310,974	$27,733,954

The accompanying notes are an integral part of these consolidated financial statements.

TRAILBLAZER MERGER CORPORATION I
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2025	2024
Operating and formation costs	$2,564,363	$2,293,333
Loss from operations	(2,564,363)	(2,293,333)

Other (loss) income:
Loss on debt extinguishment of promissory note	(6,222,973)	—
Loss on change in fair value of promissory note and forward settlement contract	(217,470)	—
Interest earned on marketable securities held in Trust Account	943,846	3,296,420
Other (loss) income, net	(5,496,597)	3,296,420

(Loss) Income before provision for income taxes	(8,060,960)	1,003,087
Provision for income taxes	(229,187)	(725,429)
Net (loss) income	$(8,290,147)	$277,658
Basic and diluted weighted average shares outstanding, Class A common stock	3,976,169	7,830,576
Basic and diluted net (loss) income per share, Class A common stock	$2.08	$0.04
Basic and diluted weighted average shares outstanding, Class B common stock	1	1
Basic and diluted net (loss) income per share, Class B common stock	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

TRAILBLAZER MERGER CORPORATION I
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances – December 31, 2023	2,119,499	$212	1	$—	$—	$(1,677,270)	$(1,677,058)
Remeasurement of carrying value to redemption value	—	—	—	—	—	(4,184,138)	(4,184,138)
Excise tax payable attributable to redemption of Class A common stock	—	—	—	—	—	(497,749)	(497,749)
Net income	—	—	—	—	—	277,658	277,658
Balances – December 31, 2024	2,119,499	212	1	—	—	(6,081,499)	(6,081,287)
Remeasurement of carrying value to redemption value	—	—	—	—	—	(1,329,978)	(1,329,978)
Excise tax payable attributable to redemption of Class A common stock	—	—	—	—	—	(239,504)	(239,504)
Net income	—	—	—	—	—	(8,290,147)	(8,290,147)
Balances – December 31, 2025	2,119,499	$212	1	$—	$—	$(15,941,128)	$(15,940,916)

The accompanying notes are an integral part of these consolidated financial statements.

TRAILBLAZER MERGER CORPORATION I
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2025	2024
Cash Flows from Operating Activities:
Net (loss) income	$(8,290,147)	$277,658
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Loss on debt extinguishment of promissory note	6,222,973	—
Loss on change in fair value of promissory note and forward settlement contract	217,470	—
Interest earned on marketable securities held in Trust Account	(943,846)	(3,296,420)
(Benefit) Deferred tax provision from income taxes	—	(210,152)
Changes in operating assets and liabilities:
Prepaid expenses	28,684	107,103
Prepaid insurance	(125,000)	25,681
Accounts payable and accrued expenses	973,256	950,362
Income taxes payable	(808,731)	587,865
Excise tax payable	175,340	—
Net cash used in operating activities	(2,550,001)	(1,557,903)

Cash Flows from Investing Activities:
Extension deposit into Trust Account	(701,238)	(1,713,146)
Cash withdrawn from Trust Account to pay franchise and income taxes	553,665	1,397,196
Cash withdrawn from Trust Account to pay the redeeming stockholders	23,950,427	49,774,936
Net cash provided by investing activities	23,802,854	49,458,985

Cash Flows from Financing Activities:
Proceeds from promissory note – related party	2,037,286	2,207,860
Redemption payment to redeeming stockholders	(23,950,427)	(49,774,936)
Payment of offering costs	—	(75,000)
Net cash used in financing activities	(21,913,141)	(47,642,076)

Net Change in Cash and Restricted Cash	(660,288)	259,006
Cash and Restricted Cash – Beginning of period	866,822	607,816
Cash and Restricted Cash – End of period	$206,534	$866,822

Cash and Restricted Cash, end of period
Cash	$85,353	$63,829
Cash – restricted	121,181	802,993
Cash and Restricted Cash – End of period	$206,534	$866,822

Supplementary cash flow information:
Cash paid for income taxes	$1,037,918	$347,716

Non-Cash investing and financing activities:
Excise tax payable	$239,504	$497,749
Remeasurement of carrying value to redemption value	$1,329,978	$4,184,138

The accompanying notes are an integral part of these consolidated financial statements.

TRAILBLAZER MERGER CORPORATION I
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Trailblazer Merger Corporation I (the “Company”, “we”) is a blank check company incorporated in Delaware on November 12, 2021. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”).

As of December 31, 2025, the Company has two subsidiaries, Trailblazer Merger Sub Ltd, an Israeli company and a direct, wholly owned subsidiary of the Company incorporated on June 25, 2024, and Trailblazer Holdings, Inc. (“Holdings”), a Delaware corporation and a direct, wholly owned subsidiary of the Company incorporated on July 16, 2024. On July 22, 2024, the Company entered into a merger agreement, by and among Company, Trailblazer Merger Sub, Ltd., Holdings, and Cyabra Strategy Ltd., a private company organized in Israel (“Cyabra”) (as it may be amended and/or restated from time to time, the “Merger Agreement”). In the Merger Agreement. the Business Combination transaction is structured as follows: (a) the Company shall merge with and into Holdings and Holdings shall be the survivor of such merger and (b) the merger subsidiary of the Company shall merge with and into the target, Cyabra, with Cyabra being the surviving entity, following which the merger subsidiary will cease to exist and Cyabra will become a wholly owned subsidiary of Holdings. Holdings will be the public company following the closing of the Business Combination.

As of December 31, 2025, the Company has not yet commenced any operations. All activity for the period November 12, 2021 (inception) through December 31, 2025 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on March 28, 2023. On March 31, 2023, the Company consummated the Initial Public Offering of 6,900,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units being offered, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 900,000 Units, at $10.00 per Unit, generating gross proceeds of $69,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 394,500 units (the “Placement Units”) at a price of $10.00 per Placement Unit, in a private placement to Trailblazer Sponsor Group, LLC (the “Sponsor”), generating gross proceeds of $3,945,000, which is described in Note 4.

Transaction costs amounted to $3,971,262 consisting of $1,035,000 of cash underwriting discount, $2,070,000 of deferred underwriting fees, and $866,262 of other offering costs. The allocated value of transaction costs to Class A common stock amounted to $89,233.

Following the closing of the Initial Public Offering on March 31, 2023, an amount of $70,380,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Placement Units was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (less any deferred underwriting commissions

TRAILBLAZER MERGER CORPORATION I
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

and taxes payable on interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.20 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

If the Company seeks stockholder approval, it will only proceed with a Business Combination, if a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), which was filed prior to the Initial Public Offering, increase the number of authorized shares, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5), placement shares (shares of Class A common stock included in the Placement Units) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or don’t vote at all.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period, as defined below, and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

On February 29, 2024, the board of directors approved the exercise by the Company of the automatic extension of the time the Company has to complete a business combination by an additional three months from March 31, 2024 to June 30, 2024. On June 25, 2024, the board of directors approved the exercise by the Company of the automatic extension of the time the Company has to complete a business combination by an additional three months from June 30, 2024 to September 30, 2024. Pursuant to the terms of the Company’s Amended and Restated Certificate of

TRAILBLAZER MERGER CORPORATION I
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Incorporation and the trust agreement entered into between the Company and Continental Stock Transfer & Trust Company in connection with the Initial Public Offering, in order for the time available for the Company to consummate a Business Combination to be extended, the Sponsor or its affiliates or designees, upon five days’ advance notice prior to the applicable deadline, must deposit into the trust account $690,000 in full, (or $0.10 per share) for each extension, on or prior to the date of the applicable deadline.

As approved by its stockholders at the annual meeting (the “Annual Meeting”) of stockholders held on September 26, 2024, the Company filed an amendment to its Amended and Restated Certificate of Incorporation (the “Charter”) with the Delaware Secretary of State on September 27, 2024 (the “Charter Amendment”), and also amended its investment management trust agreement, to (a) modify the terms and extend the date (the “Termination Date”) by which the Company has to consummate a business combination by allowing the Company, through resolution of the board of directors without another stockholder vote, to elect to extend the Termination Date by one month each time from September 30, 2024 to September 30, 2025 (the “Combination Period”), or such earlier date as determined by the Board in its sole discretion, unless the closing of a business combination shall have occurred prior thereto; and (b) to remove the provision which permitted the withdrawal of $100,000 from the trust account of the Company in order to pay dissolution expenses. For each monthly extension approved by the Board, the monthly payment required to be deposited into the Company’s Trust Account to extend the Termination Date by one month should be the lesser of (i) $0.035 for each outstanding share of Public Stock after giving effect to the redemption, and (ii) $100,000.

In connection with the stockholders’ vote at the Annual Meeting, 4,520,384 shares were tendered for redemption.

On October 9, 2024, $49,774,936, or approximately $11.01 redemption price per share, was withdrawn from the Trust Account to pay the redeeming holders and the 4,520,384 shares of the Company’s Class A common stock that were redeemed were cancelled.

As approved by its stockholders at the Annual Meeting of stockholders held on September 29, 2025, the Company filed an amendment to its Charter with the Delaware Secretary of State on September 30, 2025, to modify the terms and extend the Termination Date by which the Company has to consummate a business combination by allowing the Company, through resolution of the board of directors without another stockholder vote, to elect to extend the Termination Date by one month each time from September 30, 2025 to March 30, 2026, or such earlier date as determined by the Board in its sole discretion, unless the closing of a business combination shall have occurred prior thereto. For each monthly extension approved by the Board, the monthly payment required to be deposited into the Company’s Trust Account to extend the Termination Date by one month should be $0.035 for each outstanding share of Public Stock after giving effect to the redemption. In addition, in connection with stockholders Annual Meeting held on September 29, 2025, the stockholders approved the amendment of the Company’s investment management trust agreement, allowing the Company to extend the date by which the Company must consummate a Business Combination up to six times, each such extension for an additional one month period, until March 30, 2026.

In connection with the stockholders’ vote at the Annual Meeting held on September 29, 2025, 2,046,800 shares were tendered for redemption.

On October 22, 2025, $23,950,427, or approximately $11.70 redemption price per share, was withdrawn from the Trust Account to pay the redeeming holders and the 2,046,800 shares of the Company’s Class A common stock that were redeemed were cancelled.

Through December 31, 2025, the Sponsor deposited a total of $2,414,384 (the “Extension Payment”) into the Company’s Trust Account in order to extend the date by which the Company has to consummate a business combination from March 31, 2024 to December 31, 2025. The Extension Payment was loaned as a draw down pursuant to an unsecured promissory note the Company issued to the Sponsor (see Note 5).

On January 5, 2026, the Sponsor deposited $11,649 into the Company’s Trust Account to extend the Termination Date from December 31, 2025 to January 31, 2026 (see Note 11).

TRAILBLAZER MERGER CORPORATION I
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

On February 3, 2026, the Sponsor deposited $11,649 into the Company’s Trust Account to extend the Termination Date from January 31, 2026 to February 28, 2026 (see Note 11).

On March 2, 2026, the Sponsor deposited $11,649 into the Company’s Trust Account to extend the Termination Date from February 28, 2026 to March 30, 2026 (see Note 11).

If the Company is unable to complete a Business Combination within Termination Date (March 30, 2026, if extended by the full amount of time), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.20 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Nasdaq Notices of Delisting

On November 25, 2025, the Company received a letter from Nasdaq (the “November 2025 Notice”) which notified the Company that, for 30 consecutive business days, the Company’s market value of listed securities (“MVLS”) closed below the $50,000,000 MVLS threshold required for continued listing on the Nasdaq Global Market under Nasdaq Listing Rule 5450(b)(2)(A) (the “MVLS Rule”).

TRAILBLAZER MERGER CORPORATION I
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

In accordance with Nasdaq Listing Rule 5810(c)(3)(C), the Company has 180 calendar days, or until May 24, 2026 (the “MVLS Compliance Period”), to regain compliance with the MVLS Rule. The November 2025 Notice notes that, to regain compliance, the Company’s MVLS must close at or above $50,000,000 for a minimum of ten consecutive business days during the MVLS Compliance Period. The November 2025 Notice further notes that if the Company is unable to satisfy the MVLS requirement prior to such date, the Company may be eligible to transfer the listing of its securities to The Nasdaq Capital Market (provided that the Company then satisfies the requirements for continued listing on that market). If the Company does not regain compliance by the end of the MVLS Compliance Period, Nasdaq staff will provide written notice to the Company that its securities are subject to delisting. At that time, the Company may appeal any such delisting determination to a hearings panel.

The November 2025 Notice has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Global Market.

The Company has been actively monitoring the Company’s MVLS and will continue to do so through May 24, 2026, and may, if appropriate, evaluate available options to resolve the deficiencies and regain compliance with the MVLS Rule. While the Company is exercising diligent efforts to maintain the listing of its securities on Nasdaq, there can be no assurance that the Company will be able to regain or maintain compliance with Nasdaq listing standards.

Going Concern Consideration

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor issuance of Founder Shares and loan proceeds from the Sponsor under the Promissory Note (as defined in Note 5). Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the Initial Public Offering and the sale of the Placement Units in a private placement.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, it would repay such loaned amounts at that time. Up to $1,500,000 of such Working Capital Loans may be converted into units of the post-Business Combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the Placement Units. As of December 31, 2025 and 2024, there were no amount outstanding under the Working Capital Loan.

In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company currently lacks the liquidity it needs to sustain operations for a reasonable period of time, which is considered to be at least one year from the date that the consolidated financial statements are issued as it expects to continue to incur significant costs in pursuit of its acquisition plans. In addition, the Company has until March 30, 2026, as extended, to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by March 30, 2026, there will be a mandatory liquidation and subsequent dissolution. Management has determined that mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution and the liquidity issue raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date the consolidated financial statements are issued. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after March 30, 2026. The Company intends to complete a Business Combination with Cyabra (see Note 6) before the mandatory liquidation date. The Company is within 12 months of its mandatory liquidation date as of the time of filing of this Annual Report on Form 10-K.

TRAILBLAZER MERGER CORPORATION I
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

During the second quarter of 2024, the Internal Revenue Service issued final regulations with respect to the timing and payment of the Excise Tax. These regulations provided that the filing and payment deadline for any liability incurred during the period from January 1, 2023 to December 31, 2023 would be October 31, 2024. Any amount of such Excise Tax not paid in full, will be subject to additional interest and penalties which are currently estimated at 10% interest per annum and a 5% of failure to file penalty per month and 0.5% failure to pay penalty per month or portion of a month up to 25% of the total liability for any amount that is unpaid from November 1, 2024 until paid in full. The Company had no common stock redemptions in 2023 and no excise tax was due on October 31, 2024.

On November 24, 2025, the IRS published additional information relating to excise tax on repurchases of corporate stock relating specifically to SPAC’s. The IRS published that any SPAC that priced their Initial Public Offering prior to August 16, 2022 are not subject to excise tax on any redemptions. As the Company’s Initial Public Offering was on March 31, 2023, the Company would not be exempt from excise tax. The Company will continue to record excise tax in connection with future redemptions and any penalties and interest related to unpaid excise tax.

The Company had recorded a 1% excise tax payable based on the amount of common stocks redeemed. As of December 31, 2025 and 2024, excise tax payable amounted to $912,593 and $497,749, respectively. For the years ended December 31, 2025 and 2024, the Company incurred penalties and interests on excise tax liability of $175,339 and $0, respectively. The penalties and interests on excise tax liability through December 31, 2025 of $175,339 was accrued and added to the excise tax payable of $737,254.

TRAILBLAZER MERGER CORPORATION I
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and Holdings. As of December 31, 2025, Trailblazer Merger Sub Ltd had no financial activities. All intercompany transactions were eliminated in the consolidated financial statements.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $85,353 and $63,829 in unrestricted cash and no cash equivalents as of December 31, 2025 and 2024, respectively.

TRAILBLAZER MERGER CORPORATION I
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash — Restricted

Cash that is encumbered or otherwise restricted as to its use is included in cash — restricted. As of December 31, 2025 and 2024, the balance was $121,181 and $802,993, respectively. Cash — restricted at December 31, 2025 and 2024 represents cash that was withdrawn from the Trust Account to pay franchise and income taxes but is yet to be utilized at the end of the period.

Marketable Securities in Trust Account

The Company’s assets held in Trust Account were invested in U.S. treasury bills until September 19, 2024. Subsequent to September 19, 2024, all of the assets held in the Trust Account were held in money market funds. The Company accounts for its marketable securities as trading securities under ASC 320, where securities are presented at fair value on the consolidated balance sheets and with unrealized gains or losses, if any, presented on the consolidated statements of operations. From inception through December 31, 2025, the Company withdrew $1,950,861 of interest earned on the Trust Account to pay for the Company franchise and income taxes payable. As of December 31, 2025, $121,181 of the amount withdrawn from Trust remains to be utilized and is reflected on the accompanying consolidated balance sheets within restricted cash.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees, cash underwriting discount, and deferred underwriting fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on relative fair value basis, compared to total proceeds received. Offering costs allocated to the Public Shares were charged to temporary equity and offering costs allocated to Public Rights (as defined in Note 3) were charged to stockholders’ deficit upon the completion of the Initial Public Offering.

Class A Redeemable Stock Classification

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a stockholder vote or tender offer in connection with the Company’s initial business combination. In accordance with ASC 480-10-S99, the Company classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Public Shares sold as part of the Units in the Initial Public Offering were issued with other freestanding instruments (i.e., Public Rights) and as such, the initial carrying value of Public Shares classified as temporary equity are the allocated proceeds determined in accordance with ASC 470-20. The Company recognizes changes in redemption value immediately as it occurs and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital and accumulated deficit. Accordingly, at December 31, 2025 and 2024, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s consolidated balance sheets.

TRAILBLAZER MERGER CORPORATION I
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

At December 31, 2025 and 2024, the Class A common stock subject to possible redemption reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$69,000,000
Less:
Proceeds allocated to Public Rights	(745,200)
Class A common stock issuance costs	(3,882,029)
Redemption of Class A common stock	(49,774,936)
Plus:
Remeasurement of carrying value to redemption value	12,036,317
Class A Common Stock subject to possible redemption, December 31, 2024	$26,634,152
Less:
Redemption of Class A common stock	(23,950,427)
Plus:
Remeasurement of carrying value to redemption value	1,329,978
Class A Common Stock subject to possible redemption, December 31, 2025	$4,013,703

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the consolidated financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits and underpayment of income tax as income tax expense. As of December 31, 2025 and 2024, the Company incurred $46,687 and $75,181, respectively, for interest and penalties related to underpayment of income taxes. There were no unrecognized tax benefits as of December 31, 2025 and 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. On July 1, 2025, the Company paid $941,366 to settle the Company’s 2024 income taxes payable, including the associated penalties and interests. In addition, on July 1, 2025, the Company paid $96,552 for the Company’s estimated 2025 income taxes payable. The Company used the amounts previously withdrawn from Trust Account to settle the income taxes payable.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

On July 4, 2025, President Trump signed into law the One Big Beautiful Bill Act (“OBBBA”). ASC 740, “Income Taxes”, requires the effects of changes in tax laws to be recognized in the period in which the legislation is enacted. The Company has completed its evaluation of the impact of the new law this period. The OBBBA did not have a material effect on the Company’s financial statements.

TRAILBLAZER MERGER CORPORATION I
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net (Loss) Income Per Share of Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net (loss) income per share of common stock is computed by dividing net (loss) income by the weighted average number of shares of common stock outstanding for the period. Subsequent remeasurement of the redeemable Class A common stock is excluded from income per share of common stock as the redemption value approximates fair value. Net (loss) income per share of common stock is computed by dividing the pro rata net (loss) income between the shares of Class A common stock and the shares of Class B common stock by the weighted average number of shares of common stock outstanding for each of the periods. The calculation of diluted income per share does not consider the effect of the rights issued in connection with the IPO, as well as rights issuable upon the exercise of the conversion option on outstanding working capital loans, since the exercise of the rights is contingent upon the occurrence of future events and the inclusion of such rights would be anti-dilutive. The rights are exercisable for 729,450 shares of Class A common stock in the aggregate.

The following table reflects the calculation of basic and diluted net (loss) income per share of common stock (in dollars, except share amounts):

	For the Years December 31,
	2025		2024
	Class A	Class B	Class A	Class B
Basic and diluted net (loss) income per common stock
Numerator:
Allocation of net (loss) income	$(8,290,147)	$—	$277,658	$—
Denominator:
Basic and diluted weighted average common stock outstanding	3,976,169	1	7,830,576	1
Basic and diluted net (loss) income per common stock	$2.08	$—	$0.04	$—

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with FASB ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statement of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative assets and liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instruments could be required within 12 months of the balance sheet date.

TRAILBLAZER MERGER CORPORATION I
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Stock-Based Compensation

The Company adopted ASC Topic 718, Compensation — Stock Compensation, guidance to account for its stock-based compensation. It defines a fair value-based method of accounting for an employee stock option or similar equity instrument. The Company recognizes all forms of share-based payments, including stock option grants, warrants and restricted stock grants, at their fair value on the grant date, which are based on the estimated number of awards that are ultimately expected to vest. Share-based payments, excluding restricted stock, are valued using a Black-Scholes option pricing model. Grants of share-based payment awards issued to non-employees for services rendered have been recorded at the fair value of the share-based payment, which is the more readily determinable value. The grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. If an award is granted, but vesting does not occur, any previously recognized compensation cost is reversed in the period related to the termination of service. Stock-based compensation expenses are included in costs and operating expenses depending on the nature of the services provided in the statement of operations.

Recent Accounting Standards

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company had adopted the ASU 2023-09 on January 1, 2025, prospectively, and it did not have a material effect on the Company’s financial statements.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 6,900,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 900,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s Class A common stock and one right to receive one-tenth (1/10) of a share of Class A common stock.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 394,500 Placement Units at a price of $10.00 per Placement Unit, for an aggregate purchase price of $3,945,000 in a private placement. A portion of the proceeds from the Placement Units was added to the proceeds from the Initial Public Offering held in the Trust Account so that the Trust Account holds $10.20 per unit sold. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Placement Units will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On May 17, 2022, the Sponsor purchased 1,940,625 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. On September 23, 2022, the Company and the Sponsor entered into a share exchange agreement pursuant to which the Sponsor exchanged 1,940,624 Founder Shares for 1,940,624 shares of Class A common stock. As a result of the share exchange, the Founder Shares consisted of 1,940,624 shares of Class A common stock and 1 share of Class B common stock. On January 20, 2023, the Sponsor forfeited for no consideration and the Company canceled 215,625 of such Founder Shares, resulting in 1,724,999 Founder Shares

TRAILBLAZER MERGER CORPORATION I
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

remaining outstanding of Class A common stock and 1 share of Class B common stock. The 1 share of Class B common stock will automatically be canceled at the time of the initial Business Combination. The holder of the 1 share of Class B common stock will have the right to elect all of the directors prior to the initial Business Combination and the holders of the shares of Class A common stock will not be entitled to vote on the election of directors during such time.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (1) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On May 17, 2022, the Company issued a non-interest bearing unsecured promissory note to the Sponsor (the “Promissory Note”) as amended on January 20, 2023 and as further amended as of March 31, 2023, pursuant to which the Company may borrow up to an aggregate principal amount of $400,000 (as amended). On November 21, 2023, the Promissory Note was further amended to permit the Company to pay certain expenses of the Sponsor which would reduce the principal balance of the Promissory Note by the same amount. On March 27, 2024, the maximum amount available under the Note was further amended and increased to $1,090,000. On June 25, 2024, the maximum amount available under the Note was further amended and increased to $1,780,000. On September 16, 2024, the maximum amount available under the Note was further amended and increased to $1,980,000. On September 30, 2024, the maximum amount available under the Note was further amended and increased to $2,280,000. On November 29, 2024, the maximum amount available under the Note was further amended and increased to $2,780,000. On February 21, 2025, the maximum amount available under the Note was further amended and increased to $3,530,000.

On March 24, 2025, the Promissory Note was further amended and restated in its entirety, in order to provide, among other things, (1) that the maturity date of the Promissory Note is May 31, 2025; provided, however, that if Trailblazer completes an initial business combination, the maturity date of the Promissory Note shall be extended for an additional eighteen (18) months from the closing of the initial business combination, (2) for certain post-business combination transaction participation rights for the Sponsor as well as most favored nation rights for the Sponsor with respect to certain post business combination transactions and (3) for equal monthly payments of $125,000 due commencing on the first business day of the calendar month following the month in which Trailblazer closes its initial business combination. On May 29, 2025, the Note was further amended, pursuant to which (i) the maximum amount available to borrow under the Note was further increased by an additional $500,000 to $4,030,000 and (ii) the maturity date of the Note was amended to be the earlier of July 30, 2025 or the closing of the Company’s initial business combination. As of December 31, 2025 and 2024, there was $0 and $2,529,445, respectively, outstanding under the Promissory Note. The Promissory Note was extinguished on July 29, 2025 through the issuance of the second amended and restated promissory note agreement (as described below).

Second Amended and Restated Promissory Note and Forward Settlement Contract

On July 29, 2025, the Company entered into a second amended and restated promissory note (“Second Amended and Restated Promissory Note”) with the Sponsor, pursuant to which (i) the maturity date of the Note was amended to be the later of September 15, 2025 or the closing of the Company’s initial business combination and (ii) the outstanding principal balance of the Note will be converted into preferred stock of the Corporation at the closing of the initial business Combination with a stated value equal to 200% of the outstanding principal amount.

TRAILBLAZER MERGER CORPORATION I
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

The Company assessed whether the issuance of the Second Amended and Restated Promissory Note constituted a debt modification or extinguishment and determined that the old note was extinguished and replaced with a new instrument. Accordingly, the original debt (Promissory Note — Related Party) was derecognized and the new instrument was recognized at fair value, with the resulting loss on extinguishment recorded in earnings. The Company established the initial fair value of the new instrument as of July 29, 2025, using a calculation prepared by a third party valuation team which takes into consideration market assumptions which are disclosed in Note 9.

As of September 16, 2025, the cash payment option of the promissory note has expired, and the settlement of the promissory note is through issuance of new class of preferred stock, an embedded forward settlement contract, if a business combination occurs. On September 30, 2025, the Company entered into an amendment to the Second Amended and Restated Promissory Note with the Sponsor, pursuant to which the amount of the Note was further increased by $300,000 to $4,330,000 subject to the same settlement terms. On November 24, 2025, the Company entered into an amendment to the Second Amended and Restated Promissory Note with the Sponsor, pursuant to which the amount of the Note was further increased by $250,000 to $4,580,000. The Second Amended and Restated Promissory Note was further amended on December 4, 2025 (as described below).

Convertible Promissory Note and Forward Settlement Contract — Related Party

On December 4, 2025, the Company entered into an amendment to the Second Amended and Restated Promissory note with the Sponsor, which still provides that in the event that the Company completes an initial Business Combination, all of the outstanding principal balance will convert into new classes of preferred stock of the Company or its successor with a total stated value of such preferred stock equal to 300% (100% Series B + 200% Series C) of the outstanding principal amount. Should the Business Combination not occur, the Convertible Promissory Note and Forward Settlement Contract would remain outstanding.

For the year ended December 31, 2025, the Company recorded an extinguishment loss of $6,222,973, which is the difference between the carrying amount of the note of $3,741,731 and fair value of the instrument of $9,964,704, and change in fair value charge of $217,470, which are presented in the consolidated statements of operations. As of December 31, 2025, the Convertible Forward Settlement Contract has a fair value of $11,007,174.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units of the post-Business Combination entity at a price of $10.00 per unit. The units would be identical to the Placement Units (see Note 4). As of December 31, 2025 and 2024, there was no amount outstanding under the Working Capital Loan.

TRAILBLAZER MERGER CORPORATION I
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration and Stockholder’s Rights

Pursuant to a registration rights agreement entered into on March 28, 2023, the holders of the Founder Shares, Placement Units and any unit that may be issued upon conversion of the Working Capital Loans (and any underlying shares of Class A common stock) are entitled to registration rights pursuant to a registration rights agreement requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of our Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement will provide that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option to purchase up to 900,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On March 31, 2023, simultaneously with the closing of the Initial Public Offering, the underwriters elected to fully exercise the over-allotment option to purchase an additional 900,000 Units at a price of $10.00 per Unit.

The underwriters were also entitled to a cash underwriting discount of $0.15 per Unit, or $1,035,000 in the aggregate, which was paid upon the closing of the Initial Public Offering. In addition, the underwriters are entitled to a deferred fee of $0.30 per Unit, or $2,070,000 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On October 28, 2025, the Company and the underwriters entered into an agreement pursuant to which the parties have agreed that, in lieu of a cash payment, the Company will pay the underwriter an aggregate of 207,000 shares of common stock of the Company (the “PubCo Shares”) as payment for deferred underwriting commissions.

Vendor Agreement

On April 10, 2024, the Company entered into an agreement with a vendor for legal services with respect to Israeli transactional legal matters pertaining to business combination involving Cyabra. The Company and the vendor agreed to a cap in fees of $117,000 (including taxes) if the Business Combination does not close, and a cap in fees of $211,400 (including taxes) if the Business Combination closes. As of December 31, 2025 and 2024, the Company has paid the vendor an aggregate amount of $47,200 and $117,000, respectively.

Advisory Agreement

Pursuant to the advisory agreement entered into in September 2022 with LifeSci Capital LLC (“LifeSci”), further amended in March 2023, upon the consummation of the initial business combination, the Company agreed to pay LifeSci equal to one and one half (1.5%) percent of the total consideration paid in connection with the initial business combination in the form of equity interests in the entity that survives any such business combination in exchange for the provision by the underwriters of certain services relating to the initial business combination.

For the purposes of this section, “total consideration” means the total market value of, without duplication, all cash, securities, or other property paid or transferred at the closing of such transaction by the target’s stockholders or to be paid or transferred in the future to the target’s stockholders with respect to such transaction (other than payments of interest or dividends and any contingent or earnout consideration based upon future performance of the

TRAILBLAZER MERGER CORPORATION I
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

combined companies, however characterized), including, without limitation, to the extent applicable, any net value paid in respect of (i) the assets of the target and (ii) the capital stock of the target (and the spread value of any “in the money” securities convertible into options, warrants or other rights to acquire such capital stock), after giving effect to the assumption, retirement or defeasance, directly or indirectly (by operation of law or otherwise), of any long-term liabilities of the target or repayment of indebtedness, including, without limitation, indebtedness secured by the assets of the target, capital leases or preferred stock obligations; provided, that for the avoidance of doubt, any funds in the trust account (as may be applicable in the case of a Transaction) or financing proceeds raised in connection with the closing of the transaction (including by way of an offering, the compensation to underwriters for which is provided for below), in either case, that are not paid to the target’s stockholders as consideration in the transaction will not be included as part of the Total Consideration.

For purposes of this section, the market value of any publicly traded common stock, whether already outstanding or newly-issued, will be equal to the greater of: (i) the value of such common stock issued to the target upon the closing of a transaction at a price equal to $10.00 per share; and (ii) the dollar volume-weighted average price (VWAP) for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) for the first five (5) trading days following the consummation of the transaction.

Additionally, the Company agreed to reimburse the underwriters for all out-of-pocket documented costs and expenses (including fees and expenses of counsel) incurred by the underwriters in connection with provision of such services, up to $50,000 in the aggregate, and, upon the consummation of the initial business combination, to reimburse the underwriters for any such expenses incurred in excess of $50,000.

On October 28, 2025, the Company, the Sponsor, and LifeSci entered into an amendment to the Advisory Agreement pursuant to which LifeSci agreed to waive its advisory fee.

LifeSci Advisory Agreement

On October 28, 2025, Holdings entered into an advisory agreement with Cybra and LifeSci pursuant to which LifeSci will provide certain financial advisory and investment banking services to Cyabra. In connection with such engagement, LifeSci will receive a retainer fee of ordinary shares of Cyabra which will convert into 105,000 PubCo Shares upon the closing of the Business Combination and an advisory fee of $1,050,000 paid in PubCo Shares 90 days after the closing of the Business Combination.

Ladenburg Advisory Agreement

On October 28, 2025, Holdings entered into an advisory agreement with Cyabra and Ladenburg pursuant to which Ladenburg will provide financial advisory and investment banking services to Cyabra. In connection with such engagement, Ladenburg will receive an advisory fee of $1,050,000 paid in PubCo Shares 90 days after the closing of the Business Combination.

Merger Agreement

On July 22, 2024, the Company (“Parent”) entered into a merger agreement, by and among Parent, Trailblazer Merger Sub, Ltd., an Israeli company and a direct, wholly owned subsidiary of the Company (“Merger Sub”), Trailblazer Holdings, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Holdings”), and Cyabra Strategy Ltd., a private company organized in Israel (“Cyabra”) (as it may be amended and/or restated from time to time, the “Merger Agreement”).

The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, (a) the Company shall merge with and into Holdings and Holdings shall be the survivor of such merger (the “Company Merger” and all references to the Company subsequent to the Company Merger shall be intended to refer to

TRAILBLAZER MERGER CORPORATION I
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Holdings as the survivor of the Company Merger) and (b) Merger Sub shall merge with and into Cyabra, with Cyabra being the surviving entity (the “Merger”), following which Merger Sub will cease to exist and Cyabra will become a wholly owned subsidiary of the Company (the “Surviving Corporation”). In connection with the Merger, the Company will be renamed “Cyabra, Inc.” (“Pubco”).

On November 11, 2024, the parties thereto amended the Merger Agreement to: (i) increase the size of the Trailblazer Board from five directors to seven directors; (ii) remove the director election proposal from the Required Parent Proposals (as defined in the Merger Agreement); (iii) increase the size of the 2024 Plan from 10% to 15% due to the fact that certain previously contemplated grants will be included as part of the 2024 Plan; (iv) amend the provision related to the share grant to the Cyabra Key Employees to clarify that such grant may be subject to additional vesting conditions as agreed upon between the respective Cyabra Key Employee and Cyabra; and (v) amend the outside closing date from December 31, 2024 to March 1, 2025.

On November 6, 2025, the Merger Agreement has been amended in order to, among other things; (i) amend the provision related to the PIPE Investment to reflect that the PIPE Investors will receive Holdings Series B Preferred Stock and not Holdings Common Stock; (ii) amend the Base Purchase Price from $70,000,000 to $106,000,000; (iii) amend the First Calculation Period (as defined in the Merger Agreement) from December 31, 2025 to December 31, 2026; and (iv) amend the Outside Date to February 1, 2026.

Parent Support Agreement

Contemporaneously with the execution of, and as a condition and an inducement to the Company and Cyabra entering into the Merger Agreement, the Sponsor and certain other stockholders of the Company are entering into and delivering the Parent Support Agreement (the “Parent Support Agreement”), pursuant to which the Sponsor and each such Company stockholder have agreed (i) not to transfer or redeem any of the Company Common Stock held by such Company stockholder and (ii) to vote in favor of the Merger Agreement and the Merger and the other transactions contemplated thereby at the Company stockholder meeting.

Company Support Agreement

Contemporaneously with the execution of, and as a condition and an inducement to the Company and Cyabra entering into the Merger Agreement, certain Cyabra shareholders are entering into and delivering the Company Support Agreement (the “Company Support Agreement”), pursuant to which each such Cyabra shareholder has agreed (i) not to transfer any equity securities held by such shareholder and (ii) to vote in favor of the Merger Agreement and the Merger and the other transactions contemplated thereby.

Lock-Up Agreement

Prior to the Closing, Cyabra shall use reasonable best efforts to cause certain Cyabra securityholders to enter into a Lock-Up Agreement with the Company to be effective as of the Closing, pursuant to which the shares comprising the Aggregate Merger Consideration shall be subject to a lock-up, restricting the sale, transfer or other disposition of such shares for a period of nine months in accordance with the terms and conditions more fully set forth in the form of Lock-Up Agreement.

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, Pubco, the Sponsor and certain former shareholders of Cyabra (collectively, the “Holders”) will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which Pubco will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain of the Company Common stock, the Company Units and the Company Rights that are held by the Holders from time to time.

TRAILBLAZER MERGER CORPORATION I
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

The Registration Rights Agreement will terminate on the earlier of (a) the five year anniversary of the date of the Registration Rights Agreement or (b) the date as of which (i) all of the Registrable Securities have been sold pursuant to a Registration Statement on Form S-1 (the “Registration Statement”) or (ii) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale and without compliance with public reporting requirements.

The PIPE Investment

On December 18, 2025, Holdings entered into subscription agreements with certain investors providing for aggregate investments in the amount of no less than $6,000,000 in Holdings Series B Preferred Stock in a private placement that will close concurrently with the closing of the Business Combination (the “PIPE Investment”).

In the event that in excess of $3,500,000 remains in the Trust Account after redemption of the Company’s common stock in connection with the Business Combination, the PIPE Investment shall be reduced by the amount by which the Trust Account exceeds $3,500,000. Further, up to $1,000,000 of the PIPE Investment may be provided upon the initial filing of the Registration Statement with the SEC, if mutually agreed upon between the parties.

NOTE 7. STOCKHOLDERS’ DEFICIT

Preferred Stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. As of December 31, 2025, 2025 and 2024, there were no shares of preferred stock issued and outstanding.

Class A Common Stock — The Company is authorized to issue up to 100,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. As of December 31, 2025 and 2024, there were 2,119,499 shares of Class A common stock issued and outstanding, excluding 332,816 and 2,379,616 shares of Class A common stock subject to possible redemption, respectively.

Class B Common Stock — The Company is authorized to issue up to 5,000,000 shares of Class B, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. As of December 31, 2025 and 2024, there was 1 share of Class B common stock issued and outstanding.

The holder of our 1 share of Class B common stock will have the right to elect all of our directors prior to our initial business combination and the holders of our shares of Class A common stock will not be entitled to vote on the election of directors during such time. Holders of Class A common stock and Class B common stock will vote together as a single class on other matters submitted to a vote of stockholders, except as required by law. However, with respect to amending our charter to increase or decrease the aggregate number of authorized shares, holders of our Class A common stock and holders of our Class B common stock will vote as a separate class.

Rights — Except in cases where the Company is not the surviving company in a Business Combination, each holder of a Public Right will automatically receive one-tenth (1/10) of one share of common stock upon consummation of a Business Combination, even if the holder of a Public Right converted all shares held by him, her or it in connection with a Business Combination or an amendment to the Company’s Amended and Restated Certificate of Incorporation with respect to its pre-initial business combination activities. In the event that the Company will not be the surviving company upon completion of a Business Combination, each holder of a Public Right will be required to affirmatively convert his, her or its rights in order to receive the one-tenth (1/10) of a share underlying each Public Right upon consummation of the Business Combination.

The Company will not issue fractional shares in connection with an exchange of Public Rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Delaware General Corporation Law. As a result, the holders of the Public Rights must hold rights in multiples of 10 in order to receive shares for all of the holders’ rights upon closing of a Business Combination.

TRAILBLAZER MERGER CORPORATION I
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. INCOME TAXES

The Company’s net deferred tax assets and liabilities are as follows:

	December 31, 2025	December 31, 2024

Deferred tax liability
Startup Costs	$474,767	$291,092
Total deferred tax asset	474,767	291,092
Valuation allowance	(474,767)	(291,092)
Deferred tax liability, net of allowance	$—	$—

The income tax provision for the year ended December 31, 2025 and 2024 consists of the following:

	December 31, 2025	December 31, 2024

Federal
Current	$182,500	$860,400
Deferred	(183,676)	(418,565)
State
Current	—	—
Deferred	—	—
Penalties and interests on underpayment of estimated income taxes	46,687	75,181
Change in valuation allowance	183,676	208,413
Income tax provision	$229,187	$725,429

As of December 31, 2025 and 2024, the Company had no U.S. federal net operating loss carryovers available to offset future taxable income. As of December 31, 2025 and 2024, the Company did not have any state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2025 and 2024, the change in the valuation allowance were $183,676 and $208,413, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

	December 31, 2025		December 31, 2024
Statutory federal income tax rate	$(1,692,801)	21.0%	$210,648	21.0%
Penalties and interests on income taxes	85,843	(1.0)%	75,181	7.5%
Loss on debt extinguishment of promissory note	1,306,823	(16.2)%	—	—%
Loss on change in fair value of promissory note and forward settlement contract	45,669	(0.6)%	—	—%
Merger & acquisitions related costs	299,977	(3.7)%	231,187	23.0%
Change in valuation allowance	183,676	(2.3)%	208,413	20.8%
Income tax provision	$229,187	(2.8)%	$725,429	72.3%

TRAILBLAZER MERGER CORPORATION I
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. INCOME TAXES (cont.)

As of December 31, 2025 and 2024, the Company reported a net deferred tax liability of $0, and the deferred tax asset of $474,767 and $291,092, respectively, was fully offset by a valuation allowance. The Company’s effective tax rate was (2.8)% and 72.3% for the years ended December 31, 2025 and 2024, respectively. The effective tax rate differs from the statutory tax rate of 21% for the years ended December 31, 2025 and 2024, due to interest and penalties related to income taxes, loss on debt extinguishment of promissory note, loss on change in fair value of promissory note and forward settlement contract, merger and acquisition related costs, and the valuation allowance on the deferred tax assets related to organization expenses.

Total income taxes paid for the years ended December 31, 2025 and 2024 are presented below:

	December 31, 2025	December 31, 2024

Federal	$1,037,918	$347,716
Total income taxes paid	$1,037,918	$347,716

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities. The Company has no foreign operations and therefore no foreign tax disclosures are required.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

As of December 31, 2025, assets held in the Trust Account were comprised of $3,973,290 in money market funds. During the period ended December 31, 2025, the Company has withdrawn $553,665 interest income from the Trust Account to pay for the Company franchise and income taxes.

As of December 31, 2024, assets held in the Trust Account were comprised of $26,832,298 in money market funds. During the period ended December 31, 2024, the Company has withdrawn $1,397,196 interest income from the Trust Account to pay for the Company franchise and income taxes.

TRAILBLAZER MERGER CORPORATION I
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

The following table presents information about the Company’s assets and liability that are measured at fair value on a recurring basis at December 31, 2025 and 2024 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

Description	Level	December 31, 2025	December 31, 2024
Assets:
Marketable securities held in Trust Account	1	3,973,290	26,832,298
Total marketable securities held in Trust Account	1	$3,973,290	$26,832,298
Liability:
Convertible promissory note and forward settlement contract – related party	3	11,007,174	—

On July 29, 2025, the Second Amended and Restated Promissory Note was initially recognized at a fair value of $9,964,704. On September 16, 2025, the cash payment option of the promissory note has expired and the settlement of the promissory note will be settled through issuance of new class of preferred stock, requiring the remeasurement of the promissory note at fair value on such date. The fair value of the convertible promissory note and forward settlement contract at the issuance date of July 29, 2025 and as subsequently modified at December 31, 2025 was determined using Monte Carlo Simulation Model. The following table presents the quantitative information regarding market assumptions used in the Level 3 valuation of the Second Amended and Restated Promissory Note and Forward Settlement Contract:

	July 29, 2025	December 31, 2025
Estimated deSPAC stock price	$5.76	$3.10
Remaining term	1.7	1.7
Volatility	102.4%	102.4%
Risk-free rate	3.85%	3.41%
Implied probability of successful initial Business Combination	70.0%	78.4%

The following table provides a summary of the changes in the fair value of Convertible Promissory Note and Forward Settlement Contract, a Level 3 financial instrument, that was measured at fair value on a recurring basis:

Fair value at July 29, 2025	$9,964,704
Additional draws on promissory note and forward settlement contract	825,000
Change in fair value of promissory note and forward settlement contract	217,470
Fair value at December 31, 2025	$11,007,174

NOTE 10. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

TRAILBLAZER MERGER CORPORATION I
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. SEGMENT INFORMATION (cont.)

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statement of operations as net income or loss. The measure of segment assets is reported on the balance sheet as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss and total assets, which include the following:

	For the Years Ended December 31,
	2025	2024
General and administrative expenses	$2,564,363	$2,293,333
Interest earned on marketable securities held in Trust Account	$943,846	$3,296,420

The CODM reviews interest earned on the Trust Account to measure and monitor stockholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.

General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the statement of operations, are the significant segment expenses provided to the CODM on a regular basis.

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the consolidated balance sheet date through the date that the consolidated financial statements were issued. Based upon this review, other than described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

On January 5, 2026, the Sponsor deposited $11,649 into the Company’s Trust Account to extend the Termination Date from December 31, 2025 to January 31, 2026.

On January 14, 2026, the Company entered into an amendment to the Second Amended and Restated Promissory Note with the Sponsor, pursuant to which the amount of the Note was further increased by $250,000 to $4,830,000.

On January 20, 2026, Arie Rabinowitz resigned as a director and the Chief Executive Officer of the Company. Mr. Rabinowitz’s resignation was not the result of any disagreement between him and the Company, the Board of Directors, or any committee of the Board of Directors on any matter. On the same day, Mr. Rabinowitz also resigned as the Chief Executive Officer and sole director of Holdings.

On January 21, 2026, the Board of Directors of the Company appointed Yosef Eichorn as its Chief Executive Officer, and as the Chief Executive Officer and sole director of Holdings. Mr. Eichorn is also currently the Chief Development Officer of the Company.

On February 3, 2026, the Sponsor deposited $11,649 into the Company’s Trust Account to extend the Termination Date from January 31, 2026 to February 28, 2026.

On February 5, 2026, Holdings entered into additional subscription agreements with certain investors providing for an additional $2.0 million private placement investment in Holdings Series B Preferred Stock and warrants (the “Additional PIPE Investment”). The Additional PIPE Investment was entered into on substantially the same terms as the previously disclosed $6.0 million PIPE Investment. As a result of the Additional PIPE Investment, the total committed PIPE financing has been increased to $8.0 million.

TRAILBLAZER MERGER CORPORATION I
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. SUBSEQUENT EVENTS (cont.)

As of February 11, 2026, the Company entered into an amendment (the “Amendment”) to the Second Amended and Restated Promissory Note (the “Note”) with Alpha Capital Anstalt, as assignee of the Sponsor, pursuant to which the amount of the Note was increased by $500,000 to $5,330,000.

On March 2, 2026, the Sponsor deposited $11,649 into the Company’s Trust Account to extend the Termination Date from February 28, 2026 to March 30, 2026.

The Company held a Special Meeting of Stockholders (the “Special Meeting”) on February 18, 2026 at which the stockholders approved (i) the Merger Agreement and the Business Combination; (ii) the adoption of the amended and restated certificate of incorporation of the Combined Company (the “Proposed Certificate of Incorporation”); (iii) the adoption, on a non-binding advisory basis, nine separate governance proposals set forth in the Proposed Certificate of Incorporation and the proposed amended and restated bylaws of the Combined Company; (iv) for purposes of complying with Nasdaq Listing Rules 5635 (a) and (b), the issuance of Holdings common stock pursuant to the Merger Agreement in an amount greater than 20% of the number of outstanding shares of Common Stock before such issuance and the resulting change in control in connection with the Business Combination; (v) for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of the shares of Holdings common stock upon the conversion of the Holdings Series B preferred stock and the PIPE warrants issued in connection with the PIPE investment upon the consummation of the Business Combination in an amount greater than 20% of the number of outstanding shares of Common Stock before such issuance; and (vi) the adopt the Cyabra, Inc. 2026 Omnibus Equity Incentive Plan in connection with the Business Combination. In connection with the stockholders’ vote at such Special Meeting, 210,269 shares were tendered for redemption.

Nasdaq Notices of Delisting

On March 3, 2026,the Company received a letter from Nasdaq (the “March 2026 Notice”) which notified the Company that, for 30 consecutive business days, the Company’s market value of publicly held shares (“MVPHS”) was below the $15,000,000 threshold required for continued listing on the Nasdaq Global Market under Nasdaq Listing Rule 5450(b)(2)(C) (the “MVPHS Rule”).

In accordance with Nasdaq Listing Rule 5810(c)(3)(D), the Company has 180 calendar days, or until August 31, 2026 (the “MVPHS Compliance Period”), to regain compliance with the MVPHS Rule. The March 2026 Notice notes that, to regain compliance, the Company’s MVPHS must close at or above $15,000,000 for a minimum of ten consecutive business days during the MVPHS Compliance Period. The March 2026 Notice further notes that if the Company is unable to satisfy the MVPHS requirement prior to such date, the Company may be eligible to transfer the listing of its securities to The Nasdaq Capital Market (provided that the Company then satisfies the requirements for continued listing on that market). If the Company does not regain compliance by the end of the MVPHS Compliance Period, Nasdaq staff will provide written notice to the Company that its securities are subject to delisting. At that time, the Company may appeal any such delisting determination to a hearings panel.

The March 2026 Notice has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Global Market.

The Company has been monitoring the Company’s MVPHS and will continue to do so through August 31, 2026, and may, if appropriate, evaluate available options to resolve the deficiencies and regain compliance with the MVPHS Rule. While the Company is exercising diligent efforts to maintain the listing of its securities on Nasdaq, there can be no assurance that the Company will be able to regain or maintain compliance with Nasdaq listing standards.

In addition, on March 3, 2026, the Company received a letter from Nasdaq (the “March 2026 Additional Notice”) which notified the Company that the Company’s publicly held shares (“PHS”) was below the 1,100,000 threshold required for continued listing on the Nasdaq Global Market under Nasdaq Listing Rule 5450(b)(2)(B) (the “PHS Rule”).

TRAILBLAZER MERGER CORPORATION I
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. SUBSEQUENT EVENTS (cont.)

The March 2026 Additional Notice further states that the Company has 45 calendar days from the date of the March 2026 Additional Notice to submit a plan to regain compliance with the PHS Rule and, if such plan is accepted, Nasdaq can grant the Company an extension of up to 180 calendar days from the date of the March 2026 Additional Notice to evidence compliance with the PHS Rule. If Nasdaq does not accept such plan, the Company will have the opportunity to appeal that decision to a hearings panel. The March 2026 Additional Notice further notes that the Company may be eligible to transfer the listing of its securities to The Nasdaq Capital Market (provided that the Company then satisfies the requirements for continued listing on that market).

The March 2026 Additional Notice has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Global Market.

The Company has been actively monitoring the Company’s PHS, and may, if appropriate, evaluate available options to resolve the deficiencies and regain compliance with the PHS Rule. While the Company is exercising diligent efforts to maintain the listing of its securities on Nasdaq, there can be no assurance that the Company will be able to regain or maintain compliance with Nasdaq listing standards.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder and Board of Directors of

Trailblazer Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Trailblazer Holdings, Inc. (the “Company”) as of December 31, 2025, the related statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, based on our audit, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the year ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities on or before March 30, 2026. The Company entered into a definitive merger agreement with a business combination target on July 22, 2024, which was subsequently amended on November 11, 2024 and November 6, 2025; however, the completion of this transaction is subject to certain closing conditions. There is no assurance that the Company will satisfy the required closing conditions, raise the additional capital it needs to fund its operations, and complete the transaction prior to March 30, 2026, if at all. The Company also has no approved plan in place to extend the business combination deadline and fund operations for any period of time after March 30, 2026, in the event that it is unable to complete a business combination by that date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ CBIZ CPAs P.C.

CBIZ CPAs P.C.

We have served as the Company’s auditor since 2024 (such date takes into account the acquisition of the attest business of Marcum LLP by CBIZ CPAs P.C. effective November 1, 2024).

New York, NY

March 23, 2026

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder and Board of Directors of

Trailblazer Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Trailblazer Holdings, Inc. (the “Company”) as of December 31, 2024, the related statements of operations, changes in stockholder’s deficit and cash flows for the period from July 16, 2024 (inception) through December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, based on our audit, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the period from July 16, 2024 (inception) through December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities on or before April 30, 2025, or by resolution of its Board of Directors and if requested by the Sponsor, to extend the business combination deadline by one month each time from April 30, 2025 to September 30,2025. The Company entered into a definitive merger agreement with a business combination target on July 22, 2024, which was subsequently amended on November 11, 2024; however, the completion of this transaction is subject to the approval of the Company’s stockholder among other conditions. There is no assurance that the Company will obtain the necessary approvals, satisfy the required closing conditions, raise the additional capital it needs to fund its operations, and complete the transaction prior to April 30, 2025, if at all. The Company also has no approved plan in place to extend the business combination deadline and fund operations for any period of time after April 30, 2025, in the event that it is unable to complete a business combination by that date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America (US GAAS). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor from 2024 to 2025.

New York, NY

April 9, 2025

TRAILBLAZER HOLDINGS, INC.
BALANCE SHEETS

	DECEMBER 31, 2025	DECEMBER 31, 2024
ASSETS
Total Current Assets	$—	$—
TOTAL ASSETS	$—	$—

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current Liabilities:
Accrued expenses	$10,000	$19,278
Due to related party	200,168	34,542
TOTAL LIABILITIES	210,168	53,820

Commitments and Contingencies

STOCKHOLDER’S DEFICIT
Common stock, $0.0001 par value; 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	—	—
Accumulated deficit	(210,168)	(53,820)
Total Stockholder’s Deficit	(210,168)	(53,820)
TOTAL LIABILITIES AND STOCKHOLDER’S DEFICIT	$—	$—

The accompanying notes are an integral part of these financial statements.

TRAILBLAZER HOLDINGS, INC.
STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2025	For the period from July 16, 2024 (Inception) through December 31, 2024
Operating expenses	$156,348	$53,820
Loss from operations	(156,348)	(53,820)
Net Loss	$(156,348)	$(53,820)
Weighted average shares of common stock outstanding, basic and diluted	1,000	1,000
Basic and diluted net loss per share of common stock	$(156.35)	$(53.82)

The accompanying notes are an integral part of these financial statements.

TRAILBLAZER HOLDINGS, INC.
STATEMENTS OF CHANGES IN STOCKHOLDER’S DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2025

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – January 1, 2025	1,000	$—	$—	$(53,820)	$(53,820)
Net loss	—	—	—	(156,348)	(156,348)
Balance – December 31, 2025	1,000	$—	$—	$(210,168)	$(210,168)

THE PERIOD FROM JULY 16, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – July 16, 2024 (inception)	—	$—	$—	$—	$—
Issuance of common stock	1,000	—	—	—	—
Net loss	—	—	—	(53,820)	(53,820)
Balance – December 31, 2024	1,000	$—	$—	$(53,820)	$(53,820)

The accompanying notes are an integral part of these financial statements.

TRAILBLAZER HOLDINGS, INC.
STATEMENTS OF CASH FLOWS

	For the Year ended December 31, 2025	For the period from July 16, 2024 (inception) through December 31, 2024
Cash Flows from Operating Activities:
Net loss	$(156,348)	$(53,820)
Adjustments to reconcile net loss to net cash used in operations:
Changes in operating assets and liabilities:
Accrued expenses	(9,278)	19,278
Due to related party	165,626	34,542
Net cash used in operating activities	—	—

Net Change in Cash	—	—
Cash – Beginning of period	—	—
Cash – End of period	—	$—

The accompanying notes are an integral part of these financial statements.

TRAILBLAZER HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Trailblazer Holdings, Inc. (the “Company” or “Holdings”) was incorporated in Delaware on July 16, 2024. The Company was formed for the purpose of merging with Trailblazer Merger Corporation I (“Trailblazer”) prior to the transactions contemplated in the Merger Agreement, as defined below, to facilitate the consummation of the Business Combination. The Company has selected December 31 as its fiscal year end.

Proposed Business Combination

On July 22, 2024, Trailblazer, a Delaware corporation, entered into a merger agreement, by and among Trailblazer, Trailblazer Merger Sub, Ltd., an Israeli company and a direct, wholly owned subsidiary of Trailblazer (“Merger Sub”), Holdings, a direct, wholly owned subsidiary of Trailblazer, and Cyabra Strategy Ltd., a private company organized in Israel (“Cyabra”) (as amended on November 11, 2024 and November 6, 2025, and as it may be further amended and/or restated from time to time, the “Merger Agreement”).

The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, (a) Trailblazer shall merge with and into Holdings and Holdings shall be the survivor of such merger (the “Parent Merger” and all references to Trailblazer subsequent to the Parent Merger shall be intended to refer to Holdings as the survivor of the Parent Merger) and (b) Merger Sub shall merge with and into Cyabra, with Cyabra being the surviving entity (the “Acquisition Merger” and, together with the Parent Merger and all other transactions contemplated by the Merger Agreement, the “Business Combination”), following which Merger Sub will cease to exist and Cyabra will become a wholly owned subsidiary of Holdings (the “Surviving Corporation”). In connection with the Business Combination, Holdings (at such stage, referred to herein as the “Combined Company”) will be renamed “Cyabra, Inc.” (“Pubco”).

Liquidity and Going Concern

For the year ended December 31, 2025, the Company reported a net loss of $156,348. As of December 31, 2025, the Company had no cash and working capital deficit of $210,168.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. If the Business Combination is not consummated by March 30, 2026 (the “Combination Period”), then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and potential dissolution if the Business Combination is not consummated by the Combination Period raise substantial doubt about the Company’s ability to continue as a going concern.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these financial statements are available to be issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

TRAILBLAZER HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity date of three months or less when purchased to be cash equivalents. The Company did not have any cash or cash equivalents as of December 31, 2025 and 2024.

Net Loss Per Share

Net loss per share is computed by dividing net loss by the weighted average number of shares outstanding for the period. For purposes of calculating diluted loss per share, the denominator includes both the weighted average number of shares outstanding during the period and the number of common share equivalents if the inclusion of such common share equivalents is dilutive.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the condensed financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of December 31, 2025 and 2024, the Company did not have deferred tax assets or liabilities.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits and underpayment of income tax as income tax expense. As of December 31, 2025 and 2024, the Company did not incur interest and penalties related to underpayment of income taxes. There were no unrecognized tax benefits as of December 31, 2025 and 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

While ASC 740 identifies usage of an effective annual tax rate for purposes of an interim provision, it does allow for estimating individual elements in the current period if they are significant, unusual or infrequent. Computing the effective tax rate for the Company is complicated due to the potential impact of the timing of any Business Combination expenses and the actual interest income that will be recognized during the year. The Company has taken a position as to the calculation of income tax expense in a current period based on ASC 740-270-25-3 which states, “If an entity is unable to estimate a part of its ordinary income (or loss) or the related tax (benefit) but is otherwise able to make a reasonable estimate, the tax (or benefit) applicable to the item that cannot be estimated shall be reported in the

TRAILBLAZER HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

interim period in which the item is reported.” The Company believes its calculation to be a reliable estimate and allows it to properly take into account the usual elements that can impact its annualized book income and its impact on the effective tax rate. As such, the Company is computing its taxable income (loss) and associated income tax provision based on actual results through December 31, 2025.

Recent Accounting Standards

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company had adopted the ASU 2023-09 on January 1, 2025, prospectively, and it did not have a material effect on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. RELATED PARTY TRANSACTIONS

Amounts due to related party represent formation and operating costs paid on behalf of the Company by its stockholder. The Company’s stockholder is expected to pay the accrued expenses of the Company at the closing of the Business Combination.

Alpha Capital Anstalt

On July 22, 2024, as part of the Merger Agreement, Alpha Capital Anstalt, an affiliate of the Trailblazer Sponsor Group, LLC (the “Sponsor”), provided Cyabra a loan in an aggregate amount of $3.4 million in the form of convertible promissory notes (collectively, the “2024 Convertible Notes”). The 2024 Convertible Notes bear interest of 8% and shall be due and payable on the earlier of July 21, 2025, or the date of consummation of a Qualified Offering (as defined in the agreement).

In February 2025, Cyabra issued to Alpha Capital Anstalt a promissory note with a principal amount of $1.0 million. The full amount of principal was due on the earlier of (i) April 30, 2025 or (ii) one calendar day prior to the consummation of the Merger. Upon an event of default, which includes Cyabra’s failure to pay the principal amount when due and payable, Alpha Capital Anstalt can elect to exchange such promissory note for a convertible note that is identical to the 2024 Convertible Notes. In December 2025, and since the promissory note was not repaid by then, Alpha Capital Anstalt and Cyabra signed an amendment to the promissory note, agreeing that it will be exchanged for a convertible note that is identical to the 2024 Convertible Notes.

On December 11, 2025 and December 18, 2025 the maturity dates of the 2024 Convertible Notes were extended to the earlier of March 31, 2026 or the date of a Qualified Offering.

During the July and August 2025, Cyabra issued to Alpha Capital Anstalt senior unsecured promissory notes in the aggregate amount of $2.5 million, bearing annual interest of 9%. The principal amount and all accrued but unpaid interest shall be due and payable on demand of the lender, but if not so demanded earlier, it will automatically convert into the same type of preferred stock that will be issued upon the closing of the PIPE financing and Business Combination with Trailblazer, while the accrued interest will be repaid in cash in accordance with the terms of the note.

During October, November and December 2025, Cyabra issued to Alpha Capital Anstalt promissory notes in the aggregate amount of $2.2 million, bearing annual interest of 10%. The principal will be repaid with 50% of all gross revenues of Cyabra or proceeds from any financing, net of any reseller or broker fee, and the remaining unpaid principal will be repaid upon the closing of the Business Combination with Trailblazer. The accrued interest will be repaid in cash in accordance with the terms of the note.

TRAILBLAZER HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 4. STOCKHOLDER’S DEFICIT

Common Stock

The Company is authorized to issue 1,000 shares of common stock with a par value of $0.0001 per share. At December 31, 2025 and 2024, there are 1,000 shares of common stock issued and outstanding. Each share of common stock entitles the holder to one vote.

NOTE 5. COMMITMENTS AND CONTINGENCIES

LifeSci Advisory Agreement

On October 28, 2025, the Company entered into an advisory agreement with Cybra and LifeSci pursuant to which LifeSci will provide certain financial advisory and investment banking services to Cyabra. In connection with such engagement, LifeSci will receive a retainer fee of ordinary shares of Cyabra which will convert into 105,000 PubCo Shares upon the closing of the Business Combination and an advisory fee of $1,050,000 paid in PubCo Shares 90 days after the closing of the Business Combination.

Ladenburg Advisory Agreement

On October 28, 2025, the Company entered into an advisory agreement with Cyabra and Ladenburg pursuant to which Ladenburg will provide financial advisory and investment banking services to Cyabra. In connection with such engagement, Ladenburg will receive an advisory fee of $1,050,000 paid in PubCo Shares 90 days after the closing of the Business Combination.

Amendment of Merger Agreement

On November 6, 2025, the Merger Agreement has been amended in order to, among other things; (i) amend the provision related to the PIPE Investment to reflect that the PIPE Investors will receive Holdings Series B Preferred Stock and not Holdings Common Stock; (ii) amend the Base Purchase Price from $70,000,000 to $106,000,000; (iii) amend the First Calculation Period (as defined in the Merger Agreement) from December 31, 2025 to December 31, 2026; and (iv) amend the Outside Date to February 1, 2026.

PIPE Financing

On December 18, 2025, the Company entered into subscription agreements with certain investors providing for aggregate investments in the amount of no less than $6,000,000 in Holdings Series B Preferred Stock in a private placement that will close concurrently with the closing of the Business Combination (the “PIPE Investment”). In the event that in excess of $3,500,000 remains in the Trust Account after redemption of the Trailblazer common stock in connection with the Business Combination, the PIPE Investment shall be reduced by the amount by which the Trust Account exceeds $3,500,000. Further, up to $1,000,000 of the PIPE Investment may be provided upon the initial filing of the Registration Statement with the SEC, if mutually agreed upon between the parties.

NOTE 6. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Executive Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

TRAILBLAZER HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 6. SEGMENT INFORMATION (cont.)

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statements of operations as net income or loss. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews the below key metric included in net income or loss:

	For The Year ended December 31, 2025	For The Period from July 16, 2024 (inception) through December 31, 2024
Operating expenses	$156,348	$53,820

Operating expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews operating expenses to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. Operating expenses, as reported on the statements of operations, are the significant segment expenses provided to the CODM on a regular basis.

NOTE 7. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in these financial statements.

During January, February and March 2026, Cyabra issued to Alpha Capital Anstalt promissory notes in the aggregate amount of $2.0 million, bearing annual interest of 10%. The principal will be repaid with 50% of all gross revenues of Cyabra or proceeds from any financing, net of any reseller or broker fee, and the remaining unpaid principal will be repaid upon the closing of the Business Combination with Trailblazer. The accrued interest will be repaid in cash in accordance with the terms of the note.

On January 20, 2026, Arie Rabinowitz resigned as a director and the Chief Executive Officer of Trailblazer. Mr. Rabinowitz’s resignation was not the result of any disagreement between him and Trailblazer, the Board of Directors, or any committee of the Board of Directors on any matter. On the same day, Mr. Rabinowitz also resigned as the Chief Executive Officer and sole director of Holdings.

On January 21, 2026, the Board of Directors of Trailblazer appointed Yosef Eichorn as its Chief Executive Officer, and as the Chief Executive Officer and sole director of Holdings. Mr. Eichorn is also currently the Chief Development Officer of Trailblazer.

On February 5, 2026, the Company entered into additional subscription agreements with certain investors providing for an additional $2.0 million private placement investment in Holdings Series B Preferred Stock and warrants (the “Additional PIPE Investment”). The Additional PIPE Investment was entered into on substantially the same terms as the previously disclosed $6.0 million PIPE Investment. As a result of the Additional PIPE Investment, the total committed PIPE financing has been increased to $8.0 million.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors
Cyabra Strategy Ltd.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Cyabra Strategy Ltd. and its subsidiary (the Company) as of December 31, 2025 and 2024, the related consolidated statements of operations, changes in redeemable convertible preferred shares and capital deficiency, and cash flows for each of the years in the two-year period ended December 31, 2025, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2025, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1B to the consolidated financial statements, the Company has incurred significant losses and negative cash flows from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1B. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Somekh Chaikin
Member Firm of KPMG International

We have served as the Company’s auditor since 2022.

Tel Aviv, Israel

March 23, 2026

Cyabra Strategy Ltd. and its subsidiary
Consolidated Balance Sheets as of December 31,
U.S. dollars in thousands (except share data)

	Note	2025	2024
Assets
Current assets
Cash and cash equivalents	3A	294	927
Restricted cash		22	19
Accounts receivable		269	113
Other current assets	3B	152	194
Total current assets		737	1,253

Non-Current Assets
Operating right-of-use asset	19	575	551
Property and equipment, net	4	146	143
Total non-current assets		721	694
Total Assets		1,458	1,947

Liabilities, Redeemable Convertible Preferred Shares and Capital Deficiency
Current liabilities
Trade accounts payable		1,775	1,084
Current maturities of long-term loans	6	5,768	1,175
Operating lease liability	19	380	190
Deferred revenues		2,816	2,423
Employees and related		1,298	983
Other current liabilities	8	570	684
Convertible notes	7	12,869	11,649
Total current liabilities		25,476	18,188

Non-Current Liabilities
Long-term loans	6	—	198
Operating lease liability	19	268	389
Long-term deferred revenues		115	362
Liability for future equity (SAFE)	5	—	1,206
Liability with respect to warrants	6	370	244
Total non-current liabilities		753	2,399
Total liabilities		26,229	20,587

Cyabra Strategy Ltd. and its subsidiary
Consolidated Balance Sheets as of December 31, — (Continued)
U.S. dollars in thousands (except share data)

	Note	2025	2024
Commitments and contingent liabilities	9
Redeemable Convertible Preferred Shares:	10

Redeemable Preferred A and A-1 shares, NIS 0.01 par value: 607,373 shares authorized as of December 31, 2025 and 2024, 515,186 issued and outstanding as of December 31, 2025 and 2024 Aggregate liquidation preference of $7,180 and $6,838 as of December 31, 2025 and 2024, respectively; Redeemable Preferred A-2 and A-3 shares, NIS 0.01 par value: 596,056 shares authorized as of December 31, 2025 and 2024, and 388,739 issued and outstanding as of December 31, 2025 and 2024, respectively Aggregate liquidation preference of $6,554 and $6,242 as of December 31, 2025 and 2024, respectively.

Redeemable Convertible Preferred C and C-1 shares, NIS 0.01 par value: 803,963 shares authorized as of December 31, 2025, and 233,001 issued and outstanding as of December 31, 2025, Aggregate liquidation preference of $3,446 as of December 31, 2025.

		15,268	11,780

Capital Deficiency:
Ordinary shares, NIS 0.01 par value: 7,192,608 and 8,796,571 shares authorized as of December 31, 2025 and 2024, respectively, and 836,512 and 651,571 issued and outstanding as of December 31, 2025 and 2024, respectively.		2	2
Additional paid in capital		7,332	4,132
Accumulated deficit		(47,373)	(34,554)
Total capital deficiency		(40,039)	(30,420)
Total liabilities, redeemable convertible preferred shares and capital deficiency		1,458	1,947

The accompanying notes are an integral part of the consolidated financial statements.

Cyabra Strategy Ltd. and its subsidiary
Consolidated Statements of Operations for the year ended December 31,
U.S. dollars in thousands (except per share data)

	Note	2025	2024
Revenues	12	5,707	4,155
Cost of revenues		866	782
Gross profit		4,841	3,373

Operating costs and expenses
Research and development expenses	13	6,894	4,653
Sales and marketing expenses	14	5,696	3,316
General and administrative expenses	15	4,221	4,602
Total operating loss		11,970	9,198

Finance expenses	16	828	6,398
Loss before taxes on income		(12,798)	(15,596)
Taxes on income		21	14
Net loss for the year		(12,819)	(15,610)

Loss per share attributable to ordinary shareholders
Basic and diluted loss per share	20	(18.12)	(21.62)

Weighted average number of ordinary shares outstanding used in computation of basic and diluted loss per share		745,257	748,188

The accompanying notes are an integral part of the consolidated financial statements.

Cyabra Strategy Ltd. and its subsidiary
Consolidated Statements of Changes in Redeemable Convertible Preferred Shares and Capital Deficiency

	Redeemable Preferred A, A1,A2,A3 Shares		Ordinary Shares		Additional paid in capital	Accumulated deficit	Total
	Shares	USD thousands	Shares	USD thousands	USD thousands	USD thousands	USD thousands
Balance at December 31, 2023	903,925	11,780	628,801	2	2,553	(18,944)	(16,389)
Share based payments	—	—	—	—	1,551	—	1,551
Exercise of options	—	—	22,770	*	28	—	28
Net loss for the year	—	—	—	—	—	(15,610)	(15,610)
Balance at December 31, 2024	903,925	11,780	651,571	2	4,132	(34,554)	(30,420)

Issuance of preferred shares C, net	165,633	2,431	—	—	—	—	—
Conversion of SAFE to preferred shares C-1	67,368	1,057	—	—	—	—	—
Issuance of shares	—	—	9,892	*	—	—	—
Equity instrument issued with debt	—	—	—	—	173	—	173
Share based payments	—	—	—	—	3,024	—	3,024
Exercise of options	—	—	175,049	*	3	—	3
Net loss for the year	—	—	—	—	—	(12,819)	(12,819)
Balance at December 31, 2025	1,136,926	15,268	836,512	2	7,332	(47,373)	(40,039)

____________

*        Less than USD 1 thousand

The accompanying notes are an integral part of the consolidated financial statements.

Cyabra Strategy Ltd. and its subsidiary
Consolidated Statements of Cash Flows for the year ended December 31,

	2025	2024
	USD thousands	USD thousands
Cash flows – operating activities
Net loss for the year	(12,819)	(15,610)
Adjustments:
Depreciation	58	46
Gain from disposal of property and equipment	(1)	—
Share based payments	3,024	1,551
Revaluation of financial liabilities accounted at fair value	125	6,149
Interest expense	400	—
Exchange rate differences	109	1
Changes in operating assets and liabilities:
Decrease (increase) in other current assets	42	(86)
Increase in accounts receivable	(156)	(43)
Increase in trade accounts payable	684	938
Change in ROU asset and lease liability	45	29
Increase in deferred revenues	146	1,158
Increase in employees and related	315	308
Increase (decrease) in other current liabilities	(116)	363
Net cash used in operating activities	(8,144)	(5,196)

Cash flows – investing activity
Purchase of property and equipment	(55)	(86)
Sale of property and equipment	1	1
Net cash used in investing activity	(54)	(85)

Cash flows – financing activities
Receipt of loans	7,554	426
Repayment of loans	(2,391)	(1,609)
Exercise of options	3	28
Issuance of shares, net	2,431	—
Issuance of convertible notes	—	6,011
Proceeds from a liability for future equity (SAFE)	—	846
Net cash provided by financing activities	7,597	5,702

Increase (decrease) in cash, cash equivalents and restricted cash	(601)	421
Exchange rate differences on cash and cash equivalents and restricted cash	(29)	(1)
Cash, cash equivalents and restricted cash at the beginning of year	946	526

Cash, cash equivalents and restricted cash at the end of year	316	946

Supplemental Disclosures of cash flow information:
Interest paid	94	215
Income taxes paid	21	14

Supplemental disclosure of non-cash activity:
Conversion of SAFE	1,057	—
Conversion of convertible note	1,072	—
Purchase of property and equipment	7	5
Right of use asset recognized with corresponding lease liability	296	537
Cash, cash equivalent and restricted cash at the end of the year:
Cash and cash equivalents	294	927
Restricted cash	22	19

The accompanying notes are an integral part of the consolidated financial statements.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 1 — General

A.     Description of business and formation of the Company

Cyabra Strategy Ltd. (The “Company”) was incorporated in Israel on July 13, 2017 and commenced operations shortly thereafter. The Company operates as a single operating segment and addresses the threat of fake news for brands and the public sector and provide a software which identifies bad actors online, and mitigates the threat in real-time.

On March 12, 2020, the Company established a wholly owned U.S. subsidiary Cyabra Strategy Inc. (the “subsidiary”), for marketing and distribution activity. The subsidiary commenced operations during 2020. Almost all of the Company’s long-lived assets are currently located in Israel.

B.    The Company has a limited operating history and faces a number of risks, among them: uncertainties regarding demand and market acceptance of the Company’s products, the effects of technological changes, competition and the development of new products. Additionally, other risk factors exist such as the ability to manage growth, the loss of key personnel and the effect of planned expansion of operations on the future results of the Company.

As from the date it commenced operations, the Company has devoted substantially all of its financial resources to develop its products and has financed its operations primarily through the issuance of equity securities and loans. The Company had accumulated losses in the amount of $47,373 and $34,554 thousand as of December 31, 2025 and 2024, respectively. Cash flow used in operating activities was $8,144 and $5,196 thousands for the year ended December 31, 2025 and 2024, respectively. In addition, the Company anticipates that it will continue to incur significant operating costs and losses in connection with the development of its products and with increased business development efforts. The amount of the Company’s future net profits or losses will depend, in part, on the rate of its future expenditures, its ability to generate significant revenues from the sale of its products, and its ability to obtain funding through the issuance of securities, strategic collaborations or grants. Based on the projected cash flows and cash balance as of December 31, 2025, management is of the opinion that without further fund raising it will not have sufficient resources to enable it to continue its operating activities, including the development and marketing of its products for a period of 12 months from the balance sheet date of these consolidated financial statements. As a result, there is substantial doubt about the Company’s ability to continue as a going concern. Management’s plans include continuing commercialization of the Company’s products and securing sufficient funding through the sale of additional equity securities. There are no assurances, however, that the Company will be successful in obtaining the level of financing needed for its operations. If the Company is unsuccessful in commercializing its products and securing sufficient funding, it may need to reduce activities, curtail or even cease operations. The consolidated financial statements do not include any adjustments relating to the carrying amounts and classification of assets, liabilities, and reported expenses that might be necessary should the Company be unable to continue as a going concern.

C.     On October 7, 2023, the “Swords of Iron” war started between Israel and the terrorist organizations in the Gaza Strip, following a surprise attack on Israel led by certain armed groups in the Gaza Strip that included massacres, terrorism and crimes against humanity. This war is concentrated in the Gaza Strip which is along the southern region of the State of Israel, whereas the Hezbollah terrorist organization located in Lebanon has also engaged in hostilities. Israel has responded to the attacks against it with airstrikes and extensive mobilization of reserves. Some of these hostilities were accompanied by missiles being fired from the Gaza Strip and Lebanon against civilian targets in various parts of Israel, including areas in which Cyabra’s employees are located, and negatively affected business conditions in Israel. In addition, Iran fired missiles and drones at Israel. In November 2024, a ceasefire agreement was reached with the Hezbollah terrorist organization. During October 2025, a ceasefire was reached in Gaza. Subsequently, in March 2026, geopolitical tensions further escalated, involving direct military engagements between Israel and Iran. These events were accompanied by increased regional instability and market volatility.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 1 — General (cont.)

Following the latest developments and the attacks on Israel, and the subsequent recruitment of reserves units and the government’s declaration of war, there has been a decrease in the scope of local economic and business activity in Israel. The Company estimates that at this stage, based on the information it has as of the date of the approval of these financial statements, that current events do not have a material impact on the business results of the Company in the short term. Since this is an event that is beyond the control of the Company, and factors such as the continuation of the war or its cessation may affect the Company’s estimates, as of the date of the report the Company has no ability to estimate the extent of the impact of the war on its business activities and on its results in the medium and long term. The Company continues to regularly monitor the developments on the subject and examines the consequences for its activities and the value of its assets.

D.    On July 22, 2024, the Company entered into a merger agreement (the “Merger Agreement”) with Trailblazer Merger Corporation I (“Parent”), a blank-check special purpose acquisition company, Trailblazer Merger Sub, Ltd., a direct, wholly owned subsidiary of Parent (“Merger Sub”), and Trailblazer Holdings, Inc., a direct, wholly owned subsidiary of Parent (“Holdings”). Upon the consummation of the transactions contemplated by the Merger Agreement, (a) Parent will merge with and into Holdings and Holdings will be the survivor of such merger and (b) Merger Sub will merge with and into the Company, with the Company being the surviving entity, following which Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Parent and will be publicly listed on the Nasdaq. The aggregate merger consideration to be received by the Company shareholders is 7,000,000 shares of Holdings common stock, par value $0.0001 per share (the “Holdings Common Stock”), calculated by dividing (a) $70,000,000 by (b) $10.00 (the “Aggregate Merger Consideration”). On November 6, 2025, the Company signed an amendment to the Merger Agreement, according to which, the Aggregate Merger Consideration was changed to $106,000,000 instead of $70,000,000.

In addition, from and after the period commencing on the six month anniversary of the closing of the Merger until December 31, 2026, (the “First Calculation Period”), in the event that over any 20 consecutive Trading Days within any 30-Trading Day period during the First Calculation Period the daily VWAP of the shares of Holdings Common Stock is greater than or equal to $15.00 per share (the “First Earnout Event”), promptly after the occurrence of the First Earnout Event, the persons that were Company Securityholders immediately prior to the Effective Time (the “Earnout Securityholders”) shall be entitled to receive their pro rata portion of one third of 3,000,000 shares of Holdings Common Stock (the “Incentive Merger Consideration”) as additional consideration for the Merger.

From and after the six month anniversary of the Closing until December 31, 2027 (the “Second Calculation Period”), in the event that over any 20 Trading Days within any 30-Trading Day period during the Second Calculation Period the daily VWAP of the shares of Holdings Common Stock is greater than or equal to $20.00 per share (the “Second Earnout Event”), promptly after the occurrence of the Second Earnout Event, Earnout Securityholders shall be entitled to receive their pro rata portion of an additional one third of the Incentive Merger Consideration as additional consideration for the Merger.

From and after the six month anniversary of the Closing until December 31, 2029 (the “Third Calculation Period”), in the event that over any 20 Trading Days within any 30-Trading Day period during the Third Calculation Period the daily VWAP of the shares of Holdings Common Stock is greater than or equal to $25.00 per share (the “Third Earnout Event”), promptly after the occurrence of the Third Earnout Event, the Earnout Securityholders shall be entitled to receive their pro rata portion of the final one third of the Incentive Merger Consideration as additional consideration for the Merger.

In addition-Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company, entering into the Merger Agreement, an affiliate of the sponsor of Parent will provide to the Company a loan in the form of convertible promissory notes (collectively, the “2024 Convertible Notes”) provided that the Company will have the ability to raise additional amount, up to a total aggregate amount of $6,000,000.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 1 — General (cont.)

In addition, Parent will enter into subscription agreements with certain investors for aggregate investments of no less than $6,000,000 in Holdings Common Stock in a private placement that will close concurrently with the Closing (the “PIPE Investment”).

Notwithstanding the foregoing, in the event that in excess of $3,500,000 remains in the Trust Account after redemption of the Parent Class A Common Stock in connection with the Merger, the PIPE Investment shall be reduced by the amount by which the Trust Account exceeds $3,500,000.

Further, up to $1,000,000 of the PIPE Investment may be provided upon the initial filing of the Registration Statement with the Securities and Exchange Commission, if mutually agreed upon between the parties.

In addition, upon the Closing, some key employees of the Company will receive 400,000 shares of Class A Common Stock of the Parent in the aggregate, and will also be entitled to a one time transaction bonus of $400,000 each.

Note 2 — Significant Accounting Policies

A.     Basis of preparation

The consolidated financial statements are prepared according to United States generally accepted accounting principles (“U.S. GAAP”), assuming the Company will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business, and are applied on a consistent basis.

B.     Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Information about assumptions made by the Company with respect to the future and other reasons for uncertainty with respect to estimates that have a significant risk of resulting in a material adjustment to carrying amounts of assets and liabilities in the next financial year are included in the following notes:

-        Fair value measurement of financial instruments

The Company accounts for financial liabilities arising from warrants, safes and convertible notes at fair value through profit or loss. The fair values of these instruments are determined by using economic methods for evaluation. For information on details regarding fair value measurement and sensitivity analysis see Note 17 regarding financial instruments.

-        Share-based payment awards

The fair value of each option award is estimated on the date of grant using the Black and Scholes option-pricing model. For the assumptions used to measure the share-based payments awards — see note 10C.

C.     Functional currency

The Company’s management believes that the U.S. dollar is the currency of the primary economic environment in which the operations of the Company and its Subsidiary is conducted. Thus, the U.S. dollar is the Company’s functional currency. Transactions and balances originally denominated in dollars are presented at their original amounts. Balances in non-U.S. dollar currencies are translated into dollars using historical and current exchange rates for non-monetary and monetary balances, respectively. For non-dollar transactions and other items in the

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies (cont.)

statements of operations (indicated below), the following exchange rates are used: (i) for transactions — exchange rates at transaction dates or average exchange rates; and (ii) for other items (derived from non-monetary balance sheet items such as depreciation and amortization) — historical exchange rates. Currency transaction gains and losses are presented in financial income or expenses, as appropriate.

D.     Principles of consolidation and basis of presentation

The accompanying consolidated financial statements reflect the results of the Company and its subsidiary. All inter-Company balances and transactions have been eliminated.

E.     Cash and cash equivalents

Cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less at the date acquired.

F.      Restricted Cash

Restricted cash are deposits serving as security for rent and credit cards.

G.     Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets, at the following annual rates:

%
Computers and software	33
Office furniture and equipment	7 – 15

H.     Impairment of long-lived assets

The Company’s property and equipment are reviewed for impairment in accordance with ASC 360, “Property Plant and Equipment”, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. During the periods ended December 31, 2025 and December 31, 2024, no impairment losses have been recorded.

I.       Fair value of financial Instruments

ASC 820, Fair Value Measurements and Disclosures, relating to fair value measurements, defines fair value and establishes a framework for measuring fair value. The ASC 820 fair value hierarchy distinguishes between market participant assumptions developed based on market data obtained from sources independent of the reporting entity and the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price. In addition, the fair value of assets and liabilities should include consideration of non-performance risk, which for the liabilities described below includes the Company’s own credit risk.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies (cont.)

As a basis for considering such assumptions, ASC 820 establishes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 —

Valuations based on quoted prices in active markets for identical assets that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

Level 2 —	Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
Level 3 —	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The financial instruments of the Company consist mainly of cash and cash equivalents, short-term restricted deposit, accounts receivable, other current assets, trade accounts payable, other current liabilities and loans. In view of their nature, the fair value of the financial instruments is usually identical or substantially similar to their carrying amounts.

J.      Research and development costs

Research and development costs are charged to operations as incurred. Costs incurred in the research and development of new products and enhancements to existing products are expensed as incurred. Development costs of computer software to be sold, leased or otherwise marketed are subject to capitalization beginning when a product’s technological feasibility has been established and ending when a product is available for general release to customers. In most instances, the Company’s process for developing products is essentially completed concurrently with the establishment of technological feasibility and thus, software development costs are expensed as incurred.

K.     Government grants

Grants received from the Israeli Innovation Authority (“IIA”) for approved research and development projects are recognized at the time the Company is entitled to such grants, on the basis of the costs incurred and included as a deduction from research and development expenses, and not recognized as a liability if payment of royalties is not probable when the grants are received.

L.     Redeemable convertible preferred shares, warrants and liability for future equity

The Company’s redeemable convertible preferred shares are considered to be contingently redeemable equity under ASC 480-10-S99 as they are redeemable upon the occurrence of an event that is not solely within the Company’s control, and as the limited exception provided by ASC 480-10-S99-3A(3)(f) is not applied. Thus, the redeemable convertible preferred shares are classified as “temporary equity”.

The Company’s simple agreements for future equity (“SAFEs”) give the investors an option to redeem the SAFEs for cash upon a dissolution event and upon a change of control event. As both of the events are not considered liquidation of the Company and since they are not under the sole control of the Company, the Company classifies the SAFE as a liability under ASC 480-10.

Warrants issued represents free-standing equity-linked financial instrument that is not considered indexed to the Company’s own stocks and therefor is classified as a liability under ASC 815-40.

M.    Income taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies (cont.)

allowance is recognized to the extent that it is more likely than not that the deferred taxes will not be realized in the foreseeable future. Given the Company’s losses, the Company has provided a full valuation allowance with respect to its deferred tax assets.

N.     Share-based compensation

The Company accounts for its employees’ stock-based compensation as an expense in the financial statements based on ASC 718. All awards are equity classified and therefore such costs are measured at the grant date fair value of the award and graded vesting attribution approach to recognize compensation cost over the vesting period. The Company estimates stock option grant date fair value using the Black Scholes option pricing-model. The Company recorded stock options issued to non-employees at the grant date fair value, and recognizes expenses over the related service period in the same period and in the same manner the Company would if it had paid cash for those goods or services. Forfeitures are recognized as they occur.

O.     Leases

The Company leases office spaces under several agreements, see also note 19.

The Company accounts for leases in accordance with Topic 842, Leases. The Company determines if an arrangement is or contains a lease at contract inception. The Company recognizes a right-of-use (“ROU”) asset and a lease liability at the lease commencement date.

For operating leases, the lease liability is initially measured at the present value of the unpaid lease payments at the lease commencement date. The lease liability is subsequently measured at amortized cost using the effective-interest method.

For leases shorter than 1 year-the Company has elected the short-term lease recognition exemption provided by ASC 842. As a result, leases with a term of 12 months or less are not recorded on the balance sheet. Instead, lease payments for these short-term leases are recognized as an expense on a straight-line basis over the lease term.

Key estimates and judgments include how the Company determines (1) the discount rate it uses to discount the unpaid lease payments to present value, and (2) lease term.

Topic 842 requires a lessee to discount its unpaid lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, its incremental borrowing rate. Generally, the Company cannot determine the interest rate implicit in the lease because it does not have access to the lessor’s estimated residual value or the amount of the lessor’s deferred initial direct costs. Therefore, the Company generally uses its incremental borrowing rate as the discount rate for the lease. The Company’s incremental borrowing rate for a lease is the rate of interest it would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms. Because the Company does not generally borrow on a collateralized basis, it uses the interest rate it pays on its noncollateralized borrowings as an input to deriving an appropriate incremental borrowing rate, adjusted for the amount of the lease payments, the lease term, and the effect on that rate of designating specific collateral with a value equal to the unpaid lease payments for that lease.

The lease term for all of the Company’s leases includes the noncancellable period of the lease plus any additional periods covered by either a Company option to extend (or not to terminate) the lease that the Company is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor.

The ROU asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred less any lease incentives received.

For operating leases, the ROU asset is subsequently measured throughout the lease term at the carrying amount of the lease liability, plus initial direct costs, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies (cont.)

For the office rent lease, the Company has elected to account for the lease and non-lease maintenance components as a single lease component. Therefore, the lease payments used to measure the lease liability include all of the fixed consideration in the contract, owed over the lease term.

P.      Liability for severance pay

All the Company’s employees included under section 14 of the Israeli Severance Compensation Act, 1963 (“section 14”). According to this section, these employees are entitled only to monthly deposits, at a rate of 8.33% of their monthly salary, made in their name with insurance companies. Payments in accordance with section 14 release the Company from any future severance payments (under the above Israeli Severance Pay Law) in respect of those employees. The aforementioned deposits are not recorded as an asset in the Company’s balance sheet as they are not under the Company’s control.

Q.     Revenue recognition

The Company only has revenue from contracts with customers. The Company recognizes revenue when it satisfies performance obligations under the terms of its contracts, and control of its products is transferred to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those products. This process involves identifying the customer contract, determining the performance obligations in the contract, determining the transaction price, allocating the transaction price to the distinct performance obligations in the contract, and recognizing revenue when the performance obligations have been satisfied. A performance obligation is considered distinct from other obligations in a contract when it (a) provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and (b) is separately identified in the contract. The Company considers a performance obligation satisfied once it has transferred control of a good or product to a customer, meaning the customer has the ability to direct the use and obtain the benefit of the product.

The Company offers its software to customers mainly via subscription (Software as a service-SaaS). In very limited cases, the software is provided via on-premises deployment. In addition, the Company offers Managed Services which typically include specific research and custom reports per the customer’ request.

The Company’s contracts generally include a single material performance obligation. The Company applied significant judgement and concluded that its promise to provide a software license is not considered distinct from subsequent upgrades and updates, since without those upgrades the utility of the software license degrades significantly during the license period if updates and upgrades are not provided. Also, the updates are integral to the customer continuing to obtain substantive utility from the software license.

The Company recognizes revenue from its SaaS and on-premises services ratably over the period in which the services are rendered. The Company applies the practical expedient in ASC 606 and does not evaluate payment terms of contract with duration of one year or less for the existence of a significant financing component. The Company’s customers usually pay for the services in advance for the duration of the license. For costs that are incremental to obtaining a contract with a customer, the Company elected to apply the practical expedient under which costs with an expected period of benefit of one year or less are recognized as an expense as incurred. In addition, contracts typically do not contain variable consideration as the contracts include stated prices.

The Company recognizes revenue on a gross basis when it controls the services prior to their transfer to the end customer. Control over services is determined with reference to, inter alia, the ability to determine the pricing of the service and being primarily responsible for service fulfillment. In certain transactions where the Company sells to a reseller and the resellers sells to an end-customer, the Company recognizes revenue based on the price sold to the reseller.

Revenues relating to Managed Services relates to deliverable performance obligation and are recognized at the point in time the deliverable is transferred to the Customer.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies (cont.)

Remaining Performance Obligations

Remaining performance obligations represent contracted revenue that had not yet been recognized, and include billed deferred revenue, consisting of amounts invoiced to customers whether collected or uncollected which have not been recognized as revenue, as well as unbilled amounts that will be invoiced and recognized as revenue in future periods. As of December 31, 2025, the Company’s remaining performance obligations were $3,154 thousands, of which the Company expects to recognize $3,039 thousands and $115 thousands as revenue within one year and beyond one year, respectively.

R.     Loss per share

The Company’s basic net loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted-average number of shares of ordinary shares outstanding for the period, without consideration of potentially dilutive securities. The diluted net loss per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. Diluted net loss per share is the same as basic net loss per share in periods when the effects of potentially dilutive shares of ordinary shares are anti-dilutive. The Company computes net loss per share using the two-class method required for participating securities. The two-class method requires income available to ordinary shareholders for the period to be allocated between ordinary shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company considers its redeemable convertible preferred shares to be participating securities as the holders of the redeemable convertible preferred shares would be entitled to dividends that would be distributed to the holders of ordinary shares, on a pro-rata basis assuming conversion of all redeemable convertible preferred shares into ordinary shares. These participating securities do not contractually require the holders of such shares to participate in the Company’s losses. As such, net loss for the periods presented was not allocated to the Company’s participating securities.

S.      Comprehensive Loss

Comprehensive loss includes no items other than net loss.

T.      Recently Adopted accounting pronouncements

The Company qualifies as an emerging growth company (“EGC”) as defined under the Jumpstart Our Business Startups Act (the “JOBS Act”). Using exemptions provided under the JOBS Act for EGCs, the Company has elected to defer compliance with new or revised ASUs until it is required to comply with such updates, which is generally consistent with the adoption dates of private companies.

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The ASU improves reportable segments disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The ASU also require that a public entity that has a single reportable segment to provide all the disclosures required by the amendments and all existing segment disclosures in Topic 280. The ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company adopted the ASU, as evidenced in its segment disclosure, see note 12. Such adoption had no material impact on the Company’s financials.

In June 2022, the FASB issued ASC 2022-03 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The ASU clarifies that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring its fair value. The ASU also clarifies that an entity cannot, as a separate unit of account, recognize and measure a contractual sale restriction. The ASU also introduces new disclosure requirements for equity securities subject to contractual sale restrictions. As an Emerging Growth Company, the ASU is effective for fiscal years beginning after December 15, 2024, and interim periods within those fiscal years.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies (cont.)

U.     Recently issued accounting standards not yet adopted

In November 2024, the FASB issued ASU No. 2024-03 Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40). The ASU improves the disclosures about a public business entity’s expenses and provides more detailed information about the types of expenses in commonly presented expense captions. The amendments require that at each interim and annual reporting period an entity will, inter alia, disclose amounts of purchases of inventory, employee compensation, depreciation and amortization included in each relevant expense caption (such as cost of sales, SG&A and research and development). The ASU is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating this ASU to determine its impact on the Company’s disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The ASU requires the annual financial statements to include consistent categories and greater disaggregation of information in the rate reconciliation, and income taxes paid disaggregated by jurisdiction. ASU 2023-09 is effective for the Company’s annual reporting periods beginning after December 15, 2025. Adoption is either with a prospective method or a fully retrospective method of transition. Early adoption is permitted. The Company is currently evaluating this ASU to determine its impact on the Company’s disclosures.

In July 2025, the FASB issued ASU 2025-05 “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets”. The ASU introduces a practical expedient for all entities when estimating expected credit losses for current accounts receivable and current contract assets arising from transactions accounted for under ASC 606. Under the practical expedient, when developing reasonable and supportable forecast as part of estimating expected credit losses, an entity may assume that current conditions as of the balance sheet date do not change for the remaining life of the asset. The ASU is effective for annual reporting period beginning after December 15, 2025 and interim reporting within those annual reporting periods. Early adoption is permitted in both interim and annual reporting periods. The Company is evaluating the impact of ASU 2025-05 on its consolidated financial statements if it elects to apply the practical expedient.

In September 2025, the FASB issued ASU 2025-06 “Targeted Improvements to the Accounting for Internal-Use Software”. The ASU removes all references to software development stages throughout ASU 350-40. Therefore, under the ASU, an entity will be required to start capitalizing software costs when management has authorized and committed to funding the software project, and it is probable that the project will be completed and the software will be used to perform the function intended (‘probable-to-complete’ recognition threshold). In applying the probable-to-complete recognition threshold, an entity is required to consider whether there is significant uncertainty associated with the development activities of the software. The ASU is effective for annual reporting periods beginning after December 15, 2027, and interim reporting periods within those annual periods. The ASU allows adoption either on a prospective basis, a modified prospective approach or a retrospective approach. The Company is in the process of evaluating the effects of the ASU on its internal use software capitalization policy.

In December 2025, the FASB issued ASU 2025-10, Accounting for Government Grants Received by Business Entities, to amend the guidance in “Government Grants” (Topic 832). The update provides recognition, measurement, presentation, and disclosure requirements for government grants, including guidance for grants related to an asset and grants related to income. The guidance is effective for fiscal years beginning after December 15, 2029, including interim periods within those fiscal years. The Company is in the process of assessing the impact on its results of operations, financial position and disclosures.

In December 2025, the FASB issued ASU 2025-11 to amend the guidance in “Interim Reporting” (Topic 270). The update provides clarifications intended to improve the consistency and usability of interim disclosure requirements, including a comprehensive listing of required interim disclosures and a new disclosure principle for reporting material events occurring after the most recent annual period. The amendments do not change the

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies (cont.)

underlying objectives of interim reporting but are designed to enhance clarity in application. The guidance is effective for fiscal years beginning after December 15, 2028, including interim periods within those fiscal years. The Company is in the process of assessing the impacts of the ASU on its interim financial statements.

Note 3A — Cash and Cash Equivalents

The Company’s cash and cash equivalents balance as of December 31, 2025 and 2024 is denominated mainly in US dollars and New Israeli Shekels.

Credit risk

The Company does not have a significant concentration of credit risks. The cash of the Company is deposited in Israeli and U.S. banking corporations. In the estimation of the Company’s management, the credit risk for these financial instruments is low. In the estimation of the Company’s management, it does not have any material expected credit losses.

Note 3B — Other Current Assets

	December 31, 2025	December 31, 2024
	USD thousands	USD thousands
Government institutions	26	113
Prepaid expenses	14	18
Advances to suppliers	57	30
Other	55	33
	152	194

Note 4 — Property and equipment, net

	December 31, 2025	December 31, 2024
	USD thousands	USD thousands
Cost:
Computers	186	160
Office Furniture and Equipment	91	71
Leasehold improvements	21	21
Total cost	298	252

Accumulated Depreciation:
Computers	111	83
Office Furniture and Equipment	35	22
Leasehold improvements	6	4
Total accumulated depreciation	152	109

Property and equipment, net
Computers	75	77
Office Furniture and Equipment	56	49
Leasehold improvements	15	17
Total	146	143

Depreciation expenses were $58 thousands and $46 thousands in the years ended December 31, 2025 and 2024, respectively.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 5 — Liability for Future Equity

In January 2024, the Company entered into SAFE agreements with several investors, for total consideration of $846 thousand. Pursuant to the terms of the SAFE agreement, in the event of an Equity Financing (as defined in the SAFE agreement), the Company will automatically issue to the Investors a number of ordinary shares or preferred shares (the “SAFE Shares”) equal to the Purchase Amount divided by the Conversion Price (as defined in the SAFE agreement). If there is a Liquidity Event (as defined in the SAFE agreement, and including merger with a SPAC), the Investors will be entitled to receive shares entitling them to receive a portion of Proceeds (as defined in the SAFE agreement), equal to the greater of (i) the Purchase Amount, or (ii) the amount payable on the number of Ordinary Shares equal to the Purchase Amount divided by the Liquidity Price (as defined in the SAFE agreement).

On April 24, 2025, upon the issuance of series C redeemable convertible preferred shares, the total Purchase Amount of the SAFEs was converted to 67,368 of series C-1 redeemable convertible preferred shares.

The SAFEs were recorded as a liability pursuant to ASC 480-10-25-8 since they are redeemable for cash upon contingent events that are outside of the Company’s control. Therefore, the SAFEs are required to be initially and subsequently measured at fair value with change in fair value recognized in the consolidated statement of operations.

For details regarding the fair value measurement of the SAFE instruments — see Note 17.

Note 6 — Loans and warrants issued

A.     In May 2022, the Company signed a warrant agreement with Bank Hapoalim (the “Bank”) in the amount of $180 thousand.

The warrant can be exercised gross for cash or by a cashless exercise, until the earlier of (1) May 2032, or (2) following the sale of all or substantially all the assets or shares of the Company, merger or any transaction or a series of transactions in which shareholders of the Company prior to the transaction will hold less than fifty (50%) of the voting and economic rights of the surviving entity after the transaction. If no such transaction shall occur by the end of the warrant’s term, it shall be automatically converted to shares by way of cashless exercise.

The warrant can be exercised by the Bank into the class of shares that shall be issued to investors pursuant to the terms of the SAFE agreement signed (see Note 5). If a Liquidity Event occurs, the warrant shall be exercisable into ordinary shares of the Company. The exercise price shall be the same as defined in the SAFE agreement, and number of shares received shall be determined by dividing the warrant amount ($180 thousand) by the exercise price.

For details regarding the accounting treatment and fair value of the warrant - see Note 2.I and Note 17.

The warrant was measured at fair value on each balance sheet date. Changes to the fair value of the warrant are recognized in profit and loss under finance expense (income).

B.      In parallel, the Company signed a loan agreement with the Bank, according to which the Company will be able to borrow an aggregated amount of up to $3,000 thousand until July 2023. The annual interest for any borrowed amount shall be 5.4% linked to the Secured Overnight Financing Rate (“SOFR”) term if the principal amount is denominated in USD, or Prime + 3.9% if the principal is denominated in NIS.

On May 30, 2022, the Company borrowed NIS 6,710 thousand (approximately $2,009 thousands) and $1,000 thousand according to the terms set forth in the loan agreement. The loans shall be repaid in monthly installments beginning on October 30 2023, and ending on February 28, 2026.

As of December 31, 2025, the required annual principal payments of this loan is $214 thousands in 2026.

On July 9, 2024, the Company borrowed an additional amount of NIS 1,500 (approximately $426 thousands) thousand, which was fully repaid on August 9, 2024.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 6 — Loans and warrants issued (cont.)

On March 26, 2025, the Company received a bridge loan from the Bank in the amount of $371 thousand. The loan bears interest of 11% per year and was fully repaid on April 3, 2025.

On June 24, 2025, the Company received a bridge loan from the Bank in the amount of $242 thousand. The loan bears interest of 11% per year and was fully repaid on July 15, 2025.

On December 2, 2025, the Company received a bridge loan from the Bank in the amount of $540 thousand. The loan bears interest of 10.75% per year and was repaid in two installments during December 2025.

C.     On July 2, 2025, the Company received a loan in the amount of $500 thousand. The loan bears interest of $50 thousand and will be repaid at the earlier of (i) closing of the Merger Agreement; (ii) closing of an equity financing of at least $3,000,000; (iii) December 31, 2025. In addition, the Company will issue to the lender, as fees, a total of 6,341 ordinary shares. If the loan remains unpaid in whole or in part after October 2, 2025, the Company shall issue additional 634 ordinary shares to the lender. If the loan remains unpaid in whole or in part after November 2, 2025, the Company shall issue additional 634 ordinary shares to the lender. On December 24, 2025, the loan was extended until the earlier of (i) closing of the Merger Agreement; (ii) closing of an equity financing of at least $3,000,000; (iii) March 31, 2026, with no additional consideration.

On November 13, 2025, the Company received a loan in the amount of $200 thousand. The loan bears interest of $20 thousand and will be repaid at the earlier of (i) closing of the Merger Agreement; (ii) closing of an equity financing of at least $3,000,000; (iii) March 31, 2026. In addition, the Company will issue to the lender, as fees, a total of 2,537 ordinary shares. If the loan remains unpaid in whole or in part after February 13, 2026, the Company shall issue additional 254 ordinary shares to the lender. If the loan remains unpaid in whole or in part after March 13, 2026, the Company shall issue additional 254 ordinary shares to the lender.

D.     On July 16, 2025, the Company received a $1,000 thousand senior unsecured promissory note from Alpha Capital Anstalt, bearing annual interest of 9%. The principal amount and all accrued but unpaid interest shall be due and payable on demand of the lender, but if not so demanded earlier, it will automatically convert into the same type of preferred stock that will be issued upon the closing of the PIPE financing and business combination with Trailblazer Merger Corporation I, while the accrued interest will be repaid in cash in accordance with the terms of the note.

On August 7, 2025, the Company received a $500 thousand senior unsecured promissory note from Alpha Capital Anstalt, bearing annual interest of 9%. The principal amount and all accrued but unpaid interest shall be due and payable on demand of the lender, but if not so demanded earlier, it will automatically convert into the same type of preferred stock that will be issued upon the closing of the PIPE financing and business combination with Trailblazer Merger Corporation I, while the accrued interest will be repaid in cash in accordance with the terms of the note.

On August 25, 2025, the Company received a $1,000 thousand senior unsecured promissory note from Alpha Capital Anstalt, bearing annual interest of 9%. The principal amount and all accrued but unpaid interest shall be due and payable on demand of the lender, but if not so demanded earlier, it will automatically convert into the same type of preferred stock that will be issued upon the closing of the PIPE financing and business combination with Trailblazer Merger Corporation I, while the accrued interest will be repaid in cash in accordance with the terms of the note.

E.      On October 1, 2025 and October 6, 2025, the Company received a $225 thousand and $775 thousand, respectively, promissory note from Alpha Capital Anstalt, bearing annual interest of 10%. The principal will be repaid with 50% of all gross revenues of the Company or proceeds from any financing, net of any reseller or broker fee, and the remaining unpaid principal will be repaid upon the earlier of the closing of the business combination with Trailblazer Merger Corporation I or March 30, 2026. The accrued interest will be repaid in cash in accordance with the terms of the note.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 6 — Loans and warrants issued (cont.)

On November 7, 2025, the Company received $500 thousand, respectively, promissory note from Alpha Capital Anstalt, bearing annual interest of 10%. The principal will be repaid with 50% of all gross revenues of the Company or proceeds from any financing, net of any reseller or broker fee, and the remaining unpaid principal will be repaid upon the earlier of the closing of the business combination with Trailblazer Merger Corporation I or March 30, 2026. The accrued interest will be repaid in cash in accordance with the terms of the note.

On November 20, 2025, the Company received $300 thousand, respectively, promissory note from Alpha Capital Anstalt, bearing annual interest of 10%. The principal will be repaid with 50% of all gross revenues of the Company or proceeds from any financing, net of any reseller or broker fee, and the remaining unpaid principal will be repaid upon the earlier of the closing of the business combination with Trailblazer Merger Corporation I or March 30, 2026. The accrued interest will be repaid in cash in accordance with the terms of the note.

On December 29, 2025, the Company received $400 thousand promissory note from Alpha Capital Anstalt, bearing annual interest of 10%. The principal will be repaid with 50% of all gross revenues of the Company or proceeds from any financing, net of any reseller or broker fee, and the remaining unpaid principal will be repaid upon the earlier of the closing of the business combination with Trailblazer Merger Corporation I or January 12, 2026. The accrued interest will be repaid in cash in accordance with the terms of the note. As of the date of these financial statements, this note was due but was not yet repaid.

Since the Company has no long-term debt, we are not presenting a breakdown of the required annual principal payments of long-term debt.

Note 7 — Convertible notes

On July 22, 2024, the Company entered into a Merger Agreement, see note 1.D.

In June 2024, the Company received an advance amount of $1,200 thousands as liability for issuance of convertible notes (the “Advance”). The Advance bore interest of 8% per year, accrued daily and was replaced with convertible notes as described below.

On July 22, 2024, as part of the Merger Agreement, Alpha Capital Anstalt, a Liechtenstein Anstalt, an affiliate of the Sponsor, provided the Company a loan in an aggregate amount of $3,400,000 in the form of convertible promissory notes (collectively, the “2024 Convertible Notes”) provided that the Company will have the ability to raise an additional $2,600,000 (for a total aggregate amount of $6,000,000).

During the period from June until December 2024, and as a part of the 2024 Convertible Notes described above, the Company entered into agreements with several investors for issuance of convertible notes, for a total consideration of approximately $6,000 thousand.

The Convertible Notes bear interest of 8% and shall be due and payable on the earlier of July 21, 2025, or the date of consummation of a Qualified Offering (as defined in the agreement).

In February 2025, the Company issued to Alpha Capital Anstalt, an affiliate of the Sponsor, a promissory note with a principal amount of $1,000,000. The full amount of principal was due on the earlier of (i) April 30, 2025 or (ii) one calendar day prior to the consummation of the Merger. Upon an event of default, which includes the Company’s failure to pay the principal amount when due and payable, Alpha Capital Anstalt can elect to exchange such promissory note for a convertible note that is identical to the 2024 Convertible Notes. Commencing 5 days after the occurrence of an event of default that results in the acceleration of the promissory note, interest shall accrue at a rate of 12% per annum or such lower maximum amount of interest permitted to be charged under applicable law. In December 2025, and since the promissory note was not repaid by then, Alpha Capital Anstalt and the Company signed an amendment to the promissory note, agreeing that it will be exchanged for a convertible note that is identical to the 2024 Convertible Notes.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 7 — Convertible notes (cont.)

On December 11, 2025 and December 18, 2025 the maturity dates of the 2024 Convertible Notes were extended to the earlier of March 31, 2026 or the date of a Qualified Offering.

The Convertible Notes are convertible in different scenarios, including in the event of a Qualified Offering that is a Merger (as defined in the agreement). The Convertible Notes can be converted in case of a Voluntary Conversion, in which the holders shall have the right, but not the obligation, at any time prior to the Maturity Date (as defined in the agreement), to convert any or all of the Company’s obligations represented by the Convertible Notes into a number of shares of Preferred Stock determined by dividing the Valuation Cap by the Company’s Fully-Diluted Capitalization as of such date (the “Conversion Price”). The Valuation Cap is defined as $30 million.

In case of a Merger, the Convertible Notes shall automatically convert into the Series B Preferred Stock of the Company immediately prior to the effective time of the Merger by dividing the Note’s principal amount by the Note’s Conversion Price.

In addition, in the event that, within 18 months following the closing date, the company issues any securities at an effective per-share price lower than the then-current Conversion Price of the preferred stock, the Conversion Price will be adjusted to that lower price, and the number of shares issuable upon conversion of the preferred stock will increase accordingly. This adjustment is subject to a floor, which will be the greater of (i) USD 0.10, or (ii) 20% of the closing bid price of the common stock on the date immediately preceding the Effective Date of the Merger.

The 2024 Convertible Notes are in the legal form of a debt and thus in the scope of ASC 470. The Company elected the fair value option for the 2024 Convertible Notes. Thus, the 2024 Convertible Notes are measured at fair value with subsequent changes recognized in the consolidated statement of operations.

In 2025, no changes in fair value were attributed to the Company’s own credit risk. The shares issuable upon the conversion of the Convertible Notes are not included in the diluted loss per share, as their effect is anti-dilutive. For details regarding the fair value measurement of the Convertible notes instruments — see Note 17.

Note 8 — Other Current Liabilities

	December 31, 2025	December 31, 2024
	USD thousands	USD thousands
Accrued expenses	476	615
IIA royalties	94	69
	570	684

Note 9 — Commitments and Contingent Liabilities

IIA grants

During 2018, the Company received approval from the Israel Innovation Authority (“IIA”) for its participation in 50% of the research and development costs of the Company based on a budget approved by the IIA in the amount of approximately $720 thousand (NIS 2.7 million), subject to the fulfillment of specified milestones, for the period from August 2018 till July 2019. As of December 31, 2020, the Company received the entire amount it was entitled to, of approximately $362 thousand (NIS 1.3 million).

During 2019, the Company received an approval from the Israel Innovation Authority (“IIA”) for its participation in 30% of the research and development costs of the Company based on a budget approved by the IIA in the amount of approximately $1,296 thousand (NIS 4.5 million), subject to the fulfillment of specified milestones, for the period from September 2019 till August 2020. As of December 31, 2021, the Company received the entire amount it was entitled to of approximately $357 thousand (NIS 1.2 million).

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 9 — Commitments and Contingent Liabilities (cont.)

The Company is committed to pay royalties to the IIA on proceeds from sale of products in the research and development of which the Government participates by way of grant. Under the terms of the Company’s funding from the Israeli Government, royalties of 3%-3.5% are payable on sales of products from projects so funded, up to 100% of the grant received by the Company, linked to the dollar with an additional interest of an annual rate based on LIBOR. In October 2023, it was published that the interest rate on the support grants will be replaced with the 12-month term SOFR published on the first trading day of each calendar year.

As of December 31, 2025, the total royalty amount that may be payable by the Company is approximately $411 thousands ($541 thousands including interest).

The Company recognized expenses for payment of royalties in the amount of $171 thousands and $144 thousands, respectively, for the year ended December 31, 2025 and 2024, respectively.

Note 10 — Redeemable Convertible Preferred Shares and Capital Deficiency

A.     General

The Company’s Ordinary Shares, par value NIS 0.01 each, confer to their holders the right to receive notice to participate and vote in general meetings of the Company and the right to receive dividends, if declared.

The Company’s Redeemable Convertible Preferred Shares, par value NIS 0.01 each, confer to their holders the same rights as the Ordinary Shares and additional rights as set forth in the article of association.

	December 31, 2025		December 31, 2024		Carrying amount		Liquidation Preference
	Registered	Issued and Outstanding	Registered	Issued and Outstanding	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Ordinary Shares	7,192,608	836,512	8,796,571	651,571
Preferred A Shares	416,389	324,202	416,389	324,202	3,802	3,802	4,980	4,743
Preferred A-1 Shares	190,984	190,984	190,984	190,984	1,700	1,700	2,200	2,095
Preferred A-2 Shares	430,806	223,489	430,806	223,489	3,593	3,593	4,118	3,922
Preferred A-3 Shares	165,250	165,250	165,250	165,250	2,685	2,685	2,436	2,320
Preferred B Shares	800,000	—	—	—	—	—	—	—
Preferred C Shares	733,452	165,633	—	—	2,431	—	2,600	—
Preferred C-1 Shares	70,511	67,368	—	—	1,057	—	846	—
Total					15,268	11,780	17,180	13,080

The rights deriving from the Company’s Redeemable Convertible Preferred Shares A, A-1, A-2, A-3, B, C and C-1 grant standard voting rights for the holders of Redeemable Convertible Preferred Shares, together with the holders of Ordinary Shares. There are certain veto rights to the holders of Redeemable Convertible Preferred Shares based on regular majority threshold, as set forth in the Company’s articles of association.

The holders of Redeemable Convertible Preferred Shares have a preference to receive proceeds in the event of a distribution of dividends, liquidation, dissolution or winding up of the Company, a merger or consolidation of the Company in which its shareholders do not retain a majority of the voting power in the surviving entity, or a sale (or the commercial equivalent thereof, including an exclusive, long-term license) of all or substantially all the Company’s assets or share capital (a “Liquidation Event”), as follows: (i) first, the holders of the Series B Redeemable Convertible Preferred Shares and Series C Redeemable Convertible Preferred Shares will be entitled to receive, on a pari passu, pro rata basis, as applicable, a per share amount equal to the original price they have paid for each of their shares, plus an amount equal to all accrued but unpaid dividends thereon less any dividends and distributable proceeds of any kind previously paid in preference on such shares ; provided, however, that notwithstanding the above, in the event that the Closing of the Merger (both as defined in the Merger Agreement) does not take place within twelve (12) months of the Series C Closing, solely with respect to this subsection (i), the applicable original issue price of the holders of Series C Preferred Shares shall be deemed to be multiplied by 1.7. In the event that the distributable proceeds in such a Liquidation Event shall be insufficient to make payment of such an amount, all such distributable proceeds shall be distributed among the holders of Series B Redeemable Convertible Preferred Shares and Series C Redeemable Convertible Preferred Shares in proportion to their holdings in the Company; (ii) second, the holders of Series A-2 Redeemable Convertible Preferred Shares and Series A-3 Redeemable

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 10 — Redeemable Convertible Preferred Shares and Capital Deficiency (cont.)

Convertible Preferred Shares shall be entitled to receive, on a pari passu, pro rata basis, as applicable, a per share amount equal to the original price they have paid for each of their shares, plus an amount equal to all accrued but unpaid dividends, and Preferred Dividends (as defined below) thereon less any dividends, Preferred Dividends and distributable proceeds of any kind previously paid in preference on such shares. In the event that after payment in full to the holders of Series B Redeemable Convertible Preferred Shares and Series C Redeemable Convertible Preferred Shares, as set forth above, the remaining distributable proceeds in such a Liquidation Event shall be insufficient to make payment of such an amount, all such distributable proceeds shall be distributed among the holders of Series A-2 Redeemable Convertible Preferred Shares and Series A-3 Redeemable Convertible Preferred Shares in proportion to their holdings in the Company; (iii) third, after the payment in full to the holders of Series B Redeemable Convertible Preferred Shares, Series C Redeemable Convertible Preferred Shares, Series A-2 Redeemable Convertible Preferred Shares and the Series A-3 Redeemable Convertible Preferred Shares, the same mechanism set forth in subsection (ii), with necessary adjustments shall apply to the holders of Series A Redeemable Convertible Preferred Shares and Series A-1 Redeemable Convertible Preferred Shares; and (iv) fourth, after the payment in full to the holders of Series A Redeemable Convertible Preferred Shares, Series A-1 Redeemable Convertible Preferred Shares, Series A-2 Redeemable Convertible Preferred Shares, Series A-3 Redeemable Convertible Preferred Shares, Series B Redeemable Convertible Preferred Shares and Series C Redeemable Convertible Preferred Shares, any remaining proceeds from such a Liquidation Event, shall be distributed pro rate among the holders of the Ordinary Shares. If the holders of Redeemable Convertible Preferred Shares would receive larger proceeds by converting to Ordinary Shares in a Liquidation Event, they shall be entitled to the amount they would have received had the conversion occurred immediately before the Liquidation Event, without actually converting the shares.

The Redeemable Convertible Preferred Shares, except for Series B Redeemable Convertible Preferred Shares and Series C Redeemable Convertible Preferred Shares, entitle their holders the right, in preference to all other holders of equity securities (including Ordinary Shares), to receive for each Preferred Share (excluding the Series B Redeemable Convertible Preferred Shares and the Series C Redeemable Convertible Preferred Shares) an annual cumulative dividend of 5% per annum, compounded annually, on each Share’s original issue price, as applicable (the “Preferred Dividends”). Any unpaid Preferred Dividend (or a portion thereof)at the end of each fiscal year will continue to accrue with interest until paid.

Each Redeemable Convertible Preferred Share may be converted to an Ordinary Share, subject to the standard adjustment mechanism set forth in the Company’s articles of association.

The Redeemable Convertible Preferred Shares has anti-dilution rights based on standard broad based weighted average calculation in the event of share issuance in a lower price per share than the price that was actually paid for each such share of the Company, with standard exceptions, as set forth in the Company’s articles of association.

Some of the Company’s shareholders have some additional standard rights that are deriving from their holdings of the shares of the Company, such as preemptive rights, right of first refusal, and co-sale right, all as set forth in the Company’s articles of association.

B.     Issuance of Share Capital

In June and September 2023, the Company entered into a Series A-2 Redeemable Convertible Preferred Share Purchase Agreement with several investors for a total consideration of approximately $3,593 thousand, net of issuance costs, and issued 223,489 Redeemable Convertible preferred A-2 Shares, nominal value NIS 0.01 each.

In parallel to the execution of the Series A-2 investment, the then outstanding SAFE amount was automatically converted into 165,250 Series A-3 Redeemable Convertible Preferred Shares, nominal value NIS 0.01 each.

In May 2025, the Company entered into a Series C Redeemable Convertible Preferred Share Purchase Agreement with several investors for a total consideration of approximately $2,600 thousand, net of issuance costs, and issued 165,633 Redeemable Convertible preferred C Shares, nominal value NIS 0.01 each.

In parallel to the execution of the Series C investment, the then outstanding SAFE amount was automatically converted into 67,368 Series C-1 Redeemable Convertible Preferred Shares, nominal value NIS 0.01 each.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 10 — Redeemable Convertible Preferred Shares and Capital Deficiency (cont.)

C.     Share Based Compensation

In June 2020, the Company adopted the ‘2020 Share Option Plan’ (“ESOP”) for the Company’s officers, directors, employees, consultants and other service providers. The number of options reserved under the ESOP is 391,029 as of December 31, 2025.

Options granted under the ESOP expire on the earlier of: (1) 10 years from the date of grant; or (2) 90 days after termination of employment or engagement with the Company, as applicable. The options generally vest over a period of 2 to 4 years.

Grants to employees are made in accordance with the Plan and for Israeli employees, are carried out within the provisions of Section 102 of the Israel Income Tax Ordinance, under the capital gains track described in subsection (b)(2) of Section 102. In accordance with such track selected by the Company and the provisions associated with it, the Company is not entitled to claim a tax deduction for the employee benefits.

The stock-based expense recognized in the financial statements for services received is related to Research and Development, Sales and Marketing and General and Administrative expenses as shown in the following table:

	Year ended December 31, 2025	Year ended December 31, 2024
	USD thousands	USD thousands
Stock-based compensation expense – Research and development	1,094	577
Stock-based compensation expense – sales and marketing	555	51
Stock-based compensation expense – general and administrative	1,375	923
	3,024	1,551

The fair value of each option award is estimated on the date of grant using the Black and Scholes option-pricing model that used the assumptions in the following table.

The risk-free interest rate for grants is based on the yield from US treasury zero-coupon bonds with an equivalent term.

The Company has historically not paid dividends and has no foreseeable plans to pay dividends.

	Granted in 2025	Granted in 2024
Dividend yield	0	0
Expected volatility(1)	62.27% – 63.01%	59.33% – 61.60%
Risk-free interest (%)	4.65 – 4.76	4.69 – 4.70
Expected term(2)	5 – 7 years	5 – 7 years
Exercise price ($)	0.57 – 27.19	0.57 – 10.62
Total fair value at the grant date (USD thousands)	4,617	1,268
Weighted average fair value at the grant date	$27.47	$17.89

Assumptions regarding the price of the underlying shares:
Probability of an IPO	90%	40%
Expected time to IPO (years)	0.5	1
Probability of liquidation event	10%	60%
Expected time to liquidation (years)	3	3

____________

(1)      The annual expected volatility was applied, based on the average historical volatility of comparable companies for a period equal to the expected period, as of the valuation date.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 10 — Redeemable Convertible Preferred Shares and Capital Deficiency (cont.)

(2)      Expected term (years) — represents the period that the Company’s options granted are expected to be outstanding. There is not sufficient historical share exercise data to calculate the expected term of the share options. Therefore, the Company elected to utilize the simplified method to value option grants. Under this approach, the weighted-average expected life is presumed to be the average of the shortest vesting term and the contractual term of the option.

A summary of the Company’s share option plan activity is as follows:

	Year ended December 31, 2025
	Number of options	Weighted average exercise price (USD)	Aggregate Intrinsic Value (USD thousands)
Outstanding at beginning of year	324,353	1.59
Granted	192,800	8.61	5,438
Forfeited and expired	(35,148)	6.31
Exercised	(175,049)	0.02	3,931
Outstanding at end of year	306,956	6.35	9,351
Exercisable at end of year	174,699	5.41	5,486
	Year ended December 31, 2025	Year ended December 31, 2024
Weighted average remaining contractual term (years) of outstanding grants	8.17	8.38
Weighted average remaining contractual term (years) of exercisable grants	7.61	8.17
Aggregate Intrinsic Value, outstanding (USD thousands)	9,351	8,394
Aggregate Intrinsic Value, exercisable (USD thousands)	5,486	5,742

As of December 31, 2025, the total compensation cost related to non-vested awards not yet recognized was approximately $1,306 thousands, which is expected to be recognized over a period of up to 3.25 years.

During the second quarter of 2024, the Company issued warrants to finders. As those warrants can be converted to the Company’s preferred shares, which are included under “Redeemable Convertible Preferred Shares” on the Company’s balance sheet for December 2024, and are not included in the Company’s shareholders equity, the Company concluded that the warrants should also be classified in the temporary equity. The warrants are recognized as a share-based payment under ASC 718.

Note 11 — Segment Information

The Company operates as a single operating segment and addresses the threat of fake news for brands and the public sector and provide a software which identifies bad actors online and mitigates the threat in real-time. The company’s CODM is its Chief Executive Officer (CEO). The CODM reviews the Company’s performance on a consolidated basis. The CODM evaluates the Company’s performance and allocates resources by reviewing financial metrics like budget versus actual results and expenditures, as well as cash balances. This enables strategic adjustments to support operational and financial goals. As such, the segment’s loss is the Company’s consolidated net loss and the segment’s assets are the Company’s consolidated cash and cash equivalents.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 11 — Segment Information (cont.)

Segment disclosures

The CODM reviews the Company’s results on a consolidated basis. As such, information on segment loss and significant expenses is similar to the Company’s consolidated statements of operations. The CODM is also regularly provided with information on significant expenses and cash and cash equivalents balances, as follow:

	Year ended December 31 2025	Year ended December 31 2024
	USD thousands	USD thousands
Revenues	5,707	4,155
Less:
Cost of revenues	866	782
R&D expenses – excluding stock based compensation expenses	5,800	4,076
S&M expenses – excluding stock based compensation expenses	5,141	3,265
G&A expenses – excluding stock-based compensation expenses	2,846	3,679
Stock based compensation expenses	3,024	1,551
Operating loss	11,970	9,198

Interest expense	493	216
Other financial expenses	335	6,182
Taxes on Income	21	14
Net loss	12,819	15,610

Cash and cash equivalents	294	927

Note 12 — Revenues

Revenues per geographical locations:

The Company operates globally and generates revenues from a diversified customer base across various geographical regions. Revenue is attributed to regions based on the Company’s selling entity to customers and resellers, as follows:

	Year ended December 31 2025	Year ended December 31 2024
	USD thousands	USD thousands
USA	1,104	1,990
Israel	4,603	2,165
Total Revenue	5,707	4,155

Contract Assets and Liabilities

The following table provides information about accounts receivables and contract liabilities from contracts with customers:

	Year ended December 31 2025	Year ended December 31 2024
	USD thousands	USD thousands
Accounts receivables	269	113
Contract liabilities (deferred revenues) – short term	2,816	2,423
Contract liabilities (deferred revenues) – long term	115	362

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 12 — Revenues (cont.)

For the year ended December 31, 2025, the Company recognized revenues in the following amounts from 2 single external customers: $593, $997 thousands. For the year ended December 31, 2024, the Company recognized revenues in the following amounts from 5 single external customers: $436, $455, $434, $447, $450 thousands.

Note 13 — Research and Development Expenses

	Year ended December 31 2025	Year ended December 31 2024
	USD thousands	USD thousands
Salaries and related expenses	4,905	3,227
Share based payments	1,094	577
Software and storage	559	410
Consultants	26	76
Rent and office maintenance	292	345
Other	18	18
	6,894	4,653

Note 14 — Sales and Marketing Expenses

	Year ended December 31 2025	Year ended December 31 2024
	USD thousands	USD thousands
Salaries and related expenses	3,535	2,443
Share based payments	555	51
Consultants	540	336
Travel and Conferences	412	162
Rent and office maintenance	116	—
Other	538	324
	5,696	3,316

Note 15 — General and Administrative Expenses

	Year ended December 31 2025	Year ended December 31 2024
	USD thousands	USD thousands
Salaries and related expenses	1,359	663
Share based payments	1,375	923
Professional services	1,129	2,781
Travel	111	83
Other	247	152
	4,221	4,602

Note 16 — Finance Expense

	Year ended December 31 2025	Year ended December 31 2024
	USD thousands	USD thousands
Interest expenses	493	216
Bank fees	29	10
Revaluation of financial liabilities measured at fair value	125	6,149
Exchange rate differences	181	23
	828	6,398

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 17 — Financial Instruments

The following table sets forth the Company’s financial assets and liabilities that are measured at fair value, on a recurring basis:

	December 31, 2025 Fair value hierarchy
	Level 1	Level 2	Level 3	Total
	USD thousands	USD thousands	USD thousands	USD thousands
Financial liabilities
Liability for future equity (SAFE)	—	—	—	—
Convertible notes	—	—	12,869	12,869
Warrants liability	—	—	370	370
Total	—	—	13,239	13,239
	December 31, 2024 Fair value hierarchy
	Level 1	Level 2	Level 3	Total
	USD thousands	USD thousands	USD thousands	USD thousands
Financial liabilities
Liability for future equity (SAFE)	—	—	1,206	1,206
Convertible notes	—	—	11,649	11,649
Warrants liability	—	—	244	244
Total	—	—	13,099	13,099

2024 Simple Agreement for Future Equity

The fair value of the SAFE was based on significant inputs not observable in the market, which cause the instrument to be classified as a Level 3 measurement with the fair value hierarchy.

The SAFE were valued using a probability weighted expected return method (“PWERM”) valuation approach of two liquidation scenarios as follow: (1) a distribution in case of an IPO scenario, including a merger with a SPAC, with 90% probability, in which the Company’s capital will convert to common stocks and will be distributed at a price per stock equal to the Company value on the date of the IPO, divided by the total number of stocks and (2) a distribution in case of an M&A scenario, with 10% probability, in which the total consideration will be distributed in accordance with the Liquidation Preferences and SAFE terms of each class of the stocks. For the IPO scenario the valuation based on the management’s assumption for the Company’s equity value, and discounted the equity value by the Company’s WACC of 22%. For the M&A scenario, the valuation used the Monte Carlo simulation.

On April 24, 2025, upon the issuance of series C redeemable convertible preferred shares, the total Purchase Amount of the SAFEs was converted to 67,368 of series C-1 redeemable convertible preferred shares.

The change in the fair value of the SAFE was measured utilizing Level 3 inputs for the years ended December 31, 2024 and 2025, is summarized below:

USD thousands
SAFE liability at December 31, 2024	$1,206
Change in fair value of SAFE liability	(149)
Conversion of SAFE	(1,057)
SAFE liability at December 31, 2025	$—

Warrant liability

The fair value of the warrant liability was determined based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 17 — Financial Instruments (cont.)

In 2024 and 2025, the warrants were valued using a probability weighted expected return method (“PWERM”) valuation approach of two liquidation scenarios as follow: (1) a distribution in case of an IPO scenario, including a merger with a SPAC, with 95% and 90% probability, respectively, as of December 31, 2025 and 2024, in which the Company’s capital will convert to common stocks and will be distributed at a price per stock equal to the Company value on the date of the IPO, divided by the total number of stocks and (2) a distribution in case of an M&A scenario, with 5% and 10% probability, respectively, as of December 31, 2025 and 2024, in which the total consideration will be distributed in accordance with the Liquidation Preferences and SAFE terms of each class of the stocks. For the IPO scenario the valuation based on the management’s assumption for the Company’s equity value, and discounted the equity value by the Company WACC of 25%. For the M&A scenario, the valuation used the Monte Carlo simulation. The Monte Carlo simulation included the following inputs:

	December 31, 2025	December 31, 2024
Expected term	3 years	3 years
Expected volatility	53.56%	59.44%
Risk-free interest rate	3.63%	4.42%
Expected dividend yield	0%	0%

The change in the fair value of the warrant liability measured utilizing Level 3 inputs is summarized below:

USD thousands
Warrant liability at December 31, 2024	244
Change in fair value of warrant liability	126
Warrant liability at December 31, 2025	$370

Convertible notes

The fair value of the 2024 Convertible Notes was based on significant inputs not observable in the market, which cause the instrument to be classified as a Level 3 measurement with the fair value hierarchy.

The 2024 Convertible Notes were valued using a probability weighted expected return method (“PWERM”) valuation approach of two liquidation scenarios as follow: (1) a distribution in case of an IPO scenario, including a merger with a SPAC, with 95% and 90% probability, respectively, as of December 31, 2025 and 2024, in which the Company’s capital will convert to common stocks and will be distributed at a price per stock equal to the Company value on the date of the IPO, divided by the total number of stocks and (2) a distribution in case of an M&A scenario, with 5% and 10% probability, respectively, as of December 31, 2025 and 2024, in which the total consideration will be distributed in accordance with the Liquidation Preferences and SAFE terms of each class of the stocks. For the IPO scenario, the valuation was based on the management’s assumption for the Company’s equity value, and discounted the equity value by the Company’s WACC of 25%. For the M&A scenario, the valuation used the Monte Carlo simulation. The Monte Carlo simulation included the following inputs:

	December 31, 2025	December 31, 2024
Expected term	3 years	3 years
Expected volatility	53.56%	59.44%
Risk-free interest rate	3.63%	4.42%
Expected dividend yield	0%	0%

The change in the fair value of the of the Convertible Notes measured utilizing Level 3 inputs is summarized below:

USD thousands
Convertible notes liability at December 31, 2024	11,649
Additional amount received	1,072
Change in fair value of convertible notes liability	148
Convertible notes liability at December 31, 2025	$12,869

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 17 — Financial Instruments (cont.)

The fair value of the Company’s loan to the Bank (see note 6.B) for disclosure purposes was estimated based on the discounted future cash flows, using the Company’s current borrowing rate for a similar loan. The fair value was $184 thousands and $1,326 thousands as of December 31, 2025 and 2024, respectively.

Note 18 — Income Taxes

A.     The corporate Israeli tax rate is 23%.

B.     The U.S. Federal income tax rate is 21%.

C.     The Company has final tax assessments for all years up to and including the tax year ended December 31, 2020.
The subsidiary has final tax assessments for all years up to and including the tax year ended December 31, 2021.

D.     As of December 31, 2025 and 2024, the Company has accumulated carryforward net operating losses in Israel, amounting to approximately NIS 97,101 thousand (approximately $30,439 thousand) and NIS 73,186 thousand (approximately $20,066 thousand), respectively.

E.     The Technological Enterprise Incentives Regime (Amendment 73 to the Investments Law):

The Israeli Law for Encouragement of Capital Investments, 1959 (the “Investments Law”) and Amendment 73 to the Law effective from January 1, 2017, introduced a benefit regime for “Preferred Technology Enterprises” (“PTE”), granting a 12% tax rate in central Israel on income deriving from benefited intangible assets, subject to a number of conditions being fulfilled, including a minimal amount or ratio of annual research and development expenditure and research and development employees, as well as having at least 25% of annual income derived from exports to large markets. PTE is defined as an enterprise which meets the aforementioned conditions and for which total consolidated revenues of its parent company and all subsidiaries are less than NIS 10 billion.
The Company believes it qualifies as a Preferred Technology Enterprise and accordingly is eligible for a tax rate of 12% on its qualifying preferred technology income, as defined in such regulations. The Company expects that it will continue to qualify as a Preferred Technology Enterprise in subsequent tax years. Income not eligible for Preferred Enterprise or Preferred Technology Enterprise benefits is taxed at the regular corporate tax rate, which remains 23%.

F.      Deferred taxes:

Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

	December 31, 2025	December 31, 2024
	USD thousands	USD thousands
Deferred tax assets:
Operating loss carryforwards	3,653	2,408
Accruals	55	46
Research and development expenses	664	452
Lease liability	57	69
Total deferred tax assets	4,429	2,975

Deferred tax liabilities:
ROU asset	(57)	(68)
Total deferred tax liabilities	(57)	(68)
Valuation allowance	(4,372)	(2,907)
Net deferred tax assets after valuation allowance	—	—

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 18 — Income Taxes (cont.)

The Company has provided a valuation allowance for the full amount of its deferred tax assets since realization of these future benefits was not sufficiently assured as of December 31, 2025 and 2024. Should the Company achieve profitability, these deferred tax assets may be available to offset future income tax liabilities and expense.

Roll forward of valuation allowance:

The following table presents the reconciliation of the beginning and ending valuation allowance:

USD thousands
Balance as of December 31, 2023	(1,975)
Additions	(932)
Balance as of December 31, 2024	(2,907)
Additions	(1,465)
Balance as of December 31, 2025	(4,372)

G.     Theoretical tax

The following presents the adjustment between the theoretical income tax benefit that would result from applying the corporate Israeli tax rate to loss before income taxes amount and the reported tax on income included in the financial statements:

	December 31, 2025	December 31, 2024
	USD thousands	USD thousands
Loss before income taxes	(12,798)	(15,596)
Statutory income tax rate	23%	23%
Computed “expected” income tax benefit	(2,944)	(3,587)
Foreign tax rate differences	(1)	(1)
Reduced taxes on preferred enterprises	1,228	1,702
Non deductible share-based compensation	358	185
Exchange rate differences	(103)	41
Nondeductible expenses	12	742
Other	6	—
Change in valuation allowance	1,465	932
Tax on income	21	14

Note 19 — Leases

A.     Information regarding material lease agreements

On November 29, 2021, the Company entered into an office operating lease agreement in Tel Aviv starting January 1, 2022 for a period of one year. Monthly lease payments according to the lease are approximately $7 thousand, linked to the Israeli Consumer Price Index (“CPI”). On November 2022, the Company entered into an operating lease agreement for an additional office space at the same building for a period of one year, with monthly lease payments of approximately $5 thousand, linked to the CPI. Both agreements were extended several times for an additional period of one year- the first agreement ended in January 2025 and the second ended in October 2024. In June 2024, the Company entered into an operating lease agreement for an additional office space at the same building for a period of 15 months.

On November 1, 2024, the Company entered into an office operating lease agreement starting November 1, 2024 for a period of 2 years. Monthly lease payments according to the lease are approximately $18 thousand, linked to the Israeli Consumer Price Index (“CPI”). This lease agreement represents a modification of the previous lease and supersedes and terminates the previous lease agreements regarding the Company’s offices in Israel.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 19 — Leases (cont.)

The Company has the option to extend its lease agreement. In measuring the lease liability and the right-of-use asset, the Company took into account this option, since this option is reasonably certain to be exercised.

In February 2024, the Company entered into a lease of offices in New-York for a period shorter than 1 year, and has elected the short-term lease recognition exemption provided by ASC 842. The monthly lease payment is approximately $5 thousands. As a result, leases with a term of 12 months or less are not recorded on the balance sheet. Instead, lease payments for these short-term leases, are recognized as an expense on a straight-line basis over the lease term.

On November 6, 2024, the company entered into a car leasing agreement starting November 18, 2024 for a period of 3 years. Monthly lease payments according to the lease are approximately $1 thousand, linked to the Israeli Consumer Price Index (“CPI”).

On January 31, 2025, the company entered into a car leasing agreement starting January 31, 2025 for a period of 3 years. Monthly lease payments according to the lease are approximately $1 thousand, linked to the Israeli Consumer Price Index (“CPI”).

On April 30, 2025, the Company entered into a new lease of offices in New York for a period of two years. Monthly lease payments according to the lease are approximately $11 thousand.

B.     Right-of-use asset and lease liability balances

	Year ended December 31, 2025	Year ended December 31, 2024
	USD thousands	USD thousands
Right of use asset	575	551
Lease liability	648	579

C.     Lease liability

Maturity analysis of the Company’s lease liability:

	December 31, 2025	December 31, 2024
	USD thousands	USD thousands
Less than one year	380	190
One to two years	268	206
Two to three years	—	183
Total	648	579

D.     Supplemental information related to operating leases:

	Year ended December 31, 2025	Year ended December 31, 2024
	USD thousands	USD thousands
Operating cash flows paid for operating leases	356	138
Weighted average of remaining lease term	20.54 months	36 months
Weighted average of discount rate	8.54%	9.56%

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 20 — Loss per Share

The Company computes net loss per share using the two-class method required for participating securities. The two-class method requires income available to ordinary shareholders for the period to be allocated between ordinary shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company considers its redeemable convertible preferred shares and redeemable preferred shares to be participating securities as the holders of the redeemable convertible preferred shares would be entitled to dividends that would be distributed to the holders of ordinary shares, on a pro-rata basis assuming conversion of all redeemable convertible preferred shares into ordinary shares. These participating securities do not contractually require the holders of such shares to participate in the Company’s losses. As such, net loss for the periods presented was not allocated to the Company’s participating securities.

The Company’s basic net loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding for the period, without consideration of potentially dilutive securities. The diluted net loss per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. Diluted net loss per share is the same as basic net loss per share in periods when the effects of potentially dilutive shares of ordinary shares are anti-dilutive.

Basic and diluted net loss per share attributable to common stockholders was calculated as follows:

	Year ended December 31, 2025	Year ended December 31, 2024
Net loss	(12,819)	(15,610)
Deduct redeemable convertible preferred stock cumulative dividend	(687)	(570)
Net loss attributable to ordinary shareholders	(13,506)	(16,180)
Weighted average number of ordinary shares (thousands of shares), basic and diluted	745,257	748,188
Net loss per share attributable to ordinary shareholders, basic and diluted	(18.12)	(21.62)

In computing diluted loss per share for the years ended December 31, 2025 and 2024, no account was taken of the potential dilution that could occur upon the exercise of warrants, options granted under employee stock compensation plans, and contingently issuable shares as well as the impact of the SAFE, Convertible notes and redeemable convertible preferred shares, amounting to 2,049,803 and 1,151,587 shares outstanding, as of December 31, 2025 and 2024, respectively, since they had an anti-dilutive effect on net loss per share.

Note 21 — Subsequent Events

A.     On January 8, 2026, the Company received $200 thousand promissory note from Alpha Capital Anstalt, bearing annual interest of 10%. The principal will be repaid with 50% of all gross revenues of the Company or proceeds from any financing, net of any reseller or broker fee, and the remaining unpaid principal will be repaid upon the earlier of the closing of the business combination with Trailblazer Merger Corporation I or January 22, 2026. The accrued interest will be repaid in cash in accordance with the terms of the note. As of the date of these financial statements, this note was due but was not yet repaid.

B.      On February 5, 2026, the Company received $1,000 thousand promissory note from Alpha Capital Anstalt, bearing annual interest of 10%. The principal will be repaid with 50% of all gross revenues of the Company or proceeds from any financing, net of any reseller or broker fee, and the remaining unpaid principal will be repaid upon the earlier of the closing of the business combination with Trailblazer Merger Corporation I or February 18, 2026. The accrued interest will be repaid in cash in accordance with the terms of the note. As of the date of these financial statements, this note was due but was not yet repaid.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 21 — Subsequent Events (cont.)

C.     On January 14, 2026, the Company received a bridge loan from the Bank in the amount of $524 thousand. The loan bears interest of 10.50% per year and was repaid on January 31, 2026.

D.     On February 5, 2026, Holdings entered into additional subscription agreements with certain investors providing for an additional $2.0 million private placement investment in Holdings. Such additional PIPE investment was entered into on substantially the same terms as the previously disclosed $6.0 million PIPE financing. As a result of the Additional PIPE Investment, the total committed PIPE financing has been increased to $8.0 million.

E.      On February 10, 2026, the board of directors of the Company approved a grant of a total of 18,200 options to the Company’s employees.

F.      On March 2, 2026, the Company received a bridge loan from the Bank in the amount of $131 thousand. The loan bears interest of 10.50% per year and will be repaid on March 16, 2026. The loan was repaid and received again, bearing an interest of 11% per year, and will be repaid on March 26, 2026.

G.     On March 9, 2026, the Company received $450 thousand promissory note from Alpha Capital Anstalt, bearing annual interest of 10%. The principal will be repaid with 50% of all gross revenues of the Company or proceeds from any financing, net of any reseller or broker fee, and the remaining unpaid principal will be repaid upon the earlier of the closing of the business combination with Trailblazer Merger Corporation I or March 19, 2026. The accrued interest will be repaid in cash in accordance with the terms of the note.

H.     On March 13, 2026, the Company received $350 thousand promissory note from Alpha Capital Anstalt, bearing annual interest of 10%. The principal will be repaid with 50% of all gross revenues of the Company or proceeds from any financing, net of any reseller or broker fee, and the remaining unpaid principal will be repaid upon the earlier of the closing of the business combination with Trailblazer Merger Corporation I or March 27, 2026. The accrued interest will be repaid in cash in accordance with the terms of the note.

Cyabra, Inc.
(f/k/a/ Trailblazer Holdings, Inc.)

Up to 14,042,892 Shares of Common Stock

_________________

PROSPECTUS

_________________

March 27, 2026